Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

AMBIPAR EMERGENCY RESPONSE,

AMBIPAR MERGER SUB,

EMERGÊNCIA PARTICIPAÇÕES S.A.,

HPX CORP.

and

AMBIPAR PARTICIPAÇÕES E EMPREENDIMENTOS S.A.

dated as of July 5, 2022

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY, COMPANY SHAREHOLDER, MERGER SUB AND NEW PUBCO

4.1.	Organization and Qualification	37
4.2.	New PubCo and Merger Sub	37
4.3.	Company Subsidiaries	38
4.4.	Capitalization of the Group Companies	39
4.5.	Authority Relative to this Agreement	40
4.6.	No Conflict; Required Filings and Consents	41
4.7.	Compliance; Approvals	42
4.8.	Financial Statements	42
4.9.	No Undisclosed Liabilities	43
4.10.	Absence of Certain Changes or Events	43
4.11.	Litigation	44
4.12.	Employee Benefits Plans	44
4.13.	Labor Matters	47
4.14.	Real Property; Tangible Property	49
4.15.	Taxes	50
4.16.	Environmental Matters	53
4.17.	Brokers; Third Party Expenses	54
4.18.	Intellectual Property	54
4.19.	Privacy	57
4.20.	Agreements, Contracts and Commitments	58
4.21.	Insurance	60
4.22.	Interested Party Transactions	61
4.23.	Information Supplied	61
4.24.	Anti-Bribery; Anti-Corruption	62
4.25.	International Trade; Sanctions; Anti-Money Laundering Laws	63
4.26.	Customers and Suppliers	64
4.27.	Board Approval; Vote Required	64
4.28.	Business Activities	64
4.29.	PIPE Investment Amount	64
4.30.	Company Shareholder PIPE Investment	65
4.31.	Disclaimer of Other Warranties	66

ii

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC

5.1.	Organization and Qualification	67
5.2.	Capitalization	67
5.3.	Authority Relative to this Agreement	68
5.4.	No Conflict; Required Filings and Consents	68
5.5.	Compliance; Approvals	69
5.6.	SPAC SEC Reports and Financial Statements	70
5.7.	Absence of Certain Changes or Events	71
5.8.	Litigation	71
5.9.	Business Activities	71
5.10.	SPAC Material Contracts	72
5.11.	SPAC Listing	72
5.12.	PIPE Investment Amount	72
5.13.	Trust Account	73
5.14.	Taxes	74
5.15.	Information Supplied	75
5.16.	Employees; Benefit Plans	76
5.17.	Board Approval; Shareholder Vote	76
5.18.	Affiliate Transactions	76
5.19.	Brokers	76
5.20.	Disclaimer of Other Warranties	77

ARTICLE VI

CONDUCT PRIOR TO THE CLOSING DATE

6.1.	Conduct of Business by the Company, the Company Subsidiaries	78
6.2.	Conduct of Business by SPAC	81
6.3.	Requests for Consent	83

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1.	Proxy Statement/Registration Statement; Special Meeting; Shareholder Approval	84
7.2.	Certain Regulatory Matters	87
7.3.	Other Filings; Press Release	88
7.4.	Confidentiality; Communications Plan; Access to Information	88

iii

7.5.	Commercially Reasonable Efforts	90
7.6.	No SPAC Securities Transactions	90
7.7.	No Claim Against Trust Account	91
7.8.	Disclosure of Certain Matters	91
7.9.	Securities Listing	91
7.10.	No Solicitation	91
7.11.	Trust Account	92
7.12.	Director and Officer Matters	93
7.13.	Tax Matters	95
7.14.	Subscription Agreements and Company Shareholder Subscription Agreement	96
7.15.	Qualification as a Foreign Private Issuer	97
7.16.	Qualification as an Emerging Growth Company	97
7.17.	New PubCo Board	97
7.18.	New PubCo Equity Plan	97
7.19.	Financial Statements; Other Financial Information	98
7.20.	Company and SPAC Transaction Expenses	99
7.21.	Company Shareholder Approval	99
7.22.	Transaction Litigation	100
7.23.	Cost Sharing Agreement	100
7.24.	Amendments to Cost Sharing Agreement	100
7.25.	Notice to Minority Shareholders	100
7.26.	Additional Extension	100
7.27.	Related Party Transactions Policy	101

ARTICLE VIII

CONDITIONS TO THE TRANSACTION

8.1.	Conditions to Obligations of Each Party’s Obligations	101
8.2.	Additional Conditions to Obligations of the Company	102
8.3.	Additional Conditions to the Obligations of SPAC	103
8.4.	Notice to SPAC Shareholders Delivering Written Objection	104

ARTICLE IX

TERMINATION

9.1.	Termination	104
9.2.	Notice of Termination; Effect of Termination	106

iv

ARTICLE X

NO SURVIVAL

10.1.	No Survival	106

ARTICLE XI

GENERAL PROVISIONS

11.1.	Notices	106
11.2.	Interpretation	108
11.3.	Counterparts; Electronic Delivery	109
11.4.	Entire Agreement; Third Party Beneficiaries	109
11.5.	Severability	109
11.6.	Other Remedies; Specific Performance	109
11.7.	Governing Law	110
11.8.	Consent to Jurisdiction; Waiver of Jury Trial	110
11.9.	Rules of Construction	111
11.10.	Expenses	111
11.11.	Assignment	111
11.12.	Amendment	111
11.13.	Extension; Waiver	112
11.14.	No Recourse	112
11.15.	SPAC Legal Representation	112
11.16.	Company Legal Representation	113
11.17.	Disclosure Letters and Exhibits	113

v

EXHIBITS

Exhibit A	Form of Contribution Agreement
Exhibit B	Form of Sponsor Letter Agreement
Exhibit C	Form of Non-Redemption Agreement
Exhibit D	Form of Voting and Support Agreement
Exhibit E	Form of Investor Rights Agreement
Exhibit F	Form of First Plan of Merger
Exhibit G	Form of Second Plan of Merger
Exhibit H	Form of New PubCo A&R Memorandum and Articles of Association
Exhibit I	Form of Material Fact (Fato Relevante)
Exhibit J	Form of Cost Sharing Agreement

ANNEXES

Annex A	New PubCo Equity Plan Term Sheet

vi

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT is made and entered into as of July 5, 2022 (this “Agreement”), by and among Ambipar Emergency Response, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Ambipar Merger Sub, an exempted company incorporated with limited liability in the Cayman Islands (“Merger Sub”), Emergência Participações S.A., a sociedade anônima organized under the laws of Brazil (the “Company”), HPX Corp., an exempted company incorporated with limited liability in the Cayman Islands (“SPAC”), and Ambipar Participações e Empreendimentos S.A., a sociedade anônima organized under the laws of Brazil (the “Company Shareholder” and, together with New PubCo, Merger Sub and the Company, the “Company Parties”).  Each of New PubCo, Merger Sub, the Company, SPAC and the Company Shareholder will individually be referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company with limited liability on March 20, 2020 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, in anticipation of the Transactions (as defined below), the Company Shareholder has caused to be incorporated under the laws of the Cayman Islands, (i) New PubCo and (ii) Merger Sub, in each case a direct, wholly owned subsidiary of the Company Shareholder;

WHEREAS, as soon as practicable following the date hereof, Merger Sub and the Company Shareholder shall enter into a contribution agreement in substantially the form attached hereto as Exhibit A (the “Contribution Agreement”), pursuant to which, prior to the First Effective Time, the Company Shareholder will contribute to Merger Sub all of the issued and outstanding equity of the Company in consideration of newly issued Merger Sub Ordinary Shares (as defined below) (the “Pre-Closing Exchange”) and, after giving effect to the Pre-Closing Exchange, the Company will become a wholly owned subsidiary of Merger Sub;

WHEREAS, the Parties intend to effect the Mergers (as defined below) in accordance with the Companies Act (as defined below) and upon the terms and conditions set forth in this Agreement whereby (i) on the Closing Date (as defined below), and in any case prior to the Second Merger (as defined below), SPAC shall be merged with and into New PubCo (the “First Merger”), with New PubCo as the surviving entity and (ii) on the Closing Date, subsequent to the First Merger, Merger Sub shall be merged with and into New PubCo (the “Second Merger” and, together with the First Merger, the “Mergers”) with New PubCo as the surviving entity;

WHEREAS, the board of directors of SPAC has unanimously (i) determined that the Transactions constitute a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses in accordance with the SPAC Governing Documents; (ii) determined that the Mergers, the PIPE Investment (as defined below), the Company Shareholder PIPE Investment (as defined below) and the other Transactions are advisable and in the best interests of SPAC, (iii) approved this Agreement, the Mergers, the Transaction Agreements (as defined below) to which it is a party and the other actions contemplated by this Agreement, and (iv) determined to recommend that the shareholders of SPAC (the “SPAC Shareholders”) approve the SPAC Shareholder Matters (as defined below) and such other actions as contemplated by this Agreement (the “SPAC Recommendation”);

WHEREAS, the Company has deemed advisable and fair to, and in the best interest of, the Company and approved this Agreement and the Transaction Agreements to which it is a party and the Transactions contemplated hereby and thereby;

WHEREAS, the Company Shareholder has (i) deemed advisable and fair to, and in the best interest of, the Company Shareholder and approved this Agreement and the Transaction Agreements to which it is a party and the Transactions contemplated hereby and thereby; (ii) determined that the Pre-Closing Exchange is advisable and in the best interests of the Company Shareholder and Merger Sub; (iii) determined that the Company Shareholder PIPE Investment is advisable and in the best interests of the Company Shareholder and (iv) approved the Contribution Agreement, the Company Shareholder Subscription Agreement (as defined below) and the Pre-Closing Exchange;

WHEREAS, the respective boards of directors of each of New PubCo and Merger Sub have unanimously (i) determined, approved and declared that the transactions contemplated by this Agreement, including the First Plan of Merger (as defined below), the First Merger, the Second Plan of Merger (as defined below), the Second Merger and the Transaction Agreements to which they are a party, are advisable and in the best interests of their respective companies and (ii) determined to recommend that the Company Shareholder approve the Mergers and such other actions as contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the First Merger qualify as a transaction treated as a reorganization pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the applicable Treasury Regulations with respect to the First Merger (the “Intended Tax Treatment”);

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and New PubCo have entered into a subscription agreement with Opportunity Agro Fundo de Investimento em Participações Multiestratégia Investimento no Exterior (“Opportunity” and such agreement, the “Opportunity Subscription Agreement”), for Opportunity to purchase New PubCo Class A Ordinary Shares (the “Opportunity PIPE Investment”), such purchase to be consummated on the Closing Date following the First Effective Time and substantially concurrently with the consummation of the Second Merger in accordance with the terms of the Opportunity Subscription Agreement.

WHEREAS, in addition to the Opportunity Subscription Agreement, concurrently with the execution and delivery of this Agreement, SPAC and New PubCo have entered into certain other subscription agreements (together with the Opportunity Subscription Agreement and including any amendments, side letters or other supplements to such subscription agreements, the “Subscription Agreements” ) with certain investors (collectively with any of their permitted assignees and transferees, the “PIPE Investors”) for such investors to purchase New PubCo Class A Ordinary Shares (together with Opportunity PIPE Investment and the Company Shareholder PIPE Investment (as defined below), the “PIPE Investment”), such purchase to be consummated on the Closing Date following the First Effective Time and substantially concurrently with the consummation of the Second Merger, in each case, in accordance with the applicable Subscription Agreement;

2

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and New PubCo have entered into a subscription agreement with Company Shareholder (the “Company Shareholder Subscription Agreement”), for Company Shareholder to purchase New PubCo Class B Ordinary Shares (the “Company Shareholder PIPE Investment”), such Company Shareholder PIPE Investment to be consummated on the Closing Date following the First Effective Time and substantially concurrently with the consummation of the Second Merger in accordance with the terms of the Company Shareholder Subscription Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to the Company Parties’ willingness to enter into this Agreement, SPAC, SPAC Sponsor (as defined below), New PubCo, the Company Shareholder, and the other Persons named therein and party thereto, have entered into a Sponsor Letter Agreement in the form attached hereto as Exhibit B (the “Sponsor Letter Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, SPAC Sponsor and such other Persons have agreed to, among other things, (i) amend and restate in its entirety the Current Sponsor Letter Agreement (as defined below), (ii) not to redeem any Founder Shares (as defined therein) in connection with the Transactions or any Extension, vote in favor of the Mergers and the other Transactions and against any alternative transaction and, prior to the Closing, not to transfer any Founder Shares or Private Placement Warrants (as defined therein) except as permitted thereby, and (iii) contingent upon the Closing, (a) prior to the First Effective Time, exchange all of its SPAC Class B Ordinary Shares (as defined below) for SPAC Class A Ordinary Shares (as defined below) (in the case of SPAC Sponsor a lower number thereof) such that, immediately prior to the First Effective Time, there shall cease to be outstanding any SPAC Class B Ordinary Shares, and exchange all of its Private Placement Warrants for a lower number of Private Placement Warrants (collectively, the “SPAC Sponsor Recapitalization”), and (b) waive certain anti-dilution provisions contained in the SPAC Governing Documents (as defined below);

WHEREAS, concurrently with the execution and delivery of this Agreement and the Subscription Agreements, and as an inducement to SPAC’s and the Company Parties’ willingness to enter into this Agreement, certain SPAC Shareholders have entered into non-redemption agreements with SPAC and New PubCo in the form attached as Exhibit C hereto (the “Non-Redemption Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and the Company Shareholder have entered into a voting and support agreement in substantially the form attached hereto as Exhibit D (the “Voting and Support Agreement”), pursuant to which the Company Shareholder has agreed, among other things, to (i) approve the actions contemplated in this Agreement for which the approval of the Company Shareholder is required, and (ii) certain restrictions on transfer relating to its Company Ordinary Shares, its Merger Sub Ordinary Shares and its shares of New PubCo prior to the Closing as set forth in therein;

3

WHEREAS, concurrently with the execution and delivery of this Agreement, New PubCo, SPAC Sponsor, the Company Shareholder and certain other Persons party thereto have entered into an Investor Rights Agreement in the form attached hereto as Exhibit E (the “Investor Rights Agreement”), which, among other things (i) effective as of the Closing, terminates and replaces the Current Registration Rights Agreement (as defined below) and (ii) provides for certain restrictions on transfer relating to New PubCo Ordinary Shares and New PubCo Restricted Stock Units (each as defined below) following Closing as set forth in therein;

WHEREAS, on July 1, 2022, SPAC filed a definitive proxy statement on Form 14A proposing to amend the SPAC's Governing Documents to extend the date by which the SPAC has to consummate an initial business combination for four months, from July 20, 2022 to November 20, 2022 (the “Initial Extension” and such date, the “Initial Extension Date”); and

WHEREAS, as of immediately following the consummation of the Closing, the Parties anticipate that New PubCo will qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act (as defined below).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1.            Defined Terms.  For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acceleration Event” shall have the meaning set forth in Section 3.7(g).

“Additional SPAC SEC Reports” shall have the meaning set forth in Section 5.6(a).

“Additional Extension” shall have the meaning set forth in Section 7.26.

“Additional Extension Proxy Statement” shall have the meaning set forth in Section 7.26.

“Additional Extension Recommendation” shall have the meaning set forth in Section 7.26.

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that, for the purposes of this Agreement, no direct or indirect equityholder of the Company Shareholder shall be deemed to be an Affiliate of any Company Party.

“Aggregate SPAC Shareholder Extension Redemption Payments Amount” shall mean the aggregate amount of all payments required to be made by SPAC to redeeming SPAC Shareholders in connection with any Extension.

“Aggregate SPAC Shareholder Redemption Payments Amount” shall mean the aggregate amount of all payments required to be made by SPAC to Redeeming SPAC Shareholders in connection with the SPAC Shareholder Redemption.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Ambipar Response Minority Shareholders” shall mean the following shareholders of Ambipar Response ES S.A., Ambipar Response Flyone Aviation S.A., Ambipar Response Dracares Apoio Marítimo e Portuário S.A., Ambipar Response Analytical S.A. and RG Consultoria Tecnica Ambiental S.A.: Fabrício Resende Fonseca, Gelcilio Coutinho Barros, OTP Participações Ltda., Fernando Carlos da Silva Telles, Fabio Luciano Cabral, Lucas Barreto Correa, André Marafon de Almeida, Gicelle Gomes and João Carlos Rocha.

“Anti-Corruption Laws” shall have the meaning set forth in Section 4.24.

“Anti-Money Laundering Laws” means the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, the money laundering and terrorist financing laws and regulations (including any licensing or registration requirements applicable to money services businesses) of all relevant jurisdictions, and any related or similar rules or guidelines issued, administered or enforced by any Governmental Entity.

“Antitrust Laws” shall mean any applicable Legal Requirements of any Governmental Entity regarding matters of competition or foreign investment.

“Applicable Exchange Rate” shall mean the currency exchange rate for an applicable non-U.S. dollar currency into U.S. dollars (i) with respect to Brazilian Reais, as published by the Central Bank of Brazil on its official web page (www.bcb.gov.br) or any official web page successor thereto, in each case, on the second Business Day immediately prior to the Closing Date; provided that if such publication is not made on such day, the “Exchange Rate” shall be the rate published by Bloomberg on such day, and (ii) with respect to any other currency, as published by Bloomberg on the second Business Day immediately prior to the Closing Date.

“Approvals” shall have the meaning set forth in Section 4.7(b).

“Audited Financial Statements” shall have the meaning set forth in Section 4.8(a).

“Authorization Notice” shall have the meaning set forth in Section 8.4(a).

“Brazilian Data Protection Law (LGPD)” shall mean the Brazilian law No. 13,709 dated August 14, 2018, as amended.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York, São Paulo, Brazil or George Town, Cayman Islands, are authorized or required by Legal Requirements to close.

“CARES Act” shall mean The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020), and applicable rules and regulations.

“Certifications” shall have the meaning set forth in Section 5.6(a).

“Change in Recommendation” shall have the meaning set forth in Section 7.1(b).

“Closing” shall mean the closing of the Transactions.

“Closing Date” shall have the meaning set forth in Section 2.6.

“Closing Form 6-K” shall have the meaning set forth in Section 7.3(c).

“Closing Payment Schedule” shall have the meaning set forth in Section 3.6.

“Closing Press Release” shall have the meaning set forth in Section 7.3(c).

“Code” shall have the meaning set forth in the Recitals hereto.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Business Combination” shall have the meaning set forth in Section 7.10(a).

“Company D&O Indemnified Party” shall have the meaning set forth in Section 7.12(a)(i).

“Company D&O Tail” shall have the meaning set forth in Section 7.12(a)(ii).

“Company Disclosure Letter” shall have the meaning set forth in the Preamble to Article IV.

“Company Expenses Cap” means $9,500,000.

“Company IT Systems” shall have the meaning set forth in Section 4.18(i).

“Company Leased Properties” shall have the meaning set forth in Section 4.14(b).

“Company Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of New PubCo, Merger Sub or the Group Companies, taken as a whole; or (b) the ability of any Company Party to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of any such acts, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, flooding, wild fires, epidemics, pandemics or other public health emergencies (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement, performance or pendency of the Transactions (including the impact thereof on relationships with customers, licensors, licensees, suppliers, employees or other third parties related thereto), provided that this clause (iii) shall not apply to the representations and warranties (or related conditions) that, by their terms, specifically address the consequences arising out of the public announcement, performance or pendency of the Transactions; (iv) changes or proposed changes in applicable Legal Requirements or enforcement or interpretations thereof or decisions by courts or any other Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP, IFRS or applicable accounting or auditing standards (or any interpretation thereof) after the date of this Agreement; (vi) changes in general economic, regulatory or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which New PubCo, Merger Sub or any Group Company operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Company Material Adverse Effect; or (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of SPAC; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of New PubCo, Merger Sub or the Group Companies, taken as a whole, relative to similarly situated companies in the industries in which New PubCo, Merger Sub or the Group Companies conduct their respective operations, then such impact may be taken into account (unless otherwise excluded) in determining whether a Company Material Adverse Effect has occurred, but solely to the extent of such disproportionate and adverse effect.

“Company Material Contract” shall have the meaning set forth in Section 4.20(a).

“Company Ordinary Shares” shall mean the common shares, no par value per share, of the Company.

“Company Parties” shall have the meaning set forth in the Preamble hereto.

“Company Party Privileged Communications” shall have the meaning set forth in Section 11.16.

“Company Real Property Leases” shall have the meaning set forth in Section 4.14(b).

“Company Registered Intellectual Property” shall have the meaning set forth in Section 4.18(a).

“Company Shareholder” shall have the meaning set forth in the Preamble hereto.

“Company Shareholder Approval” shall mean the approval by the Company Shareholder, as the sole shareholder of the Company, Merger Sub and New PubCo, of the necessary matters required to be approved in connection with the execution, delivery and performance by the Company, Merger Sub and New PubCo of this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that each of the Company, New PubCo and Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and the consummation of the Transactions.

“Company Shareholder PIPE Investment” shall have the meaning set forth in the Recitals hereto.

“Company Shareholder PIPE Investment Amount” shall have the meaning set forth in Section 4.30.

“Company Shareholder Subscription Agreement” shall have the meaning set forth in the Recitals hereto.

“Company Subsidiaries” shall have the meaning set forth in Section 4.3(a).

“Company Transaction Expenses” shall mean (a) all out-of-pocket fees, costs and expenses paid or payable, subject to Section 7.1(a)(i) and Section 7.2(b), by any Group Company, New PubCo or Merger Sub (whether or not billed or accrued for) prior to and through the Closing Date as a result of or in connection with the negotiation, preparation, and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, including any such amounts which are triggered by or become payable as a result of the Closing; (b) all bonuses, change in control payments, severance, retention or similar payments or success fees payable to any current or former officer, employee, natural individual independent contractor or director of the Group Company solely as a result of the consummation of the Transactions, and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing amounts; (c) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including to BofA Securities, Inc. (independent of whether such payment is made by using deferred underwriting compensation in accordance with the provisions of the HPX IPO Underwriting Agreement or otherwise) or any other consultants and public relations firms, payable by the Group Companies, New PubCo and the Merger Sub in connection with the consummation of the Transactions; (d) all costs, fees and expenses related to the Company D&O Tail; (e) any and all filing fees payable, subject to Section 7.1(a)(i) and Section 7.2(b), by the Group Companies, any of their Affiliates, New PubCo and Merger Sub to any Governmental Entity in connection with the Transactions, including SEC and NYSE; and (f) any fees, costs and expenses paid or payable in connection with the Pre-Closing Exchange; provided, that under no circumstances shall any SPAC Transaction Expenses or any fees, costs or expenses incurred by any Group Company at the request or direction of another Party (other than Merger Sub or New PubCo) constitute Company Transaction Expenses.

“Confidentiality Agreement” shall mean that certain Non-Disclosure Agreement, dated December 9, 2021, by and between SPAC and the Company, as amended and joined from time to time.

“Continental Trust” shall have the meaning set forth in Section 5.13(a).

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Contribution Agreement” shall have the meaning set forth in the Recitals hereto.

“Copyrights” shall mean any and all copyrights and copyrightable subject matter, whether registered or unregistered and regardless of the medium of fixation or means of expression, including any of the foregoing that protect original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of Software), pictorial and graphic works.

“Cost Sharing Agreement” shall have the meaning set forth in Section 7.26.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other similar Legal Requirement, Order, directive, guideline or recommendation promulgated by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act and other action, inaction, activity or conduct reasonably necessary (such determination to be made by the Company in good faith), in connection with or in response to COVID-19.

“Current Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of July 15, 2020, by and among SPAC, the SPAC Sponsor and the other parties thereto.

“Current Sponsor Letter Agreement” shall mean the Sponsor Letter Agreement, dated as of July 15, 2020, by and among SPAC, the SPAC Sponsor and the other parties thereto.

“Customs & International Trade Authorizations” shall mean any and all licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re-export transfer or import of goods, software, technology, technical data and services.

“Customs & International Trade Laws” shall mean all applicable import, customs and trade, export and anti-boycott laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including, but not limited to: (i) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Commerce (International Trade Administration), the U.S. International Trade Commission, the U.S. Department of Commerce (Bureau of Industry and Security), the U.S. Department of State (Directorate of Defense Trade Controls) and their predecessor agencies; (ii) the Tariff Act of 1930, as amended (iii) the Export Administration Act of 1979, as amended; (iv) the Export Control Reform Act of 2018; (v) the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; (vi) the Arms Export Control Act, as amended; (vii) the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; (viii) the Foreign Trade Regulations pursuant to 15 C.F.R. Part 30; (ix) the anti-boycott laws and regulations administered by the U.S. Department of Commerce; and (x) the anti-boycott laws and regulations administered by the U.S. Department of the Treasury.

“Downside Protection Agreements” shall mean the Downside Protection Agreements entered into on the date hereof concurrently with the execution and delivery of this Agreement.

“Earn-Out Shares” shall have the meaning set forth in Section 3.7(a).

“Effective Times” shall have the meaning set forth in Section 2.7(c).

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, bonus, transaction bonus, incentive compensation, share purchase, stock purchase, employee stock ownership, employee share ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, collective bargaining, fringe benefit plan, policy, agreement, program or arrangement and all other plans, policies, agreements, programs or arrangements providing for any compensation or employee benefits, in each case whether or not subject to ERISA, whether oral or written, (i) which any Group Company sponsors, maintains, contributes to (or is required to contribute to), administers or has entered into for the current or future benefit of any current or former officer, employee, natural individual independent contractor or director of any Group Company, or (ii) with respect to which any Group Company has or may have any direct or indirect liability.

“Environmental Law” shall mean any international, European Union, federal, state, local or foreign law, regulation, Order, treaty, code, rule, decree, legally binding opinion or requirement of any Governmental Entity or common law relating to: (a) the protection, investigation or restoration of the environment or natural resources or the protection of human health and safety; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property resulting from exposure to Hazardous Substances, and shall include, but not be limited to, United States federal statues known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, and Toxic Substances Control Act; or (d) any similar laws and other requirements having the force or effect of law, and all Orders issued or promulgated thereunder.

“Equity Value” shall mean an amount equal to: $345,419,903, as adjusted downwards by any Excess of Company Transaction Expenses, if any, not reimbursed by the Company Shareholder pursuant to Section 3.10(a)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules or regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its subsidiaries is treated as a single employer under Section 414 of the Code.

“Excess of Company Transaction Expenses” shall have the meaning set forth in Section 3.10(a)(i).

“Excess of SPAC Transaction Expenses” shall have the meaning set forth in Section 3.10(b)(i).

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.3.

“Exchange Agent Agreement” shall have the meaning set forth in Section 3.3.

“Existing Credit Agreements” shall mean the items of Indebtedness set forth on Section 1.1 of the Company Disclosure Letter.

“Extension” shall mean the Initial Extension or any Additional Extension.

“Extension Expenses” means the costs and expenses incurred in connection with the Initial Extension and any Additional Extension, including any additional deposits to the Trust Account that SPAC or the SPAC Sponsor may agree to make in connection with any Additional Extension.

“Financial Statements” shall have the meaning set forth in Section 4.8(a).

“Financing Certificate” shall have the meaning set forth in Section 3.5.

“First Effective Time” shall have the meaning set forth in Section 2.7(b).

“First Merger” shall have the meaning set forth in the Recitals hereto.

“First Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“First Plan of Merger” shall have the meaning set forth in Section 2.7(a).

“Foreign Plan” shall have the meaning set forth in Section 4.12(k).

“Fundamental Representations” shall mean: (a)  in the case of the Company, the Company Shareholder, New PubCo and Merger Sub, the representations and warranties contained in Section 4.1 (Organization and Qualification) (other than the second sentence); Section 4.2 (New PubCo and Merger Sub) (other than the last sentence of Section 4.2(a)); the second sentence of Section 4.3(a) (Company Subsidiaries); Section 4.5 (Authority Relative to this Agreement); Section 4.6(a)(i) (No Conflict; Required Filings and Consents) and Section 4.17 (Brokers; Third Party Expenses); and (b) in the case of SPAC, the representations and warranties contained in Section 5.1 (Organization and Qualification) (other Section 5.1(d)); Section 5.2 (Capitalization); Section 5.3 (Authority Relative to this Agreement); Section 5.4(a)(i) (No Conflict; Required Filings and Consents); Section 5.9 (Business Activities); Section 5.17 (Board Approval; Shareholder Vote) and Section 5.19 (Brokers).

“Governing Documents” shall mean the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs including, as applicable, certificates of incorporation, registration or formation, bylaws, memorandum and articles of association, shareholder or voting agreement, limited partnership agreements and limited liability company operating agreements.

“Governmental Entity” shall mean: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.

“Group Company Software” shall mean all proprietary Software owned, developed, or currently being developed by or for any of the Group Companies.

“Hazardous Substances” shall mean any substance, waste or material regulated as a “pollutant” or “contaminant” or as toxic, radioactive, ignitable, corrosive, or reactive under any applicable Legal Requirements pertaining to the environment, including petroleum, its derivatives, by-products and other hydrocarbons.

“HPX IPO Underwriting Agreement” shall mean the underwriting agreement, dated July 15, 2020, between SPAC and Credit Suisse Securities (USA) LLC.

“IFRS” shall mean the International Financial Reporting Standards, as issued by the IFRS Foundation and the International Accounting Standards Board.

“Inbound License” shall have the meaning set forth in Section 4.20(a)(xiv).

“Incidental Inbound License” shall mean any (a) non-exclusive license for Software that is in the nature of a “shrink-wrap” or “click-wrap” license agreement for off-the-shelf Software that is generally commercially available; and (b) license to Open Source Software.

“Indebtedness” shall mean, with respect to a Person, without duplication, all of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property, shares, stock or services including any earn-out payments (in the case of the Group Companies, other than trade payables or similar obligations incurred in the ordinary course of business); (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually due and payable as a result of the prepayment or discharge of any of the foregoing and (i) all obligations for unfunded liabilities relating to any “defined benefit plan,” as defined in ERISA Section 3(35), and all obligations under any deferred compensation plan of the Group Companies, in each case, that relate to pre-Closing service but are unpaid as of the Closing and are not otherwise accrued on the Financial Statements or separately funded.

“Initial Extension” shall have the meaning set forth in the Recitals hereto.

“Initial Extension Date” shall have the meaning set forth in the Recitals hereto.

“Insider” shall have the meaning set forth in Section 4.22.

“Insurance Policies” shall have the meaning set forth in Section 4.21.

“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all Patents; (b) all Copyrights; (c) all Trademarks; (d) all internet domain names and social media identifiers and accounts; (e) all Trade Secrets; (f) all moral and economic rights of authors and inventors, however denominated, rights of publicity and privacy, and database rights; (g) all applications and registrations, and any renewals, extensions and reversions, of any of the foregoing; and (h) all other intellectual property rights, proprietary rights, or confidential information and materials.

“Intended Tax Treatment” shall have the meaning set forth in the Recitals hereto.

“Intentional Fraud” shall mean with respect to a Party, actual and intentional common law fraud of such Party with respect to the representations or warranties made by such Party contained in this Agreement or in the certificate delivered by such Party pursuant to Section 8.2(d) or Section 8.3(d), as applicable.

“Interested Party Transaction” shall have the meaning set forth in Section 4.22.

“Interim Financial Statements” shall have the meaning set forth in Section 4.8(a).

“Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended.

“Investor Rights Agreement” shall have the meaning set forth in the Recitals hereto.

“JOBS Act” shall have the meaning set forth in Section 7.16.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company, New PubCo or Merger Sub, the individuals listed on Section 1.1 of the Company Disclosure Letter; and (b) with respect to SPAC, the individuals listed on Section 1.1 of the SPAC Disclosure Letter (as defined below).

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, inquiry, arbitration or proceeding (in each case, whether civil, criminal, regulatory or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Licensed Intellectual Property” shall mean all Intellectual Property that any third party Person owns and that any Group Company uses or has the right to use pursuant to a written license or sublicense.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, grant, guarantee, options, priority rights, preemptive rights, movable guarantee (“garantía mobiliaria”), fiducia, right of first offer or refusal, hypothecation, assignment, claim, easement, covenant, servitude, put or call right, voting right, shareholders’ agreement, retention rights, sell-back or property reserve agreement (“pactos de retroventa o reserva de dominio”), restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Material Company Real Property Leases” shall have the meaning set forth in Section 4.20(a)(xiii).

“Material Customers” shall have the meaning set forth in Section 4.20(a)(ii).

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Merger Sub Ordinary Shares” shall mean the ordinary shares, par value $0.0001 per share, of Merger Sub.

“Merger Sub Shareholder” shall mean the Company Shareholder or any other holder of Merger Sub Ordinary Shares, provided that any such other holder shall be approved by the SPAC prior to the transfer or issuance of any Merger Sub Ordinary Shares, which approval shall not be unreasonably withheld.

“Merger Sub Shareholder Consideration” shall have the meaning set forth in Section 3.2(b).

“Mergers” shall have the meaning set forth in the Recitals hereto.

“Minimum Cash Amount” shall mean $168,000,000.

“New PubCo” shall have the meaning set forth in the Preamble hereto.

“New PubCo A&R Memorandum and Articles of Association” shall have the meaning set forth in Section 2.9(a).

“New PubCo Board” shall mean the board of directors of New PubCo.

“New PubCo Class A Ordinary Shares” shall mean Class A ordinary shares of New PubCo, par value $0.0001 per share, as defined in the New PubCo A&R Memorandum and Articles of Association.

“New PubCo Class B Ordinary Shares” shall mean Class B ordinary shares of New PubCo, par value $0.0001 per share, as defined in the New PubCo A&R Memorandum and Articles of Association.

“New PubCo Equity Plan” shall have the meaning set forth in Section 7.18(a).

“New PubCo Equity Plan Term Sheet” shall have the meaning set forth in Section 7.18(a).

“New PubCo Ordinary Shares” shall mean, collectively, New PubCo Class A Ordinary Shares and New PubCo Class B Ordinary Shares.

“New PubCo Restricted Stock Unit” shall have the meaning set forth in Section 3.1(d).

“Non-Redemption Agreements” shall have the meaning set forth in the Recitals hereto.

“NSIA” means the United Kingdom National Security and Investment Act 2021.

“NYSE” shall mean the New York Stock Exchange.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” shall mean any Software that contains, or is derived in any manner (in whole or in part) from any Software distributed (a) as “free software”; (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd); or (c) under a license that requires that any software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge.

“Opportunity PIPE Investment” shall have the meaning set forth in the Recitals hereto.

“Opportunity Subscription Agreement” shall have the meaning set forth in the Recitals hereto.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Outside Date” shall have the meaning set forth in Section 9.1(b).

“Outstanding Merger Sub Ordinary Shares” shall mean the Merger Sub Ordinary Shares outstanding immediately prior to the Second Effective Time.

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Parties” shall have the meaning set forth in the Preamble hereto.

“Party” shall have the meaning set forth in the Preamble hereto.

“Patents” shall mean any and all patents and patent applications, provisional patent applications, patent cooperation treaty applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“PCAOB Financial Statements” means (a) the audited consolidated balance sheets of the Company as of January 1, 2020 and December 31, 2021 and 2020, and the audited consolidated statements of income and statements of income (loss), changes in shareholders’ equity and cash flows, for the years ended December 31, 2021 and 2020 audited by the Independent Auditors in accordance with PCAOB auditing standards, together with the auditor’s report of the independent auditors thereon, and (b) to the extent provided by the Company or New PubCo pursuant to Section 7.19 any other financial statements of the Company that are included in the Registration Statement and Proxy Statement.

“Per Share Consideration” shall mean a number of validly issued, fully paid and nonassessable New PubCo Class B Ordinary Shares equal to (i) the quotient equal to (x) the Equity Value divided by (y) the Outstanding Merger Sub Ordinary Shares divided by (ii) the Reference Price.

“Permitted Lien” shall mean (a) Liens for Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings or that are sufficiently reserved for on the financial statements in accordance with IFRS; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and the like incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, to the extent they do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) Liens securing the Indebtedness of any of the Group Companies; (f) in the case of Intellectual Property, licenses entered into in the ordinary course; (g) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of any of the Group Companies; (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use and value of the assets of the Group Companies and the rights under the Company Real Property Leases, taken as a whole and do not result in a material liability to the Group Companies; and (i) transfer restrictions arising under applicable securities Legal Requirements.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for such term or for any similar term (e.g., “personally identifiable information”, “sensitive personal data” or “PII”) provided by applicable Legal Requirement, or by the Group Companies in any of its privacy policies, notices or Contracts, all information that identifies or could be reasonably used to identify, contact or track an individual person or device, whether or not such information is associated with an identifiable individual. “Personal Information” may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes applicable information in any form or media, whether paper, electronic, or otherwise.

“PFIC” shall have the meaning set forth in Section 4.15(r).

“PIPE Investment” shall have the meaning set forth in the Recitals hereto.

“PIPE Investment Amount” shall have the meaning set forth in Section 5.12.

“PIPE Investors” shall have the meaning set forth in the Recitals hereto.

“Pre-Closing Exchange” shall have the meaning set forth in the Recitals hereto.

“Privacy Laws” shall mean any and all applicable Legal Requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, Processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including, to the extent applicable, the U.S. Federal Trade Commission Act, the California Consumer Privacy Act of 2018, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR), the GDPR as it is saved and incorporated into United Kingdom law by the European Union (Withdrawal) Act 2018 and as modified by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019 (UK GDPR), the U.K. Data Protection Act 2018, Brazilian Data Protection Law (LGPD) and any and all applicable Legal Requirements relating to breach notification in connection with Personal Information.

“Privacy Requirements” shall have the meaning set forth in Section 4.19.

“Private Placement Warrants” shall have the meaning set forth in Section 5.2(a)(iv).

“Process” or “Processing” shall mean, with respect to any data or Personal Information, the collection, recording, use, processing, storage, organization, modification, transfer, sale, retrieval, access, disclosure, deletion, dissemination or combination of such data or Personal Information.

“Proxy Clearance Date” shall have the meaning set forth in Section 7.1(a)(ii).

“Proxy Statement” shall have the meaning set forth in Section 7.1(a)(i).

“Public Warrants” shall have the meaning set forth in Section 5.2(a)(v).

“Reference Date” shall mean (i) with respect to representations and warranties relating to each of New PubCo and Merger Sub, the date of incorporation of New PubCo and Merger Sub, respectively, and (ii) with respect to the Group Companies, July 1, 2019.

“Reference Price” shall mean $10.00.

“Registration Shares” shall have the meaning set forth in Section 7.1(a)(i).

“Registration Statement” shall have the meaning set forth in Section 7.1(a)(i).

“Regulation S-K” shall mean Regulation S-K promulgated under the Securities Act (as defined below).

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Related Parties” shall mean, with respect to a Person, such Person’s Affiliates and such Person’s and such Affiliates’ respective former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Representatives, and each of the foregoing Persons’ respective successors and assigns.

“Representatives” shall mean, with respect to any Person, such Person’s controlling shareholders, controlling stockholders, directors, officers, managers, employees, agents, advisors and other representatives.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions administered and enforced by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and Venezuela, as well as the Crimea, the so-called “Donetsk People’s Republic” and the so-called “Luhansk People’s Republic” regions of Ukraine).

“Sanctioned Person” shall mean any Person that is subject or target of Sanctions, including (i) any Person listed in any Sanctions-related list of maintained by the United States (including through OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, or the United Kingdom, (ii) any Person located, organized, resident in or national of a Sanctioned Country; or (iii) any Person 50% or more owned, directly or indirectly, or otherwise controlled by or acting on behalf of any such Person or Persons described in the foregoing clauses (i) and (ii).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Unites States (including through OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, or the United Kingdom.

“SEC” shall mean the United States Securities and Exchange Commission.

“Second Effective Time” shall have the meaning set forth in Section 2.7(c).

“Second Merger” shall have the meaning set forth in the Recitals hereto.

“Second Plan of Merger” shall have the meaning set forth in Section 2.7(a).

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” shall mean any and all computer programs (whether in source code, object code, human readable form or other form), applications, algorithms, user interfaces, firmware, development tools, templates and menus, and all documentation, including user manuals and training materials, related to any of the foregoing.

“SPAC” shall have the meaning set forth in the Preamble hereto.

“SPAC Business Combination” shall have the meaning set forth in Section 7.10(b).

“SPAC Cash” shall mean an amount equal to (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing (including any interest earned on the funds held in the Trust Account, but net of Taxes payable thereon, and including any additional amount funded to the Trust Account by the SPAC Sponsor in connection with the Initial Extension and any Additional Extension), less (b) the Aggregate SPAC Shareholder Redemption Payments Amount, less (c) the Aggregate SPAC Shareholder Extension Redemption Payment Amount, less (d) the aggregate amount of any amounts payable from the Trust Account pursuant to Section 7.11(a)(ii)(E), plus (e) the net amount of proceeds actually contributed by the PIPE Investors in accordance with the terms and conditions of the Subscription Agreements upon consummation of the PIPE Investment, plus (f) the Company Shareholder PIPE Investment Amount.

“SPAC Class A Ordinary Shares” shall have the meaning set forth in Section 5.2(a)(ii).

“SPAC Class B Ordinary Shares” shall have the meaning set forth in Section 5.2(a)(iii).

“SPAC D&O Indemnified Party” shall have the meaning set forth in Section 7.12(b)(i).

“SPAC D&O Tail” shall have the meaning set forth in Section 7.12(b)(ii).

“SPAC Disclosure Letter” shall have the meaning set forth in the Preamble to Article V.

“SPAC Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“SPAC Expenses Cap” means $8,500,000.

“SPAC Governing Documents” means the Amended and Restated Memorandum and Articles of Association of SPAC effective July 15, 2020, as it may be amended if the Initial Extension or any Additional Extension is approved.

“SPAC Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of the SPAC; or (b) the ability of the SPAC to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a SPAC Material Adverse Effect pursuant to clause (a) has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of any such acts, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, flooding, wild fires, epidemics, pandemics or other public health emergencies (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement, performance or pendency of the Transactions (including the impact thereof on relationships with customers, licensors, licensees, suppliers, employees or other third parties related thereto), provided that this clause (iii) shall not apply to the representations and warranties (or related conditions) that, by their terms, specifically address the consequences arising out of the public announcement, performance or pendency of the Transactions; (iv) changes or proposed changes in applicable Legal Requirements or enforcement or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP, IFRS or applicable accounting or auditing standards (or any interpretation thereof) after the date of this Agreement; (vi) changes in general economic, regulatory or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which the SPAC operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a SPAC Material Adverse Effect; (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of New PubCo, Merger Sub or the Company; (x) any change, event, effect or occurrence to the extent relating to any of the Group Companies or the Company Shareholder, (xi) any SPAC Shareholder Redemption, in and of itself, (xii) any breach of any covenants, agreements or obligations of a PIPE Investor under a Subscription Agreement (including any breach of a PIPE Investor’s obligations to fund its commitment thereunder when required), or (xiii) any breach of any covenants, agreements or obligations of New PubCo or the Company Shareholder under the Company Shareholder Subscription Agreement, provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the SPAC, taken as a whole, relative to similarly situated companies in the industries in which the SPAC conduct their respective operations, then such impact may be taken into account (unless otherwise excluded) in determining whether a SPAC Material Adverse Effect has occurred, but solely to the extent of such disproportionate and adverse effect. Notwithstanding the foregoing, the amount of any SPAC Shareholder Redemptions (or any redemption in connection with the Initial Extension and any Additional Extension), or the failure to obtain the SPAC Shareholder Approval or, if sought, the approval of the SPAC Shareholders for the Initial Extension or any Additional Extension, shall not be deemed a SPAC Material Adverse Effect.

“SPAC Material Contracts” shall have the meaning set forth in Section 5.10(a).

“SPAC Preferred Shares” shall have the meaning set forth in Section 5.2(a)(i).

“SPAC Recommendation” shall have the meaning set forth the Recitals hereto.

“SPAC Restricted Stock Unit” means a restricted stock unit in respect of SPAC Class A Ordinary Shares.

“SPAC SEC Reports” shall have the meaning set forth in Section 5.6(a).

“SPAC Shareholder Approval” means the approval of the SPAC Shareholder Matters as set out in Section 7.1(a)(i), in the case of items (1), (3) and (5) of the definition thereof, by way of ordinary resolution of the SPAC Shareholders, and in the case of item (2) and (4) of the definition thereof by way of a special resolution (as defined in the Companies Act), and in each case in accordance with the Proxy Statement and the SPAC Governing Documents.

“SPAC Shareholder Matters” shall have the meaning set forth in Section 7.1(a)(i).

“SPAC Shareholder Redemption” shall have the meaning set forth in Section 7.1(a)(i).

“SPAC Shareholders” means shall have the meaning set forth in Recitals hereto.

“SPAC Shares” shall have the meaning set forth in Section 5.2(a)(iii).

“SPAC Sponsor” shall mean HPX Capital Partners LLC, a Delaware limited liability company.

“SPAC Sponsor Privileged Communications” shall have the meaning set forth in Section 11.15.

“SPAC Sponsor Recapitalization” shall have the meaning set forth in the Recitals hereto.

“SPAC Sponsor Shares” means, prior to the SPAC Sponsor Recapitalization, SPAC Class B Ordinary Shares held by SPAC Sponsor, and after the SPAC Sponsor Recapitalization, SPAC Class A Ordinary Shares held by SPAC Sponsor.

“SPAC Surviving Entity” shall have the meaning set forth in Section 2.4(a).

“SPAC Transaction Expenses” shall mean (a) all fees, costs and expenses paid or payable, subject to Section 7.1(a)(i) and Section 7.2(b), by SPAC or any of its Affiliates (whether or not billed or accrued for) prior to and through the Closing Date as a result of or in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, including any such amounts which are triggered by or become payable as a result of the Closing; (b) all fees (including deferred underwriting compensation paid to Credit Suisse Securities (USA) LLC in accordance with the HPX IPO Underwriting Agreement), costs, expenses, brokerage fees, commissions (including with respect to the PIPE Investment), liabilities, shareholders’ loans, finders’ fees and disbursements of financial advisors, investment banks, brokers, finders, data room administrators, attorneys, accountants and other advisors and service providers, and any other operational costs of SPAC or any of its Affiliates prior to the consummation of the Transactions, including any Extension Expenses; (c) all costs, fees and expenses related to the SPAC D&O Tail; and (d) any and all filing fees payable, subject to Section 7.1(a)(i) and Section 7.2(b), by SPAC or SPAC Sponsor to any Governmental Entities in connection with the Transactions; provided that under no circumstances shall any Company Transaction Expenses or any fees, costs or expenses incurred by SPAC or any of its Affiliates at the request or direction of another Party constitute SPAC Transaction Expenses, including, for the avoidance of doubt, the payment of fees of BofA Securities, Inc. by SPAC with deferred underwriting fees for the benefit of the Company pursuant to and in accordance with the provisions of the HPX IPO Underwriting Agreement.

“SPAC Units” shall mean equity securities of SPAC each consisting of one SPAC Class A Ordinary Share and one-half of one Public Warrant.

“SPAC Warrant” shall have the meaning set forth in Section 5.2(a)(v).

“Special Meeting” shall have the meaning set forth in Section 7.1(b).

“Special Meeting Form 8-K” shall have the meaning set forth in Section 7.3(c).

“Sponsor Letter Agreement” shall have the meaning set forth in the Recitals hereto.

“Subscription Agreements” shall have the meaning set forth in the Recitals hereto.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of share capital or shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Surviving Entity” shall have the meaning set forth in Section 2.5(a).

“Tax” or “Taxes” shall mean: any and all federal, state, local and non-US taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, ganancias ocasionales, transfer, franchise, withholding, payroll, social security, para-fiscal contributions, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies, fees and other similar charges, in each case, imposed by a Governmental Entity (whether disputed or not), together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts

“Tax Grant” means any Tax exemption, Tax holiday, reduced Tax rate or other Tax benefit granted by a Taxing Authority with respect to a Group Company or SPAC, as applicable, that is not generally available without specific application therefor.

“Tax Return” shall mean any return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” shall mean any Governmental Entity having jurisdiction with respect to any Tax.

“Trade Secrets” shall mean any and all trade secrets and rights in technology, discoveries and improvements, inventions (whether or not patentable), Software, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), databases and data, designs, drawings, procedures, processes, algorithms, models, formulations, manuals and systems, whether or not patentable or copyrightable.

“Trademarks” shall mean any and all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof and any common law rights with respect thereto.

“Trading Day” shall mean any day on which New PubCo Class A Ordinary Shares are tradeable on the NYSE (or the principal securities exchange or securities market on which New PubCo Class A Ordinary Shares are then traded).

“Transaction Agreements” shall mean this Agreement, the Sponsor Letter Agreement, the Voting and Support Agreement, the Subscription Agreements, the Contribution Agreement, the Investor Rights Agreement, the Confidentiality Agreement, the New PubCo A&R Memorandum and Articles of Association, the Non-Redemption Agreements, the Cost Sharing Agreement, the Downside Protection Agreements, the Company Shareholder Subscription Agreement and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” shall mean the Company Transaction Expenses plus the SPAC Transaction Expenses, in the aggregate on the Closing Date, subject to the provisions of Section 3.10(a) and Section 3.10(b).

“Transaction Litigation” shall have the meaning set forth in Section 7.22.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Mergers, the Pre-Closing Exchange, the PIPE Investment and the Company Shareholder PIPE Investment.

“Transfer Taxes” shall have the meaning set forth in Section 7.13(d).

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” shall have the meaning set forth in Section 5.13(a).

“Trust Agreement” shall have the meaning set forth in Section 5.13(a).

“Trust Termination Letter” shall have the meaning set forth in Section 7.5.

“U.S. GAAP” shall mean U.S. generally accepted accounting principles.

“Unit Separation” shall have the meaning set forth in Section 3.1(a).

“Voting and Support Agreement” shall have the meaning set forth in the Recitals hereto.

“Waiving Parties” shall have the meaning set forth in Section 11.15.

“WARN Act” shall have the meaning set forth in Section 4.13(e).

“Willful Breach” shall mean, with respect to any Person and any agreement to which such Person is a party, such Person’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Person with the knowledge that the taking of such act or failure to take such act would cause a material breach of such covenant or agreement.

“Written Objection” shall have the meaning set forth in Section 8.4.

ARTICLE II

THE PRE-CLOSING EXCHANGE AND THE MERGERS

2.1.          The Pre-Closing Exchange.

(a)          The Company Shareholder shall, and shall cause its Representatives to, reasonably consult with and reasonably cooperate with SPAC and its Representatives in connection with the Pre-Closing Exchange and otherwise keep SPAC and its Representatives apprised, in reasonable detail, of the status of the Pre-Closing Exchange. Without limiting the generality of the foregoing, as promptly as practicable following the date hereof (and in any event ten (10) Business Days prior to the Closing Date), the Company Shareholder shall provide, or cause to be provided, to SPAC drafts of all agreements, documents and instruments necessary or advisable to consummate the Pre-Closing Exchange, in each case, subject to the terms and conditions hereunder and under the Contribution Agreement, and shall consider in good faith all reasonable comments timely provided by SPAC and its Representatives.

(b)          At least one Business Day before the Closing Date, the Company Shareholder and Merger Sub will take all actions necessary or advisable to complete the Pre-Closing Exchange, which shall be consummated prior to the First Effective Time. Without limiting the foregoing, the Company Shareholder agrees to facilitate the consummation of the Pre-Closing Exchange, and to the extent necessary or advisable, to make, engage in, execute, acknowledge and deliver all acts, agreements, documents and instruments necessary or advisable to consummate the Pre-Closing Exchange, in each case subject to the terms and conditions hereunder and under the Contribution Agreement.

2.2.          The PIPE Investment. On the date hereof, (i) New PubCo, SPAC and Opportunity have entered into the Opportunity Subscription Agreement in relation to the Opportunity PIPE Investment and the Opportunity PIPE Investment shall be consummated on the Closing Date subsequent to the First Effective Time and substantially concurrently with the consummation of the Second Merger; and (ii) New PubCo, SPAC and the PIPE Investors have entered into other Subscription Agreements in relation to the PIPE Investment and, following the date hereof the PIPE Investment set forth in those Subscription Agreements shall be consummated on the Closing Date subsequent to the First Effective Time and substantially concurrently with the consummation of the Second Merger.

2.3.          Company Shareholder PIPE Investment. On the date hereof, New PubCo, SPAC and the Company Shareholder have entered into the Company Shareholder Subscription Agreement in relation to the Company Shareholder PIPE Investment and the Company Shareholder PIPE Investment shall be consummated on the Closing Date subsequent to the First Effective Time and substantially concurrently with the consummation of the Second Merger.

2.4.          First Merger.

(a)          On the Closing Date, at the First Effective Time, SPAC will be merged with and into New PubCo upon the terms and subject to the conditions set forth in this Agreement, the First Plan of Merger and in accordance with the applicable provisions of the Companies Act, whereupon the separate corporate existence of SPAC will cease and New PubCo will continue its existence under the Companies Act as the surviving company (New PubCo, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “SPAC Surviving Entity”). All shares in the capital of New PubCo that are owned by the Company Shareholder immediately prior to the First Effective Time shall automatically be cancelled at the First Effective Time as a result of the First Merger and no new shares or other consideration shall be delivered in exchange therefor at the First Effective Time. As a result, following the First Merger, the shares in the SPAC Surviving Entity will be solely held by the shareholders of SPAC.

(b)          From and after the First Effective Time, the SPAC Surviving Entity will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of SPAC and New PubCo, all as provided under the Companies Act.

2.5.          Second Merger.

(a)          On the Closing Date, at the Second Effective Time, Merger Sub will be merged with and into SPAC Surviving Entity upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Companies Act, whereupon the separate corporate existence of Merger Sub will cease and SPAC Surviving Entity will continue its existence under the Companies Act as the surviving company (SPAC Surviving Entity, in its capacity as the surviving corporation of the Second Merger, is sometimes referred to as the “Surviving Entity”). As a result of the Second Merger, the shares in the Surviving Entity will be owned by the shareholders of the SPAC and the Company Shareholder.

(b)          From and after the Second Effective Time, the Surviving Entity will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of SPAC Surviving Entity and Merger Sub, all as provided under Companies Act.

2.6.          Closing. Unless this Agreement has been terminated and the Transactions herein contemplated have been abandoned pursuant to Article IX of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, of this Agreement, the Closing will occur by electronic exchange of documents at a time and date to be specified in writing by the Parties which, subject to Section 8.4, will be no later than five (5) Business Days after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as SPAC and the Company may mutually agree in writing. The date on which the Second Merger actually takes place is referred to as the “Closing Date”.

2.7.          Effective Times.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, the Parties will cause the Mergers to be consummated as follows: (i) on the Closing Date, SPAC and New PubCo shall execute a plan of merger (the “First Plan of Merger”) substantially in the form attached as Exhibit F hereto and shall file the First Plan of Merger and other documents as required to effect the First Merger pursuant to the Companies Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Companies Act; and (ii) on the Closing Date, SPAC Surviving Entity and Merger Sub shall execute a plan of merger (the “Second Plan of Merger”) substantially in the form attached as Exhibit G hereto and, on such date, shall file the Second Plan of Merger and other documents as required to effect the Second Merger pursuant to the Companies Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Companies Act.

(b)          The First Merger will become effective at the time when the First Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as New PubCo and SPAC may agree and specify pursuant to the Companies Act (such time as the First Merger becomes effective being the “First Effective Time”).

(c)          The Second Merger will become effective at the time when the Second Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as Merger Sub and SPAC Surviving Entity may agree and specify pursuant to the Companies Act (such time as the Second Merger becomes effective being the “Second Effective Time” and, together with the First Effective Time, the “Effective Times”).

2.8.          Effect of Mergers.

(a)          At the First Effective Time, the effect of the First Merger will be as provided in this Agreement, the First Plan of Merger and the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges of each of SPAC and New PubCo shall vest in the SPAC Surviving Entity and all debts, liabilities, obligations and duties of each of SPAC and New PubCo shall become debts, liabilities, obligations and duties of the SPAC Surviving Entity.

(b)          At the Second Effective Time, the effect of the Second Merger will be as provided in this Agreement, the Second Plan of Merger and the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges of each of Merger Sub and SPAC Surviving Entity shall vest in the Surviving Entity and all debts, liabilities, obligations and duties of each of Merger Sub and SPAC Surviving Entity shall become debts, liabilities, obligations and duties of the Surviving Entity.

2.9.          Governing Documents.

(a)          At the First Effective Time, the Governing Documents of the SPAC Surviving Entity shall be amended and restated in the form set forth in Exhibit H hereto (the “New PubCo A&R Memorandum and Articles of Association”).

(b)          At the Second Effective Time, the Governing Documents of Surviving Entity shall be the New PubCo A&R Memorandum and Articles of Association until thereafter changed or amended as provided therein or by Legal Requirement.

2.10.        Directors and Officers.

(a)          From and after the First Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements and the New PubCo A&R Memorandum and Articles of Association, the directors and officers of SPAC Surviving Entity shall be the directors and officers of SPAC immediately prior to the First Effective Time.

(b)          From and after the Second Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements and the New PubCo A&R Memorandum and Articles of Association, the directors and officers of Surviving Entity shall be the directors and officers set forth in Section 2.10(b) of the Company Disclosure Letter.

ARTICLE III

CLOSING TRANSACTIONS

3.1.          Effect on SPAC Shares, Restricted Stock Units and Warrants and New PubCo. At the First Effective Time, by virtue of the First Merger and without any action on the part of the SPAC, New PubCo or any holder of any SPAC Shares:

(a)          SPAC Units. Each SPAC Class A Ordinary Share and one-half of one Public Warrant comprising each issued and outstanding SPAC Unit immediately prior to the First Effective Time shall be automatically separated (the “Unit Separation”) and the holder thereof shall be deemed to hold one share of SPAC Class A Ordinary Share and one-half of one Public Warrant; provided that no fractional Public Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional Public Warrant upon the Unit Separation, then the number of Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of Public Warrants.

(b)          Cancellation of Certain SPAC Shares. All SPAC Shares that are owned by the SPAC or any wholly owned subsidiary of the SPAC immediately prior to the First Effective Time shall automatically be canceled, and no New PubCo Ordinary Shares or other consideration shall be delivered or deliverable in exchange therefor.

(c)          Conversion of SPAC Shares. After giving effect to the SPAC Sponsor Recapitalization, each SPAC Share issued and outstanding immediately prior to the First Effective Time (except for shares being cancelled pursuant to Section 3.1(b)) shall be converted into and shall for all purposes represent only the right to receive a number of validly issued, fully paid and non-assessable shares of New PubCo Class A Ordinary Shares equal to 1.00 (the “SPAC Exchange Ratio”), subject, in the case of the SPAC Sponsor, to any adjustment pursuant to Section 3.10(b)(ii) (such shares referred to collectively as the “First Merger Consideration”). As of the First Effective Time, all of the SPAC Shares shall no longer be outstanding and shall automatically be canceled by virtue of the First Merger and each former holder of SPAC Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive, in accordance with this Section 3.1, the First Merger Consideration and otherwise as expressly provided herein.

(d)          Conversion of SPAC Restricted Stock Units. Each SPAC Restricted Stock Unit that is outstanding and unvested as of immediately prior to the First Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, shall, as of the First Effective Time, be converted into a restricted stock unit that is settled in New PubCo Class A Ordinary Shares, subject to the same terms and conditions as were applicable to such SPAC Restricted Stock Unit as of immediately prior to the First Effective Time (such restricted stock unit, as converted, an “New PubCo Restricted Stock Unit”). Accordingly, effective as of the First Effective Time, (i) each such New PubCo Restricted Stock Unit shall relate solely to shares of New PubCo Class A Ordinary Shares, and (ii) the number of New PubCo Class A Ordinary Shares subject to each such New PubCo Restricted Stock Unit shall be equal to the product of (x) the number of SPAC Class A Ordinary Shares subject to the applicable SPAC Restricted Stock Unit immediately prior to the First Effective Time and (y) the SPAC Exchange Ratio. Notwithstanding the foregoing, the conversions described in this Section 3.1(d) will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Section 409A of the Code.

(e)          Cancellation of New PubCo Ordinary Shares. Each share of New PubCo that is outstanding immediately prior to the First Effective Time shall cease to be outstanding and shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(f)          Treatment of SPAC Warrants. After giving effect to the SPAC Sponsor Recapitalization, at the First Effective Time, each SPAC Warrant that is outstanding and unexercised immediately prior to the First Effective Time, whether or not vested, shall be converted into and become a warrant to purchase New PubCo Class A Ordinary Shares, and New PubCo shall assume each such SPAC Warrant in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to SPAC Shares under SPAC Warrants assumed by New PubCo shall thereupon be converted into rights with respect to New PubCo Class A Ordinary Shares. Accordingly, from and after the First Effective Time: (i) each SPAC Warrant assumed by New PubCo may be exercised solely for shares of New PubCo Class A Ordinary Shares; (ii) the number of shares of New PubCo Class A Ordinary Shares subject to each SPAC Warrant assumed by New PubCo shall be determined by multiplying (A) the number of SPAC Shares that were subject to such SPAC Warrant, as in effect immediately prior to the First Effective Time by (B) the SPAC Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of New PubCo Class A Ordinary Shares; (iii) the per share exercise price for the New PubCo Class A Ordinary Shares issuable upon exercise of each SPAC Warrant assumed by New PubCo shall be determined by dividing (A) the per share exercise price of SPAC Shares subject to such SPAC Warrant, as in effect immediately prior to the First Effective Time, by (B) the SPAC Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any SPAC Warrant assumed by New PubCo shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such SPAC Warrant shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a SPAC Warrant, such SPAC Warrant assumed by New PubCo in accordance with this Section 3.1 shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any share split, division or subdivision of shares, share dividend or distribution (including any dividend or distribution of securities convertible into New PubCo Class A Ordinary Shares), reorganization, combination, exchange of shares, reverse share split, consolidation of shares, reclassification, recapitalization or other like change with respect to New PubCo Class A Ordinary Shares subsequent to the First Effective Time.

3.2.          Effect on Merger Sub Shares.  At the Second Effective Time, by virtue of the Second Merger and without any action on the part of New PubCo, Merger Sub or any Merger Sub Shareholder:

(a)          Cancellation of Merger Sub Ordinary Shares. All Merger Sub Ordinary Shares that are owned by Merger Sub or any wholly owned subsidiary of Merger Sub, including the Company, immediately prior to the Second Effective Time shall automatically be canceled, and no New PubCo Ordinary Shares or other consideration shall be delivered or deliverable in exchange therefor.

(b)          Conversion of Merger Sub Ordinary Shares. Each Outstanding Merger Sub Ordinary Share (except for shares being cancelled pursuant to Section 3.2(a)), by virtue of the Second Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive the Per Share Consideration, subject to any adjustment pursuant to Section 3.10(a)(ii) (the aggregate amount of consideration allocated pursuant to this Section 3.2(b), the “Merger Sub Shareholder Consideration”). All of the Outstanding Merger Sub Ordinary Shares converted into the right to receive consideration as described in this Section 3.2(b) shall be automatically cancelled and extinguished and shall cease to exist, and each holder of Outstanding Merger Sub Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.2(b) into which such Outstanding Merger Sub Ordinary Share shall have been converted and each former holder of Merger Sub Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except as expressly provided herein..

3.3.          Exchange Procedures. Following the date hereof and prior to the Effective Times, New PubCo shall appoint an exchange agent reasonably acceptable to the Company Shareholder (the “Exchange Agent”) to act as the exchange agent in connection with the Mergers and, if required by the Exchange Agent, enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) in a form and substance that is reasonably acceptable to the Company Shareholder and New PubCo; provided, however, that (i) Continental Trust is deemed to be reasonably acceptable and (ii) New PubCo shall afford the Company Shareholder opportunity to review any proposed Exchange Agent Agreement prior to execution, and shall accept the Company Shareholder’s reasonable comments thereto.

3.4.          Issuance of the Closing Number of Securities.

(a)          At the Closing, New PubCo shall issue to the Merger Sub Shareholder in accordance with the procedures to be agreed upon with the Exchange Agent, the number of shares of New PubCo Class B Ordinary Shares to which the Merger Sub Shareholder is entitled in respect of its Outstanding Merger Sub Ordinary Shares pursuant to Section 3.2(b).

(b)          At the Closing, New PubCo shall issue to each SPAC Shareholder in accordance with the procedures to be agreed upon with the Exchange Agent, the number of shares of New PubCo Class A Ordinary Shares to which such SPAC Shareholder is entitled in respect of its SPAC Shares pursuant to Section 3.1(c).

(c)          Notwithstanding anything in this Agreement, no fraction of a New PubCo Ordinary Share shall be issued by virtue of the Mergers, and any Person who would otherwise be entitled to a fraction of a New PubCo Ordinary Share (after aggregating all fractional New PubCo Ordinary Shares that otherwise would be received by such Person) shall receive from New PubCo, in lieu of such fractional share: (i) one New PubCo Class A Ordinary Share or one New PubCo Class B Ordinary Share, as applicable, if the aggregate amount of fractional New PubCo Class A Ordinary Shares or New PubCo Class B Ordinary Shares, as applicable, such Person would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no New PubCo Class A Ordinary Share or New PubCo Class B Ordinary Share, as applicable, if the aggregate amount of fractional New PubCo Class A Ordinary Shares or New PubCo Class B Ordinary Shares, as applicable, such Person would otherwise be entitled to is less than 0.50.

(d)          The number of New PubCo Ordinary Shares that each Person is entitled to receive as a result of the Mergers and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any share split, share subdivision, split-up, reverse share split, share consolidation, share subdivision, share dividend or distribution (including any dividend or distribution of securities convertible into New PubCo Class A Ordinary Shares or New PubCo Class B Ordinary Shares, as applicable), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to New PubCo Class A Ordinary Shares or New PubCo Class B Ordinary Shares, as applicable, occurring on or after the date hereof and prior to the Closing.

3.5.          SPAC Financing Certificate. Not later than two (2) Business Days prior to the Closing Date, SPAC shall deliver to Opportunity, the Company Shareholder and Merger Sub written notice (the “Financing Certificate”) setting forth: (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the SPAC Shareholder Redemptions; (b) the amount of SPAC Cash and SPAC Transaction Expenses as of the Closing (including the amount of any Excess of SPAC Transaction Expenses); (c) the number of SPAC Class A Ordinary Shares to be outstanding as of the Closing after giving effect to (x) the SPAC Shareholder Redemptions and the issuance of New PubCo Class A Ordinary Shares pursuant to the Subscription Agreements and the terms of this Agreement and the Sponsor Letter Agreement, and (y) the SPAC Sponsor Recapitalization pursuant to the terms of the Sponsor Letter Agreement and (d) the number of SPAC Restricted Stock Units to be outstanding as of the Closing Date. The Company, Opportunity and their respective Representatives shall have a reasonable opportunity to review and to discuss with SPAC and its Representatives the documentation provided pursuant to this Section 3.5 and any relevant books and records of the SPAC. SPAC and its Representatives shall reasonably assist and cooperate with the Company, Opportunity and their respective Representatives in their review of the documentation and shall consider in good faith the Company’s and Opportunity’s comments.

3.6.          Closing Calculations. The Company Shareholder and Merger Sub shall deliver to SPAC and to Opportunity, no later than two (2) Business Days prior to the Closing Date, a written notice (the “Closing Payment Schedule”) setting forth the calculation of the Merger Sub Shareholder Consideration, including (i) the Equity Value (including any adjustments in respect of any Excess of Company Transaction Expenses) and (ii) the Per Share Consideration, together with reasonable relevant supporting documentation used in calculating such amounts. SPAC, Opportunity and their respective Representatives shall have a reasonable opportunity to review and to discuss with Company Shareholder and its Representatives the documentation provided pursuant to this Section 3.6 and any relevant books and records of Merger Sub and its Subsidiaries. The Company Shareholder and its Representatives shall reasonably assist and cooperate with SPAC, Opportunity and their respetive Representatives in their review of the documentation and shall consider in good faith SPAC’s and Opportunity’s comments to the Closing Payment Schedule, and if any adjustments are made to the Closing Payment Schedule prior to the Closing, such adjusted Closing Payment Schedule shall thereafter become the Closing Payments Schedule for all purposes of this Agreement. The Closing Payment Schedule and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement. SPAC will be entitled to rely in all respects upon the Closing Payment Schedule.

3.7.          Earn-Out Shares.

(a)          If the conditions set forth in this Section 3.8 are satisfied, New PubCo shall issue to the Company Shareholder a total of up to 11,000,000 newly issued New PubCo Class B Ordinary Shares (such New PubCo Class B Ordinary Shares, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, and any additional shares issued in lieu of fractional shares pursuant hereto, the “Earn-Out Shares”), as follows:

(i)          if at any time during the three-year period following the Closing Date (the end of such period, the “First Release Date”) the closing share price of the New PubCo Class A Ordinary Shares is greater than or equal to $17.00 over any 20 Trading Days within any consecutive 30 Trading Day period, one-half of the Earn-Out Shares shall be issued; and

(ii)         if at any time during the three-year period following the Closing Date (the end of such period, the “Second Release Date”) the closing share price of the New PubCo Class A Ordinary Shares is greater than or equal to $20.00 over any 20 Trading Days within any consecutive 30 Trading Day period, one-half of the Earn-Out Shares shall be issued (in addition to any Earn-Out Shares issued pursuant to Section 3.7(a)(i)).

(b)          If (i) the First Release Date or the Second Release Date occurs on a day that is not a Trading Day, then the “First Release Date” or the “Second Release Date” (as applicable) shall for all purposes of this Agreement be deemed to occur on the next following Trading Day, and (ii) if New PubCo or any of its Affiliates enters into a definitive agreement with respect to an Acceleration Event (as defined below) on or prior to the First Release Date or the Second Release Date, then the First Release Date or the Second Release Date (as applicable) shall be automatically extended and shall be deemed to occur on the earlier of (A) the consummation of such Acceleration Event and (B) the termination of such definitive agreement with respect to such Acceleration Event in accordance with its terms.

(c)          The New PubCo Class A Ordinary Share price targets in Section 3.7(a)(i) and (a)(ii) shall be equitably adjusted for any share split, division or subdivision of shares, share dividend or distribution (including any dividend or distribution of securities convertible into New PubCo Class A Ordinary Shares), reorganization, combination, exchange of shares, reverse share split, consolidation of shares, reclassification, recapitalization or other like change affecting the New PubCo Class A Ordinary Shares after the Effective Times.

(d)          In the event of the satisfaction of the threshold set forth in Section 3.7(a)(i) on or prior to the First Release Date or the threshold set forth in Section 3.8(a)(ii) on or prior to the Second Release Date, as soon as practicable (but in any event within ten (10) Business Days) after such satisfaction, New PubCo shall issue such Earn-Out Shares to the Company Shareholder as a result thereof (for the avoidance of doubt, for all purposes hereunder, the Company Shareholder shall be deemed entitled to such Earn-Out Shares as of the date of satisfaction of the threshold set forth in Section 3.7(a)(i) or the threshold set forth in Section 3.8(a)(ii), notwithstanding the issuance of such Earn-Out Shares following such date of satisfaction).

(e)          In the event of the failure of the satisfaction of the threshold set forth in Section 3.7(a)(i) on or prior to the First Release Date, or the failure of the satisfaction of the threshold set forth in Section 3.8(a)(ii) on or prior to the Second Release Date, the right and entitlement herein to the portion of the Earn-Out Shares that is the subject of the applicable threshold shall be forfeited by the Company Shareholder.

(f)           Following the Closing, including during the three-year period following the Closing Date, New PubCo and its Subsidiaries, including the Group Companies, will be entitled to (i) operate their respective businesses based upon their respective business requirements and in their own business judgment, and (ii) make changes in their respective sole discretion to their respective operations, organization, personnel, accounting practices and other aspects of their respective businesses, including actions that may have an impact on whether any thresholds in respect of Earn-Out Shares have been met; provided that no such action may be taken if the primary purpose and intent of such action is to adversely affect the ability of New PubCo to satisfy any such threshold and the Company Shareholder will not have any right to claim the loss of all or any portion of the Earn-Out Shares or other damages as a result of such decisions.

(g)          If, during the three-year period following the Closing Date, (i) there is a transaction that results in New PubCo Class A Ordinary Shares being converted into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the New PubCo Board in good faith) in excess of the threshold set forth in Section 3.7(a)(i) on or prior to the First Release Date, or the threshold set forth in Section 3.8(a)(ii) on or prior to the Second Release Date (each as equitably adjusted for share split, division or subdivision of shares, share dividend or distribution (including any dividend or distribution of securities convertible into New PubCo Class A Ordinary Shares), reorganization, combination, exchange of shares, reverse share split, consolidation of shares, reclassification, recapitalization or other like change affecting the New PubCo Class A Ordinary Shares after the date of this Agreement) (an “Acceleration Event”), then the Earn-Out Shares subject to the applicable threshold shall be issued to the Company Shareholder effective as of immediately prior to the consummation of such transaction, or otherwise treated as so issued in connection therewith, so as to ensure that the Company Shareholder shall receive such Earn-Out Shares, and all proceeds thereof, in connection with such transaction, or (ii) there is a transaction that will result in New PubCo Class A Ordinary Shares being converted into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the New PubCo Board in good faith) less than the threshold set forth in Section 3.7(a)(i) on or prior to the First Release Date, or the threshold set forth in Section 3.8(a)(ii) on or prior to the Second Release Date, (each as equitably adjusted for share split, division or subdivision of shares, share dividend or distribution (including any dividend or distribution of securities convertible into New PubCo Class A Ordinary Shares), reorganization, combination, exchange of shares, reverse share split, consolidation of shares, reclassification, recapitalization or other like change affecting the New PubCo Class A Ordinary Shares after the date of this Agreement), then the Earn-Out Shares that remain subject to the applicable threshold shall be forfeited.

(h)          At the time that any Earn-Out Shares become vested pursuant to this Section 3.8, New PubCo shall remove any legends, share transfer restrictions, stop transfer orders or similar restrictions with respect to the Earn-Out Shares related to such vesting.

3.8.          Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, the Exchange Agent, SPAC, the Company, New PubCo and their respective Affiliates, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment (and any other amounts treated as consideration for purposes of applicable Tax Legal Requirements) as required by applicable Legal Requirements (as determined in good faith and subject to the requirements of this Section 3.8). If any such deduction or withholding is so required (other than compensatory payments to employees of the Group Companies), the applicable withholding agent shall use commercially reasonable efforts to provide written notice to the Company of the amounts to be deducted and withheld no later than five (5) Business Days prior to such payment. Each Party shall expend commercially reasonable efforts to (a) avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Tax deductions and withholdings and shall cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions, refunds, credits or other recovery and (b) eliminate or minimize the amount of any such Tax deductions and withholdings. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Entity in accordance with applicable Legal Requirements, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.9.          Taking of Necessary Action; Further Action. If, at any time after the Effective Times, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Merger Sub, and to vest the SPAC Surviving Entity following the First Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC, the officers and directors, (or their designees) of the Company, Merger Sub and New PubCo, on the one hand, and SPAC, on the other hand, are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.10.        Transaction Expenses.

(a)          At the Closing or promptly thereafter, the Surviving Entity shall pay or cause to be paid all Company Transaction Expenses that remain unpaid as of the Closing Date, each as set forth on a written statement to be delivered to the Surviving Entity by or on behalf of Merger Sub not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof; provided, that if the Company Transaction Expenses whether paid or unpaid (valued in U.S. dollars and converting any non-U.S. dollars denominated expense into U.S. dollar using the Applicable Exchange Rate), as of immediately prior to the Closing, are greater than the Company Expenses Cap, then, at the Company Shareholder’s election, which irrevocable election shall be set forth on a written statement to be delivered to the Surviving Entity by or on behalf of Merger Sub not less than two (2) Business Days prior to the Closing Date:

(i)          the Company Shareholder shall pay directly any Company Transaction Expenses in excess of the Company Expenses Cap (the “Excess of Company Transaction Expenses”) promptly after the Closing and provide evidence of such payment to the Surviving Entity, provided that in case the Surviving Entity pays or causes to be paid any Excess of Company Transaction Expenses, then the Company Shareholder shall promptly reimburse the Surviving Entity for such Excess of Company Transaction Expenses by the wire transfer of immediately available funds; or

(ii)         the Excess of Company Transaction Expenses shall be paid by the Surviving Entity and the Equity Value will be reduced, as provided for in the definition of “Equity Value” set forth in Section 1.1.

(b)          At the Closing or promptly thereafter, the Surviving Entity shall pay or cause to be paid all SPAC Transaction Expenses that remain unpaid as of the Closing Date, each as set forth on a written statement to be delivered to the Surviving Entity by or on behalf of SPAC not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof; provided, that if the SPAC Transaction Expenses, whether paid or unpaid (valued in U.S. dollars and converting any non-U.S. dollars denominated expense into U.S. dollar using the Applicable Exchange Rate), as of immediately prior to the Closing, are greater than the SPAC Expenses Cap, then, at the SPAC Sponsor’s election, which irrevocable election shall be set forth on a written statement to be delivered to the Surviving Entity by or on behalf of SPAC not less than two (2) Business Days prior to the Closing Date:

(i)          the SPAC Sponsor shall pay directly any SPAC Transaction Expenses in excess of the SPAC Expenses Cap (the “Excess of SPAC Transaction Expenses”) promptly after the Closing and provide evidence of such payment to the Surviving Entity, provided that in case the Surviving Entity pays or causes to be paid any Excess of SPAC Transaction Expenses, then the SPAC Sponsor shall promptly reimburse the Surviving Entity for such Excess of SPAC Transaction Expenses by the wire transfer of immediately available funds; or

(ii)         the Excess of SPAC Transaction Expenses shall be paid by the Surviving Entity and the number of New PubCo Class A Ordinary Shares (valued at $10.00 per share) otherwise issuable to the SPAC Sponsor pursuant to Section 3.1 shall be decreased in an amount corresponding to the Excess of SPAC Transaction Expenses.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY, COMPANY SHAREHOLDER, MERGER SUB AND NEW PUBCO

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to SPAC prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to SPAC that each statement contained in this Article IV (other than each statement contained in Sections 4.1, 4.2, 4.4, 4.5, 4.6 and 4.17 (to the extent the statements in such representations are applicable to the Company Shareholder), Section 4.2, Section 4.6 (to the extent the statements in Section 4.6 are applicable to New PubCo or Merger Sub), and Section 4.27 (to the extent the statements in Section 4.27 are applicable to New PubCo or Merger Sub)) is true and correct as of the date hereof and as of the Closing Date. Except as set forth in the Company Disclosure Letter, the Company Shareholder hereby represents and warrants to SPAC that each statement contained in Sections 4.1, 4.2, 4.4, 4.5, 4.6, 4.8, 4.17, 4.27 and 4.30 (in each case, to the extent the statements contained therein are applicable to the Company Shareholder) is true and correct as of the date hereof and as of the Closing Date. Except as set forth in the Company Disclosure Letter, each of New PubCo and Merger Sub represents and warrants to SPAC, severally but not jointly, that each statement contained in Sections 4.2, 4.6, 4.7, 4.11, 4.15, 4.20, 4.23 and 4.27 (in each case to the extent the statements contained therein are applicable to New PubCo or Merger Sub) is true and correct as of the date hereof and as of the Closing Date. New PubCo hereby represents and warrants to SPAC that each statement contained in Sections 4.29 and 4.30 (to the extent the statements contained therein are applicable to New PubCo) are true and correct as of the date hereof and as of the Closing Date.

4.1.          Organization and Qualification.  Each of the Company and the Company Shareholder (a) is a corporation duly formed, validly existing and in good standing (to the extent such concept exists) under Brazilian law and (b) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  The Company is duly licensed or qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Complete and correct copies of the Governing Documents of each of the Company and the Company Shareholder as currently in effect, have been made available to SPAC.  None of the Company and the Company Shareholder is in violation of any provisions of the Company’s Governing Documents and the Company Shareholder’s Governing Documents, respectively, in any respect.

4.2.          New PubCo and Merger Sub.

(a)          Each of New PubCo and Merger Sub is an exempted company duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands. Each of New PubCo and Merger Sub has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to New PubCo and Merger Sub, taken as a whole or have a Company Material Adverse Effect. None of New PubCo or Merger Sub are in violation of any of the provisions of their respective Governing Documents in any material respect. Each of New PubCo and Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)          Neither New PubCo nor Merger Sub has any direct or indirect Subsidiaries or participations in joint ventures or other entities, and owns, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person. Neither New PubCo nor Merger Sub has any assets or properties of any kind other than those incident to its formation and this Agreement, and does not now conduct and has never conducted any business except as expressly contemplated by the Transaction Agreements and the Transactions. New PubCo and Merger Sub are entities that have been incorporated solely for the purpose of engaging in the Transactions.

(c)          All outstanding shares of New PubCo and Merger Sub are owned by the Company Shareholder, free and clear of all Liens (other than Permitted Liens). Upon and subject to the closing of the transactions contemplated by (i) the Subscription Agreements, New PubCo has committed to issue 13,010,600 New PubCo Class A Ordinary Shares and 2,567,500 warrants to purchase New PubCo Class A Ordinary Shares to the PIPE Investors, (ii) the Non-Redemption Agreements, New PubCo has committed to issue up to 1,980,886 New PubCo Class A Ordinary Shares and up to 474,350 warrants to purchase New PubCo Class A Ordinary Shares to the non-redeeming SPAC Shareholders party to such Non-Redemption Agreements, and (iii) pursuant to the Company Shareholder Subscription Agreement, New PubCo has committed to issue 5,050,000 New PubCo Class B Ordinary Shares to the Company Shareholder.

(d)          Each of New PubCo and Merger Sub has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers). The execution and delivery by New PubCo and Merger Sub of this Agreement and the other Transaction Agreements to which any of them is a party, and the consummation by New PubCo and Merger Sub of the Transactions (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of each of New PubCo and Merger Sub, and, except for receipt of the approval of the Company Shareholder as required by the Companies Act and the approvals described in Section 4.6(b), no other proceedings on the part of New PubCo or Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which any of them is a party or to consummate the transactions contemplated thereby. This Agreement and the other Transaction Agreements to which any of them is a party have been duly and validly executed and delivered by New PubCo and/or Merger Sub and, assuming the due authorization, execution and delivery thereof by the other Parties thereto, constitute the legal and binding obligations of New PubCo and Merger Sub (as applicable), enforceable against New PubCo and Merger Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

4.3.          Company Subsidiaries.

(a)          The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Section 4.3(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Except as disclosed in Section 4.3(a) of the Company Disclosure Letter, the Company owns, directly or indirectly, legal and beneficial title to all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens).  Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)          Each Company Subsidiary is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  Each Company Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of each Company Subsidiary, as amended and currently in effect, have been made available to SPAC.  No Company Subsidiary is or, to the best Knowledge of the Company, has been in violation of any provisions of its Governing Documents in any respect.

4.4.          Capitalization of the Group Companies.

(a)          As of the date hereof, the Company Shareholder is the sole holder of all the Company's outstanding Company Ordinary Shares. Section 4.4(a) of the Company Disclosure Letter sets forth, as of the date hereof, (i) the authorized share capital of the Company, and (ii) the number, class and series of Company Ordinary Shares owned by the Company Shareholder.

(b)          Except as disclosed in Section 4.4(b) of the Company Disclosure Letter, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any other Group Company is authorized or outstanding, including any such rights granted to any employees, consultants or directors of the Company or any Group Company, and (ii) there is no commitment by the Company or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of the Company or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any Company Ordinary Shares. Except for (x) any dividends or distributions declared prior to the date of this Agreement and reflected in the Interim Financial Statements and (y) any dividends, distributions or other dispositions and payments of any nature declared, paid or made, as the case may be, between the Company and any of its Related Parties in accordance with contractual obligations existing on the date of this Agreement as disclosed pursuant to Section 4.20 or Section 4.22, the Company has not declared or paid any dividends or distributions with respect to any Company Ordinary Shares since March 31, 2022 and has not made any other dispositions or payments of any nature to any of its Related Parties.

(c)          Except as disclosed in Section 4.4(c) of the Company Disclosure Letter, all issued and outstanding Company Ordinary Shares or share capital, shares of capital stock, limited liability company interests and equity interests of each Company Subsidiary (i) are duly authorized, validly issued, fully paid and non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued or transferred in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right created by statute, the Governing Documents of any of the Group Companies or any agreement to which the Company is a party and (iii) have been offered, or transferred, sold and issued in compliance with applicable Legal Requirements and the applicable Group Companies’ respective Governing Documents.

(d)          No outstanding Company Ordinary Shares or share capital, shares of capital stock, limited liability company interests and equity interests of each Company Subsidiary are subject to vesting or forfeiture rights or repurchase by a Group Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights issued by any Group Company.

(e)          All distributions, dividends, repurchases and redemptions in respect of the share capital (or other equity interests) of each Group Company were undertaken in compliance with the applicable Group Company’s Governing Documents then in effect, any agreement to which the applicable Group Company then was a party and in compliance with applicable Legal Requirements.

(f)           Except as set forth in the Governing Documents of the respective Group Companies or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which any Group Company is a party or by which any Group Company is bound with respect to any ownership interests of the applicable Group Company.

(g)          Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares, shares of capital stock, warrants, options or other securities of any Group Company are issuable and no rights in connection with any shares, warrants, options or other securities of any Group Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(h)          Except for the Indebtedness set forth in Section 4.4(h) of the Company Disclosure Letter, no Group Company has any Indebtedness. No Group Company has availed itself of any loan, grant or other payment from any Governmental Entity in connection with COVID-19, including any loans under the CARES Act or the Payment Protection Program.

4.5.          Authority Relative to this Agreement.

(a)          The Company has all requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions to which it is a party.  The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions to which it is a party have been duly and validly authorized by all requisite action on the part of the Company, and, except for receipt of the approval of the Company Shareholder as required by the Companies Act and the approvals described in Section 4.6(b), no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions to which it is a party.  This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(b)          The Company Shareholder has all requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that the Company Shareholder has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out the Company Shareholder’s obligations hereunder and thereunder and to consummate the Transactions to which it is a party.  The execution and delivery by the Company Shareholder of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company Shareholder of the Transactions have been duly and validly authorized by all requisite action on the part of the Company Shareholder (including the approval by its board of directors), and no other proceedings on the part of the Company Shareholder are necessary to authorize this Agreement or to consummate the Transactions to which it is a party.  This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by the Company Shareholder and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of the Company Shareholder, enforceable against the Company Shareholder in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

4.6.          No Conflict; Required Filings and Consents.

(a)          Assuming that the consents, approvals, orders, authorizations, filings, notices or permits referred to in Section 4.6(b) are duly and timely made or obtained, the execution and delivery by each of the Company, the Company Shareholder, New PubCo and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party do not, the performance of this Agreement and the other Transaction Agreements to which it is a party by each of the Company, the Company Shareholder, New PubCo and Merger Sub will not, and the consummation of the Transactions will not: (i) conflict with or result in a violation or breach of or default under any provision of any of the Company’s, the Company Shareholder’s, New PubCo’s or Merger Sub’s Governing Documents; (ii) conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or impair any of the Company’s or any of its Subsidiaries’, New PubCo’s or Merger Sub’s rights or, in a manner adverse to any of the Group Companies, New PubCo or Merger Sub, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of any of the Group Companies, New PubCo and Merger Sub pursuant to, any Company Material Contracts, except, with respect to clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)          The execution and delivery of this Agreement, or the other Transaction Agreements to which it is a party, by each of the Company, the Company Shareholder, New PubCo and Merger Sub does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the First Plan of Merger and the Second Plan of Merger and associated documents in accordance with the Companies Act; (ii) for the consents, approvals, authorizations and permits described on Section 4.6(b) of the Company Disclosure Letter; and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.7.          Compliance; Approvals.

(a)          Each of the Group Companies, New PubCo and Merger Sub has since the Reference Date complied with and is not in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business and assets, except for failures to comply or violations which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.  No written or, to the Knowledge of the Company, oral notice, of non-compliance with any applicable Legal Requirements has been received by any of the Group Companies, New PubCo and Merger Sub since the Reference Date, except for any potential non-compliance which, individually or in the aggregate, would not be reasonable likely to have a Company Material Adverse Effect.

(b)          (i) Each of the Group Companies, New PubCo and Merger Sub is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted and (ii) each Approval held by each of the Group Companies, New PubCo and Merger Sub is valid, binding and in full force and effect, in case of (i) and (ii), except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. None of the Group Companies, New PubCo and Merger Sub (i) are in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such Approval, or (ii) have received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (i) and (ii) as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

4.8.          Financial Statements.

(a)          The Company has made available to SPAC true and complete copies of (i) the audited consolidated balance sheets of the Company as of January 1, 2020, and December 31, 2021 and 2020, and the consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company for the fiscal years ended December 31, 2021 and 2020 (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheets of the Company as of March 31, 2022, and the consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company for the three-month period then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been approved by the Company and the Company Shareholder. The Financial Statements: (w) present fairly, in all material respects, the financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments (the effect of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect) and the absence of footnotes); and (x) were prepared in conformity with IFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and all applicable Legal Requirements; (y) were prepared from the books and records of the Group Companies.

(b)          The PCAOB Financial Statements to be delivered by the Company as promptly as practicable following the date hereof in accordance with Section 7.19, when so delivered, will (i) have been prepared in accordance with the books and records of the Group Companies, (ii) present fairly, in all material respects, the financial position of the Company and its Subsidiaries as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended, (iii) have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved and all applicable Legal Requirements, (iv) have been audited in accordance with the standards of the PCAOB, and (v) comply in all material respects with the applicable auditing and accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (including, to the extent applicable to the Company, Regulation S-X), for inclusion in the Proxy Statement and the Registration Statement.

(c)          The Company has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies and (iv) that accounts, notes and other receivables are recorded accurately. There are no significant deficiencies (deficiências significativas) in the Company’s internal control over financial reporting.

(d)          There are no outstanding loans or other extensions of credit made by the Group Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

4.9.          No Undisclosed Liabilities. The Group Companies have no liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with IFRS or applicable Legal Requirements, except: (a) liabilities provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in the Financial Statements or in the notes thereto; (b) liabilities arising in the ordinary course of the Company’s business since the date of the most recent balance sheet included in the Financial Statements; (c) liabilities incurred in connection with the Transaction; and (d) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.10.          Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, each of the Group Companies has conducted its business in the ordinary course of business and there has not been: (a) any Company Material Adverse Effect; or (b) any action taken or agreed upon by any of the Group Companies that would be prohibited by Sections 6.1(c), 6.1(o) and 6.1(p) (and to the extent related to the foregoing clauses, Section 6.1(s)), if such action were taken on or after the date hereof without the consent of SPAC.

4.11.        Litigation.  Except as disclosed in Section 4.11 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is: (a) no pending or, to the Knowledge of the Company, New PubCo or Merger Sub, threatened Legal Proceeding, or to the Knowledge of the Company, New PubCo or Merger Sub, any investigation, against any Group Company, New PubCo and Merger Sub or any of their respective properties or assets, or any of the directors, managers or officers of any Group Company, New PubCo and Merger Sub with regard to their actions as such, and, to the Knowledge of the Company, New PubCo or Merger Sub, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding or investigation; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of the Company, New PubCo or Merger Sub, threatened audit, examination, investigation or enforcement by any Governmental Entity against any Group Company, New PubCo and Merger Sub or any of their respective properties or assets, or any of the directors, managers or officers of any Group Company, New PubCo and Merger Sub with regard to their actions as such and, to the Knowledge of the Company, New PubCo or Merger Sub, no facts exist that would reasonably be expected to form the basis for any such audit, examination or investigation; (c) no pending or threatened Legal Proceeding or, to the Knowledge of the Company, New PubCo or Merger Sub, investigation, by any Group Company, New PubCo and Merger Sub against any third party; (d) no settlement or similar agreement that imposes any ongoing obligation, restriction or penalty on any Group Company, New PubCo and Merger Sub; and (e) no Order imposed or, to the Knowledge of the Company, New PubCo or Merger Sub, threatened to be imposed upon any Group Company, New PubCo and Merger Sub or any of their respective properties or assets, or any of the directors, managers or officers of any Group Company, New PubCo and Merger Sub with regard to their actions as such.

4.12.        Employee Benefits Plans.

(a)        Section 4.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Employee Benefit Plan, and specifies whether such plan is a Foreign Plan. For each material Employee Benefit Plan, the Group Companies have made available to SPAC a copy of such plan (or a description, if such plan is not written) and all amendments thereto and, as applicable: (i) all trust agreements or other funding arrangements and amendments thereto; and (ii) the most recently prepared actuarial reports and financial statements.

(b)        Each Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and with all applicable Legal Requirements.  No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan.

(c)        Each Employee Benefit Plan intended to qualify under Section 401 of the Code does so qualify, and any trusts intended to be exempt from federal income taxation under the provisions of Section 501(a) of the Code are so exempt, and each such Employee Benefit Plan has received a favorable determination or opinion letter (as applicable) from the U. S. Internal Revenue Service on which it can currently rely regarding the compliance of such Employee Benefit Plan, in form, with the tax qualification requirements of the Code.  To the Knowledge of the Company, no event has occurred or condition exists with respect to the operation or design of any such Employee Benefit Plan that would reasonably be expected to cause the denial or loss of such qualification or exemption or the loss of reliance on such determination or opinion letter.

(d)        No Group Company or any of its respective ERISA Affiliates has at any time in the past six (6) years sponsored or been obligated to contribute to, or had or is reasonably expected to have any liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA) or any other defined benefit pension plan; (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e)        None of the Employee Benefit Plans provides for, and the Group Companies have no liability in respect of, post-retirement health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(f)        With respect to any Employee Benefit Plan, no material actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, inquiries, investigations, Legal Proceedings or lawsuits are pending, or, to the Knowledge of the Company, threatened against any Employee Benefit Plan or against any fiduciary thereof with respect thereto.  No event has occurred, and to the Knowledge of the Company, no condition exists that would, by reason of the Company’s affiliation with any of its ERISA Affiliates, subject the Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Legal Requirements.

(g)        All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Employee Benefit Plans have been timely made or accrued in all material respects.

(h)        Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or its Subsidiaries or under any Employee Benefit Plan; (ii)  increase any amount of compensation or benefits otherwise payable to any current or former employee, individual independent contractor or director of the Company or its Subsidiaries or under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its Subsidiaries or under any Employee Benefit Plan; or (iv) limit the right to merge, amend or terminate any Employee Benefit Plan.

(i)        Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

(j)        The Company maintains no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A, 457A or 4999 of the Code or otherwise.

(k)        Section 4.12(k)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of each Employee Benefit Plan subject to the Legal Requirements of any jurisdiction outside the United States (each, a “Foreign Plan”). Except as provided for on Section 4.12(k)(ii) of the Company Disclosure Letter, (i) each such Foreign Plan is in material compliance with the applicable Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, (ii) there are no material pending, or to the Knowledge of the Company, threatened investigations by any Governmental Entity involving such Foreign Plan, and no material pending, or to the Knowledge of the Company, threatened claims (except for claims for benefits payable in the normal operation of such Foreign Plan), actions, suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (iii) except as would not result in material liability to the Company, all employer contributions to each such Foreign Plan required by applicable Legal Requirements or by the terms of such Foreign Plan have been made in a timely manner; (iv) each such Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (v) each such Foreign Plan required to be fully funded and/or fully insured, and/or book-reserved, is fully funded and/or fully insured and/or book-reserved, as appropriate, including any back-service obligations, on an ongoing basis (determined using reasonable actuarial assumptions) in compliance with all applicable Legal Requirements and IFRS, in each of the foregoing cases except as would not reasonably be expected to have a Company Material Adverse Effect; (vi) each such Foreign Plan, if intended to qualify for special tax treatment, meets all the requirement for such treatment and, to the Knowledge of the Company, no event has occurred with respect to such Foreign Plan that would reasonably be expected to cause the denial or loss of such special tax treatment and (vii) to the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not by itself be reasonably expected to create or otherwise result in any material liability with respect to such Foreign Plan.

(l)        The benefits payable under the UK Employee Benefits Plans consist exclusively of money purchase benefits (as defined in section 181 of the U.K. Pension Schemes Act 1993) and no Group Company nor New PubCo nor Merger Sub nor the Company Shareholder nor any of their respective Affiliates has any material liability whatsoever towards any defined benefit arrangement or any minimum level of benefits, nor has it made any defined benefit promise or been connected or associated with a sponsoring employer of any defined benefit scheme, and no amount is or could become due from any Group Company by virtue of section 75 or section 75A of the U.K. Pensions Act 1995.

(m)        No employee or officer (or former employee or officer) of any Group Company whose employment transferred to any Group Company under the Transfer of Undertakings (Protection of Employment) Regulations 2006 or otherwise was a member of or entitled to be or become a member of any defined benefit occupational pension scheme and therefore no employee or officer or former employee or officer of any Group Company has any rights to early retirement or to other enhanced rights, including pension rights on redundancy.

4.13.        Labor Matters.

(a)        Except as disclosed in Section 4.13(a) of the Company Disclosure Letter, (i) no Group Company is a party to or bound by, or currently negotiating in connection with entering into or amending, any collective bargaining agreement or other similar labor Contract applicable to current or former employees of any Group Company; (ii) no employees of the Group Companies are represented by any labor union, labor organization, works council or other employee representative bodies with respect to their employment with the Group Companies.  There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of the Company, threatened since the Reference Date.  Since the Reference Date, to the Knowledge of the Company, there have been no labor organizing activities involving Group Company or with respect to any employees of the Group Companies in effect or threatened in writing by any labor organization, work council, group of employees, union or other employee representative bodies.

(b)        Since the Reference Date, there have been no strikes, work stoppages, slowdowns, lockouts or arbitrations, material grievances, unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Group Companies involving any employee or former employee of any Group Company.

(c)        To the Knowledge of the Company, no executive officer of the Company has given written notice to any Group Company of termination of his or her employment with the Company in connection with the consummation of the Transactions. To the Knowledge of the Company, the Group Companies and each of their employees and consultants are in compliance in all material respects with the terms of any employment, nondisclosure, restrictive covenant, and consulting agreements between any Group Company and such individuals.

(d)        To the Knowledge of the Company, no notice or complaint from or on behalf of any current or former employee of, or other individual who provided services to, any Group Company has been received by any Group Company since the Reference Date asserting or alleging sexual harassment or sexual misconduct against any other current or former appointed director or executive officer of any Group Company.

(e)        Since the Reference Date, there have been no material complaints, charges, investigations or other Legal Proceedings against the Group Companies filed or pending or, to the Knowledge of the Company, threatened that would be brought or filed, with any Governmental Entity based on, arising out of, or in connection with any labor and employment Legal Requirement, or employment practice of any Group Company. Since the Reference Date, no Group Company has received any notice of intent by any Governmental Entity responsible for the enforcement of labor and employment laws to conduct or initiate a material investigation, audit or Legal Proceeding relating to any employment or labor laws or employment practice of any Group Company. Each Group Company is, and has been since the Reference Date, in material compliance with all applicable Legal Requirements respecting labor, employment and employment practices, including all laws respecting terms and conditions of employment classification, employment, wages and hours, overtime, the Worker Adjustment and Retraining Notification Act, and any similar foreign, state or local “mass layoff” or “plant closing” laws (the “WARN Act”), collective bargaining, non-unionized agreement (pacto colectivo), collective tripartite bargaining obligations (Consejos de Salario), immigration and work eligibility, benefits (including fringe and extra-legal benefits), labor relations, harassment (including sexual harassment), discrimination, civil rights, pay equity, child labor, equal employment opportunity, safety and health, workers’ compensation, COVID-19 in the workplace, temporary employees, licenses, termination payments, travel expenses, endowment (dotación), outsourcing, vacations, working permits and apprenticeships.

(f)        There has been no “mass layoff”, “plant closing” or other similar event under the WARN Act with respect to any Group Company since the Reference Date.

(g)        No Group Company is liable for any arrears of wages, amounts that the Group Companies are legally required to withhold from their employees’ wages and to pay to any Governmental Entity as required by Applicable Legal Requirements, or penalties with respect thereto, except in each case as would not be material to the Group Companies taken as a whole.

(h)        Except as would not be reasonably expected to result in a material liability of any Group Company, each individual who has provided or is providing services to any Group Company in Brazil and has been classified as an exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, for any purpose (including for tax purposes or purposes of any Employee Benefit Plan) has been properly classified as such under all applicable Legal Requirements and pursuant to the terms of any Employee Benefit Plan. None of the Group Companies has any material liability or obligation under any applicable Legal Requirement or Employee Benefit Plan arising out of improperly classifying such individual as an exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable.

(i)        All current employees of the Group Companies primarily employed in the United States are employed “at will”.

(j)        Each Group Company is in compliance, in all material respects, with all of its obligations to enter into health and security mandatory labor insurance with the Uruguayan State Insurance Office (Banco de Seguros del Estado) to cover employment and work sicknesses as established under Uruguayan Act 16,074 (October 10, 1989, as amended), and such mandatory insurance is in full force and effect.

(k)        Each Group Company is in compliance, in all material respects, with its obligations under the outsourcing legislation, and declares to comply with the controlling and verification obligations as established under Uruguayan laws 18,099 (January 21, 2007, as amended) and 18,251 (January 6, 2008, as amended).

4.14.        Real Property; Tangible Property.

(a)        Except as set forth on Section 4.14(a) of the Company Disclosure Letter, no Group Company currently owns any real property or has in the past three years owned any real property.

(b)        Except where the failure to comply would not individually or in the aggregate reasonably be expected to be material to the Group Companies taken as a whole, each Group Company has a valid, binding and enforceable leasehold interest under each of the real property leases to which it is a party as of the date hereof as a lessee (the “Company Leased Properties”), free and clear of all Liens (other than Permitted Liens) and each of the leases, lease guarantees, agreements and documents related to any Company Leased Properties to which it is a party as of the date hereof, including all amendments, letter agreements, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect as of the date hereof, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. The Company has made available to SPAC true, correct and complete copies of all Material Company Real Property Leases (as defined below). No Group Company is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, except for such breaches or defaults as would not individually or in the aggregate reasonably be expected to be material to the Group Companies taken as a whole. The Company Leased Properties are suitable to allow the businesses of the Group Companies to be operated as currently conducted in all material respects. To the Knowledge of the Company, (i) there are no pending condemnation proceedings with respect to any of the Company Leased Properties, and (ii) the current use of the Company Leased Properties does not violate any local planning, zoning or similar land use restrictions of any Governmental Entity in any material respect. No Group Company has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a breach or default by any Group Company under any of the Company Real Property Leases and, to the Knowledge of the Company, no other party is in breach or default thereof, except for such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.  As of the date of this Agreement, to the Knowledge of the Company, no party to any Company Real Property Lease has exercised any termination rights with respect thereto. Section 4.14(b) of the Company Disclosure Letter contains a true and correct list of all Material Company Real Property Leases. No Person other than the Group Companies has the right to use the Company Leased Properties, except as subleased by the respective Group Company to a sub-lessee.

(c)        Each Group Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its tangible assets, free and clear of all Liens other than: (i) Permitted Liens; (ii) the rights of lessors under any Company Real Property Lease; and (iii) the Liens specifically identified on the Section 4.14(c) of the Company Disclosure Letter. The tangible assets (together with the Intellectual Property rights and contractual rights) of the Group Companies: (A) constitute all of the assets, rights and properties that are currently being used for the operation of the businesses of the Group Companies as they are now conducted and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted in all material respects; and (B) have been maintained in accordance with generally applicable accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the uses to which they are being put, in each case, in all material respects.

4.15.        Taxes.

(a)        All income and other material Tax Returns required to be filed by or on behalf of each Group Company, New PubCo and Merger Sub have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects.  All material amounts of Taxes payable by each Group Company, New PubCo and Merger Sub (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with IFRS.

(b)        No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Company's Knowledge is there any) against any Group Company, New PubCo and Merger Sub which has not been paid or resolved.

(c)        No material Tax audit or other examination of any Group Company, New PubCo and Merger Sub by any Governmental Entity is presently in progress, nor has any of the Company, New PubCo and Merger Sub been notified in writing of any request or threat for such an audit or other examination.

(d)       There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(e)        None of any Group Company, New PubCo or Merger Sub has liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of any of the Group Companies, New PubCo and Merger Sub in the ordinary course of business.

(f)        No Group Company: (i) has any liability for the Taxes of another Person (other than any Group Company) as a result of (A) being a member of an affiliated, consolidated, combined, unitary or aggregate group or of any other relationship giving rise to statutory subsidiary liability (“responsabilidade tributária”), being the party legally responsible for withholding and/or collection (“responsável tributário”) and/or as tax successor (“sucessor tributário”) or (B) as a result of being a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); or (iii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state, local or foreign income Tax purposes, other than a group the common parent of which was and is the Company.

(g)       Except for set forth in Section 4.15(h) of Company Disclosure Letter, there are no ongoing or pending Legal Proceedings with respect to any material amounts of Taxes of any Group Company and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of any Group Company.

(h)       No Group Company has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)        No Group Company has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Entity.

(j)        No Group Company has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization, in each case where it is required to file an income Tax Return and does not file such a Tax Return.

(k)       Each Group Company is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by law to be so registered, in each case in all material respects, and has complied in all material respects with all Legal Requirements relating to such Taxes.

(l)        All material Related Party transactions involving any Group Company are in material compliance with all applicable transfer pricing requirements and any arm’s length standards of applicable Tax Legal Requirements.

(m)      No Group Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(n)        No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision, state or foreign local Legal Requirements) or (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements.

(o)        No claim has been made in writing (nor to the Company's Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that any Group Company is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(p)        Each Group Company has complied in all material respects with the conditions stipulated in any Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission, and the transactions contemplated by this Agreement will not adversely affect the eligibility of a Group Company for any existing material Tax Grant.

(q)        The Company has not been, is not, and immediately prior to the Second Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(r)        No Group Company was a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”) for its taxable year ending December 31, 2021 or expects to be a PFIC for its current taxable year. No Group Company is treated as a domestic corporation as a result of the application of Section 7874(b) of the Code.

(s)        No Group Company has taken any action, or is aware of any fact or circumstance that would reasonably be expected, to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (as defined below).

(t)        No advantage of any amnesty or tax installment program regarding Taxes (including ordinary installments, REFIS, PAES, PAEX and any similar plan) in the previous five (5) years have been taken by any Group Company.

4.16.        Environmental Matters.

(a)        Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect:

(i)       The Group Companies are, and have been for the past three years, in compliance with applicable Environmental Laws and the business of the Group Companies is being operated in compliance with applicable Environmental Laws and the Group Companies have no outstanding capital expenditures that are required to comply with applicable Environmental Laws as of the date of this Agreement;

(ii)      The Group Companies are and have been in compliance for the past five (5) years with, all permits, licenses and other authorizations required under applicable Environmental Laws;

(iii)     The Group Companies have timely filed all reports and notifications and maintains all necessary records and data in each case as required by applicable Environmental Law;

(iv)     No Group Company is party to any unresolved, pending or, to the Knowledge of the Company, threatened complaints, claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, orders, requests for information or proceedings arising under or related to Environmental Laws.  To the Knowledge of the Company, no conditions currently exist with respect to Company Leased Properties that would reasonably be expected to result in any of the Group Companies incurring liabilities or obligations under Environmental Laws;

(v)      To the Knowledge of the Company, no conditions currently exist with respect to Company Leased Properties or any properties previously owned or occupied by any Group Company that would reasonably be expected to (i) result in any of the Group Companies incurring liabilities or obligations under Environmental Laws or (ii) affect Group Companies’ ordinary course of business;

(vi)     No Group Company has received any unresolved or outstanding written notice from any Governmental Entity or any other Person alleging any non-compliance with Environmental Laws by any Group Company or requiring any Group Company to conduct the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, other than those notices relating to investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances conducted on behalf of the Group Companies’ customer or other third parties in the ordinary course of business;

(vii)    No Group Company has generated, treated, stored, released, transported or arranged for transportation or disposal of any Hazardous Substances at any location except in compliance with applicable Environmental Laws, and in a manner and quantity reasonably necessary for the conduct of the business of such Group Company;

(viii)   To the Knowledge of the Company, (i) no portion of any property currently or formerly owned, used, leased, or operated by any Group Company has been used by any Group Company for the handling, manufacturing, processing, generation, storage or disposal of Hazardous Substances in a manner other than in compliance with applicable Environmental Law and associated permits, approvals, authorizations, consents, licenses or certificates required by applicable Environmental Laws, and (ii) there are no Hazardous Substances in the environment (including natural resources, soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air) in a manner or in quantities that would result in a violation of or give rise to a liability under Environmental Laws that are present at, on or under any currently or formerly owned, used, leased or operated property or facility of any Group Company or at any off-site location at which Hazardous Substances have been disposed of;

(ix)      no Group Companies have given or received any warranties or indemnities in respect of, nor attempted to apportion liabilities, duties or obligations arising under Environmental Laws or otherwise relating to the environment and/or any Hazardous Substance.

(b)        The Group Companies have made available to SPAC copies of all material non-privileged environmental assessments, if any, (including any Phase I or II environmental assessments), studies, audits, analyses or reports relating to Company Leased Properties or the Group Companies and prepared in the past three years that are in the possession of the Group Companies.

4.17.        Brokers; Third Party Expenses.  Except as disclosed in Section 4.17 of the Company Disclosure Letter, none of the Group Companies and the Company Shareholder has any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions on account of Contracts entered into by any of the Group Companies or the Company Shareholder.

4.18.        Intellectual Property.

(a)        Section 4.18(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all of the following Intellectual Property that is owned by, and material to, any of the Group Companies: (i) issued Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; (iv) Internet domain names (the Intellectual Property referred to in clauses (i) through (iv), without any limitations as to materiality, collectively, the “Company Registered Intellectual Property”) and (v) material Group Company Software. All of the Company Registered Intellectual Property is subsisting, all of the applications and registrations in the Company Registered Intellectual Property are, to the Knowledge of the Company, valid, and to the Knowledge of the Company, all Company Registered Intellectual Property is enforceable in all material respects. None of the Owned Intellectual Property (and, to the Knowledge of the Company, Licensed Intellectual Property that is exclusively licensed to a Group Company) material to the operation of the business of any of the Group Companies has been adjudged invalid or unenforceable in whole or part. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each material item of the Company Registered Intellectual Property.

(b)        The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all material Owned Intellectual Property, including any Intellectual Property assigned to the Company or its Subsidiaries by any employee of the Group Companies, in each case, free and clear of all Liens (other than Permitted Liens), and, except as disclosed in Section 4.18(b) of the Company Disclosure Letter, has a license or otherwise possesses rights to use (as currently used by the Group Companies) all other material Intellectual Property used in the conduct of the businesses of the Group Companies.

(c)        Since the Reference Date, the Owned Intellectual Property and the conduct of the businesses of the Group Companies has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person in any material respect.  To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the material Owned Intellectual Property, and no such claims have been made in writing against any third party by any of the Group Companies since the Reference Date.

(d)        There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against any of the Group Companies, and no Group Company has received since the Reference Date any written notice from any Person pursuant to which any Person is: (i) alleging that any Group Company or the conduct of the business of any of the Group Companies has infringed, misappropriated or otherwise violated any Intellectual Property rights of any third party; or (ii) contesting the scope, use, ownership, validity or enforceability of any of the Owned Intellectual Property.  To the Knowledge of the Company, none of the Owned Intellectual Property is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property.

(e)        No past or present director, officer, partner, shareholder, quotaholder, manager, employee, consultant, service provider or independent contractor of any of the Group Companies has any ownership or other rights in any material Owned Intellectual Property (other than the right to use such material Owned Intellectual Property in the performance of their activities for the Group Companies pursuant to a Contract with a Group Company). Each of the past and present directors, officers, partner, shareholder, quotaholder, manager, employees, consultants, service providers and independent contractors of any of the Group Companies who are or were engaged in creating or developing any material Owned Intellectual Property for the Group Companies has executed and delivered a written agreement, pursuant to which such Person has: (i) if such Person has access to such information, except as would not, individually or in the aggregate, be material to the Group Companies, agreed to hold all confidential and/or proprietary information of the Group Companies (or of another Person and held by any Group Company under an obligation to maintain the secrecy and confidentiality of such information) in confidence both during and for certain periods after such Person’s employment or retention, as applicable; (ii) with respect to any such material Intellectual Property that does not vest initially in a Group Company by operation of law, presently assigned to such Group Company all of such Person’s rights, title and interest in and to all such material Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby; and (iii) to the extent moral rights arise in the applicable jurisdiction, agreed to waive all moral rights such Person may have in any such material work which such Person created or authored for such Group Company in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, there is no uncured material breach by any such Person with respect to its obligation to assign any material Intellectual Property to any Group Company or to protect the material Trade Secrets of the Group Companies under any such agreement.

(f)        Each of the Group Companies, as applicable, takes commercially reasonable steps to maintain the secrecy, confidentiality and value of all Owned Intellectual Property and Licensed Intellectual Property the value of which to any Group Company is contingent upon maintaining the confidentiality thereof.

(g)        No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been used in any material respect to create, in whole or in part, any material Owned Intellectual Property in any manner that gives any such person or entity any ownership or other material rights in such Intellectual Property.

(h)        Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Group Companies, as applicable, takes commercially reasonable steps to maintain the secrecy, confidentiality and value of the material source code included in the Group Company Software. No material source code for any material Group Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of a Group Company subject to confidentiality obligations in a written Contract to the Group Company with respect to such source code. No Group Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the material source code for any material Group Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the material source code for any material Group Company Software to any other Person (other than New PubCo or SPAC), including the execution, delivery or performance of this Agreement or any other Transaction Agreements or the consummation of any of the transactions contemplated hereby or thereby.

(i)        The Company or one of its Subsidiaries owns, or has a valid right to access, use and otherwise exploit (as applicable) all computer systems, Software, firmware, middleware, hardware, peripherals, servers, routers, hubs, switches, data communication lines, networks, interfaces, platforms and related systems, databases, websites and all other information technology equipment used by any Group Company (collectively, the “Company IT Systems”).  The Company IT Systems are sufficient for the operation of the businesses of the Group Companies as currently conducted in all material respects. The Group Companies have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Company IT Systems owned by them (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures and (iii) business continuity procedures.

(j)        Since the Reference Date, except as would not, individually or in the aggregate, be material to the Group Companies, there have been no failures, breakdowns, continued substandard performance or other adverse events (including any unauthorized use, access, interruption, modification or corruption) affecting any such Company IT Systems owned by the Group Companies or, to the Knowledge of the Company, otherwise used by or on behalf of the Group Companies (or any information and transactions of the Group Companies stored or contained therein or transmitted thereby). The material Company IT Systems owned by the Group Companies or, to the Knowledge of the Company, otherwise used by or on behalf of the Group Companies do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or other similar code or programs that could (i) materially disrupt or materially and adversely affect the functionality of any Company IT Systems, or (ii) enable or assist any Person to access without authorization, any Company IT Systems.

(k)        None of the Group Companies have incorporated any Open Source Software in, or used any Open Source Software in connection with, any material Group Company Software in a manner that requires the contribution, distribution, licensing, attribution or disclosure to any third party of any portion of any material proprietary Group Company source code or that would otherwise transfer the rights of ownership in any Owned Intellectual Property of any of the Group Companies to any Person. The Group Companies are in material compliance with the terms and conditions of all relevant licenses for Open Source Software to which any of them are party or otherwise bound.

4.19.        Privacy. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a)        Except as disclosed in Section 4.19(a) of the Company Disclosure Letter, each of the Group Companies have since the Reference Date complied with: (i) all applicable Privacy Laws; (ii) all of such Group Company’s applicable publicly-posted or publicly distributed policies, records and notices regarding the Processing of Personal Information, and (iii) all such Group Company's obligations in Company Material Contracts with respect to the Processing of Personal Information (“Privacy Requirements”).  None of the Group Companies have, since the Reference Date (A) been charged with a violation of any Privacy Requirements (but excluding non-material individual consumer demands and requests in the ordinary course of business) or (B) received written notice that they are subject to any threatened claims, investigations, notices or requests from any Governmental Entity or other Person (excluding non-material individual consumer demands and requests in the ordinary course of business) in relation to any alleged or perceived breaches of any Privacy Requirements.

(b)        Each of the Group Companies has, as applicable, since the earlier of the (i) Reference Date and (ii) the date the Brazilian Data Protection Law (LGPD) came into effect, implemented and maintained appropriate and commercially reasonable safeguards, which safeguards are consistent with practices in the industry in which the applicable Group Company operates, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, transfer, use, modification or disclosure.

(c)        Since the Reference Date, (i) there have been no material breaches, security incidents, misuse of or unauthorized access to, unauthorized use or transfer, or disclosure of any Personal Information in the possession or control of any of the Group Companies or collected, used or Processed by or on behalf of any of the Group Companies, and (ii) none of the Group Companies have provided or been legally or contractually required to provide any notices to any Person in connection with any material breaches, security incidents, misuse of or unauthorized access to, unauthorized use or transfer, or disclosure of Personal Information.  Each of the Group Companies has, since the Reference Date, implemented commercially reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans to safeguard the data and Personal Information in its possession or control.

4.20.        Agreements, Contracts and Commitments.

(a)        Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement.  For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each of the following Contracts to which a Group Company is a party as of the date hereof:

(i)        any Contract or purchase commitment reasonably expected to result in future payments to or by any Group Company in excess of $5,000,000 (or its equivalent in another currency) per annum;

(ii)       any Contract with the top 20 customers of the Group Companies (the “Material Customers”) as determined by revenue, in each case during the 12-month period ended on December 31, 2021;

(iii)     any Contract that purports to limit in any respect (A) the localities in which the Group Companies’ businesses may be conducted, (B) any Group Company from engaging in any line of business or (C) any Group Company from developing, marketing or selling products or services, including any non-compete agreements or agreements limiting the ability of any of the Group Companies from soliciting customers or employees;

(iv)     any Contract memorializing any Interested Party Transactions (other than those employment agreements, confidentiality agreements, non-competition agreements (for the benefit of a Group Company) or any other agreement of similar nature entered into in the ordinary course of business with employees or technical consultants) providing for annual payments in an amount equal to or greater than $100,000 (or its equivalent in another currency) per annum;

(v)      any Contract that imposes obligations on any of the Group Companies to provide “most favored nation” pricing to any of its customers, or that contains any “take or pay” or minimum requirements with any of its suppliers, right of first refusal or other similar provisions with respect to any transaction engaged in by any of the Group Companies;

(vi)     any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Group Companies;

(vii)    any Contract for or relating to any borrowing of money by or from the Company in excess of $1,000,000 (or its equivalent in another currency) per annum (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among any of the Group Companies);

(viii)   any employment or management Contract providing for annual payments in excess of $400,000 (or its equivalent in another currency);

(ix)      any Contract: (A) providing for the grant of any preferential rights to purchase or lease any material asset of any Group Company; or (B) providing for any exclusive or preferred right to sell or distribute any material product or material service of any of the Group Companies;

(x)       any obligation to register any Company Ordinary Shares or other securities of any of the Group Companies with any Governmental Entity (other than ordinary course requirements of foreign applicable Legal Requirements related to the recording with an applicable Governmental Entity of the ownership of non-U.S. Group Companies);

(xi)      any Contracts relating to the sale of any operating business of any Group Company or the acquisition by any Group Company of any operating business, whether by merger, purchase or sale of stock or assets or otherwise, or for which any Group Company has any material outstanding obligations in excess of $200,000 (or its equivalent in another currency) per annum (other than customary non-disclosure and similar obligations incidental thereto and other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business);

(xii)     any collective bargaining agreement or other similar labor Contract with any labor union, labor organization, or works council;

(xiii)    any Contract for the use by any of the Group Companies of any tangible property where the annual lease or mandate payments are greater than $80,000 (or its equivalent in another currency) (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business) (the “Material Company Real Property Leases”);

(xiv)    any Contract under which any of the Group Companies: (A) obtains the right to use, or a covenant not to be sued under, any material Intellectual Property from any third party (“Inbound License”), other than Incidental Inbound Licenses; or (B) grants the right to use, or a covenant not to be sued under, any material Intellectual Property to any third party (other than non-exclusive licenses granted to suppliers, vendors, distributors or customers in the ordinary course of business);

(xv)     any Contract pursuant to which any Group Company (i) provided material source code containing or embodying any Group Company Software to a third party or (ii) granted a third party a contingent right to receive source code containing or embodying any material Group Company Software, whether pursuant to an escrow arrangement or otherwise, in each case, other than to contractors and service providers performing services on behalf of the Group Companies;

(xvi)    any Contract that creates guarantees or Liens of any nature on any of the Group Companies’ assets not in the ordinary course of business and in an amount equal or greater than $1,000,000 (or its equivalent in another currency); and

(xvii)   any obligation to make any material payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons and in an amount equal or greater than $2,000,000 (or its equivalent in another currency).

(b)        Except for any Company Material Contract that has been terminated in accordance with the terms of this Agreement or terminates upon the expiration of the stated term thereof prior to the Closing Date, each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company, New PubCo or Merger Sub party thereto and, to the Knowledge of the Company, New PubCo or Merger Sub, represents a legal, valid and binding obligation of the counterparties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. None of the Company, New PubCo or Merger Sub nor, to the Knowledge of the Company, New PubCo or Merger Sub, any other party thereto, is in material breach of or in material default under, and, to the Knowledge of the Company, New PubCo or Merger Sub, no event has occurred which with notice or lapse of time or both would become a material breach of or material default under, any Company Material Contract, and no party to any Company Material Contract has given any written notice of any claim of any such material breach, default or event or has provided any formal written notice of any intention to terminate or modify, any such Company Material Contract. True, correct and complete copies of all Company Material Contracts have been made available to SPAC.

(c)        Commercial Agents. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse, (i) there is no Person that acts (or has acted) as a commercial agent (representantes comerciais) of the Company, and the Company has never entered into any agency agreement to formalize such type of relationship, (ii) the Company is not liable for any indemnification rights to any commercial agent and (iii) there are no pending or threatened Claims in connection with any commercial agent (whether of individual or collective nature).

4.21.        Insurance.  Each of the Group Companies maintains insurance policies or fidelity or surety bonds covering its assets, business, equipment, properties, operations and employees (collectively, the “Insurance Policies”) covering certain material insurable risks in respect of its business and assets, and the Insurance Policies are in full force and effect in all material respects.  The coverages provided by such Insurance Policies are usual and customary in amount and scope for the Group Companies’ business and operations as concurrently conducted, and sufficient to comply with any insurance required to be maintained by Company Contracts.  No written notice of cancellation or termination has been received by any Group Company with respect to any of the effective Insurance Policies.  There is no pending material claim by any Group Company under any of the existing Insurance Policies with respect to which coverage has been questioned, denied or disputed by the underwriters of such policies. The premiums due with respect to such Insurance Policies have been timely paid and no written notice of cancellation or termination or intent to cancel has been received by any of the Group Companies with respect to any such Insurance Policy.

4.22.        Interested Party Transactions.  Except as set forth in Section 4.22 of the Company Disclosure Letter or as would not, individually or in the aggregate, be material to the Group Companies, (a) no officer or director of the Company or any of their respective immediate family members, or to the Knowledge of the Company, any employee, officer, director or manager of the Group Companies or any of their respective immediate family members, is indebted to the Group Companies for borrowed money, nor are any of the Group Companies indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, and (b) to the Knowledge of the Company, no officer, director, employee, manager or holder of equity or derivative securities of the Group Companies or the Company Shareholder (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, a counterparty to (or controls a counterparty to) any Material Contract with any of the Group Companies (any such transactions in clauses (a) and (b), an “Interested Party Transaction”), in each case, other than: (i) for payment of salary, bonuses and other compensation for services rendered; (ii) reimbursement for reasonable expenses incurred in connection with any of the Group Companies; (iii) for other employee benefits made generally available to similarly situated Persons; or (iv) related to any such Person’s ownership of Company Ordinary Shares or other securities of the Group Companies or such Person’s employment or consulting arrangements with the Group Companies. To the to the extent required by applicable Laws to be reflected, registered or accounted, all Interest Party Transactions have been duly reflected, registered and accounted in the Group Companies’ financial statements.

4.23.        Information Supplied.  The information relating to the Group Companies, New PubCo and Merger Sub to be supplied by or on behalf of the Company for inclusion in the Registration Statement and the Proxy Statement (or any amendment or supplement thereto) will not, on the date of filing thereof or when the Registration Statement is declared effective or the date the Proxy Statement is first mailed to SPAC Shareholders, as applicable, or at the time of the Special Meeting, in the case of the Registration Statement, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading, and in the case of the Proxy Statement, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at the time and in light of the circumstances under which such statement is made. The Registration Statement and the Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by SPAC with respect to the information that has been or will be supplied by the Company or any of it Representatives for inclusion in the Registration Statement and the Proxy Statement or any projections or forecasts to be included therein.

4.24.        Anti-Bribery; Anti-Corruption.  Since the Reference Date, except as would not, individually or in the aggregate, reasonably be expected have a Company Material Adverse Effect, none of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, employees, Affiliates (including any direct or indirect controlling equityholder of the Company Shareholder) or any other Persons acting on their behalf, at their direction or for their benefit has, in connection with the operation of the business of the Group Companies, directly or indirectly: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature in violation of Anti-Corruption Laws; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or materially inaccurate books and records related to any of the foregoing; or (f) otherwise violated any applicable provision of (i) the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., (ii) the United Kingdom Bribery Act 2010, (iii) Brazilian Federal Law No. 12,846/2013, (iv) Brazilian Federal Law No. 8,429/1992, (v) Brazilian Federal Law No. 9,613/1998, (vi) Brazilian Federal Law No. 12,813/2013, (vii) Brazilian Federal Law No. 8,666/1993, (viii) Brazilian Federal Law No. 14,133/2021, (ix) Brazilian Decree-Law No. 2,848/1940, (x) the Irish Criminal Justice (Corruption Offenses) Act 2018 or (xi) any other applicable anti-corruption or anti-bribery Legal Requirements (collectively, the “Anti-Corruption Laws”). Since the Reference Date, none of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, Affiliates (including any direct or indirect controlling equityholder of the Company Shareholder) or any of the Group Companies’ respective employees or any other Persons acting on their behalf, (i) is or has been the subject of an unresolved claim or unresolved allegation relating to (A) any potential violation of the Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to any government official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law. Since the Reference Date, the Group Companies have had and maintained a system or systems of internal controls reasonably designed to (x) ensure compliance with the Anti-Corruption Laws and (y) prevent and detect violations of the Anti-Corruption Laws.

4.25.        International Trade; Sanctions; Anti-Money Laundering Laws.

(a)        For the past five (5) years, the Group Companies, the Group Companies’ respective directors, officers and, to the Knowledge of the Company, any of the Group Companies’ respective employees, Affiliates (including any direct or indirect controlling equityholder of the Company Shareholder) or any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies, and in each case in all material respects: (a) have been in compliance with all applicable Customs & International Trade Laws, including the Customs & International Trade Authorizations; (b) have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, deemed export, import, re-export, deemed re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the Group Companies, including the Customs & International Trade Authorizations; (c) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (d) have not received any actual or, to the Knowledge of the Company, threatened claims or requests for information by a Governmental Entity with respect to Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any actual or potential noncompliance with any applicable Customs & International Trade Laws.

(b)        None of the Group Companies or any of the Group Companies’ respective Affiliates (including any direct or indirect controlling equityholder of the Company Shareholder), directors, officers and, to the Knowledge of the Company, any of the Group Companies’ respective employees, or any other Persons acting on their behalf is or has been since April 1, 2017 a Sanctioned Person. Since April 1, 2017, the Group Companies and the Group Companies’ respective directors, officers and, to the Knowledge of the Company, any of the Group Companies’ respective Affiliates (including any direct or indirect controlling equityholder of the Company Shareholder), employees or any other Persons acting on their behalf have, in connection with the operation of the business of the Group Companies, been in compliance with Sanctions and Anti-Money Laundering Laws. Since April 1, 2017, (i) no Group Company has engaged in any business with or involving, directly or indirectly, any Sanctioned Person or Sanctioned Country in violation of Sanctions, (ii) no Governmental Entity has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Group Companies or any of their respective directors, officers or, to the Knowledge of the Company, any of the Group Companies’ respective Affiliates (including any direct or indirect controlling equityholder of the Company Shareholder), employees or any other Persons acting on their behalf in connection with any actual or alleged violation of Sanctions or Anti-Money Laundering Laws, (iii) there have been no actual or, to the Knowledge of the Company, threatened claims or requests for information by a Governmental Entity received by a Group Company with respect to the Group Companies’ or any of their respective Affiliates’ (including any direct or indirect controlling equityholder of the Company Shareholder) compliance with Sanctions or Anti-Money Laundering Laws and (iv) and no disclosures have been made to any Governmental Entity with respect to any actual or potential noncompliance with Sanctions or Anti-Money Laundering Laws. The Group Companies have in place controls and systems reasonably designed to ensure compliance with Sanctions and Anti-Money Laundering Laws.

4.26.        Customers and Suppliers. No Group Company has received any written or, to the Knowledge of the Company, oral notice that any Group Company is in breach of or default under any Contract with any Material Customer in any material respect or that any such Material Customer intends to cease doing business with any Group Company or materially decrease the volume of business that it is presently conducting with any Group Company.

4.27.        Board Approval; Vote Required. The board of directors (or other applicable governing body) of each of the Company, Merger Sub and New PubCo, in each case by unanimous written consent or other corporate action, has duly recommended that the Company Shareholder negotiate and approve this Agreement and any actions as contemplated by this Agreement, as required under applicable Laws. The Company Shareholder Approval is the only approval of the holders of any class or series of share capital of each of the Company, New PubCo and Merger Sub necessary to adopt this Agreement and approve the Transactions to which each of the Company, New PubCo and Merger Sub is a party. Executed copies of the resolutions of the board of directors of the Company Shareholder, if executed and delivered, will qualify as the Company Shareholder Approval.

4.28.        Business Activities. Except for this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby, the Company has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Company Business Combination.

4.29.        PIPE Investment Amount. Pursuant to, and on the terms and subject to the conditions of the Subscription Agreements, the PIPE Investors have agreed to purchase New PubCo Class A Ordinary Shares for an aggregate purchase price of $111,500,000, (the “PIPE Investment Amount”). As of the date hereof, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by New PubCo. Each Subscription Agreement is a legal, valid and binding obligation of New PubCo and, to New PubCo’s Knowledge, each PIPE Investor, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Other than as expressly contemplated by or referred to in the Subscription Agreements, there are no other agreements, side letters or arrangements between New PubCo and/or any PIPE Investor relating to any Subscription Agreement that could affect the obligation of the PIPE Investors to contribute the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements in accordance with the terms and conditions of the Subscription Agreement, and, as of the date here-of, New PubCo does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to New PubCo, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of New PubCo under any material term or condition of any Subscription Agreement and, as of the date hereof, New PubCo has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

4.30.        Company Shareholder PIPE Investment.

(a)        Company Shareholder has delivered to the Company a true, correct and complete copy of the Company Shareholder Subscription Agreement entered into on or prior to the date hereof, pursuant to which the Company Shareholder has committed to provide the Company Shareholder PIPE Investment.

(b)        Pursuant to, and on the terms and subject to the conditions of the Company Shareholder Subscription Agreement, the Company Shareholder has agreed, contingent upon Closing, to purchase 5,050,000 New PubCo Class B Ordinary Shares for an aggregate purchase price of $50,500,000 (the “Company Shareholder PIPE Investment Amount”). As of the date hereof, the Company Shareholder Subscription Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by New PubCo or the Company Shareholder. The Company Shareholder Subscription Agreement is a legal, valid and binding obligation of New PubCo and the Company Shareholder, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Other than as expressly contemplated by or referred to in the Company Shareholder Subscription Agreement, there are no other agreements, side letters or arrangements between New PubCo and/or the Company Shareholder relating to the Company Shareholder PIPE Investment that could affect the obligations set forth in the Company Shareholder Subscription Agreement, and, as of the date hereof, none of New PubCo and the Company Shareholder knows of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Company Shareholder Subscription Agreement not being satisfied, or the Company Shareholder PIPE Investment not to occur, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of New PubCo or the Company Shareholder under any material term or condition of the Company Shareholder Subscription Agreement and, as of the date hereof, none of New PubCo or the Company Shareholder has reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the Company Shareholder Subscription Agreement. The Company Shareholder Subscription Agreement contains all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of New PubCo and the Company Shareholder to consummate the Company Shareholder PIPE Investment set forth in the Company Shareholder Subscription Agreement on the terms therein.

4.31.        Disclaimer of Other Warranties.  THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, NONE OF SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC OR ANY OF THE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING: (A) NONE OF SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SPAC IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS; AND (B) NONE OF SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE COMPANY OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, BY OR ON BEHALF OF SPAC IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SPAC OR ANY OF ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OTHER THAN IN THE TRANSACTION AGREEMENTS. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SPAC AND ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS, AND IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF SPAC EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 4.30, CLAIMS AGAINST SPAC OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except: (i) as set forth in the letter dated as of the date of this Agreement and delivered by SPAC to the Company on or prior to the date of this Agreement (the “SPAC Disclosure Letter”); and (ii) as disclosed in the SPAC SEC Reports filed or furnished with the SEC (and publicly available) prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports), excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (it being acknowledged that nothing disclosed in such SPAC SEC Reports will be deemed to modify or qualify the Fundamental Representations of SPAC), SPAC represents and warrants to the Company that each statement contained in this Article V is true and correct as of the date hereof and as of the Closing Date.

5.1.          Organization and Qualification.

(a)        SPAC is an exempted company duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands.

(b)        SPAC has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to SPAC or have a SPAC Material Adverse Effect.

(c)        Complete and correct copies of the SPAC Governing Documents have been made available to the Company. SPAC is not in violation of any of the provisions of its Governing Documents in any respect.

(d)        SPAC is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to the SPAC or have a SPAC Material Adverse Effect.

5.2.          Capitalization.

(a)        As of the date of this Agreement: (i) 5,000,000 undesignated preference shares, par value $0.0001 per share, of SPAC (the “SPAC Preferred Shares”) are authorized, and no such shares are issued and outstanding; (ii) 500,000,000 class A ordinary shares, par value $0.0001 per share, of SPAC (“SPAC Class A Ordinary Shares”), are authorized and 25,300,000 such shares are issued and outstanding; (iii) 50,000,000 class B ordinary shares, par value $0.0001 per share, of SPAC (“SPAC Class B Ordinary Shares” and, together with the SPAC Preferred Shares and the SPAC Class A Ordinary Shares, the “SPAC Shares”), are authorized and 6,305,000 such SPAC Class B Ordinary Shares are issued and outstanding; (iv) 7,060,000 warrants to purchase one SPAC Class A Ordinary Share (the “Private Placement Warrants”) are outstanding; (v) 12,650,000 warrants to purchase one SPAC Class A Ordinary Share (the “Public Warrants” and, collectively with the Private Placement Warrants, the “SPAC Warrants”) are outstanding and (vi) 20,000 SPAC Restricted Stock Units are issued and outstanding.  All outstanding SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. The SPAC Warrants have been validly issued, and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(b)        Except for the SPAC Warrants, SPAC Class A Ordinary Shares, the SPAC Class B Ordinary Shares, the SPAC Restricted Stock Units, the Subscription Agreements and the Sponsor Letter Agreement, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock or share rights, stock or share appreciation rights, stock-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which it is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares or any other shares or other interest or participation in, or any security convertible or exercisable for or exchangeable into, SPAC Shares or any other shares or other interest or participation in SPAC. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

(c)        Except as set forth in the SPAC Governing Documents or the Current Registration Rights Agreement or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

5.3.          Authority Relative to this Agreement. SPAC has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers).  The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by SPAC of the Transactions (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of SPAC, and no other proceedings on the part of SPAC are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated thereby, other than approval of the SPAC Shareholder Matters.  This Agreement and the other Transaction Agreements to which SPAC is a party have been duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery hereof and thereof by the Company and the other parties thereto, constitute the legal and binding obligations of SPAC enforceable against it in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

5.4.          No Conflict; Required Filings and Consents.

(a)        Subject to the approval by the shareholders of the SPAC Shareholder Matters, neither the execution, delivery nor performance by SPAC of this Agreement or the other Transaction Agreements to which it is a party, nor the consummation of the Transactions, shall: (i) conflict with or violate SPAC Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 5.4(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair its rights or alter the rights or obligations of any third party under, or give to any third party any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of SPAC pursuant to, any Contracts, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have, as applicable, a (i) material adverse effect on the ability of SPAC to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions or (ii) a SPAC Material Adverse Effect.

(b)        The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the First Plan of Merger and associated documents and Second Plan of Merger and associated documents in accordance with the Companies Act; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which SPAC is qualified to do business; (iii) for the filing of any notifications required under the Antitrust Laws and the expiration of the required waiting periods thereunder; (iv) for the consents, approvals, authorizations and permits described in Section 5.4(b) of the SPAC Disclosure Letter; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a (i) material adverse effect on the ability of SPAC to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions or (ii) a SPAC Material Adverse Effect.

5.5.          Compliance; Approvals.  Since its incorporation, SPAC has complied in all material respects with and has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation, no investigation or review by any Governmental Entity with respect to SPAC has been pending or, to the Knowledge of SPAC, threatened. No written or, to the Knowledge of SPAC, oral notice of non-compliance with any applicable Legal Requirements has been received by SPAC.  SPAC is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected have a SPAC Material Adverse Effect. Each Approval held by SPAC is valid, binding and in full force and effect in all material respects. SPAC: (a) is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval; or (b) has not received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (a) and (b) as would not individually or in the aggregate, reasonably be expected to have, as applicable, a (i) material adverse effect on the ability of SPAC to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions or (ii) a SPAC Material Adverse Effect.

5.6.          SPAC SEC Reports and Financial Statements.

(a)        Except as set forth in Section 5.6(a) of the SPAC Disclosure Letter, SPAC has timely filed all forms, reports, schedules, statements and other documents required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”), and shall timely file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional SPAC SEC Reports”).  All SPAC SEC Reports, Additional SPAC SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of New PubCo) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction, except as permitted by the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SPAC SEC Reports were, and the Additional SPAC SEC Reports will be, prepared in all material respects in compliance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder.  The SPAC SEC Reports did not at the time they were filed, and the Additional SPAC SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The Certifications are each true and correct in all material respects. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Reports. To the Knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. Except as set forth in Section 5.6(a) of the SPAC Disclosure Letter, SPAC maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act.  Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.  As used in this Section 5.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NYSE, so long as copies thereof are publicly available.

(b)        The financial statements and notes of SPAC contained or incorporated by reference in the SPAC SEC Reports fairly present, and the financial statements and notes of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports will fairly present, in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to in, such financial statements, all prepared from the books and records of the SPAC and in accordance with: (i) U.S. GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, in each case, applied on a consistent basis throughout the periods involved, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.

5.7.          Absence of Certain Changes or Events.  Except as set forth in SPAC SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since the incorporation of the SPAC, there has not been: (a) any SPAC Material Adverse Effect; or (b) any action taken or agreed upon by SPAC that would be prohibited by Section 6.2 if such action were taken on or after the date hereof without the consent of the Company.

5.8.          Litigation.  Except as would not, individually or in the aggregate, reasonably be expected to have, as applicable, a (i) material adverse effect on the ability of SPAC to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions or (ii) a SPAC Material Adverse Effect, there is: (a) no pending or, to the Knowledge of SPAC, threatened Legal Proceeding against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such, and, to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of SPAC, threatened audit or examination by any Governmental Entity against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such, and, to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such audit or examination; (c) no pending or threatened Legal Proceeding by SPAC against any third party; (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on SPAC; and (e) no Order imposed or, to the Knowledge of SPAC, threatened in writing to be imposed upon SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such.

5.9.          Business Activities.

(a)        Since its incorporation, SPAC has not conducted any business activities other than activities: (i) in connection with its organization; (ii) in connection with its initial public offering; and (iii) directed toward the accomplishment of a business combination.  Except as set forth in the SPAC Governing Documents, there is no Contract or Order binding upon SPAC or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing).

(b)        Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a SPAC Business Combination.

5.10.        SPAC Material Contracts.

(a)        Section 5.10 of the SPAC Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K) to which SPAC is party (the “SPAC Material Contracts”), other than any such SPAC Material Contract that is listed as an exhibit to SPAC’s Registration Statement on Form S-1 (File No. 333-241831).

(b)        True, correct and complete copies of the SPAC Material Contracts have been delivered to or made available to the Company or its Representatives. Except for each SPAC Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have a SPAC Material Adverse Effect, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC and, to the Knowledge of SPAC, represent the legal, valid and binding obligations of the other parties thereto, and, to the Knowledge of SPAC, are enforceable by SPAC to the extent a party thereto in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies, and (ii) neither SPAC or, to the Knowledge of SPAC, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract.

5.11.        SPAC Listing.  The SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “HPX.U”.  The SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “HPX”. The SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “HPX WS”.  There is no action or proceeding pending or, to the Knowledge of SPAC, threatened in writing against SPAC by the NYSE or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares or SPAC Warrants or to terminate the listing of SPAC on the NYSE. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares or SPAC Warrants under the Exchange Act.

5.12.        PIPE Investment Amount.

(a)        SPAC has delivered to the Company true, correct and complete copies of each Subscription Agreement entered into on or prior to the date hereof, pursuant to which the PIPE Investors have committed to provide the PIPE Investment.

(b)        Pursuant to, and on the terms and subject to the conditions set forth in the Subscription Agreements, the PIPE Investors have agreed to purchase New PubCo Class A Ordinary Shares for the PIPE Investment Amount.  The PIPE Investment Amount, together with the amount in the Trust Account will be, prior to or at the Closing, in the aggregate sufficient to enable SPAC to pay all cash amounts required to be paid by SPAC pursuant to this Agreement prior to or at Closing.  As of the date hereof, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC.  Each Subscription Agreement is a legal, valid and binding obligation of SPAC and, to SPAC’s Knowledge, each PIPE Investor, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.  Other than as expressly contemplated by or referred to in the Subscription Agreements, there are no other agreements, side letters or arrangements between SPAC and/or any PIPE Investor relating to any Subscription Agreement that could affect the obligation of the PIPE Investors to contribute to New PubCo the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements in accordance with the terms and conditions of the Subscription Agreement, and, as of the date hereof, SPAC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to New PubCo, on the Closing Date.  No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of any Subscription Agreement and, as of the date hereof, SPAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement.  The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to New PubCo the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

5.13.        Trust Account.

(a)        As of date hereof, SPAC has at least $253,285,948 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of July 15, 2020, by and between SPAC and Continental Stock Transfer and Trust Company (“Continental Trust”), for the benefit of its public shareholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of SPAC under this Agreement are not subject to any conditions regarding SPAC’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b)        The Trust Agreement has not been amended or modified and, to the Knowledge of SPAC with respect to Continental Trust, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.  SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, Continental Trust.  There are no separate Contracts, side letters or other written understandings: (i) between SPAC and Continental Trust that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of SPAC, that would entitle any Person (other than shareholders of SPAC holding SPAC Shares sold in SPAC’s initial public offering who shall have elected to redeem their SPAC Shares pursuant to SPAC Governing Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the Trust Account.  Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem SPAC Shares in accordance with the provisions of SPAC Governing Documents.  There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article IV and the compliance by the Company Parties with their respective obligations hereunder with its obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

5.14.        Taxes.

(a)        All income and other material Tax Returns required to be filed by or on behalf of SPAC have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by SPAC (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with U.S. GAAP.

(b)        No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to SPAC's knowledge is there any) against SPAC which has not been paid or resolved.

(c)        No material Tax audit or other examination of SPAC by any Governmental Entity is presently in progress, nor has SPAC been notified in writing of any request or threat for such an audit or other examination.

(d)       There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of SPAC.

(e)        SPAC has no liability for a material amount of unpaid Taxes which has not been accrued for or reserved on SPAC’s financial statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of SPAC in the ordinary course of business.

(f)        SPAC (i) does not have any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); and (iii) has not ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state, local or foreign income Tax purposes, other than a group the common parent of which was and is SPAC.

(g)        There are no ongoing or pending Legal Proceedings with respect to any material amounts of Taxes of SPAC and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of SPAC.

(h)        SPAC will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision, state or foreign local Legal Requirements) or (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements.

(i)        No claim has been made in writing (nor to SPAC's knowledge) by any Governmental Entity in a jurisdiction in which SPAC does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(j)        SPAC has not taken any action, and it is not aware of any fact or circumstance, that would reasonably be expected, to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

5.15.        Information Supplied.  The information relating to SPAC to be supplied by or on behalf of SPAC for inclusion in the Registration Statement and the Proxy Statement (or any amendment or supplement thereto) will not, on the date of filing thereof or when the Registration Statement is declared effective or the date the Proxy Statement is first mailed to SPAC Shareholders, as applicable, or at the time of the Special Meeting, in the case of the Registration Statement, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading, and in the case of the Proxy Statement, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at the time and in light of the circumstances under which such statement is made. The Registration Statement and the Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by SPAC with respect to the information that has been or will be supplied by the Company or any of it Representatives for inclusion in the Registration Statement and the Proxy Statement or any projections or forecasts to be included therein.

5.16.        Employees; Benefit Plans.  Other than any former officers or as described in the SPAC SEC Reports or Section 5.16 of the SPAC Disclosure Letter, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee.  Except as set forth in Section 5.16 of the SPAC Disclosure Letter, SPAC does not currently maintain or have any direct liability under any employee benefit plan, and neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will: (a) result in any material payment (including severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of SPAC; or (b) result in the acceleration of the time of payment or vesting of any such employee benefits. Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

5.17.        Board Approval; Shareholder Vote.  The board of directors of SPAC (including any required committee or subgroup of the board of directors of SPAC) has, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements to which it is a party and the consummation of the Transactions; (b) determined that the consummation of the Transactions is in the best interest of the SPAC, (c) made the SPAC Recommendation, and (d) directed that this Agreement be submitted to the shareholders of SPAC for their adoption. Other than the approval of the SPAC Shareholder Matters, no other corporate proceedings on the part of SPAC are necessary to approve the consummation of the Transactions.

5.18.        Affiliate Transactions.  Except as described in the SPAC SEC Reports, no Contract between SPAC, on the one hand, and any of the present or former directors, officers, employees, shareholders, stockholders or warrant holders or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing.

5.19.        Brokers.  Except as set forth in Section 5.19 of the SPAC Disclosure Letter, SPAC does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

5.20.        Disclaimer of Other Warranties.  SPAC HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, NONE OF THE COMPANY SHAREHOLDER, THE COMPANY, ANY OF ITS SUBSIDIARIES, NEW PUBCO, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SPAC OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY INSIDER, ANY OF THE GROUP COMPANIES, OR ANY OF THE RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING: (A) NONE OF THE COMPANY SHAREHOLDER, THE COMPANY, ANY OF ITS SUBSIDIARIES, NEW PUBCO, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY SHAREHOLDER, THE COMPANY, NEW PUBCO OR MERGER SUB IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS; AND (B) NONE OF THE COMPANY SHAREHOLDER NOR THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NEW PUBCO, MERGER SUB, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO SPAC OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO SPAC OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY SHAREHOLDER OR THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES, NEW PUBCO, MERGER SUB AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING OTHER THAN IN THE TRANSACTION AGREEMENTS.  SPAC HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS.  SPAC ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES, NEW PUBCO, MERGER SUB AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, AND IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, SPAC HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDER, THE COMPANY, NEW PUBCO AND MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.20, CLAIMS AGAINST ANY GROUP COMPANY, NEW PUBCO, MERGER SUB OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.

ARTICLE VI

CONDUCT PRIOR TO THE CLOSING DATE

6.1.          Conduct of Business by the Company, the Company Subsidiaries, New PubCo and Merger Sub.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Second Effective Time, the Company, New PubCo and Merger Sub shall, and the Company shall cause each of the Company Subsidiaries to, other than as a result of or in connection with COVID-19, carry on its business in the ordinary course and in accordance with applicable Legal Requirements, except: (x) to the extent that SPAC shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld, conditioned or delayed); or (y) as expressly contemplated by this Agreement or any of the other Transaction Agreements; or (z) as expressly set forth in Section 6.1 of the Company Disclosure Letter. Without limiting the generality of the foregoing, except (i) as expressly contemplated by this Agreement or any of the other Transaction Agreements, (ii) or as required by applicable Legal Requirements, (iii) as a result of or in connection with a COVID-19 Measure or, (iv) as expressly set forth in Section 6.1 of the Company Disclosure Letter, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Second Effective Time, the Company, New PubCo and Merger Sub shall not, and the Company shall cause the Company Subsidiaries not to, do any of the following:

(a)        except in the ordinary course of business or as otherwise required by any existing Employee Benefit Plan or applicable Legal Requirements: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor, except for (A) individual increases of not more than 5% in the base salary or wage rate of any current employee who has annual base compensation of more than $175,000 (or its equivalent in another currency) in the ordinary course of business and (B) the payment of annual bonuses and other short-term incentive compensation in the ordinary course of business (including with respect to the determination of the achievement of any applicable performance objectives, whether qualitative or quantitative); (ii) grant or pay any severance, retention, transaction or change in control pay or benefits to, or otherwise increase the severance, retention, transaction or change in control pay or benefits of, any current or former employee, director or independent contractor, other than the payment of severance in the ordinary course of business in exchange for a release of claims; (iii) enter into, materially amend or terminate any Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Benefit Plan if it had been in effect on the date of this Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Employee Benefit Plan or otherwise; (v) grant any equity or equity-based compensation awards other than in the ordinary course of business or (vi) hire or terminate any employee whose annual base compensation is $150,000 (or its equivalent in another currency) or more, other than terminations for cause;

(b)        (i) transfer, sell, assign, license, sublicense, encumber, impair, abandon or otherwise dispose of any right, title or interest in or to any Owned Intellectual Property that is material to any of the Group Companies, New PubCo or Merger Sub (or any of their respective businesses); or (ii) voluntarily extend, amend, waive, cancel or modify any material rights in or to any Owned Intellectual Property that is material to any of the Group Companies, New PubCo or Merger Sub (or any of their respective businesses), other than, in each of clauses (i) through (ii), non-exclusive licenses granted in the ordinary course of business or expirations of Intellectual Property in accordance with the applicable statutory term (if such term is non-renewable);

(c)        except for transactions solely among the Company, the Company Subsidiaries, New PubCo and Merger Sub: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, shares, equity securities or property) in respect of any share capital or otherwise, or split, combine or reclassify any share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, shares, capital stock or any other equity interests, as applicable, in any Group Company, New PubCo or Merger Sub; or (iii) grant, issue sell or otherwise dispose, or authorize to issue, sell, or otherwise dispose any membership interests, shares, capital stock or any other equity interests (such as share or stock options, share or stock units, restricted shares or stock or other Contracts for the purchase or acquisition of such shares or capital stock), as applicable, in any Group Company, New PubCo or Merger Sub (other than as expressly required by the Subscription Agreements);

(d)        amend its Governing Documents;

(e)        except in the ordinary course of business or except as set forth in Section 6.1(e) of the Company Disclosure Letter: (i) merge, consolidate or combine with a third party, other than with SPAC; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing a majority of the equity interest in or all or substantially all of the assets of, or by any other manner, any third-party business or corporation, partnership, association or other business organization or division thereof, unless such transactions under (i) and (ii) individually or in the aggregate, would not require the presentation of any financial statements of a business acquired or to be acquired pursuant to Rule 3-05 of Regulation S-X and would not reasonably be expected to prevent or materially delay the consummation of the Transactions;

(f)        voluntarily dispose of or amend any Company Real Property Lease other than in the ordinary course of business or as would not reasonably be expected to be material to the Group Companies, New PubCo or Merger Sub, individually or in the aggregate;

(g)        other than with respect to the Company Real Property Leases and Intellectual Property, voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing with respect to, material assets or properties, other than in the ordinary course of business or pursuant to Contracts existing on the date hereof;

(h)        (i)  make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Group Companies, New PubCo or Merger Sub and other than advances for business expenses and loans or advances to customers and suppliers in the ordinary course of business; (ii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness incurred after the date hereof in excess of $20,000,000 (or its equivalent in another currency) in the aggregate other than (w) in connection with additional borrowings, extensions of credit and other financial accommodations from the existing lenders or under existing credit facilities, notes and other Indebtedness existing as of the date of this Agreement, (x) guarantees of any Indebtedness of any Company Subsidiaries or guarantees by the Company Subsidiaries of the Indebtedness of the Company, New PubCo or Merger Sub, (y) Indebtedness that qualifies as Company Transaction Expenses or (z) Indebtedness incurred in connection with any transaction permitted under Section 6.1(e); (iii) except in the ordinary course of business, create any Liens on any material property or material assets of any of the Group Companies, New PubCo or Merger Sub in connection with any Indebtedness thereof (other than Permitted Liens); or (iv) cancel or forgive any Indebtedness owed to any of the Group Companies, New PubCo or Merger Sub other than ordinary course compromises of amounts owed to the Group Companies, New PubCo or Merger Sub by their respective customers;

(i)        compromise, settle or agree to settle any Legal Proceeding involving payments by any Group Company, New PubCo or Merger Sub of $100,000 (or its equivalent in another currency) or more, or that imposes any material non-monetary obligations on a Group Company, New PubCo or Merger Sub (excluding, for the avoidance of doubt, confidentiality, non-disparagement or other similar obligations incidental thereto);

(j)        (i) except in the ordinary course of business or as would not reasonably be expected to be material to the Group Companies, New PubCo or Merger Sub, individually or in the aggregate: (A) modify, amend in a manner that is adverse to the applicable Group Company, New PubCo or Merger Sub or terminate any Company Material Contract; (B) enter into any Contract that would have been a Company Material Contract, had it been entered into prior to the date of this Agreement; or (C) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract (other than assignments by the applicable Group Company, New PubCo or Merger Sub to any other Group Company, New PubCo or Merger Sub); or (ii) modify or amend any material term under the Existing Credit Agreements or terminate the Existing Credit Agreements or any commitments thereunder;

(k)        except as required by IFRS (or any interpretation thereof) or applicable Legal Requirements (including to obtain compliance with PCAOB auditing standards), make any material change in accounting methods, principles or practices;

(l)        (i) make, change or revoke any material Tax election (in each case other than actions in respect of such Tax elections that would be consistent with the past practice of the Company); (ii) settle or compromise any material Tax liability, enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (iii) file any amended material Tax Return other than any such amendments that would be consistent with the past practice of the Company, (iv) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes, in each case other than any such extensions or waivers that would be consistent with the past practice of the Company, (v) settle or consent to any claim or assessment relating to any material amount of Taxes or (vi) surrender or allow to expire any right to claim a refund of material Taxes;

(m)      take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(n)       authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company, New PubCo or Merger Sub;

(o)       subject to Section 6.1(a), enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, shareholders, stockholders or other Affiliates (including any direct or indirect controlling equityholder of the Company Shareholder, but other than the Group Companies, New PubCo or Merger Sub), other than (i) payments or distributions relating to obligations in respect of arm’s-length commercial transactions, (ii) reimbursement for reasonable expenses incurred in connection with any of the Group Companies, New PubCo or Merger Sub, (iii) Employee Benefit Plans and (iv) employment arrangements entered into in the ordinary course;

(p)       engage in any material new line of business (it being understood that this Section 6.1(p) shall not restrict the Group Companies from extending its business into new geographies);

(q)       (i) modify or amend any of the Subscription Agreements or enter into or amend any other agreement related to the PIPE Investment, or (ii) modify or amend the Company Shareholder Subscription Agreement or enter into, modify, amend or terminate any other agreement related to the Company Shareholder PIPE Investment;

(r)        amend or enter into any Contract set forth in Section 4.20(a) of the Company Disclosure Letter (or that would have been required to be set forth therein if such Contract existed on the date hereof) or any Contract of a type described in Section 4.22; or

(s)        agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.1(a) through Section 6.1(r).

6.2.          Conduct of Business by SPAC.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Second Effective Time, SPAC shall carry on its business in the ordinary course, except: (a) to the extent that the Company shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld, conditioned or delayed); (b) as expressly contemplated by this Agreement (including as contemplated by the PIPE Investment, or in connection with an Extension in accordance with Section 7.26) or any of the other Transaction Agreements; or (c) as expressly set forth in Section 6.2 of the SPAC Disclosure Letter. Without limiting the generality of the foregoing, except (i) as expressly contemplated by this Agreement or any of the other Transaction Agreements, (ii) as set forth in Section 6.2 of the SPAC Disclosure Letter, or (iii) as required by applicable Legal Requirements, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Second Effective Time, SPAC shall not do any of the following:

(a)        declare, set aside or pay dividends on or make any other distributions (whether in cash, shares, stock, equity securities or property) in respect of any share capital (or warrant) or split, combine or reclassify any share capital (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital or warrant, or effect any like change in capitalization;

(b)        purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC;

(c)        except as expressly required by the Subscription Agreements, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares or other equity securities or any securities convertible into or exchangeable for shares or other equity securities, or subscriptions, rights, warrants or options to acquire any shares or other equity securities or any securities convertible into or exchangeable for shares or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares or equity securities or convertible or exchangeable securities;

(d)        amend its Governing Documents or the terms of any of SPAC Warrants;

(e)        (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f)        (i) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing; provided, however, that SPAC shall be permitted to incur Indebtedness from its Affiliates and shareholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of SPAC in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s-length and repayable at Closing;

(g)        make any loan, advance or capital contribution to any other Person;

(h)       except as required by U.S. GAAP (or any interpretation thereof) or applicable Legal Requirements, make any change in accounting methods, principles or practices;

(i)        (i) make, change or revoke any material Tax election (in each case other than actions in respect of such Tax elections that would be consistent with the past practice of SPAC); (ii) settle or compromise any material Tax liability, enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement; (iii) file any amended material Tax Return other than any such amendments that would be consistent with the past practice of SPAC; (iv) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes, in each case other than any such extensions or waivers that would be consistent with the past practice of SPAC; (v) settle or consent to any claim or assessment relating to any material amount of Taxes; or (vi) surrender or allow to expire any right to claim a refund of material taxes;

(j)         take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(k)        create any Liens on any material property or material assets of SPAC;

(l)         liquidate, dissolve, reorganize or otherwise wind up the business or operations of SPAC;

(m)       commence, settle or compromise any Legal Proceeding material to SPAC or its properties or assets;

(n)        engage in any material new line of business;

(o)        (i) modify, amend or terminate the Trust Agreement or any Subscription Agreement or enter into, amend or terminate any other agreement related to the Trust Account or the PIPE Investment; or (ii) modify, amend or terminate any Non-Redemption Agreement or enter into, modify, amend or terminate any other agreement with any SPAC Shareholders;

(p)        amend or enter into any Contract set forth in Section 5.10 of the SPAC Disclosure Letter (or that would have been required to be set forth therein if such Contract existed on the date hereof) or any Contract of a type described in Section 5.18; or

(q)        agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.2(a) through Section 6.2(p).

6.3.          Requests for Consent. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that (a) an e-mail from the Company to one or more of the individuals (or such other persons as SPAC may specify by notice to the Company) set forth on Section 6.3 of the SPAC Disclosure Letter specifically requesting consent under Section 6.1 shall constitute a valid request by the Company for all purposes under Section 6.1 and (b) an e-mail from SPAC to one or more of the individuals (or such other persons as the Company may specify by notice to SPAC) set forth on Section 6.3 of the Company Disclosure Letter specifically requesting consent under Section 6.2 shall constitute a valid request by SPAC for all purposes under Section 6.2.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1.          Proxy Statement/Registration Statement; Special Meeting; Shareholder Approval.

(a)           Proxy Statement/Registration Statement.

(i)          As promptly as practicable following the execution and delivery of this Agreement, the Company Shareholder shall cause New PubCo to, in accordance with this Section 7.1(a), prepare and file, and Company shall assist and cooperate with the preparation and filing of a registration statement with the SEC, including a proxy statement of New PubCo, on Form F-4 (as such filing is amended or supplemented, the “Proxy Statement” and together with such registration statement as such filings are amended or supplemented, the “Registration Statement”) for the purposes of (I) registering under the Securities Act, to the extent permitted by applicable rules and regulations of the SEC, the New PubCo Class A Ordinary Shares to be issued in connection with the Transactions (including any New PubCo Class A Ordinary Shares to be issued in connection with SPAC Warrants) (together, the “Registration Shares”), (II) providing SPAC Shareholders with notice of the opportunity to redeem SPAC Class A Ordinary Shares (the “SPAC Shareholder Redemption”), and (III) soliciting proxies from holders of SPAC Class A Ordinary Shares to vote at the Special Meeting in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the approval and authorization of the First Plan of Merger and the Second Plan of Merger by way of special resolution pursuant to the Companies Act; (3) the issuance of New PubCo Ordinary Shares in connection with the Transactions in accordance with this Agreement; (4) the adoption of the New PubCo A&R Memorandum and Articles of Association by way of special resolution pursuant to the Companies Act; and (5) any other proposals the Parties deem necessary or desirable to consummate the Transactions (collectively, the “SPAC Shareholder Matters”). Without the prior written consent of the Company (each such consent not to be unreasonably withheld, conditioned or delayed), the SPAC Shareholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Shareholders at the Special Meeting. The Registration Statement will comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act. Subject to Section 11.10, the Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Registration Statement and other related fees.

(ii)          SPAC shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the board of directors of SPAC, as promptly as practicable following the effectiveness of the Registration Statement (such date, the “Proxy Clearance Date”).

(iii)         Prior to each filing with the SEC of the Registration Statement and any other documents to be filed with the SEC that relate to the Transactions, both preliminary and final, and any amendment or supplement thereto, New PubCo will make available to the Company and SPAC a draft and will provide the Company and SPAC with a reasonable opportunity to comment on such draft and shall consider such comments in good faith.  New PubCo shall not file any such documents with the SEC without the prior written consent of the Company and SPAC (such consent not to be unreasonably withheld, conditioned or delayed). New PubCo will advise the Company and SPAC, promptly after it receives notice thereof, of: (A) the time when the Registration Statement has been filed; (B) the effectiveness of the Registration Statement; (C) the filing of any supplement or amendment to the Registration Statement; (D) the issuance of any stop order by the SEC; (E) any request by the SEC for amendment of the Registration Statement; (F) any comments from the SEC relating to the Registration Statement and responses thereto; and (G) requests by the SEC for additional information relating to the Registration Statement. New PubCo shall promptly respond to any SEC comments on the Registration Statement and shall use commercially reasonable efforts to have the Registration Statement cleared by the SEC under the Securities Act as promptly as practicable; provided that prior to responding to any requests or comments from the SEC, New PubCo will make available to the Company and SPAC drafts of any such response and provide the Company and SPAC with a reasonable opportunity to comment on such drafts.

(iv)         If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, New PubCo shall promptly file an amendment or supplement to the Registration Statement containing such information.  If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform New PubCo and SPAC of such information, event or circumstance.

(v)          New PubCo or SPAC, as applicable, shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws and any rules and regulations thereunder.  The Company agrees to use commercially reasonable efforts to promptly provide New PubCo or SPAC, as applicable, with all information in its possession concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by New PubCo or SPAC for inclusion in the Registration Statement.  The Company shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to New PubCo, SPAC and their respective counsel, auditors and other advisors in connection with the drafting of the Registration Statement and responding in a timely manner to comments on the Registration Statement from the SEC.

(b)           SPAC shall, as promptly as practicable following the Proxy Clearance Date, establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting. SPAC shall convene and hold an extraordinary general meeting of the SPAC Shareholders (the “Special Meeting”), for the purpose of obtaining the approval of the SPAC Shareholder Matters, which meeting shall be held not more than twenty-five (25) Business Days after the date on which SPAC mails the Proxy Statement to its shareholders. SPAC shall use reasonable best efforts to obtain the approval of the SPAC Shareholder Matters at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the approval of the SPAC Shareholder Matters.  Subject to the proviso in the immediately following sentence, SPAC shall include the SPAC Recommendation in the Proxy Statement. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Recommendation (a “Change in Recommendation”); provided, however, that the board of directors may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be likely to constitute a breach by the board of directors of its fiduciary obligations to SPAC under applicable Legal Requirements. Should the board of directors determine that a Change in Recommendation is required, SPAC shall promptly deliver to the Company a written notice advising the Company Shareholder that the board of directors of SPAC proposes to take such action and specifying the reasons therefor, which notice shall include a description of the applicable event or circumstance giving rise to such proposed Change in Recommendation, and until 5:00 pm EST on the third Business Day following the date such notice was delivered, if requested by the Company Shareholder, SPAC will contemplate in good faith with the Company Parties adjustments to the terms of this Agreement so that the need to make such Change in Recommendation is obviated. Following such time referred to in the preceding sentence, the board of directors of SPAC may determine in good faith (after consultation with its counsel, and taking into account any modifications to this Agreement proposed by the Company Parties prior to such time) that the failure to make such Change in Recommendation would reasonably be likely to constitute a breach by such board of its fiduciary obligations to SPAC under applicable Legal Requirements. SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the SPAC Shareholder Matters shall not be affected by any Change in Recommendation, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its shareholders the matters contemplated by the Proxy Statement as contemplated by this Section 7.1(b), regardless of whether or not there shall have occurred any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the Special Meeting: (i) to ensure that any supplement or amendment to the Registration Statement that the board of directors of SPAC has determined in good faith is required by applicable Legal Requirements is disclosed to SPAC Shareholders and for such supplement or amendment to be promptly disseminated to SPAC Shareholders prior to the Special Meeting to the extent required by applicable Legal Requirements; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient SPAC Class A Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) to seek withdrawals of redemption requests from SPAC Shareholders if SPAC reasonably expects the SPAC Shareholder Redemption payments would cause the condition in Section 8.2(e) to not be satisfied at the Closing; or (iv) in order to solicit additional proxies from shareholders for purposes of obtaining approval of the SPAC Shareholder Matters; provided, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii) the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

7.2.          Certain Regulatory Matters.

(a)           (i) As promptly as practicable, and in any event within ten (10) Business Days after the date of this Agreement, the Parties shall each prepare and file any required notifications or filings under any applicable Antitrust Laws or other applicable Legal Requirements in connection with the Transactions, including pursuant to the NSIA. The Parties shall promptly and in good faith respond to all information requested of it by a Governmental Entity in connection with any such notifications and filings and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary and will take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all material written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, each Party shall: (A) promptly inform the others of any material communication to or from a Governmental Entity regarding the Transactions; (B) permit each other to review in advance any material proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (C) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (D) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (E) keep the other reasonably informed as to the status of any such Legal Proceeding; and (F) promptly furnish each other with copies of all material correspondence, filings (subject to appropriate redaction, and only to the extent allowed under applicable Legal Requirements) and material written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions.

(b)           Subject to Section 11.10, any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under applicable Antitrust Laws, shall be borne 50% by SPAC and 50% by the Company.

7.3.          Other Filings; Press Release.

(a)           As promptly as practicable after execution of this Agreement and as soon as required by applicable Legal Requirements, (i) SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company, and (ii) the Company Shareholder shall disclose to the market, as of the date of this Agreement, a material fact (fato relevante) in the form of Exhibit I to report the execution of this Agreement and providing the minimum information required by applicable Legal Requirements.

(b)          Promptly after the execution of this Agreement, SPAC and the Company shall also issue a joint press release announcing the execution of this Agreement.

(c)           SPAC shall prepare a draft Current Report on Form 8-K announcing the results of the Special Meeting and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC prior to the Closing (“Special Meeting Form 8-K”), the form and substance of which shall be approved in advance in writing by the Company.  New PubCo shall prepare a draft Current Report on Form 6-K announcing the Closing and such other information that may be required to be disclosed with respect to the Transactions (the “Closing Form 6-K”), the form and substance of which shall be approved in advance in writing by the Company. As promptly as practicable following the Special Meeting, SPAC shall file the Special Meeting Form 8-K with the SEC. Concurrently with the Closing, or as soon as practicable thereafter, New PubCo shall file the Closing Form 6-K with the SEC. Prior to the Closing, SPAC and the Company shall prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, SPAC shall issue the Closing Press Release.

7.4.          Confidentiality; Communications Plan; Access to Information.

(a)           The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference to the extent not inconsistent with this Agreement.  Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated pursuant to its terms prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.  Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company, on the one hand, or SPAC, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality (including the Confidentiality Agreement); (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality to the disclosing Party or an Affiliate thereof; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) outside legal counsel determines disclosure is required by applicable Legal Requirement or stock exchange rule; or (vi) prior to the Closing, disclosure consented to in writing by SPAC (in the case of disclosure by the Company Parties) or the Company (in the case of disclosure by SPAC).

(b)           SPAC and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by SPAC, or SPAC, in the case of a public announcement by any Company Party (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Legal Requirements, in which case, other than, in the case of the Company Parties, routine disclosures to Governmental Entities made by any Company Party or its Affiliates in the ordinary course of business or any other communication by any Company Party or its Affiliates that is not widely disseminated, the disclosing Party first shall allow such other Parties to review, to the extent reasonably practicable and legally permissible, such public announcement or public communication or dissemination and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; provided that such activities are permitted pursuant to the Transaction Agreements; (iii) in the case of the Company Parties internal announcements to employees or external communications to banks, customers or suppliers, in each case, as the Company determines to be reasonably appropriate (such determination to be made by the Company in good faith); (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.3 or this Section 7.4(b); (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (vi) announcements and communications to other third parties to the extent necessary to seek, obtain or give consents, approvals, waivers or notices required as a result of the Transactions.

(c)           The Company will afford SPAC and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Group Companies during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Group Companies, as SPAC may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Group Companies. SPAC will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of SPAC during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of SPAC, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of SPAC. Notwithstanding anything to the contrary, the Parties shall not be required to take any action, provide any access or furnish any information that such Party in good faith reasonably believes would be reasonably likely to (i) cause or constitute a waiver of any attorney-client or other privilege or, (ii) violate any Contract to which such Party or any of its Affiliates is a party or bound, provided, that the Parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishings in a manner that does not result in the events set out in clauses (i) and (ii).

7.5.          Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, and without limitation to any other covenant or agreement in this Agreement or any other Transaction Agreement, each of the Company Shareholder, the Company, New PubCo, Merger Sub and SPAC agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using commercially reasonable efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII, to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, including registrations, declarations and filings with Governmental Entities, if any, and filings required pursuant to Antitrust Laws and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any consents referred to on Section 4.6(b) of the Company Disclosure Letter; (d) the termination of each agreement set forth on Section 7.5(c) of the Company Disclosure Letter; (e) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (f) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions.  This obligation shall include, on the part of SPAC, sending a termination letter to Continental Trust substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”).  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require SPAC or any Company Party to agree to any divestiture by itself or any of its Affiliates of shares or shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties, shares and capital stock, or the incurrence of any liability or expense.

7.6.          No SPAC Securities Transactions.  None of the Company Shareholder, the Company or any of its Subsidiaries will, directly or indirectly, engage in any transactions involving the securities of SPAC prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. Each of the Company Shareholder and the Company shall direct each of its officers and directors to comply with the foregoing requirement.

7.7.          No Claim Against Trust Account.  For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company Parties hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with SPAC; provided, that: (a) nothing herein shall serve to limit or prohibit any Company Party’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions (so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate any SPAC Shareholder Redemption), or for Intentional Fraud in the making of the representations and warranties in Article V; and (b) nothing herein shall serve to limit or prohibit any claims that any Company Party may have in the future pursuant to this Agreement against SPAC’s assets or funds that are not held in the Trust Account.

7.8.          Disclosure of Certain Matters.  Each of SPAC, New PubCo, Merger Sub, the Company Shareholder and the Company will promptly provide the other Parties with prompt written notice of: (a) any event, development or condition of which it obtains Knowledge that: (i) is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied; (ii) would require any amendment or supplement to the Registration Statement; or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions.

7.9.          Securities Listings.  From the date hereof through the Closing, SPAC shall use commercially reasonable efforts to ensure SPAC remains listed as a public company on, and for shares of SPAC Class A Ordinary Shares to be listed on, NYSE. New PubCo, the Company and SPAC shall cooperate to, and each shall use commercially reasonable efforts to, cause the Registration Shares issued in connection with the Transactions to be approved for listing on the NYSE (or other public stock market or exchange in the United States as may be agreed by the Company and SPAC) at Closing.

7.10.        No Solicitation.

(a)           During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company Shareholder and the Company shall not, and shall cause the Company’s Subsidiaries not to, and shall direct their respective Representatives not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than SPAC and its Representatives) concerning any merger, consolidation, sale of a substantial portion of the ownership interests and/or assets, recapitalization or similar transaction of, by or involving the Company, New PubCo or Merger Sub (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination.  The Company Shareholder and the Company shall, and shall cause the Company’s Subsidiaries to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination.

(b)           During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, SPAC shall not, and shall cause the SPAC Sponsor not to, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company Parties and their respective Representatives) concerning any merger, consolidation, purchase of ownership interests or assets, recapitalization or similar business combination transaction of, by or involving SPAC (each, a “SPAC Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a SPAC Business Combination.  SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any SPAC Business Combination.

(c)           Each Party shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable, after the execution and delivery of this Agreement.  If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable, such Party shall keep the other Parties reasonably informed of any material developments with respect to such inquiry, proposal, offer or submission. Notwithstanding anything to the contrary, any Party may respond to any unsolicited proposal regarding a Company Business Combination or SPAC Business Combination by stating only that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Business Combination or SPAC Business Combination, as applicable.

7.11.        Trust Account.  Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to Continental Trust (which notice SPAC shall provide to Continental Trust in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to Continental Trust pursuant to the Trust Agreement to be so delivered, including providing Continental Trust with the Trust Termination Letter; and (ii) shall use commercially reasonable efforts to cause Continental Trust to, and Continental Trust shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to SPAC Shareholders who properly elect to have their SPAC Class A Ordinary Shares redeemed for cash in accordance with the provisions of SPAC Governing Documents; (B) for income tax or other tax obligations of SPAC prior to the Closing; (C) to the underwriters of the initial public offering or any other person (including BofA Securities, Inc.) in accordance with the provisions of the HPX IPO Underwriting Agreement with respect to any deferred underwriting compensation; (D) all Transaction Expenses to be paid pursuant to the terms of this Agreement (subject to any adjustments described in Section 3.10(a) and Section 3.10(b)); and (E) as repayment of loans from, and reimbursement of, expenses to directors, officers and shareholders of SPAC or any other Indebtedness of SPAC, if any; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.12.        Director and Officer Matters.

(a)           New PubCo, Merger Sub and the Company.

(i)          New PubCo agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any New PubCo, Merger Sub or the Company (each, together with such person’s heirs, executors or administrators (a “Company D&O Indemnified Party”)), as provided in their respective Governing Documents, shall survive the Closing and shall continue in full force and effect.  For a period of six years following the Closing Date, New PubCo shall, and shall cause the Company to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of their respective Governing Documents as in effect immediately prior to the Closing Date, and New PubCo shall, and shall cause the Company to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Company D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(ii)          Prior to the Closing, New PubCo shall, or shall cause the Company to, purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Company D&O Tail”) in respect of acts or omissions occurring prior to the Closing, covering each such Person that prior to the Closing is or was a director or officer of New PubCo, Merger Sub or the Company on terms with respect to coverage, deductibles and amounts as is reasonably appropriate for companies of similar circumstances or as commercially practicable under market conditions at such time. The Company D&O Tail shall be maintained for the six-year period following the Closing. New PubCo shall maintain the Company D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Group Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.12(a)(ii).

(iii)         The rights of each Company D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of New PubCo, or Merger Sub or the Company, any other indemnification arrangement, any Legal Requirement or otherwise.  The obligations of New PubCo and the Company under this Section 7.12(a) shall not be terminated or modified in such a manner as to adversely affect any Company D&O Indemnified Party without the consent of such Company D&O Indemnified Party.  The provisions of this Section 7.12(a) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the Company D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.12(a).

(iv)        If New PubCo or, after the Closing, the Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of New PubCo or the Company, as applicable, assume the obligations set forth in this Section 7.12(a).

(b)           SPAC.

(i)          New PubCo agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of SPAC (each, together with such person’s heirs, executors or administrators, a “SPAC D&O Indemnified Party”), as provided in the SPAC Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of six years from the Closing Date, New PubCo shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of SPAC Governing Documents as in effect immediately prior to the Closing Date, and New PubCo shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any SPAC D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(ii)          Prior to the Closing, the SPAC shall purchase and pay a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “SPAC D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person prior to the Closing that is or was a director or officer of SPAC on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. New PubCo shall maintain the SPAC D&O Tail in full force and effect for its full term and shall honor all obligations thereunder, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.12(b)(ii).

(iii)         The rights of each SPAC D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of SPAC, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of New PubCo and SPAC under this Section 7.12(b) shall not be terminated or modified in such a manner as to adversely affect any SPAC D&O Indemnified Party without the consent of such SPAC D&O Indemnified Party. The provisions of this Section 7.12(b) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the SPAC D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.12(b).

(iv)         If New PubCo or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of New PubCo assume the obligations set forth in this Section 7.12(b).

7.13.        Tax Matters.

(a)          The Parties shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment. The Parties (i) shall not take any action that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment and (ii) shall not take any inconsistent position, including on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, for Tax purposes unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. This Agreement is intended to constitute and is hereby adopted by the Parties as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder with respect to the First Merger.

(b)          New PubCo, SPAC and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing or amendment of Tax Returns and any audit or other proceeding with respect to Taxes or Tax Returns of the New PubCo, SPAC or any Group Company. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)          New PubCo will use commercially reasonable efforts to provide the SPAC Shareholders information that is reasonably required to make a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to SPAC for the U.S. federal income taxable year that includes the Closing Date (including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g)); provided that New PubCo’s obligation shall be limited to information furnished by or provided by the SPAC or SPAC Sponsor and any books and records of the SPAC acquired or held by New PubCo. In no event will (i) New PubCo be liable for a SPAC Shareholders’ inability to make a valid election under Section 1295 of the Code or a valid election to mark to market within the meaning of Section 1296 of the Code, in each case with respect to any period of time prior to the Closing Date or (ii) New PubCo be required to keep its books and records (or any other separate set of books and records) in accordance with United States federal income tax principles.

(d)          All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be borne and paid by New PubCo. Unless otherwise required by applicable Law, New PubCo shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company and Merger Sub and SPAC and New PubCo shall reasonably cooperate with respect thereto as necessary). The Company and SPAC shall reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

7.14.        Subscription Agreements and Company Shareholder Subscription Agreement. SPAC and New PubCo shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements or the Company Shareholder Subscription Agreements without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). SPAC and New PubCo shall each use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements or the Company Shareholder Subscription Agreement on the terms and conditions described therein, including maintaining in effect the Subscription Agreements or the Company Shareholder Subscription Agreement and using its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to SPAC or New PubCo, as applicable, in the Subscription Agreements or the Company Shareholder Subscription Agreement and otherwise comply with its obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements or the Company Shareholder Subscription Agreement (other than conditions that SPAC or New PubCo, as applicable, or any of their respective Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements or the Company Shareholder Subscription Agreement at or prior to the Closing; and (iii) enforce its rights under the Subscription Agreements or the Company Shareholder Subscription Agreement in the event that all conditions in the Subscription Agreements or the Company Shareholder Subscription Agreement (other than conditions that SPAC or New PubCo, as applicable, or any of their respective Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors or the Company Shareholder to contribute to New PubCo the applicable portion of the PIPE Investment Amount or the Company Shareholder PIPE Investment Amount set forth in the Subscription Agreements or the Company Shareholder Subscription Agreement in accordance with the terms and conditions of the Subscription Agreement or the Company Shareholder Subscription Agreement at or prior to the Closing pursuant to the terms set forth therein (if all conditions set forth in the applicable Subscription Agreement or the Company Shareholder Subscription Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and other than conditions that SPAC or New PubCo, as applicable, or any of their respective Affiliates control the satisfaction of)).  Without limiting the generality of the foregoing, SPAC or New PubCo, as applicable, shall give the Company, prompt (and, in any event within three (3) Business Days) written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by the Company Shareholder or any party to any Subscription Agreement known to SPAC or New PubCo, as applicable; (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement or the Company Shareholder Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or the Company Shareholder Subscription Agreement or any provisions of any Subscription Agreement or the Company Shareholder Subscription Agreement; and (C) if SPAC or New PubCo, as applicable, does not expect to receive all or any portion of the PIPE Investment Amount or the Company Shareholder PIPE Investment Amount on the terms, in the manner or from the PIPE Investors contemplated by the Subscription Agreements or the Company Shareholder Subscription Agreement.

7.15.        Qualification as a Foreign Private Issuer. SPAC, New PubCo and the Company shall, at all times during the period from the date hereof until the Second Effective Time: (a)  take all requisite action such that, as of the Second Effective Time, New PubCo shall qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Securities Exchange; and (b) not take any action that would cause New PubCo to not qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Securities Exchange.

7.16.        Qualification as an Emerging Growth Company.  SPAC shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause SPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

7.17.        New PubCo Board.

(a)          SPAC and New PubCo shall take all necessary action to cause the New PubCo Board as of immediately following the Closing to consist of seven (7) directors.

(b)          Subject to the terms of the New PubCo A&R Memorandum and Articles of Association, the Company Shareholder, SPAC and New PubCo shall take all necessary actions to cause the composition of the New PubCo Board to be comprised of (a) five (5) individuals to be designated by the Company Shareholder; (b) one (1) individual to be designated by SPAC Sponsor; provided, that such director so designated shall qualify as “independent” under Rule 10A-3 of the Exchange Act; and (c) one (1) individual to be designated by Opportunity.

(c)          Any subsequent New PubCo Board shall be composed in accordance with and subject to the terms and conditions of the New PubCo A&R Memorandum and Articles of Association.

7.18.        New PubCo Equity Plan.

(a)          SPAC, New PubCo and the Company shall cooperate to establish an equity incentive plan (the “New PubCo Equity Plan”), pursuant to the terms set forth in the term sheet, attached hereto as Annex A (the “New PubCo Equity Plan Term Sheet”), for service providers of New PubCo and its subsidiaries, to be approved by New PubCo, the Company and SPAC and effective as of (and contingent on) the Closing. The proposed form of the New PubCo Equity Plan shall be prepared and delivered by New PubCo and the Company to SPAC in accordance with terms and conditions of the New PubCo Equity Plan Term Sheet, and shall be mutually agreed (in good faith) by SPAC, New PubCo and the Company prior to the Closing Date. New PubCo shall obtain the approval of the New PubCo Equity Plan from the New PubCo Board and the shareholder of New PubCo prior to the Closing.

(b)          Notwithstanding anything herein to the contrary, each Party acknowledges and agrees that all provisions contained in this Section 7.18 are included for the sole benefit of SPAC, New PubCo and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, New PubCo, the Company or any of their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement before, on or following the Closing or (iii) shall confer upon any Person who is not a Party (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

7.19.        Financial Statements; Other Financial Information.

(a)          (i) As promptly as practicable after the date of this Agreement, the Company shall deliver to SPAC, for inclusion in the Proxy Statement and Registration Statement the PCAOB Financial Statements and the consent of the independent auditors to use such PCAOB Financial Statements in the Proxy Statement and Registration Statement, and (ii) from time to time, as promptly as practicable, the Company shall deliver to SPAC, to the extent required for inclusion in the Proxy Statement and the Registration Statement, any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of income and statements of income (loss), changes in shareholders’ equity and cash flows of any of the Group Companies, in each case in compliance with the standards of the PCAOB, and in compliance in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to the registrant at such time.

(b)          From the date hereof until the Proxy Clearance Date, the Company will furnish to SPAC (i) unaudited consolidated balance sheets of the Company, and statements of income (loss) and cash flows of the Company, for each quarterly period completed after the date hereof no later than 45 days following the end of each such quarterly period, which interim financial statements will be suitable for inclusion in the Proxy Statement or the Registration Statement and prepared, in all material respects, in accordance with IFRS applied on a consistent basis during the periods involved (except in each case as described in the notes thereto and for the absence of footnotes), and reviewed in accordance with PCAOB Accounting Standard 4105, and on that basis will present fairly, in all material respects, the financial position of the Company as of the respective dates thereof, and the results of their operations and changes in cash flows for the periods then ended, and (ii) audited consolidated balance sheets of the Company, and statements of income (loss) and cash flows of the Company, for each fiscal year completed after the date hereof no later than 60 days following the end of each such fiscal year, together with their respective auditor’s reports thereon and consent to use such financial statements and reports, which financial statements will be suitable for inclusion in the Proxy Statement or the Registration Statement, prepared, in all material respects, in accordance with IFRS applied on a consistent basis during the periods involved (except as described in the notes thereto), and audited in accordance with applicable PCAOB auditing standards, and on that basis will present fairly, in all material respects, the financial position of the Company as of the respective dates thereof, and the results of their operations and changes in cash flows for the periods then ended.

(c)          The Company, SPAC, New PubCo and Merger Sub shall each use their respective commercially reasonable efforts to assist the other in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements and/or such financial statements for other periods as contemplated by the rules of the SEC) that are required to be included in the Registration Statement and any other filings to be made by SPAC or New PubCo with the SEC in connection with the Transactions.

7.20.        Company and SPAC Transaction Expenses.

(a)          The Company shall use commercially reasonable efforts to keep the aggregate amount of Company Transactions Expenses below the Company Expenses Cap. The Company agrees to notify SPAC as promptly as practicable after it obtains actual knowledge of any expenditure or commitment incurred by any of the Group Companies, New PubCo or Merger Sub that would reasonably be expected to result in the Company incurring Company Transaction Expenses materially in excess of the Company Expenses Cap, and shall use commercially reasonable efforts to keep SPAC reasonably informed of such events.

(b)          SPAC shall use commercially reasonable efforts to keep the aggregate amount of SPAC Transactions Expenses below the SPAC Expenses Cap. SPAC agrees to notify the Company as promptly as practicable after it obtains actual knowledge of any expenditure or commitment incurred by SPAC that would reasonably be expected to result in SPAC incurring SPAC Transaction Expenses materially in excess of the SPAC Expenses Cap, and shall use commercially reasonable efforts to keep the Company reasonably informed of such events.

(c)          The foregoing provisions of this Section 7.20 shall not be deemed to modify, limit or otherwise affect the provisions of Section 3.10(a) or Section 3.10(b) or any other provision of this Agreement.

7.21.          Company Shareholder Approval. As soon as practicable after the Registration Statement becomes effective, and prior to the First Effective Time, each of the Company, Merger Sub and New PubCo agrees to solicit one or more written consent(s) from the Company Shareholder to give the Company Shareholder Approval, and, upon receipt of such written consents, evidencing the Company Shareholder Approval, deliver such written consent(s) to SPAC.

7.22.        Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder or stockholder demands or other shareholder or stockholder Legal Proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreement or any other matters relating thereto (collectively, “Transaction Litigation”) commenced against, in the case of SPAC, it, its Affiliates or their respective Representatives (in their capacity as Representatives) or, in the case of the Company, it, its Affiliates or any of their respective Representatives (in their capacity as Representatives). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation and (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation. Notwithstanding the foregoing, subject to and without limiting the covenants and agreements, and the rights of the other Party set forth in the immediately preceding sentence, SPAC or its Affiliates shall control the negotiation, defense and settlement of any Transaction Litigation brought against SPAC or its Affiliates or any of their respective Representatives, and the Company or its Affiliates shall control the negotiation, defense and settlement of any Transaction Litigation brought against the Company or its Affiliates or any of their respective Representatives; provided, however, that prior to the Closing in no event shall either Party, its Affiliates, or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

7.23.        Cost Sharing Agreement. As promptly as reasonably practicable following the date hereof, the Company Shareholder, the Company and certain of its Subsidiaries, shall enter into a Cost Sharing Agreement substantially in form as attached hereto in final draft form as Exhibit J (the “Cost Sharing Agreement”), which shall be effective as of the Closing.

7.24.        Amendments to Cost Sharing Agreement. For so long as the Company Shareholder and its Affiliates (including for purposes of this Section 7.24, any direct or indirect controlling equityholder of the Company Shareholder, but excluding the Company and New PubCo) collectively own or control 30% or more of the total combined voting power of all classes of voting stock in New PubCo, New PubCo shall not, and shall cause its Subsidiaries not to, (i) materially amend, waive any material rights under or terminate (other than as a result of expiration, non-renewal or material breach) that certain Cost Sharing Agreement, or (ii) effectuate any transactions subject to New PubCo’s policies or procedures relating to transactions with related persons, without the prior approval of the New PubCo’s audit committee.

7.25.        Notice to Minority Shareholders. As promptly as reasonably practicable following the date hereof, the Company shall provide a written notice to the Ambipar Response Minority Shareholders informing them that this Agreement contemplates, among other things, the Pre-Closing Exchange to occur prior to the First Effective Time in accordance with the Contribution Agreement and this Agreement, and shall deliver to SPAC an executed copy of such notice.

7.26.        Additional Extension. If the SPAC Business Combination has not been consummated by the Initial Extension Date, SPAC shall (a) use its reasonable best efforts to cause the board of directors of SPAC as promptly as practicable following the date of this Agreement to approve an extension of the deadline by which SPAC must complete its SPAC Business Combination in accordance with the SPAC Governing Documents (the “Additional Extension”) and resolve to recommend that the SPAC Shareholders approve such Additional Extension (the “Additional Extension Recommendation”), and not change or modify or propose to change or modify the Additional Extension Recommendation, (b) prepare a proxy statement of SPAC (as amended, the “Additional Extension Proxy Statement”) for the purpose of soliciting proxies from SPAC Shareholders for such Additional Extension, including the Additional Extension Recommendation, (c) file the Additional Extension Proxy Statement with the SEC as is necessary to submit the Additional Extension of the SPAC Shareholders before the Initial Extension Date and (d) disseminate the Additional Extension Proxy Statement to the SPAC Shareholders. The SPAC or SPAC Sponsor shall be responsible for funding any Extension Expenses.

7.27.        Related Party Transactions Policy. As promptly as reasonably practicable following the date hereof, SPAC, New PubCo, Opportunity and the Company Shareholder shall work together to prepare a policy with respect to related party transactions (to be defined in such policy), which policy shall be adopted by New PubCo and shall become effective as of the Closing Date. Such policy shall provide, among other things, that (i) any such related party transaction shall be subject to the approval of New PubCo's audit committee, and (ii) any such related party transaction in excess of the greater of $5,000,000 (or its equivalent in another currency) and 3% of the New PubCo’s net revenues in last four fiscal quarters shall also be subject to the unanimous approval of all non-interested members of the New PubCo Board for as long as Opportunity is entitled to appoint a member to the New PubCo Board.

ARTICLE VIII
CONDITIONS TO THE TRANSACTION

8.1.          Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the First Effective Time of the following conditions, any of which may be waived, in writing, exclusively by both SPAC and the Company:

(a)           At the Special Meeting (including any adjournments thereof), the SPAC Shareholder Approval shall have been obtained.

(b)          The Company Shareholder Approval shall have been obtained.

(c)          SPAC shall have at least $5,000,001 of net tangible assets following the exercise by the holders of SPAC Class A Ordinary Shares issued in SPAC’s initial public offering of securities and outstanding immediately before the First Effective Time of their right to redeem their SPAC Class A Ordinary Shares held by them into a pro rata share of the Trust Account in accordance with SPAC Governing Documents, and after giving effect to the receipt of the net amount of proceeds actually contributed by the PIPE Investors in accordance with the terms and conditions of the Subscription Agreement upon consummation of the PIPE Investment.

(d)          The Parties will have received or have been deemed to have received all other necessary pre-Closing authorizations, consents, clearances, waivers and approvals of the Governmental Entities set forth on Section 8.1(d) of the Company Disclosure Letter in connection with the execution, delivery and performance of this Agreement and the Transactions (or any applicable waiting period thereunder shall have expired or been terminated).

(e)           No provision of any applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect, and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect.

(f)           The New PubCo Class A Ordinary Shares to be issued pursuant to this Agreement shall be approved for listing upon the Closing on the NYSE (or any other public stock market or exchange in the United States as may be agreed by the Company and SPAC) subject to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

(g)          The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.

(h)          The Contribution Agreement, duly executed by each of the Company Shareholder and Merger Sub, shall have been delivered to SPAC.

(i)           Company, certain of the Company’s Subsidiaries and the Company Shareholder shall have entered into the Cost Sharing Agreement.

(j)           The consent of each holder of a fixed or floating security interest of the SPAC, New PubCo and Merger Sub, if any, shall have been obtained or the requirement to obtain such consent has been discharged by the Grand Court of the Cayman Islands in accordance with the Companies Act.

(k)          The U.K. Secretary of State approving the Pre-Closing Exchange and the Second Merger pursuant to section 13(2) of the NSIA, and, to the extent required, giving a validation notice pursuant Chapter 4 of the NSIA in relation to any acquisition by the Company prior to the date hereof of Ambipar Holdings (UK) Limited.

8.2.          Additional Conditions to Obligations of the Company.  The obligations of the Company, New PubCo and Merger Sub to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the First Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)          (i) The Fundamental Representations of SPAC shall be true and correct in all but de minimis respects (without giving effect to any limitation as to “materiality,” “SPAC Material Adverse Effect” or any similar limitation contained therein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (ii) all other representations and warranties set forth in Article V hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except in the case of this clause (ii), where any failures of such representations and warranties to be so true and correct, individually and in the aggregate, has not had and is not reasonably likely to have a SPAC Material Adverse Effect.

(b)           SPAC shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Second Effective Time in all material respects.

(c)           No SPAC Material Adverse Effect shall have occurred since the date of this Agreement that exists as of the Closing.

(d)           SPAC shall have delivered to the Company a certificate, signed by an authorized representative of SPAC and dated as of the First Effective Time, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c).

(e)           SPAC Cash shall equal or exceed the Minimum Cash Amount.

(f)            SPAC shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 7.11, available to SPAC for the payments to be made by SPAC under this Agreement at Closing.

8.3.          Additional Conditions to the Obligations of SPAC. The obligations of the SPAC to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the First Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by SPAC:

(a)           (i) The Fundamental Representations of the Company, the Company Shareholder, New PubCo and Merger Sub shall be true and correct in all but de minimis respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or any similar limitation contained therein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in the first sentence of Section 4.4(a) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or any similar limitation contained therein), other than deviations that are properly reflected on the Closing Payment Schedule to be delivered prior to the Closing pursuant to Section 3.6, on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date) and (iii) all other representations and warranties of the Company, New PubCo and Merger Sub set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (iii), where any failures of such representations and warranties of the Company, New PubCo and Merger Sub to be so true and correct, individually and in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(b)           The Company, New PubCo and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the First Effective Time in all material respects.

(c)           No Company Material Adverse Effect shall have occurred since the date of this Agreement that exists as of the Closing.

(d)           The Company shall have delivered to SPAC a certificate, signed by an authorized representative of the Company and dated as of the First Effective Time, certifying as to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c).

8.4.          Notice to SPAC Shareholders Delivering Written Objection. If any SPAC Shareholder gives to SPAC, before the SPAC Shareholder Approval is obtained at the Special Meeting, written objection to either of the Mergers (each, a “Written Objection”) in accordance with Section 238(2) and 238(3) of the Companies Act:

(a)           SPAC shall, following the SPAC Shareholder Approval, in accordance with Section 238(4) of the Companies Act, promptly give written notice of the authorization of the Mergers (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection; and

(b)           unless SPAC and the Company or Merger Sub elect by agreement in writing to waive this Section 8.4(b), no Party shall commence the Closing, and neither the First Plan of Merger nor the Second Plan of Merger shall be filed with the Registrar of Companies of the Cayman Islands until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Companies Act, as referred to in Section 239(1) of the Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in this Section 8.4.

ARTICLE IX

TERMINATION

9.1.          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of SPAC and the Company or Merger Sub at any time;

(b)           by either SPAC or the Company if the Closing shall not have occurred by July 20, 2022 (such date, as it may be extended in accordance with this clause (b), the “Outside Date”) (provided that the Outside Date shall be automatically extended for an additional period ending on the last date for SPAC to consummate its SPAC Business Combination pursuant to the Extension or any Additional Extension that may be sought and obtained by the SPAC pursuant to Section 7.26, provided, further, that notwithstanding any such Additional Extension, such Outside Date shall not be later than January 31, 2023 without the prior written consent of the Company); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)            by either SPAC or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Mergers, which Order or other action is final and nonappealable;

(d)           by the Company or Merger Sub, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of SPAC, or if any representation or warranty of SPAC shall have become untrue, in either case, such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by SPAC is curable by SPAC prior to the Closing, then the Company must first provide written notice of such breach to SPAC and may not terminate this Agreement under this Section 9.1(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to SPAC of such breach; and (ii) the Outside Date; provided, further, that SPAC continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by SPAC is cured during such 30 day period);

(e)            by SPAC, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company, New PubCo or Merger Sub or if any representation or warranty of the Company, New PubCo or Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VIII, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by the Company, New PubCo or Merger Sub, as applicable, prior to the Closing, then SPAC must first provide written notice of such breach to the Company and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) 30 days after delivery of written notice from SPAC to the Company of such breach; and (ii) the Outside Date; provided, further, that the Company, New PubCo or Merger Sub, as applicable, continues to exercise commercially reasonable efforts to cure such breach (it being understood that SPAC may not terminate this Agreement pursuant to this Section 9.1(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company, New PubCo or Merger Sub is cured during such 30 day period); and

(f)            by either SPAC or the Company, if, at the Special Meeting (including any adjournments thereof), the SPAC Shareholder Approval is not obtained.

9.2.          Notice of Termination; Effect of Termination.

(a)           Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b)           In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i)  Section 7.4, Section 7.7, this Section 9.2, Article XI (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for its own Willful Breach of this Agreement or its own Intentional Fraud.

ARTICLE X

NO SURVIVAL

10.1.        No Survival.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing.  Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary (including Section 11.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any Person with respect to its own Intentional Fraud.

ARTICLE XI

GENERAL PROVISIONS

11.1.        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered on a Business Day, otherwise on the next Business Day, if delivered by email; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC, to:

c/o SPAC

HPX Corp.

1000 N. West Street, Suite 1200

Wilmington, Delaware 19801

Attention:        Carlos Piani

Email:                cpiani@hpxcorp.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Av. Brigadeiro Faria Lima, 3311, 7th Floor
04538-133 São Paulo - SP Brazil
Attention:     J. Mathias von Bernuth; Maxim Mayer-Cesiano
Email:             mathias.vonbernuth@skadden.com; maxim.mayercesiano@skadden.com if to the Company, New PubCo, Merger Sub or the Company Shareholder, to:

c/o Emergência Participações S.A.

Avenida Angélica, nº 2346

5th floor, room 4, Consolação,

01228-200, São Paulo - SP Brazil

Attention:     Luciana Freire Barca Nascimento; Alessandra Bessa Alves de Melo

Email:             luciana.barca@tbj.com.br; alessandra.bessa@ambipar.com

with a copy to (which shall not constitute notice)::

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:     Mark Pflug; Grenfel Calheiros

Email:             mpflug@stblaw.com; gcalheiros@stblaw.com

if to the Company Shareholder, to:

c/o Ambipar Participações e Empreendimentos S.A.

Avenida Pacaembu, 1088,

Room 09, Pacaembu,

01234-000, São Paulo - SP Brazil

Attention:     Luciana Freire Barca Nascimento; Alessandra Bessa Alves de Melo

Email:             luciana.barca@tbj.com.br; alessandra.bessa@ambipar.com

with a copy to (which shall not constitute notice)::

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:     Mark Pflug; Grenfel Calheiros

Email:             mpflug@stblaw.com; gcalheiros@stblaw.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2.       Interpretation.  The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include all genders. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement.  Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The words “made available” mean that the subject documents or other materials were included in and available at the “Project: Manhattan” online virtual data room hosted by Datasite at least one (1) Business Day prior to the date of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time.  All references to currency amounts in this Agreement shall mean United States dollars (unless otherwise expressly stated). References to “ordinary course of business” (or similar references) shall mean the ordinary course of business consistent with past practice (including as to amounts, terms and conditions, as applicable), but taking into account the circumstances, including restrictions imposed by Legal Requirements and health and safety (concerning exposure to Hazardous Substances) considerations relating to COVID-19 and any relevant COVID-19 Measures. The Parties intend that each representation, warranty and covenant contained herein will have independent significance. If any Party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant related to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the Party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

11.3.        Counterparts; Electronic Delivery.  This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.  Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Agreement (in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.4.        Entire Agreement; Third Party Beneficiaries.  This Agreement, including the Exhibits, Annexes and Schedules hereto, the other Transaction Agreements and any other documents and instruments and agreements among the Parties or their respective Affiliates as contemplated by or referred to herein: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights of Persons pursuant to the provisions of Section 7.12, this Section 11.4, Section 11.14, Section 11.15 and Section 11.16 (which will be for the benefit of the Persons set forth therein and herein), are not intended to confer upon any other Person other than the Parties any rights or remedies. Notwithstanding anything to the contrary contained herein, the past, present and future directors, officers, employees, incorporators, members, partners, shareholders, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce this Section 11.4.

11.5.        Severability.  In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

11.6.        Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief.  Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

11.7.        Governing Law.  This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

11.8.        Consent to Jurisdiction; Waiver of Jury Trial.

(a)        Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware or, to the extent that the such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; or (e) the venue of such Legal Proceeding is improper.  Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise.  Each Party hereby consents to service of process in any such proceeding in any manner permitted by the laws of the State of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process.  Notwithstanding the foregoing in this Section 11.8, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts

(b)        TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

11.9.        Rules of Construction.  Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Legal Requirement or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.10.      Expenses.  Except as set forth in Section 3.10, Section 7.1(a)(i) and Section 7.2(b), each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, however, that if the Closing shall occur, New PubCo shall pay or cause to be paid, in accordance with Section 3.10(a) and Section 3.10(b), the SPAC Transaction Expenses and the Company Transaction Expenses.

11.11.      Assignment.  No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.  Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

11.12.      Amendment.  This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

11.13.      Extension; Waiver.  At any time prior to the Closing, SPAC (on behalf of itself), on the one hand, and the Company (on behalf of itself, New PubCo and Merger Sub, and the Company Shareholder may, to the extent not prohibited by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.  In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

11.14.      No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties under this Agreement, including any arising in any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith.  No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. The provisions of this Section 11.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 11.14. This Section 11.14 shall be binding on all successors and assigns of Parties.

11.15.      SPAC Legal Representation. Each Party hereby agrees for itself and on behalf of its shareholders, stockholders, members, owners, partners, Representatives and Affiliates, and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Skadden, Arps, Slate, Meagher & Flom LLP (or any of its successors) may represent the SPAC Sponsor or any of its shareholders, stockholders, members, owners, partners, Representatives and Affiliates, in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, and each Party, on behalf of itself and the other Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto.  Each of Party, for itself and the other Waiving Parties, acknowledges that the foregoing provision applies whether or not Skadden, Arps, Slate, Meagher & Flom LLP provides legal services to SPAC Sponsor or its Affiliates after the Closing Date. Each Party, for itself and the other Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between SPAC or SPAC Sponsor or any of their respective Affiliates and their respective counsel, including Skadden, Arps, Slate, Meagher & Flom LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, do not pass to the Company, the Company Shareholder, Merger Sub or New PubCo notwithstanding the Mergers, and instead survive, remain with and are controlled by the SPAC Sponsor (the “SPAC Sponsor Privileged Communications”), without any waiver thereof.  Each Party, on behalf of itself and the other Waiving Parties, agrees that none of them may use or rely on any of the SPAC Sponsor Privileged Communications, whether located in the records or email server of a Group Company or otherwise (including in the knowledge or the officers and employees of a Group Company), in any Legal Proceeding against or involving any of the SPAC Sponsor after the Closing, and each of them agrees not to assert that any privilege has been waived as to the SPAC Sponsor Privileged Communications.

11.16.      Company Legal Representation. Each Party hereby agrees for itself and on behalf of its Waiving Parties, that Simpson Thacher & Bartlett LLP (or any of its successors) may represent any Company Party or any of its respective shareholders, stockholders, members, owners, partners, Representatives and Affiliates, in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, and each Party, on behalf of itself and the other Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto.  Each Party, for itself and the other Waiving Parties, acknowledges that the foregoing provision applies whether or not Simpson Thacher & Bartlett LLP provides legal services to Company Shareholder or its Affiliates after the Closing Date. Each of Party, for itself and the other Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between a Company Party or any of its respective Affiliates and respective counsel, including Simpson Thacher & Bartlett LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, do not pass to the SPAC or the SPAC Sponsor notwithstanding the Mergers, and instead survive, remain with and are controlled by the Company Parties (the “Company Party Privileged Communications”), without any waiver thereof.  Each Party, on behalf of itself and the other Waiving Parties, agrees that none of them may use or rely on any of the Company Party Privileged Communications, whether located in the records or email server of a Group Company or otherwise (including in the knowledge or the officers and employees of a Group Company), in any Legal Proceeding against or involving any Company Party after the Closing, and each of them agrees not to assert that any privilege has been waived as to the Company Party Privileged Communications.

11.17.      Disclosure Letters and Exhibits.  The Company Disclosure Letter and the SPAC Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty of the Company, New PubCo or Merger Sub, on the one hand, or SPAC, on the other hand, as applicable, in this Agreement.  Certain information set forth in the Company Disclosure Letter and the SPAC Disclosure Letter is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the SPAC Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the SPAC Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Company Disclosure Letter or the SPAC Disclosure Letter is or is not material for purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

AMBIPAR EMERGENCY RESPONSE

By:	/s/ Thiago da Costa Silva
	Name:	Thiago da Costa Silva
	Title:	Director

AMBIPAR MERGER SUB

By:	/s/ Thiago da Costa Silva
	Name:	Thiago da Costa Silva
	Title:	Director

AMBIPAR PARTICIPAÇÕES E EMPREENDIMENTOS S.A.

By:	/s/ Luciana Freira Barca Nascimento
	Name:	Luciana Freira Barca Nascimento
	Title:	Officer

By:	/s/ Thiago da Costa Silva
	Name:	Thiago da Costa Silva
	Title:	Officer

EMERGÊNCIA PARTICIPAÇÕES S.A.

By:	/s/ Luciana Freira Barca Nascimento
	Name:	Luciana Freira Barca Nascimento
	Title:	Officer

By:	/s/ Thiago da Costa Silva
	Name:	Thiago da Costa Silva
	Title:	Officer

[Signature Page to Business Combination Agreement]

HPX CORP.

By:	/s/ Carlos Piani
	Name:	Carlos Piani
	Title:	Director

[Signature Page to Business Combination Agreement]

Exhibit A

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of July 5, 2022 by and among (i) Ambipar Participações e Empreendimentos S.A., a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil, with its headquarters in the city of São Paulo, State of São Paulo, at Avenida Pacaembu, No. 1,088, room 9, Pacaembu, CEP 01234-000, and enrolled with CNPJ under No. 12.648.266/0001-24 (“Company Shareholder”), and (ii) Ambipar Merger Sub, an exempted company incorporated under the laws of the Cayman Islands, with its registered office at CO Services Cayman Limited, P.O. Box 10008, Willow House, Cricket Square, Grand Cayman, KY1-1001, Cayman Islands (“Merger Sub”). Company Shareholder and Merger Sub are referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

WHEREAS, Company Shareholder is the sole legal and beneficial owner of (i) all of the outstanding shares of common stock (the “Company Shares”) of Emergência Participações S.A., a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil (the “Company”), representing all of the Company’s outstanding capital stock as of the date hereof, and (ii) all of the outstanding ordinary shares of Merger Sub (the “Existing Merger Sub Shares”), representing all of Merger Sub’s outstanding share capital as of the date hereof;

WHEREAS, on the date hereof, Company Shareholder, Merger Sub, Ambipar Emergency Response, an exempted company incorporated under the laws of the Cayman Islands, the Company and HPX Corp., an exempted company incorporated under the laws of the Cayman Islands (“SPAC”) entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement);

WHEREAS, the execution and delivery of this Agreement by the Parties is a condition to the obligations of SPAC to consummate the transactions contemplated by the Business Combination Agreement pursuant to the terms thereof;

WHEREAS, in consideration for the benefits to be received directly or indirectly by the Parties in connection with the transactions contemplated by the Business Combination Agreement and as a material inducement to SPAC agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Parties agree to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
OBLIGATIONS

Section 1.1          Contribution and Issuance.

(a)            Company Shareholder shall, prior to the First Effective Time (and in any event at or prior to the times required under the Business Combination Agreement), contribute, assign, transfer, convey and deliver to Merger Sub all of Company Shareholder’s right, title and interest in and to the Company Shares, free and clear of any Liens, and in exchange therefor, Merger Sub shall issue to Company Shareholder a number of new ordinary shares of Merger Sub (“New Merger Sub Shares”) determined based on an exchange ratio of 1:1 (i.e. one New Merger Sub Share for each Company Share) (the “Contribution and Issuance”). At completion of the Contribution and Issuance in accordance with the terms hereof, Merger Sub shall deliver to Company Shareholder a copy of the register of members of Merger Sub showing Company Shareholder as the registered holder of such New Merger Sub Shares.

(b)            Company Shareholder and Merger Sub hereby agree to execute and deliver, or cause to be executed and delivered, all agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be required by applicable Legal Requirements in connection with, or otherwise in furtherance of, the Contribution and Issuance, including (i) the execution of the instrument of transfer of Company Shareholder’s right, title and interest to Merger Sub at the Company’s Share Transfer Book (Livro de Transferência de Ações); and (ii) the performance of the applicable foreign exchange transactions required for the Contribution and Issuance and payment of the IOF/FX tax due. Without limiting the foregoing, at completion of the Contribution and Issuance in accordance with the terms hereof, Company Shareholder shall deliver, or cause the Company to deliver, to Merger Sub, with a copy to SPAC, a copy of the local corporate documents of the Company showing Merger Sub as the sole registered holder of the Company Shares, including (i) the annotation of the transfer of Company Shareholder’s right, title and interest in and to the Company Shares in the Company’s Share Registry Book (Livro de Registro de Ações Nominativas), and the Company’s Share Transfer Books (Livro de Transferência de Ações); and (ii) the report of the Company’s registries at the RDE-IED (Brazilian Central Bank registration for foreign investments), updated upon the consummation of the Contribution and Issuance to reflect Merger Sub as the new sole registered holder of the Company Shares.

(c)            Upon the Contribution and Issuance, Company Shareholder shall cease to have any rights with respect to the Company Shares, except the right to receive, hold and have title to the New Merger Sub Shares as provided herein. All New Merger Sub Shares to be issued by Merger Sub in exchange for the Company Shares pursuant to this Agreement shall be free and clear of any Liens and shall be deemed to have been issued fully paid-up and in full satisfaction of all rights pertaining to the Company Shares.

(d)            For the avoidance of doubt, in the event of any equity dividend or distribution in respect of, or any share split, reverse share split, share consolidation, recapitalization, combination, conversion, exchange or the like transaction or event, affecting the Company Shares (excluding, however, the Contribution and Issuance), the term “Company Shares” shall be deemed to refer to and include the Company Shares as well as all such equity dividends and distributions and any securities into which or for which any or all of the Company Shares may be changed, converted or exchanged or which are otherwise received pursuant to such transaction or event.

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Section 1.2          Further Assurances. During the term of this Agreement, each of Company Shareholder and Merger Sub agrees that it shall not take any action that would reasonably be expected to prevent, impede, interfere with or adversely affect any of Company Shareholder’s and Merger Sub’s ability to perform its obligations under this Agreement, except as expressly contemplated by this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF Company Shareholder

Section 2.1          Company Shareholder hereby represents and warrants to Merger Sub and SPAC that:

(a)            Authorization. Company Shareholder has full power and authority to execute and deliver and perform its obligations under this Agreement, and this Agreement, assuming the due authorization, execution and delivery of this Agreement by Merger Sub, constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(b)            No Conflict. Neither the execution and delivery of this Agreement by Company Shareholder nor the performance of Company Shareholder’s obligations hereunder (i) violates any provision of any Legal Requirements applicable to Company Shareholder, (ii) results in any breach of any provision of Company Shareholder’s Governing Documents, (iii) conflicts with, results in a breach under, or gives rise to any right of termination of any Contract to which Company Shareholder is a party or by which any of its assets are bound (in each case, with or without notice, lapse of time or both), or (iv) results in the creation or imposition of any Lien on or affecting the Company Shares, except, with respect to clauses (i), (iii) and (iv), as would not reasonably be expected to materially adversely affect the ability of Company Shareholder to consummate the Contribution and Issuance pursuant to this Agreement.

(c)            No Consents. No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to the execution and delivery of this Agreement by Company Shareholder or the consummation by Company Shareholder of the Contribution and Issuance pursuant to this Agreement.

(d)            Litigation; Orders. There is no Legal Proceeding pending or, to Company Shareholder’s actual knowledge, following reasonable inquiry, threatened against or involving Company Shareholder or any of its Affiliates that, if adversely decided or resolved, would reasonably be expected to materially adversely affect the ability of Company Shareholder to consummate the Contribution and Issuance pursuant to this Agreement. There is no Order or, to Company Shareholder’s actual knowledge, following reasonable inquiry, Legal Requirement issued by any court of competent jurisdiction or other Governmental Entity effective and binding on Company Shareholder or any of its Affiliates, that would reasonably be expected to materially adversely affect the ability of Company Shareholder to consummate the Contribution and Issuance pursuant to this Agreement.

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(e)            Ownership and Voting. Company Shareholder is the sole beneficial and record owner of, and holds good, valid and marketable title to, the Company Shares, free and clear of any Liens, other than as created by this Agreement or the Business Combination Agreement or arising under the Governing Documents of the Company. The Company Shares constitute all of the outstanding capital stock of the Company and all of Company Shareholder’s equity interests in the Company. Company Shareholder does not own, beneficially or of record, or have any right to acquire any other equity, equity-linked or similar securities of the Company or any of its Subsidiaries. Company Shareholder acknowledges that its agreement to contribute all of the equity securities of the Company held by it is a material inducement to Merger Sub’s willingness to issue to Company Shareholder the New Merger Sub Shares. As such, if after the execution of this Agreement it is discovered that Company Shareholder is directly or indirectly the owner of any additional membership, equity or ownership interests not reflected herein (an “Undisclosed Interest”), Company Shareholder hereby agrees to contribute, assign, transfer, convey and deliver to Merger Sub all of Company Shareholder’s right, title and interest in and to such Undisclosed Interest. Company Shareholder does not have any Contract to sell, transfer, grant participations in or otherwise dispose any of the Company Shares to any Person, other than this Agreement, the Business Combination Agreement and the other Transaction Agreements to which Company Shareholder is a party. Company Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Company Shares and, except for this Agreement, the Business Combination Agreement and the other Transaction Agreements to which Company Shareholder is a party, Company Shareholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require Company Shareholder to Transfer any of the Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or delivery of consents in respect of any of the Company Shares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF merger sub

Section 3.1          Merger Sub hereby represents and warrants to Company Shareholder:

(a)            Authorization. Merger Sub has full power and authority to execute and deliver and perform its obligations under this Agreement, and this Agreement, assuming the due authorization, execution and delivery of this Agreement by Company Shareholder, constitutes a valid and legally binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

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(b)            No Conflict. Neither the execution and delivery of this Agreement by Merger Sub nor the performance of Merger Sub’s obligations hereunder (i) violates any provision of any Legal Requirements applicable to Merger Sub, (ii) results in any breach of any provision of Merger Sub’s Governing Documents, (iii) conflicts with, results in a breach under, or gives rise to any right of termination of any Contract to which Merger Sub is a party or by which any of its assets are bound, or (iv) results in the creation or imposition of any Lien on or affecting any Existing Merger Sub Shares or New Merger Sub Shares, except, with respect to clauses (i), (iii) and (iv), as would not reasonably be expected to materially adversely affect the ability of Merger Sub to consummate the Contribution and Issuance pursuant to this Agreement.

(c)            No Consents. No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to the execution and delivery of this Agreement by Merger Sub or the consummation by Merger Sub of the Contribution and Issuance pursuant to this Agreement.

(d)            Litigation; Orders. There is no Legal Proceeding pending or, to Merger Sub’s actual knowledge, following reasonable inquiry, threatened against or involving Merger Sub or any of its Affiliates that, if adversely decided or resolved, would reasonably be expected to materially adversely affect the ability of Merger Sub to consummate the Contribution and Issuance pursuant to this Agreement. There is no Order or to Merger Sub’s actual knowledge, following reasonable inquiry, Legal Requirement issued by any court of competent jurisdiction or other Governmental Entity effective and binding on Merger Sub or any of its Affiliates that would reasonably be expected to materially adversely affect the ability of Merger Sub to consummate the Contribution and Issuance pursuant to this Agreement.

ARTICLE IV
MISCELLANEOUS

Section 4.1          Notices. All notifications, consents, requests and/or other notices set out in this Agreement shall only be deemed valid and effective when made in writing and sent by letter with delivery receipt requested or by e-mail with return receipt requested. The notifications, consents, requests and/or other notices shall be sent to the numbers, e-mails and addresses of the Parties indicated in Section 11.1 of the Business Combination Agreement, which may be amended at any time by each Party upon written notice to the other Party.

Section 4.2          Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include all genders. When a reference is made in this Agreement to an Exhibit or Schedule, if any, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “or” shall be disjunctive but not exclusive. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. The Parties intend that each representation, warranty and covenant contained herein will have independent significance. If any Party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant related to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the Party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

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Section 4.3          Assignment. No Party shall assign or delegate (in whole or in part) its rights or obligations under this Agreement without the prior written consent of the other Party.

Section 4.4          Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and shall be enforceable by the Parties hereto and their respective successors and permitted assigns.

Section 4.5          Enforcement Instrument and Specific Performance. All obligations assumed herein are irrevocable and irreversible and subject to specific performance. The aggrieved Party is entitled to resort to any action or judicial or extrajudicial proceeding to have this Agreement observed and all obligations assumed herein fulfilled, and such Party may file suit against the defaulting Party, seeking specific performance of obligations and/or indemnification for losses. This Agreement constitutes an extrajudicial enforcement instrument, pursuant to article 784, III, of the Brazilian Code of Civil Procedure.

Section 4.6          Digital Signatures. The Parties represent and agree that this Agreement may be signed using DocuSign® provided by DocuSign, Inc. (“Digital Signature System”). The Parties acknowledge the truthfulness, authenticity, integrity, effectiveness and efficacy of this Agreement and its terms, including its exhibits, and of the Digital Signature System, even if without the digital certificate issued by the Brazilian Public Keys Infrastructure (Infraestrutura de Chaves Públicas Brasileira – ICP-Brazil). Regardless of any delay by any of the Parties to provide its digital signatures in this Agreement, the Parties represent and acknowledge that the rights and obligations provided herein shall be deemed valid, effective and enforceable as of the date of signature indicated in the body of this Agreement.

Section 4.7          Termination. This Agreement shall automatically terminate upon the earliest to occur of (a) the Closing and (b) the date on which the Business Combination Agreement is terminated for any reason in accordance with its terms. In the event of a valid termination of the Business Combination Agreement, this Agreement shall be of no force and effect. No such termination or reversion shall relieve Company Shareholder or Merger Sub from any obligation accruing, or liability resulting, from its own Willful Breach of this Agreement occurring prior to such termination or reversion.

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Section 4.8          Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

ARTICLE V
GOVERNING LAW AND JURISDICTION

Section 5.1          Governing Law. This Agreement, the rights and obligations of the Parties hereunder shall be governed by, enforced and interpreted, in accordance with the laws of the Federative Republic of Brazil.

Section 5.2          Disputes. The Parties and their successors shall exert their best efforts to solve on an amicable basis any disputes, differences or claims related to this Agreement.

Section 5.3          Jurisdiction. Without prejudice to Section 11.8 of the Business Combination Agreement, which remains valid and in force, any and all dispute arising out of or in connection with this Agreement, including, any issue related to its existence, validity, enforceability, formation, interpretation, performance and/or termination, which may not be solved on an amicable basis by the Parties shall be finally settled in the courts of the city of São Paulo, State of São Paulo, Brazil.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Contribution Agreement as of the date first above written.

AMBIPAR PARTICIPAÇÕES E EMPREENDIMENTOS S.A.

By:
	Name:	Luciana Freira Barca Nascimento
	Title:	Officer

By:
	Name:	Thiago da Costa Silva
	Title:	Officer

AMBIPAR MERGER SUB

By:
	Name:	Thiago da Costa Silva
	Title:	Director

Witnesses

Name:
ID:

Name:
ID:

[Signature Page to Contribution Agreement]

Exhibit B

July 5, 2022

HPX Corp.

1000 N. West Street, Suite 1200

Wilmington, Delaware 19801

Emergência Participações S.A.
Avenida Angélica, nº 2346

5th floor, room 4, Consolação,

01228-200, São Paulo - SP Brazil

Ambipar Emergency Response
Avenida Angélica, nº 2346

5th floor, room 4, Consolação,

01228-200, São Paulo - SP Brazil

Re: Sponsor Letter Agreement

Ladies and Gentlemen:

Reference is made herein to that certain Business Combination Agreement, dated as of the date hereof, by and among Ambipar Emergency Response, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Ambipar Merger Sub, an exempted company incorporated with limited liability in the Cayman Islands (“Merger Sub”), Emergência Participações S.A., a sociedade anônima organized under the laws of Brazil (the “Company”), HPX Corp., an exempted company incorporated with limited liability in the Cayman Islands (“SPAC”) and Ambipar Participações e Empreendimentos S.A., a sociedade anônima organized under the laws of Brazil (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

This letter (this “Sponsor Letter Agreement”) is being delivered to you in accordance with the Business Combination Agreement and hereby amends and restates in its entirety that certain letter, dated July 15, 2020, from HPX Capital Partners LLC, a Delaware limited liability company (“Sponsor”) and the other individuals who are signatories thereto (the “Prior Letter Agreement”).

The Sponsor is, as of the date hereof, the record and beneficial owner of 6,245,000 SPAC Class B Ordinary Shares (the “Sponsor Founder Shares”) and each of Marcos Peigo, Wolney Edirley Gonçalves Betiol and Salete Pinheiro is, as of the date hereof, the record and beneficial owner of 20,000 SPAC Class B Ordinary Shares, (each of Mr. Peigo, Mr. Betiol and Mr. Pinheiro, an “Insider,” and collectively, the “Insiders,” and the SPAC Class B Ordinary Shares owned by them, the “Insider Founder Shares”, and together with the Sponsor Founder Shares, the “Founder Shares”). The Sponsor is, as of the date hereof, the record and beneficial owner of 7,060,000 warrants (the “Private Placement Warrants”), each such warrant giving the right to the Sponsor to purchase one SPAC Class A Ordinary Share. The terms “Founder Shares” and “Private Placement Warrants” shall be deemed to refer to and include (i) the New PubCo Class A Ordinary Shares into which such shares are converted and the warrants to purchase New PubCo Class A Ordinary Shares into which the existing Private Placement Warrants are converted in each case, as a result of the consummation of the transactions contemplated by the Business Combination Agreement and the Founder Recapitalization (as defined below) or any Transaction Agreement and (ii) in the event of any equity dividend or distribution, or any change in the equity interests of SPAC or, after the conversion referred to in the preceding clause (i), New PubCo by reason of any equity dividend or distribution, equity split, reverse share-split, consolidation of shares, recapitalization, combination, conversion, surrender, exchange of equity interests or the like, such equity dividends and distributions and any securities into which or for which any or all of the Founder Shares or Private Placement Warrants, respectively, may be changed or exchanged or which are received or surrendered in such transaction.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor, the Insiders, New PubCo, the Company and SPAC agree as follows:

1.            Redemption and Voting.

(a)            The Sponsor and the Insiders each hereby irrevocably and unconditionally agrees that if SPAC seeks shareholder approval of (i) the transactions contemplated by the Business Combination Agreement or any Transaction Agreements or (ii) any Extension, including, in each case, any amendments to the SPAC Governing Documents, it, he or she shall not redeem any Founder Shares owned by it, him or her in connection with any such shareholder approval.

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(b)            Prior to the earlier of (x) the date on which this Sponsor Letter Agreement is terminated in accordance with its terms and (y) the Closing (the “Voting Period”), at each meeting of the SPAC Shareholders (whether annual or special and whether or not an adjourned or postponed meeting, however called), and in each written consent or resolution of any of the SPAC Shareholders in which Sponsor and the Insiders are entitled to vote or consent, the Sponsor and the Insiders each hereby unconditionally and irrevocably agrees to be present for such meeting (or otherwise cause its, his or her Founder Shares to be counted as present thereat for the purpose of establishing a quorum) and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Founder Shares and all other equity interests of SPAC over which it, he or she has voting power (i) in favor of, and to approve and adopt, the Business Combination Agreement, the Transaction Agreements, the Transactions and all SPAC Shareholder Matters, (ii) in favor of and to approve and adopt, all other matters contemplated to be adopted or approved by the SPAC Shareholders as set forth in the Business Combination Agreement or any of the Transaction Agreements or in connection with the Transactions, including any Extension, and (iii) in opposition to: (A) any SPAC Business Combination and any and all other proposals (1) that could reasonably be expected to delay or impair the ability of SPAC to consummate any of the Transactions or (2) which are in competition with or materially inconsistent with the Business Combination Agreement, any Transaction Agreement or any of the Transactions or (B) any other action, proposal, transaction or agreement involving SPAC that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect any of the Transactions or would reasonably be expected to result in (x) any breach of any representation, warranty, covenant, obligation or agreement of the SPAC in the Business Combination Agreement or any Transaction Agreement or (y) any of the conditions to SPAC’s or the Company Parties’ obligations under the Business Combination Agreement or any Transaction Agreement not being fulfilled.

(c)            During the Voting Period, the Sponsor and the Insiders each agrees not to deposit, and to cause its Affiliates not to deposit, any Founder Shares in a voting trust or subject any Founder Shares to any arrangement or agreement with respect to the voting of such Founder Shares, unless specifically requested to do so by New PubCo, the Company and SPAC in connection with the Business Combination Agreement, the Transaction Agreements or the Transactions.

(d)            During the Voting Period, the Sponsor and the Insiders each agrees, except as contemplated by the Business Combination Agreement or any Transaction Agreement in connection with and in furtherance of the Transactions (including, for the avoidance of doubt, the matters described in clauses (i) and (ii) of Section 1(b) above), not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of SPAC. For the avoidance of doubt, recommending that the SPAC Shareholders vote in favor of the Business Combination Agreement, the Transaction Agreements and the transactions contemplated thereby shall not be considered a "solicitation of proxies or consents" addressed in the preceding sentence of this clause.

(e)            During the Voting Period, the Sponsor and the Insiders each agrees to provide to SPAC, the Company, New PubCo, Merger Sub and their respective Representatives any information regarding Sponsor, the Insiders or the Founder Shares that is reasonably requested by SPAC, the Company, New PubCo, Merger Sub or any of their respective Representatives pursuant to the Business Combination Agreement or any Transaction Agreement. To the extent required by applicable Legal Requirements, the Sponsor and the Insiders each authorizes the Company, New PubCo, Merger Sub and SPAC to publish and disclose in any announcement or disclosure required by the SEC, NYSE or the Registration Statement (including all documents and schedules filed with the SEC in connection with any of the foregoing), Sponsor's or any Insider’s identity and ownership of Founder Shares and the nature of Sponsor's and the Insider’s commitments and agreements under this Sponsor Letter Agreement, the Business Combination Agreement and any other Transaction Agreements; provided that such disclosure is made in compliance with the provisions of the Business Combination Agreement.

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(f)            The obligations of Sponsor and Insiders specified in this Section 1 shall apply whether or not any of the Transactions is recommended by the board of directors of SPAC, and whether or not any previous such recommendation has been withdrawn, modified, qualified or otherwise changed by the board of directors of SPAC.

2.            Founder Recapitalization.

(a)            Sponsor and Insiders hereby each agrees that, immediately prior to the consummation of the First Merger (but subject to the prior satisfaction or waiver of all of the conditions to the consummation of the Transactions set forth in the Business Combination Agreement),

(i)            the Sponsor shall contribute, transfer, assign, convey and deliver to SPAC, and SPAC shall acquire and accept from Sponsor, all of Sponsor’s right, title, and interest in, to and under all of Sponsor’s (x) Sponsor Founder Shares and (y) Private Placement Warrants, and in exchange therefore, SPAC shall issue to Sponsor (A) an aggregate number of SPAC Class A Ordinary Shares equal to 1,860,000 shares of SPAC Class A Ordinary Shares minus any XP Additional Shares (as defined in the Shareholder Non-Redemption Agreement, dated the date hereof, by and among New PubCo, SPAC and XP Allocation Asset Management Ltda. (the “XP Non-Redemption Agreement”) (such shares, including the New PubCo Class A Ordinary Shares issued in exchange therefor at the Closing, the “Sponsor Shares”) and (B) an aggregate number of Private Placement Warrants equal to 812,500 Private Placement Warrants minus any XP Additional Warrants (as defined in the XP Non-Redemption Agreement), free and clear of all Liens as provided below, and

(ii)            each Insider shall contribute, transfer, assign, convey and deliver to SPAC, and SPAC shall acquire and accept from such Insider, all of such Insider’s right, title, and interest in, to and under all of such Insider’s Insider Founder Shares, and in exchange therefore, SPAC shall issue to such Insider an equal number of SPAC Class A Ordinary Shares, each free and clear of all Liens as provided below (collectively, the “Founder Recapitalization”).

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(b)            No certificates will be issued in connection with the Founder Recapitalization, and SPAC will update (or procure that its agent updates) its register of members and books and records (as necessary) to reflect, in each case, the exchange and issuance of shares and securities in connection with the Founder Recapitalization (including, amongst other things, the applicable number of shares of each class to be registered in the name of the Sponsor and each Insider as a result of the Founder Recapitalization). Following the Founder Recapitalization, none of the Sponsor and the Insiders shall hold any SPAC Class B Ordinary Shares and, except for the Private Placement Warrants, none of the Sponsor and the Insiders shall have any right to purchase or otherwise acquire any SPAC Class B Ordinary Shares or any other securities of SPAC.

(c)            The Founder Recapitalization shall be applicable only in connection with the Transactions and this Sponsor Letter Agreement, and the Founder Recapitalization shall be void and of no force and effect in the event this Sponsor Letter Agreement is terminated in accordance with its terms prior to the Closing.

3.            Tax Matters.

(a)            The parties hereto intend that the Founder Recapitalization will be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)            For the taxable year of New PubCo that includes the Closing (the “Closing Tax Year”), and, following the written request of Sponsor, for any taxable year following the Closing Tax Year in which the Sponsor continues to hold an equity interest in New PubCo (each, a “Subsequent Tax Year”), New PubCo shall determine if it is a passive foreign investment company as defined in Section 1297 of the Code (a “PFIC”). In the event New PubCo determines it is a PFIC for the Closing Tax Year or any Subsequent Tax Year, New PubCo shall reasonably cooperate with the Sponsor to make available to the SPAC Shareholders any information requested by the Sponsor in connection with New PubCo’s PFIC status (including a PFIC Annual Information Statement as defined in Section 1.1295-1(g) of the Treasury Regulations) and any such information requested by the Sponsor in order for SPAC Shareholders to make any elections in respect such shareholders' New PubCo Class A Ordinary Shares in connection with New PubCo’s PFIC status (such cooperation by New PubCo, “PFIC Cooperation”). Any cost, fee, expense or liability attributable to or incurred in connection with (i) determining if New PubCo is a PFIC, or (ii) any PFIC Cooperation provided to the Sponsor (including, for the avoidance of doubt, any external or internal costs incurred in connection with the preparation of, or the maintenance of, books and records of New PubCo for U.S. federal income tax purposes that may be required in order to provide such information or other PFIC Cooperation) (the “PFIC Costs”) shall be borne entirely by the Sponsor and to the extent any such PFIC Costs are borne by New PubCo, the Sponsor shall promptly reimburse New PubCo in full for the entire amount of such PFIC Costs.

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4.            Transfer Restrictions.

(a)            Except as expressly contemplated by the Business Combination Agreement or this Agreement or with the prior written consent of SPAC, New PubCo and the Company, during the Voting Period, the Sponsor and the Insiders each agrees that it, he or she shall not Transfer (as defined below) any Founder Shares or Private Placement Warrants. “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(b)            Notwithstanding the provisions set forth in paragraph (a), Transfers of the Founder Shares or Private Placement Warrants are permitted: (i) in the case of an individual, (A) by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person, or to a charitable organization, (B) by virtue of laws of descent and distribution upon death of the individual, (C) pursuant to a qualified domestic relations order, (D) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust or (ii) in the case of an entity, to an Affiliate of such Person; provided, that, in the case of clauses (i) and (ii), these permitted transferees must enter into a written agreement with SPAC, the Company and New PubCo agreeing to be bound by the transfer restrictions in this Agreement.

5.            Waiver of Anti-Dilution Rights. Contingent upon and effective as of the Closing, pursuant to Section 17.4 of the Amended and Restated Memorandum and Articles of Association of SPAC (the “SPAC Articles”), the Sponsor and the Insiders, in their capacity as holders of one hundred percent (100%) of the Founder Shares, each hereby irrevocably and unconditionally waives and covenants and agrees not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the Initial Conversion Ratio (as defined in the SPAC Articles), including those rights that would otherwise apply pursuant to Section 17.3 of the SPAC Articles as a result of the issuance of any New PubCo Ordinary Shares in connection with any of the Transactions (including the Mergers, the PIPE Investment and the Company Shareholder PIPE Investment) such that the New PubCo Ordinary Shares issued pursuant to any of the Transactions are excluded from the determination of the number of New PubCo Class A Ordinary Shares issuable upon conversion of the Founder Shares pursuant to Section 17.3 of the SPAC Articles.

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6.            Entire Agreement; Amendments and Waivers. This Sponsor Letter Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor and the other signatories to the Prior Letter Agreement, the Prior Letter Agreement. This Sponsor Letter Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed (i) prior to Closing, among the SPAC, Sponsor, New PubCo and the Company, it being acknowledged and agreed that the Company’s and New PubCo’s execution of such an instrument will not be required after any termination of the Business Combination Agreement in accordance with its terms prior to the Closing, or (ii) after the Closing, between Sponsor and New PubCo.

7.            Successors and Assigns. No party hereto may, except as set forth herein, assign either this Sponsor Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any right, interest or obligation to the purported assignee. This Sponsor Letter Agreement shall be binding on, and inure to the benefit of, each of the parties hereto and their respective successors and permitted assigns.

8.            Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Letter Agreement shall be in writing and shall be sent or given (i) if sent or given to any party hereto other than the Sponsor or any Insider, to such party in accordance with the terms of Section 11.1 of the Business Combination Agreement or (ii) if given to Sponsor or any Insider, to Sponsor or such Insider, as the case may be, to the address or e-mail set forth on such Person’s signature page hereto and shall, in each case, be deemed delivered in accordance with the terms of Section 11.1 of the Business Combination Agreement.

9.            Termination. This Sponsor Letter Agreement shall terminate at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Sponsor Letter Agreement shall be of no force and effect from and after such termination and, immediately upon such termination, the Prior Letter Agreement shall automatically (without further action by the Sponsor, the Insiders or SPAC) be reinstated and will be in full force and effect as among the Sponsor, the Insiders and SPAC. No termination or reversion of this Sponsor Letter Agreement shall relieve any party hereto from any obligation accruing, or liability resulting from a Willful Breach of this Sponsor Letter Agreement by such party occurring prior to such termination or reversion.

10.            Representations and Warranties. Each of the parties hereto represents and warrants that (a) it has the power and authority, or capacity, as the case may be, to enter into this Sponsor Letter Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Sponsor Letter Agreement and the performance of its obligations hereunder have been duly and validly authorized by all corporate or limited liability company action on its part and (c) this Sponsor Letter Agreement has been duly and validly executed and delivered by each of the parties hereto and constitutes, a legal, valid and binding obligation of each such party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Legal Requirements, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

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11.            Further Assurances. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, Transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

12.            Miscellaneous. Sections 11.2 (Interpretation), 11.3 (Counterparts; Electronic Delivery), 11.5 (Severability), 11.6 (Other Remedies; Specific Performance), 11.7 (Governing Law), 11.8 (Consent to Jurisdiction; Waiver of Jury Trial), 11.9 (Rules of Construction) and 11.14 (No Recourse) of the Business Combination Agreement shall apply mutatis mutandis to this Sponsor Letter Agreement.

[Signature pages follow]

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Sincerely,

HPX CAPITAL PARTNERS LLC

By:
Name: Carlos Piani
Title: Authorized Signatory

Attn:	Carlos Piani

Email:	cpiani@hpxcorp.com

Address:	1000 N. West Street, Suite 1200 Wilmington, Delaware 19801

[Signature Page to Sponsor Letter Agreement]

MARCOS PEIGO

Email:	mpeigo@lemniventures.com

Address:	1000 N. West Street, Suite 1200 Wilmington, Delaware 19801

[Signature Page to Sponsor Letter Agreement]

WOLNEY EDIRLEY GONÇALVES BETIOL

Email:	wolney@synapsevc.com

Address:	1000 N. West Street, Suite 1200 Wilmington, Delaware 19801

[Signature Page to Sponsor Letter Agreement]

SALETE PINHEIRO

Email:	salete.garcia.pinheiro@gmail.com

Address:	1000 N. West Street, Suite 1200 Wilmington, Delaware 19801

[Signature Page to Sponsor Letter Agreement]

Acknowledged and Agreed:

HPX CORP.

By:
Name: Carlos Piani
Title: Director

[Signature Page to Sponsor Letter Agreement]

Acknowledged and Agreed:

EMERGÊNCIA PARTICIPAÇÕES S.A.

By:
Name: Luciana Freira Barca Nascimento
Title: Officer

By:
Name: Thiago da Costa Silva
Title: Officer

[Signature Page to Sponsor Letter Agreement]

AMBIPAR EMERGENCY RESPONSE

By:
Name: Thiago da Costa Silva
Title: Officer

[Signature Page to Sponsor Letter Agreement]

Exhibit C

SHAREHOLDER NON-REDEMPTION AGREEMENT

THIS SHAREHOLDER NON-REDEMPTION AGREEMENT (this “Agreement”) is made and entered into as of July 5, 2022, between (i) HPX Corp., an exempted company incorporated with limited liability in the Cayman Islands (“HPX”), (ii) Ambipar Emergency Response, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), and (iii) the person named on the signature page hereto (the “Existing Shareholder”). Each of HPX, New PubCo and the Existing Shareholder will individually be referred to herein as a “Party” and, collectively, as the “Parties”. For purposes of this agreement, an “HPX Share” means a Class A ordinary share of HPX, par value $0.0001 per share. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, this Agreement is being entered into in connection with the Business Combination Agreement entered into as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), among New PubCo, HPX, Emergência Participações S.A., a sociedade anônima organized under the laws of Brazil (the “Company”) and other parties named therein, on the terms and subject to the conditions set forth therein;

WHEREAS, the Existing Shareholder is the record and beneficial owner of the number of HPX Shares set forth on the signature page hereto (together with any other shares, capital stock or any other equity interests, as applicable, of HPX that the Existing Shareholder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject HPX Equity Securities”);

WHEREAS, in consideration of the Existing Shareholder’s commitment to, among other things, not redeem the Subject HPX Equity Securities, and subject to the conditions set forth herein, New PubCo agrees to issue to the Existing Shareholder (i) [●] warrants (the “Warrants”) to purchase Class A ordinary shares of New PubCo, par value $0.0001 per share; and (ii) [●] Class A ordinary shares of New PubCo (“New PubCo Class A Ordinary Shares”), in each case, on or promptly after the Closing Date;

WHEREAS, also solely in consideration of the Existing Shareholder’s commitment, among other things, not to redeem the Subject HPX Equity Securities, and subject to the terms and conditions set forth therein, HPX Capital Partners LLC, a Delaware limited liability company (the “Sponsor” ), is providing the Existing Shareholder with certain downside protection rights, pursuant to that certain Downside Protection Agreement (as defined in the Business Combination Agreement) being entered into substantially concurrently with the execution of this Agreement; and

WHEREAS, the Existing Shareholder acknowledges and agrees that HPX and the other parties to the Business Combination Agreement would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Existing Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.              Agreements of Existing Shareholder.

(a)           Agreement to Vote. The Existing Shareholder hereby unconditionally and irrevocably agrees to be present at any meeting of the shareholders of HPX, and to vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, all of the Subject HPX Equity Securities (i) in favor of the SPAC Shareholder Matters and any Extension, and (ii) in opposition to: (A) any SPAC Business Combination and any and all other proposals (1) that could reasonably be expected to delay or impair the ability of HPX to consummate the transactions contemplated by the Business Combination Agreement or any Transaction Agreement or (2) which are in competition with or materially inconsistent with the Business Combination Agreement, any Transaction and the transactions contemplated thereby, or (B) any other action, proposal, transaction or agreement involving HPX that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or any Transaction Agreement or would reasonably be expected to result in (x) any breach of any representation, warranty, covenant, obligation or agreement of HPX in the Business Combination Agreement or any Transaction Agreement or (y) any of the conditions to HPX’s obligations under the Business Combination Agreement or any Transaction Agreement not being fulfilled.

(b)           No Redemption. The Existing Shareholder hereby agrees that it shall not redeem, tender or submit a request to HPX’s transfer agent or otherwise exercise any right to redeem, any Subject HPX Equity Securities (including in connection with any Extension).

(c)           Transfer of Shares. The Existing Shareholder hereby agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of the Subject HPX Equity Securities or otherwise agree to do any of the foregoing, (ii) deposit any of the Subject HPX Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of the Subject HPX Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of the Subject HPX Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of the Subject HPX Equity Securities even if such Subject HPX Equity Securities would be disposed of by a Person other than the Existing Shareholder, or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations.

2.              Agreements of New PubCo.

(a)           In consideration of the Existing Shareholder’s performance of its obligations described herein and upon satisfaction (or, if applicable, waiver) of the conditions set forth in Section 2(b) of this Agreement, effective as of and conditioned on the consummation of the Transactions, New PubCo shall issue the Warrants and the New PubCo Class A Ordinary Shares to the Existing Shareholder, on or promptly following the Closing Date.

(b)           The obligations of New PubCo pursuant to Section 2 of this Agreement shall be subject to the satisfaction, or valid waiver by New PubCo, of the following conditions:

(i)             the Existing Shareholder shall have fully complied with, performed and satisfied its obligations set out in Section 1 hereof, and shall have performed, satisfied and complied in all material respects with all other covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing Date;

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(ii)             the Closing shall have occurred; and

(iii)           all representations and warranties of the Existing Shareholder contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date, except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date.

3.              HPX Representations and Warranties. HPX hereby represents and warrants to the Existing Shareholder and New PubCo as follows:

(a)           HPX is an exempted company with limited liability, duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the laws of the Cayman Islands.

(b)           HPX has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or similar) action on the part of HPX. HPX’s signature on this Agreement is genuine, and the signatory has been duly authorized and has legal competence and capacity to execute the same. This Agreement has been duly and validly executed and delivered by HPX and constitutes a valid, legal and binding agreement of HPX (assuming that this Agreement is duly authorized, executed and delivered by the Existing Shareholder and New PubCo), enforceable against HPX in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)           The execution, delivery and performance by HPX of this Agreement will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which HPX is a party or by which HPX is bound, and will not violate any provisions of HPX’s charter documents, including, without limitation, its incorporation papers.

4.              New PubCo Representations and Warranties. New PubCo hereby represents and warrants to HPX and the Existing Shareholder as follows:

(a)           New PubCo is an exempted company with limited liability, duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the laws of the Cayman Islands.

(b)           New PubCo has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary company (or similar) action on the part of New PubCo. New PubCo’s signature on this Agreement is genuine, and the signatory has been duly authorized and has legal competence and capacity to execute the same. This Agreement has been duly and validly executed and delivered by New PubCo and constitutes a valid, legal and binding agreement of New PubCo (assuming that this Agreement is duly authorized, executed and delivered by the Existing Shareholder and HPX), enforceable against New PubCo in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

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(c)           Other than the consents, waivers, approvals, orders, authorizations, registrations, qualifications, designations, declarations and filings pursuant to, in compliance with or required to be made under the Exchange Act or as otherwise set forth in Schedule 4.6(b) of the Company Disclosure Letter, the execution and delivery of this Agreement by New PubCo does not, and the performance by New PubCo of its obligations hereunder, including the issuance of the Warrants and the New PubCo Class A Ordinary Shares, will not, (i) conflict with or result in a violation of the organizational documents of New PubCo or (ii) require any consent or approval that has not been given or other action that has not been taken by any person, in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by New PubCo of its obligations under this Agreement.

5.              Existing Shareholder Representations and Warranties. The Existing Shareholder hereby represents and warrants to HPX and New PubCo as follows:

(a)           If the Existing Shareholder is not an individual, the Existing Shareholder is a corporation, company, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Legal Requirements of its jurisdiction of formation or organization (as applicable).

(b)           The Existing Shareholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Existing Shareholder. The Existing Shareholder’s signature on this Agreement is genuine, and the signatory has been duly authorized and has legal competence and capacity to execute the same. This Agreement has been duly and validly executed and delivered by the Existing Shareholder and constitutes a valid, legal and binding agreement of the Existing Shareholder (assuming that this Agreement is duly authorized, executed and delivered by HPX and New PubCo), enforceable against the Existing Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)           The execution, delivery and performance by the Existing Shareholder of this Agreement will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Existing Shareholder is a party or by which the Existing Shareholder is bound, and, if the Existing Shareholder is a legal entity, will not violate any provisions of the Existing Shareholder’s charter documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable.

(d)           The Existing Shareholder has made its own assessment of the Transactions and the transactions contemplated by this Agreement and is satisfied concerning the relevant tax and other economic considerations relevant to the Transactions and the transactions contemplated by this Agreement. The Existing Shareholder is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, HPX, New PubCo or any of their respective affiliates or any of their respective control persons, officers, directors and employees), other than the statements of HPX and New PubCo contained in this Agreement, in connection with the Transactions and the transactions contemplated by this Agreement.

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(e)             The Existing Shareholder acknowledges that it is aware that there are substantial risks incident to the Transactions and the transactions contemplated by this Agreement. The Existing Shareholder has sought such accounting, legal and tax advice as the Existing Shareholder has considered necessary to make an informed decision. The Existing Shareholder (i) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (ii) has exercised independent judgment in evaluating its participation in the transactions contemplated by this Agreement.

(f)           The Existing Shareholder is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the United States Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. If the Existing Shareholder is a financial institution subject to the United States Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Existing Shareholder maintains written policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, the Existing Shareholder maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List.

6.              Further Assurances. The Existing Shareholder agrees to execute and deliver such additional documents and take such additional actions as are reasonably practical and necessary in furtherance of the provisions of Section 1 hereof.

7.              Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Closing; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to Section 7(b) shall not affect any liability on the part of any Party for an intentional breach of this Agreement or Intentional Fraud.

8.              Trust Account Waiver. The Existing Shareholder acknowledges that HPX is a blank check company with the powers and privileges necessary or convenient to the conduct, promotion or attainment of the business or purposes of HPX, including, but not limited to effecting a merger, asset acquisition, reorganization or similar business combination involving HPX and one or more businesses or assets. The Existing Shareholder further acknowledges that, as described in HPX’s prospectus relating to its initial public offering dated July 15, 2020 (the “IPO Prospectus”) available at www.sec.gov, substantially all of HPX’s assets consist of the cash proceeds of HPX’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of HPX, its public shareholders and the underwriters of HPX’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to HPX to pay its tax obligations, if any, and for working capital, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. The Existing Shareholder hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Agreement, provided, however, that nothing in this Section 8 shall be deemed to limit the Existing Shareholder’s right, title, interest or claim to the Trust Account by virtue of the Existing Shareholder’s record or beneficial ownership of HPX Shares.

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9.              Form W-9 or W-8. The Existing Shareholder shall, on or prior to the Closing, execute and deliver to New PubCo a completed IRS Form W-9 or Form W-8, as applicable.

10.            Withholding. Notwithstanding any other provision of this Agreement, New PubCo and HPX and any of their respective agents and representatives, as applicable, shall be entitled to deduct and withhold from the Warrants, the New PubCo Class A Ordinary Shares and any other amount payable pursuant to this Agreement any such taxes as may be required to be deducted and withheld from such amounts (and any other amounts treated as paid for applicable tax law) under the Internal Revenue Code of 1986, as amended, or any other applicable tax law (as determined in good faith by the party so deducting or withholding in its sole discretion). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

11.            Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Except as otherwise provided in the following sentence, nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture. Notwithstanding anything to the contrary contained herein, the Company and the Sponsor, are intended third-party beneficiaries of and may enforce this Section 11 and Sections 1 and 12 of the Agreement.

12.            Incorporation by Reference. Sections 10.1 (No Survival), 11.2 (Interpretation), 11.3 (Counterparts; Electronic Delivery), 11.4(a) (Entire Agreement), 11.5 (Severability), 11.6 (Other Remedies; Specific Performance), 11.7 (Governing Law), 11.8 (Consent to Jurisdiction; Waiver of Jury Trial), 11.9 (Rules of Construction), 11.11 (Assignment), 11.12 (Amendment), 11.13 (Extension; Waiver) and 11.14 (No Recourse) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

13.           Public Disclosure. Notwithstanding anything in this Agreement to the contrary, Existing Shareholder agrees that HPX shall have the right to publicly disclose the name of Existing Shareholder, its investment adviser or any of their respective affiliates, Existing Shareholder’s beneficial ownership of the Subject HPX Equity Securities, or the nature of Existing Shareholder’s commitments, arrangements and understandings under and relating to this Agreement in any press release issued by HPX, any Form 8-K filed by HPX with the SEC in connection with the execution and delivery of this Agreement and any registration statement filed or amended on or after the date of this Agreement. Existing Shareholder shall promptly provide any information reasonably requested by HPX for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC). Prior to making any such public disclosure, HPX shall use commercially reasonable efforts to (a) provide Existing Shareholder with three (3) Business Days to review the portion of any public filing, press release or other public disclosure that refers directly to Existing Shareholder’s commitment pursuant to this Agreement and (b) incorporate any reasonable comments received from Existing Shareholder or its representatives within such three (3) Business Day period as to such public disclosures referring directly to Existing Shareholder’s commitment pursuant to this Agreement (it being understood, however, that with respect to the initial public disclosure as to the existence of this Agreement, such three (3) Business Day period may be reduced by HPX to a one (1) Business Day period).

[signature page follows]

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IN WITNESS WHEREOF, the Existing Shareholder has executed or caused this Agreement to be executed by its duly authorized representative as of the date set forth on the first page of this Agreement.

Name of the Existing Shareholder: ______________________________

By: _________________________

Name: _______________________

Title: ________________________

Number of HPX Shares held by the Existing Shareholder: __________________

[Signature Page to Shareholder Non-Redemption Agreement]

IN WITNESS WHEREOF, HPX and New PubCo have caused this Agreement to be duly executed as of the day and year first above written.

HPX CORP.

By:
Name:
Title:

AMBIPAR EMERGENCY RESPONSE

By:
Name:
Title:

[Signature Page to Shareholder Non-Redemption Agreement]

Exhibit D

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of July 5, 2022, is entered into by and among Ambipar Participações e Empreendimentos S.A., a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil (“Company Shareholder”), and HPX Corp., an exempted company incorporated under the laws of the Cayman Islands (“SPAC”). Company Shareholder and the SPAC are referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, on the date hereof, Company Shareholder, Ambipar Merger Sub, an exempted company incorporated under the laws of the Cayman Islands (“Merger Sub”), Ambipar Emergency Response, an exempted company incorporated under the laws of the Cayman Islands (“New Pubco”), Emergência Participações S.A., a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil (the “Company”), and SPAC are entering into a Business Combination Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement), pursuant to which (and subject to the terms and conditions set forth therein), among other things, (i) prior to the First Effective Time, Company Shareholder will contribute to Merger Sub all of the outstanding shares of common stock of the Company in exchange for the issuance by Merger Sub to Company Shareholder of new ordinary shares of Merger Sub pursuant to the terms and conditions of the Contribution Agreement, (ii) at the First Effective Time, SPAC will merge with and into New Pubco, with New Pubco surviving such merger, and (iii) at the Second Effective Time, Merger Sub will merge with and into New Pubco, with New Pubco surviving such merger (the mergers in (ii) and (iii), collectively, the “Mergers”);

WHEREAS, as of the date hereof, Company Shareholder is the sole legal and beneficial owner of and is entitled to dispose of its equity interests in New Pubco, Merger Sub and the Company (collectively, the “Owned Shares”; the Owned Shares and any additional equity interests in New Pubco, Merger Sub or the Company (or any other securities convertible into or exercisable or exchangeable for equity interests in New Pubco, Merger Sub or the Company, as the case may be) in which Company Shareholder acquires legal or beneficial ownership after the date hereof, including by purchase, share dividend, share split, reverse share split, recapitalization, combination, reclassification, exchange or change of such equity interests, or upon exercise or conversion of any other securities, including as a result of the Contribution and Issuance (as defined in the Contribution Agreement), the “Covered Shares”); and

WHEREAS, as a condition and inducement to the willingness of SPAC to enter into the Business Combination Agreement, Company Shareholder is entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1.             Agreement to Vote. Subject to the terms and conditions hereof, prior to the Termination Date (as defined below), Company Shareholder, solely in its capacity as the sole direct shareholder of each of New Pubco, Merger Sub and the Company, irrevocably and unconditionally agrees to (i) take, or cause to be taken, any and all action necessary or advisable for Company Shareholder to approve, in its capacity as the sole record and beneficial owner of the Covered Shares, the transactions contemplated by the Business Combination Agreement and (ii) validly execute and deliver to New Pubco, Merger Sub and the Company in respect of all of the relevant Covered Shares, on (or effective as of) no later than the fifth (5th) Business Day following the date that the Registration Statement becomes effective, one or more written consents that will be solicited by New Pubco, Merger Sub or the Company, as the case may be, from Company Shareholder pursuant to the Business Combination Agreement to obtain the Company Shareholder Approval. In addition, prior to the Termination Date, Company Shareholder, solely in its capacity as the sole direct shareholder of each of New Pubco, Merger Sub and the Company, irrevocably and unconditionally agrees that, at any other meeting of the shareholders of New Pubco, Merger Sub or the Company, as applicable (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), and in connection with any written consent of shareholders of New Pubco, Merger Sub or the Company, as applicable, Company Shareholder shall:

(a)             when such meeting is held, appear at such meeting or otherwise cause the relevant Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)             vote (or validly execute and return an action by written consent), or cause to be voted at such meeting (or cause to be validly executed and returned such written consent with respect to), all of the relevant Covered Shares owned as of the record date for such meeting (or the date that such written consent is to be executed and returned) in favor of the Mergers and the adoption of the Business Combination Agreement and the other Transaction Agreements to which it is a party and any other matters necessary or reasonably requested by New Pubco, Merger Sub or the Company for consummation of the Mergers and the other transactions contemplated by the Business Combination Agreement and the other Transaction Agreements; and

(c)             vote (or validly execute and return an action by written consent), or cause to be voted at such meeting (or cause to be validly executed and returned such written consent with respect to), all of the relevant Covered Shares against any Company Business Combination, any proposal relating to a Company Business Combination and any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other transactions contemplated by the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Business Combination Agreement or any other Transaction Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of Company Shareholder contained in this Agreement or result in any of the conditions to the Company’s obligations under the Business Combination Agreement or any Transaction Agreement not being fulfilled.

The obligations of Company Shareholder specified in this Section 1 shall apply whether or not the Mergers or any action described above is recommended by the respective boards of directors (if any) or other applicable governing body of New Pubco, Merger Sub or the Company, as the case may be, or any previous such recommendation has been withdrawn or changed by the relevant board of directors.

2.              Representations and Warranties of Company Shareholder. Company Shareholder hereby represents and warrants to SPAC as follows:

(a)             Company Shareholder has full power and authority and has taken all action necessary in order to execute and deliver and perform its obligations under this Agreement, and this Agreement, assuming the due authorization, execution and delivery of this Agreement by SPAC, constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(b)             Neither the execution and delivery of this Agreement by Company Shareholder nor the performance of Company Shareholder’s obligations hereunder (i) violates any provision of any Legal Requirements applicable to Company Shareholder, (ii) results in any breach of any provision of Company Shareholder’s Governing Documents, (iii) conflicts with, results in a breach under, or gives rise to any right of termination of any Contract to which Company Shareholder is a party or by which any of its assets are bound (in each case, with or without notice, lapse of time or both), or (iv) results in the creation or imposition of any Lien on or affecting the Covered Shares, except, with respect to clauses (i), (iii) and (iv), as would not reasonably be expected to materially adversely affect the ability of Company Shareholder to perform its obligations under this Agreement.

(c)             Other than the consents, waivers, approvals, orders, authorizations, registrations, qualifications, designations, declarations and filings pursuant to, in compliance with or required to be made under the Exchange Act or as otherwise set forth in Section 4.6(b) of the Business Combination Agreement, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity is required to be obtained by Company Shareholder from, or to be given by Company Shareholder to, or be made by Company Shareholder with, any Governmental Entity in connection with the execution and delivery by Company Shareholder of this Agreement and the performance by Company Shareholder of its obligations hereunder.

(d)             There is no Legal Proceeding pending or, to Company Shareholder’s actual knowledge, following reasonable inquiry, threatened in writing against or involving Company Shareholder or any of its Affiliates that, if adversely decided or resolved, would reasonably be expected to materially adversely affect the ability of Company Shareholder to perform its obligations under this Agreement. There is no Order or, to Company Shareholder’s actual knowledge, following reasonable inquiry, Legal Requirement issued by any court of competent jurisdiction or other Governmental Entity effective and binding on Company Shareholder or any of its Affiliates that would reasonably be expected to materially adversely affect the ability of Company Shareholder to perform its obligations under this Agreement.

(e)             Company Shareholder is the sole record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the Covered Shares, has good, valid and marketable title to the Covered Shares, free and clear of any Liens, other than as created by this Agreement or the Business Combination Agreement or arising under the respective Governing Documents of New Pubco, Merger Sub or the Company, as the case may be. The relevant Covered Shares constitute all of the outstanding capital stock of each of New Pubco, Merger Sub and the Company and all of Company Shareholder’s equity interests in each such Person. Other than the Covered Shares, Company Shareholder does not own, beneficially or of record, or have any right to acquire, any other equity, equity-linked or similar securities of New Pubco, Merger Sub or the Company or any of their respective Subsidiaries. Company Shareholder does not have any Contract to sell, transfer, grant participations in or otherwise dispose any of the Covered Shares to any Person, other than the Business Combination Agreement, the Contribution Agreement and the other Transaction Agreements to which Company Shareholder is a party. Company Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Covered Shares and, except for this Agreement, the Business Combination Agreement and the other Transaction Agreements to which Company Shareholder is a party, Company Shareholder (i) is not party to or bound by any voting agreement, voting trust, proxy or other Contract with respect to the voting or delivery of consents in respect of any of the Covered Shares, (ii) has not granted a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with Company Shareholder’s obligations pursuant to this Agreement and (iii) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from performing and satisfying, its obligations pursuant to this Agreement.

3.             Transfer Restriction. Except as expressly contemplated by the Business Combination Agreement or this Agreement or with the prior written consent of SPAC, from and after the date hereof until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Company Shareholder hereby agrees not to, directly or indirectly sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any option, warrant, purchase right or other Contract with respect to the Transfer of, any of the Covered Shares, take any actions in furtherance of any of the matters described in this Section 3; provided, however, that nothing herein shall prohibit a Transfer of all or any portion of the Covered Shares by Company Shareholder to any of its Affiliates (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted hereunder only if, as a precondition to such Permitted Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to SPAC, to assume all of the obligations of Company Shareholder under, and be bound by all of the terms of, this Agreement in respect of the Covered Shares so Transferred to such transferee and which agreement will include representations and warranties of such transferee with respect to such transferee and his, her or its Covered Shares received upon such Transfer, that are substantively the same as the representations and warranties of Company Shareholder in Section 2; provided, further, that no Permitted Transfer shall relieve Company Shareholder of its obligations under this Agreement. A Transfer by Company Shareholder of any of the Covered Shares in violation of this Section 3 shall be null and void.

4.             Further Assurances. From time to time, at SPAC’s request and without further consideration, Company Shareholder shall execute and deliver such additional documents and take all such further actions as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. Company Shareholder further agrees (i) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Legal Requirements at any time with respect to the Mergers, the Pre-Closing Contribution, this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby and (ii) not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Legal Proceeding, derivative or otherwise, against SPAC or New Pubco or any of their respective Affiliates or any of the foregoing Persons’ respective successors and assigns (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Business Combination Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation, execution, delivery or performance of, or consummation of the transactions contemplated by, this Agreement or the Business Combination Agreement.

5.             Disclosure. Company Shareholder hereby authorizes New PubCo and SPAC to publish and disclose in any announcement or disclosure required by the SEC its identity and ownership of the Covered Shares and the nature of its obligations under this Agreement and any other Transaction Agreement; provided, that prior to any such publication or disclosure New PubCo or SPAC have provided Company Shareholder with an opportunity to review and comment upon such announcement or disclosure, which comments New PubCo and SPAC will consider in good faith; provided, further, that the foregoing proviso shall not apply to any such publication or disclosure the content of which concerning the foregoing does not substantially differ from any prior such publication or disclosure.

6.             No Inconsistent Agreements or Actions. Company Shareholder hereby covenants and agrees that it shall not, at any time prior to the Termination Date, (a) enter into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with its obligations pursuant to this Agreement, (b) grant a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with its obligations pursuant to this Agreement, or (c) enter into any Contract or take any action that would make any of its representations or warranties in this Agreement untrue or incorrect, that would cause any of its covenants or agreements in this Agreement to be breached, or that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

7.             Termination. This Agreement shall terminate upon the earliest of (a) the Second Effective Time, (b) the termination of the Business Combination Agreement in accordance with its terms, and (c) the time this Agreement is terminated upon the mutual written agreement of both of the Parties (the earliest such date under clauses (a), (b) and (c) being referred to herein as the “Termination Date”); provided that the termination of this Agreement shall not relieve any Party from liability arising in respect of such Party’s Willful Breach of this Agreement prior to such termination; provided, further, that the provisions set forth in this Section 7 and in Sections 8 through 15 shall survive the termination of this Agreement.

8.             Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by both of the Parties.

9.             Waiver. No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of any Party hereunder are cumulative and are not exclusive of any rights or remedies which such Party would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

10.           Notices. All notifications, consents, requests and/or other notices set out in this Agreement shall only be deemed valid and effective when made in writing and sent by letter with delivery receipt requested or by e-mail with return receipt requested. The notifications, consents, requests and/or other notices shall be sent to the numbers, e-mails and addresses of the Parties indicated in Section 11.1 of the Business Combination Agreement, which may be amended at any time by each Party upon written notice to the other Party.

11.           No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in SPAC any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Company Shareholder, and SPAC shall have no authority to direct Company Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise expressly provided herein.

12.           Entire Agreement. This Agreement, together with the Business Combination Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

13.           No Third-Party Beneficiaries. Company Shareholder hereby agrees that its representations, warranties and covenants set forth in this Agreement are solely for the benefit of SPAC in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Legal Proceeding that may be based upon, arise out of or relate to this Agreement, or the evaluation, negotiation, execution, delivery or performance of this Agreement may only be made against the Parties.

14.           Miscellaneous. Sections 11.2, 11.3, 11.5 through 11.9 and 11.11 of the Business Combination Agreement shall apply mutatis mutandis to this Agreement.

15.           Capacity as a Shareholder. Notwithstanding anything herein to the contrary, Company Shareholder signs this Agreement solely in its capacity as the sole shareholder, as of the date hereof, of each of New Pubco, Merger Sub and the Company, respectively, and not in any other capacity. This Agreement shall not limit or otherwise affect the actions of Company Shareholder or any of its Affiliates or any of Company Shareholder’s or such Affiliates’ respective directors, officers or employees or any of Company Shareholder’s or such Affiliates’ respective appointees, designees or nominees on or to the board of directors (or similar governing body) of New Pubco, Merger Sub, the Company or any other Person.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

AMBIPAR PARTICIPAÇÕES E EMPREENDIMENTOS S.A.

By:
	Name:	Luciana Freira Barca Nascimento
	Title:	Officer

By:
	Name:	Thiago da Costa Silva
	Title:	Officer

HPX CORP.

By:
	Name:	Carlos Piani
	Title:	Director

[Signature Page to Voting and Support Agreement]

Exhibit E

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) dated as of July 5, 2022, is made and entered into by and among Ambipar Emergency Response, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), HPX Capital Partners LLC, a limited liability company organized under the laws of the State of Delaware (the “Sponsor”), Ambipar Participações e Empreendimentos S.A., a corporation (sociedade anônima) organized under the laws of Brazil (“Ambipar Parent”) and the other parties set forth in Schedule 1 hereto (each, a “Director Holder”) and, solely with respect to Sections 5 and 6 hereof, Agro Fundo de Investimento em Participações Multiestratégia Investimento no Exterior, an investment fund organized under the laws of Brazil (“Opportunity”).

RECITALS

WHEREAS, the Company, Ambipar Parent, Ambipar Merger Sub, an exempted company incorporated under the laws of the Cayman Islands (“Merger Sub”) and HPX Corp., an exempted company incorporated under the laws of the Cayman Islands (“SPAC”) have entered into that certain Business Combination Agreement, dated as of July 5, 2022 (as amended or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, (i) pursuant to the Contribution Agreement (as defined in the Business Combination Agreement) and the Business Combination Agreement, Ambipar Parent will contribute the shares of Emergência Participações S.A. to Merger Sub prior to the Mergers (as defined below) as a result of which Emergência Participações S.A. shall become a wholly-owned subsidiary of Merger Sub, (ii) pursuant to the Business Combination Agreement, (x) SPAC will merge with and into the Company, with the Company surviving such merger, and (y) Merger Sub will merge with and into the Company, with the Company surviving such merger (the mergers in (x) and (y), collectively, the “Mergers”);

WHEREAS, SPAC, Sponsor and certain of the Persons listed as “Holders” on the signature page thereto (collectively, the “SPAC Holders”) are parties to that certain Registration and Stockholder Rights Agreement, dated July 15, 2020 (the “SPAC RRA”);

WHEREAS, effective as of the Closing (as defined below), the SPAC and the SPAC Holders desire to terminate the SPAC RRA in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the SPAC RRA;

WHEREAS, certain investors (such investors, collectively, the “PIPE Investors”) have agreed to purchase Class A Ordinary Shares (as defined below) (the “PIPE Shares”) in a transaction exempt from registration under the Securities Act (as defined below) and have certain registration rights pursuant to the respective subscription agreements, each dated as of July 5, 2022, entered into by and between the Company and each of the PIPE Investors (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, Ambipar Parent has agreed to purchase Class B Ordinary Shares (as defined below) (the “Ambipar Parent PIPE Shares”) in a transaction exempt from registration under the Securities Act (as defined below) and has certain registration rights pursuant to the subscription agreement, dated as of July 5, 2022, entered into by and between the Company and Ampibar Parent ( the “Ambipar Parent Subscription Agreement”);

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.              Definitions. As used herein, the following terms have the following meanings:

1.1           “Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

1.2           “affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no Holder shall be deemed an affiliate of the Company or any of its subsidiaries for purposes of this Agreement and neither the Company nor any of its subsidiaries shall be deemed an affiliate of any Holder for purposes of this Agreement.

1.3           “Agreement” shall have the meaning given in the preamble.

1.4           “Ambipar Parent” has the meaning set forth in the preamble.

1.5           “Ambipar Parent PIPE Shares” has the meaning set forth in the preamble.

1.6           “Ambipar Parent Subscription Agreement” has the meaning set forth in the preamble.

1.7           “Articles” means the amended and restated memorandum and articles of association of the Company, as in effect at the First Effective Time, as the same may be amended from time to time.

1.8           “Available Cash” has the meaning given in the Business Combination Agreement.

1.9           “Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act. The term “Beneficial Ownership” shall have the correlative meaning.

1.10          “Block Trade” shall have the meaning given in Section 2.4.1.

1.11          “Board” shall mean the Board of Directors of the Company.

1.12          “Business Combination Agreement” shall have the meaning given in the recitals.

1.13          “Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York, and the city of São Paulo, state of São Paulo, Brazil, are authorized or required by applicable law to close.

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1.14          “Class A Ordinary Shares” means, following the First Effective Time, the Class A Ordinary Shares, par value $0.0001 per share, of the Company.

1.15          “Class B Ordinary Shares” means, following the First Effective Time, the Class B Ordinary Shares, par value $0.0001 per share, of the Company.

1.16          “Closing” shall have the meaning given in the Business Combination Agreement.

1.17          “Closing Date” shall have the meaning given in the Business Combination Agreement.

1.18          “Company” shall have the meaning given in the preamble.

1.19          “Demanding Holder” means any of Ambipar Parent or the Sponsor.

1.20          “Director Holder” shall have the meaning given in the preamble.

1.21          “Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

1.22          “Family Member” means with respect to any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust or other estate-planning vehicle that is created for the benefit of any one or more of such individuals or of which any one or more of the foregoing is a beneficiary.

1.23          “First Effective Time” has the meaning given in the Business Combination Agreement.

1.24          “Form F-1 Shelf” shall have the meaning given in Section 2.1.

1.25          “Form F-3 Shelf” shall have the meaning given in Section 2.1.

1.26          “Governmental Entity” means, with respect to the United States, Brazil, Cayman Islands or any other foreign or supranational entity: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality or tribunal, or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

1.27          “Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Entity.

1.28          “Holder” means the Sponsor and Ambipar Parent and any Transferee of any of the foregoing Persons’ Registrable Securities who or that becomes a party to this Agreement in accordance with the terms hereof, in each case, for so long as such Person Beneficially Owns or otherwise holds any Registrable Securities; for avoidance of doubt, none of the Director Holders is a “Holder” for purposes hereof.

1.29          “Holder Information” shall have the meaning given in Section 4.2.

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1.30          “Joinder Agreement” means a joinder agreement, in substantially the form attached hereto as Exhibit A.

1.31          “Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Entity.

1.32          “Legal Proceeding” means any action, suit, hearing, claim, charge, audit, lawsuit, litigation, inquiry or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

1.33          “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

1.34          “Lock-Up Holder” shall have the meaning given in Section 5.1.1.

1.35          “Lock-Up Period” shall have the meaning given in Section 5.1.1.

1.36          “Lock-Up Securities” shall have the meaning given in Section 5.1.1.

1.37          “Maximum Number of Securities” shall have the meaning given in Section 2.3.2.

1.38          “Mergers” shall have the meaning given in the recitals.

1.39          “Merger Sub” shall have the meaning given in the recitals.

1.40          “Minimum Takedown Threshold” shall have the meaning given in Section 2.3.1.

1.41          “Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

1.42          “Ordinary Shares” shall mean the Class A Ordinary Shares and the Class B Ordinary Shares.

1.43          “Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

1.44          “Permitted Transferees” means with respect to any Person, (a) any Family Member of such Person, (b) any affiliate of such Person, and (c) any affiliate of any Family Member of such Person; provided, however, that Permitted Transferees shall not include (x) any affiliate under clause (b) or (c) who operates or engages in a business which competes with the business of the Company or Ambipar Parent or (y) any portfolio company (as such term is commonly understood in the private equity industry) of a private equity or other financial sponsor.

1.45          “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

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1.46          “Piggyback Registration” shall have the meaning given in Section 2.3.4.

1.47          “PIPE Investors” shall have the meaning given in the recitals.

1.48          “PIPE Shares” shall have the meaning given in the recitals.

1.49          “Private Placement Warrants” shall mean warrants to acquire Class A Ordinary Shares, each warrant entitling the holder to purchase one Class A Ordinary Share at an exercise price of $11.50 per share.

1.50          “Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

1.51          “Registrable Securities” means (a) the Class A Ordinary Shares owned by any Holder immediately following the Closing, (b) any Class A Ordinary Shares issued or issuable upon the conversion from time to time of the Class B Ordinary Shares owned by any Holder immediately following the Closing, (c) any Private Placement Warrants owned by any Holder immediately following the Closing and any Class A Ordinary Shares issued or issuable upon the exercise thereof from time to time, (d) any Class A Ordinary Shares or options or warrants to purchase, or other equity securities of the Company exercisable or exchangeable for, or convertible into, Class A Ordinary Shares (including any Class A Ordinary Shares issued or issuable upon the exercise of any such option, warrant or other equity security) of the Company otherwise acquired or owned by a Holder following the Closing (including any warrants that may be acquired by the Sponsor upon conversion of loans to the Company for expenses at or prior to the Closing), and (e) any other equity security of the Company issued or issuable with respect to any Securities referenced in clause (a), (b), (c), or (d) above by way of a share dividend or share split or in connection with a combination of share, acquisition, recapitalization, consolidation, reorganization, share exchange, share reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engagement in any other similar transaction; provided that as to any particular Registrable Security, such securities shall cease to be Registrable Securities on the earlier to occur of (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been Transferred in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise Transferred, (ii) new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further Transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require Registration; (C) such securities shall have ceased to be outstanding; (D) such securities are freely saleable without Registration by the Holder thereof pursuant to Rule 144, as promulgated under the Securities Act (without the need for any manner of sale requirement or volume limitation and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable)); or (E) such securities are sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

1.52          “Registration” shall mean a registration, including any related Underwritten Offering, effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

1.53          “Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including the following:

 1.53.1           all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Class A Ordinary Shares are then listed;

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 1.53.2           fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters, if any, in connection with blue sky qualifications of Registrable Securities);

 1.53.3           printing, messenger, telephone and delivery expenses;

 1.53.4           reasonable fees and disbursements of counsel for the Company;

 1.53.5           reasonable fees and disbursements of one (1) counsel for the Demanding Holders, not to exceed $100,000; and

 1.53.6           reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration.

1.54          “Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

1.55          “Requesting Holders” shall have the meaning given in Section 2.3.2.

1.56          “Restricted Stock Units” means the 20,000 restricted stock units of the Company held by Rafael Salvador Grisolia (“Grisolia”) pursuant to the Amended and Restated Director Restricted Stock Unit Award Agreement entered into dated July 5, 2022 in connection with the consummation of the transactions contemplated by the Business Combination Agreement.

1.57          “SEC” means the U.S. Securities and Exchange Commission.

1.58           “Securities Act” means the Securities Act of 1933, as amended.

1.59          “Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

1.60          “Shelf Registration” shall mean a Registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

1.61          “Shelf Underwriting” shall have the meaning given in Section 2.3.

1.62          “SPAC” shall have the meaning given in the recitals.

1.63          “SPAC Holders” shall have the meaning given in the recitals.

1.64          “SPAC RRA” shall have the meaning given in the recitals.

1.65          “Sponsor” shall have the meaning given in the recitals.

1.66          “Subscription Agreement” shall have the meaning given in the recitals.

1.67          “Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.2.

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1.68          “Transfer” shall mean the (x) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y). The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

1.69          “Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

1.70          “Underwriting Request” shall have the meaning given in Section 2.3.

1.71          “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

1.72          “Withdrawal Notice” shall have the meaning given in Section 2.3.3.

2.            Registration. The following provisions govern the Registration of the Company’s securities:

2.1            Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the SEC a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”), if the Company is then eligible to use a Form F-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) Business Days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as reasonably practicable after the filing thereof, but no later than the earlier of (a) the sixtieth (60th) calendar day (or the ninetieth (90th) calendar day if the SEC notifies the Company that it will “review” the Registration Statement) following the filing date thereof and (b) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, the majority-in-interest of the Holders named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form F-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form F-3. The Company’s obligation under this Section 2.1, shall be subject to Section 3.5. References to Form F-1 and F-3 herein (or any successors thereto) shall include references to Form S-1 and S-3 (or any successors thereto) if the Company ceases to be eligible to use Form F-1 or Form F-3.

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2.2            Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, a majority-in-interest of the Holders named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration Statement shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.2, shall be subject to Section 3.5.

2.3           Request for Underwritten Offering.

2.3.1            Shelf Underwriting. Subject to Section 3.5.1, when an effective Shelf is on file with the SEC, any Demanding Holder may from time to time, following the expiration of any applicable Lock-Up Period, request in writing to sell all or any part of its Registrable Securities pursuant to an Underwritten Offering pursuant to the Registration Statement, which written request shall describe the number and type of securities to be included in such Registration and the intended method(s) of distribution thereof; provided that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $75 million (the “Minimum Takedown Threshold”), net of all underwriting discounts and commissions. The Demanding Holder shall make such election by delivering to the Company a written request (an “Underwriting Request”) for such Underwritten Offering specifying the number of its Registrable Securities that the Demanding Holder desires to sell pursuant to such Underwritten Offering (the “Shelf Underwriting”). The Demanding Holder, after consultation with the Company, shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable internationally recognized investment banks). The Demanding Holders may demand an aggregate of not more than eight (8) Shelf Underwritings pursuant to this Agreement (of which the Sponsor may demand not more than four (4)), and the Company is not obligated to effect (x) more than four (4) Shelf Underwritings in any twelve (12) month period (provided, that, the Sponsor may demand not more than two (2) Shelf Underwritings per year) or (y) a Shelf Underwriting within sixty (60) days after the closing of a prior Shelf Underwriting. The Company shall use its reasonable best efforts to effect such Shelf Underwriting, including the filing of any Prospectus supplement or any post-effective amendments and otherwise taking any action necessary to include therein all disclosure and language deemed necessary or advisable by the Demanding Holder to effect such Shelf Underwriting.

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2.3.2            Reduction of Shelf Underwriting. If the managing Underwriter or Underwriters in a Shelf Underwriting, in good faith, advises the Company, the Demanding Holders and, if any, the Holders requesting piggyback rights pursuant to this Agreement with respect to such Shelf Underwriting (the “Requesting Holders”) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Class A Ordinary Shares or other equity securities that the Company desires to sell and all other Class A Ordinary Shares or other equity securities, if any, that have been requested to be sold in the Shelf Underwriting pursuant to separate written contractual piggy-back registration rights held by any other Holder, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Shelf Underwriting without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in the Shelf Underwriting, before including any Class A Ordinary Shares or other equity securities proposed to be sold by the Company or by other holders of Class A Ordinary Shares or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Shelf Underwriting and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Shelf Underwriting), (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Shelf Underwriting and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Shelf Underwriting) that can be sold without exceeding the Maximum Number of Securities and (iii) third, to the extent the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), any other equity securities requested to be sold in the Shelf Underwriting (pro rata based on the respective number of equity securities requested to be included in such Shelf Underwriting).

2.3.3            Withdrawal. Prior to the filing of the applicable “red herring” Prospectus or Prospectus supplement used for marketing the Shelf Underwriting, the majority-in-interest of the Demanding Holders shall have the right to withdraw from the Shelf Underwriting for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from the Shelf Underwriting; provided that the Sponsor or Ambipar Parent may elect to have the Company continue a Shelf Underwriting if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Shelf Underwriting by such Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, the demand for the Shelf Underwriting shall constitute a demand for the Shelf Underwriting by the Demanding Holder for purposes of Section 2.3.1, unless the Demanding Holder reimburses the Company for all Registration Expenses with respect to the Shelf Underwriting (or, if there are any other Holders participating in the Shelf Underwriting, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that the Demanding Holder has requested be included in the Shelf Underwriting); provided that, if the Sponsor or Ambipar Parent elects to continue a Shelf Underwriting pursuant to the proviso in the immediately preceding sentence, such Shelf Underwriting shall instead count as a Shelf Underwriting demanded by the Sponsor or Ambipar Parent, as applicable, for purposes of Section 2.3.1. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Underwriting. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Shelf Underwriting prior to its withdrawal under this Section 2.3.3.

2.3.4            Piggyback Rights. If any Demanding Holder proposes to conduct a Shelf Underwriting pursuant to Section 2.3.1 then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than five (5) days before the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Offering, which notice shall (a) describe the number and type of securities to be included in such Underwritten Offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters in such offering, and (b) offer to all of the Holders of Registrable Securities the opportunity to include in such offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.3.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.3.4 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Shelf Underwriting. For avoidance of doubt, this Section 2.3.4 shall not apply to a Block Trade or Other Coordinated Offering.

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2.3.5            Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company, if requested by the managing Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) a Holder in excess of five percent (5%) of the outstanding Ordinary Shares (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any Class A Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Underwriters, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4           Block Trades; Other Coordinated Offerings.

2.4.1            Notwithstanding any other provision of this Section 2, but subject to Section 3.4, at any time and from time to time when an applicable Lock-Up Period is not in effect and when an effective Shelf is on file with the SEC, if any Demanding Holder wishes to engage in (i) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (ii) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price, either individually or together with other Demanding Holders, reasonably expected to exceed $50 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least ten (10) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority-in-interest of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2            Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

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2.4.3            Notwithstanding anything to the contrary in this Agreement, Section 2.3.4 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4            The Demanding Holder in a Block Trade, or Other Coordinated Offering or Demanding Holders representing a majority-in-interest of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering, shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5            A Demanding Holder in the aggregate may demand no more than four (4) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for a Shelf Underwriting pursuant to Section 2.3.1 hereof.

3.            Company Procedures

3.1           General Procedures. In connection with any Shelf and/or Underwritten Offering, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as soon as reasonably practicable:

3.1.1            prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2            prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3            at least two (2) Business Days prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, if any, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that in no event shall the Company be required to delay or postpone the filing of such Registration Statement or Prospectus as a result of or in connection with such Holders’ review;

3.1.4            prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

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3.1.5            cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6            provide a transfer agent or warrant agent, as applicable, registrar and a CUSIP number for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7            advise each seller of such Registrable Securities, within five (5) Business Days after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any Legal Proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8            notify the Holders, within five (5) Business Days, at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.5;

3.1.9            in the event of an Underwritten Offering, in each of the following cases to the extent customary for a transaction of its type, permit the Sponsor, Ambipar Parent, the Underwriters or other financial institutions facilitating such Underwritten Offering, if any, and any attorney, consultant or accountant retained by the Sponsor, Ambipar Parent or Underwriters to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Underwritten Offering; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.10          in the event of an Underwritten Offering, permit the Sponsor and Ambipar Parent, as applicable, to rely on any comfort letter from the Company’s independent registered public accounting firms provided to the managing Underwriter of such offering;

3.1.11          in the event of an Underwritten Offering, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of the Underwritten Offering, addressed to the Underwriters, if any, covering such legal matters with respect to the Underwritten Offering in respect of which such opinion is being given as the Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.12          in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

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3.1.13          in the event of any Underwritten Offering, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.14          otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

3.2           Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable and documented fees and expenses of any legal counsel representing the Holders (as well as of any attorney, consultants or consultant retained by the Holders under Section 3.1.9 or otherwise).

3.3           Share Distributions. In connection with any Shelf, if the Company shall receive a request from a Holder included therein to effectuate a pro rata in-kind distribution or other similar Transfer for no consideration of such Registrable Securities pursuant to such Registration to its members, partners or shareholders, as the case may be, then the Company shall deliver or cause to be delivered to the transfer agent and registrar for the Registrable Securities an opinion of counsel to the Company reasonably acceptable to such transfer agent and registrar that any legend referring to the Securities Act may be removed upon such distribution or other Transfer of such Registrable Securities pursuant to such Registration; provided that the distributee or transferee of such Registrable Securities is not and has not been for the preceding ninety (90) calendar days an affiliate of the Company (as defined in Rule 405 promulgated under the Securities Act). The Company’s obligations hereunder are conditioned upon the receipt of a representation letter reasonably acceptable to the Company from such Holder regarding such proposed pro rata in-kind distribution or other similar Transfer for no consideration of such Registrable Securities.

3.4           Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. Notwithstanding anything in this Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.4 shall not affect the Registration of the other Registrable Securities to be included in such Registration.

3.5           Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.5.1            Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

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3.5.2           Subject to Section 3.5.3, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, upon the advice of external legal counsel, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.5.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.5.3           The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.5.2 shall be exercised by the Company, in the aggregate, for not more than three (3) occasions, for not more than ninety (90) consecutive calendar days or for not more than one hundred and fifty (150) total calendar days, in each case, during any twelve (12)-month period.

3.6           Reporting Obligations. As long as any Registrable Securities remain outstanding, the Company, at all times while it shall be a reporting company under the Exchange Act, shall use reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.6. The Company further covenants that it shall use reasonable efforts to take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Class A Ordinary Shares held by such Holder without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect).

4.           Indemnification and Contribution

4.1           The Company agrees to indemnify, to the extent permitted by law, each participating Holder, its directors, officers, partners, managers, members, investment advisors, employees, shareholders and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees of one (1) law firm) arising from, in connection with, or relating to any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information so furnished in writing to the Company or on behalf of such Holder expressly for use therein or such Holder has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any other law, rule or regulation thereunder; provided, however, that the indemnification contained in this Section 4.1 shall not apply to amounts paid in settlement of any losses, claims, damages, liabilities and out of pocket expenses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any losses, claims, damages, liabilities and out of pocket expenses to the extent they arise out of or are based upon a violation which occurs (A) in connection with any failure of such Holder to deliver or cause to be delivered a Prospectus made available by the Company in a timely manner, (B) as a result of offers or sales effected by or on behalf of any Person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by the Company, or (C) in connection with any offers or sales effected by or on behalf of a Holder in violation of Section 3.5.1 hereof.

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4.2           In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including, without limitation, reasonable outside attorneys’ fees of one (1) law firm) arising from, in connection with, or relating to any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint, among such Holders, and the liability of each such Holder shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities giving rise to such indemnification obligation.

4.3           Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) outside counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such Legal Proceeding.

4.4           The indemnification provided for under this Section 4 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the Transfer of Registrable Securities.

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4.5           If the indemnification provided under this Section 4 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Holder shall be limited to the net proceeds received by such Holder from the sale of Registrable Securities giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.1, Section 4.2 and Section 4.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any Legal Proceeding. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.5 from any Person who was not guilty of such fraudulent misrepresentation.

5.           Transfer Restrictions.

5.1           Lock-Up.

5.1.1           Except as otherwise approved in writing by the Company and Opportunity in their sole discretion, each Holder and each Director Holder (each a “Lock-up Holder”) severally, and not jointly, agrees with the Company not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Securities (as defined below) Beneficially Owned or otherwise held by such Person during the Lock-Up Period (as defined below); provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 5.2. The “Lock-Up Period” means, (i) in the case of each Holder and its Permitted Transferees, the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, and (ii) in the case of each Director Holder and its Permitted Transferees, the period commencing on the Closing Date and ending on the first anniversary of the Closing Date. The “Lock-Up Securities” means, for any Lock-Up Holder, as the case may be, the Ordinary Shares and Private Placement Warrants Beneficially Owned or otherwise held by such Lock-Up Holder immediately following the Closing, including any Class A Ordinary Shares acquired as the result of the vesting of the Restricted Stock Units and, in the case of Grisolia, the Restricted Stock Units.

5.1.2           During the Lock-Up Period, any purported Transfer of Lock-Up Securities not in accordance with this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose.

5.1.3           Each Lock-up Holder acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, the Lock-Up Securities Beneficially Owned or otherwise held by such Lock-up Holder shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

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5.2           Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, a Lock-up Holder may Transfer, without the consent of the Company and Opportunity, any of such Lock-up Holder’s Lock-Up Securities to (i) any of such Lock-up Holder’s Permitted Transferees, upon written notice to the Company, or (ii) (a) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual; (b) in the case of an individual, pursuant to a qualified domestic relations order; or (c) pursuant to any liquidation, merger, share exchange or other similar transaction (other than the Mergers) which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares or other equity securities of the Company for cash, securities or other property; provided, that in connection with any Transfer of such Lock-Up Securities pursuant to clause (ii) above, (x) the restrictions and obligations contained in Section 5.1 and this Section 5.2 will continue to apply to such Lock-Up Securities (including any other securities acquired in exchange therefor) after any Transfer of such Lock-Up Securities and such Transferee shall agree to be bound by such restrictions and obligations by executing and delivering a joinder agreement substantially in the form attached as Exhibit A or such other form as is reasonably acceptable to the Company, and (y) the Transferee of such Lock-Up Securities shall have no rights under this Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Agreement. Any Transferee of Lock-Up Securities who is a Permitted Transferee of the Transferor pursuant to this Section 5.2 shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering a joinder agreement substantially in the form attached as Exhibit A or such other form as is reasonably acceptable to the Company, whereupon such Transferee will be treated as a party (with the same rights and obligations as the Transferor) for all purposes of this Agreement. Notwithstanding the foregoing provisions of this Section 5.2, a Lock-up Holder may not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed to facilitate a material change with respect to who or which entities Beneficially Own the underlying Lock-Up Securities, or (B) followed by a change in the relationship between such Lock-up Holder and such Permitted Transferee (or a change of control of such Lock-up Holder or Permitted Transferee) after the Transfer with a result and effect that such Lock-up Holder has indirectly made a Transfer of Lock-Up Securities by using a Permitted Transferee, which Transfer would not have been directly permitted under this Section 5 had such change in such relationship occurred prior to such Transfer).

5.3           Legends. Each Lock-up Holder agrees that its Lock-up Securities shall include customary transfer legends on any certificates reflecting the restrictions on Transfer set forth in this Section 5; provided, that at the time that any time such restrictions on Transfer lapse pursuant to this Section 5, the Company shall remove any such legends, share transfer restrictions, stop transfer orders or similar restrictions with respect to the applicable Lock-up Securities held by such Lock-up Holder, as the case may be.

5.4           Compliance with Laws. Notwithstanding any other provision of this Agreement, each Lock-up Holder agrees that it will comply with the Securities Act and other applicable Laws in connection with any Transfer by such Lock-up Holder of any equity securities of the Company Beneficially Owned or otherwise held by such Lock-up Holder.

6.           Executive Committee.

6.1           The parties hereto agree to cause the Board to establish an advisory executive committee which shall be available to advise the Board on Company matters related to strategy, capital allocation, operations, mergers and acquisitions and subsequent integrations (the “Executive Committee”). The Executive Committee shall be comprised of up to four (4) members. For as long as Opportunity is entitled under the terms of the Articles to appoint a member of the Board and effectively appoints such member of the Board, Opportunity shall be entitled to designate one (1) member of the Executive Committee. For so long as the Sponsor is entitled under the terms of the Articles to appoint a member of the Board and effectively appoints such member of the Board, the Sponsor shall be entitled to designate one (1) member of the Executive Committee. For so long as Ambipar Parent is entitled under the terms of the Articles to appoint a member of the Board and effectively appoints such member of the Board, Ambipar Parent shall be entitled to designate two (2) members of the Executive Committee. In the event that any of Opportunity, Sponsor or Ambipar Parent ceases to be entitled to designate a member to the Executive Committee pursuant to the terms hereof, the Board shall be entitled to designate such member at its discretion.

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6.2           The Executive Committee shall meet, preferably, once every month. The Executive Committee shall adopt decisions and recommendations by majority vote of its members; provided that the decisions and recommendations of the Executive Committee shall, under no circumstances, have any binding effect on the Board or the Company, and shall serve an advisory purpose only.

7.           Miscellaneous.

7.1           Confidentiality. Each Holder, Director Holder and the Company agree that any information obtained pursuant to this Agreement (including any information about any proposed Registration or offering pursuant to Section 2) will not be disclosed or used for any purpose other than the exercise of rights under this Agreement provided that any such information may be disclosed on a confidential basis to its directors, officers, employees, representatives and legal counsel or as required by Law.

7.2           Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

7.3           Governing Law. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY New York state court sitting in the CITY OF NEW YORK, borough of Manhattan, or, if, under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

7.4           Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

7.5           Successors and Assigns; Assignment.

7.5.1           Except as otherwise expressly set forth in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

7.5.2           None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or Transferred without the prior consent in writing of each party to this Agreement, with the exception of assignments and transfers from a Lock-up Holder to any of its Permitted Transferees.

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7.5.3           Notwithstanding anything in this Section 7.5, (a) any Permitted Transferee shall, in connection with their assignment or transfer of Ordinary Shares, execute a Joinder Agreement to be entered into between the Company and such Permitted Transferee at the time of the applicable Transfer, pursuant to which such Permitted Transferee shall be deemed to be a party to this Agreement, and (b) any other Person Beneficially Owning or otherwise holding any Registrable Securities may, at the Company’s request, execute a Joinder Agreement with the Company, pursuant to which such Person shall be deemed to be a party to this Agreement. Failure to comply with this Section 7.5.3 shall relieve the Company of its obligations under this Agreement with respect to such Permitted Transferee. Unless otherwise noted in the applicable Joinder Agreement, each Permitted Transferee of a Holder shall be deemed a Holder.

7.6           Amendment and Waiver. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) with the written consent of the Company and the Holders holding a majority-in-interest of the Registrable Securities; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or a group of Holders, or one Lock-up Holder or group of Lock-up Holders, solely in its or their capacity as a Beneficial Owner or holder equity securities of the Company, in a manner that is materially different from the other Holders or Lock-up Holders (in such capacity) shall require the consent of each Holder or Lock-up Holders so affected.

7.7           Other Registration Rights. Other than the PIPE Investors who have registration rights with respect to their PIPE Shares and the Ambipar Parent PIPE Shares pursuant to their respective Subscription Agreements, the Company represents and warrants that no Person, other than a Holder, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other Person following the Closing Date. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

7.8           Termination. This Agreement will automatically terminate upon the earlier to occur of (i) the tenth (10th) anniversary of the date of this Agreement, (ii) any acquisition of the Company, including by way of merger or consolidation, after the Closing, as a result of which the Registrable Securities, are converted into the right to receive consideration consisting solely of cash or other property other than securities listed on a national securities exchange registered under Section 6 of the Exchange Act, (iii) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities or (iv) with respect to any Lock-up Holder (in such capacity and in respect of the transfer restrictions pursuant to Section 5 hereof) on the expiration of the Lock-up Period.

7.9           Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities, held by such Holder in order for the Company to make determinations hereunder.

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7.10         Notices. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be mailed by registered mail, postage prepaid, or otherwise delivered by electronic mail, hand or by messenger, addressed to such party’s address as set forth in the shareholders register maintained by the Company or at such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 7.10 shall be effective (a) on the date of delivery if delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) when sent, if delivered by email (provided that no “error message” or other notification of non-delivery is generated); or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Any notice or communication under this Agreement must be addressed, if to the Company, to: the Company, Emergência Participações S.A., Avenida Angélica, nº 2346, 5th floor, room 4, Consolação, 01228-200, São Paulo - SP Brazil. Attention: Luciana Freire Barca Nascimento (luciana.barca@tbj.com.br), Thiago da Costa Silva (thiago.silva@ambipar.com) and Alessandra Bessa Alves de Melo (alessandra.bessa@ambipar.com), copy to Simpson Thacher & Bartlett LLP, 425 Lexington Avenue New York, NY 10017, Attention: Mark Pflug (mpflug@stblaw.com) and Grenfel Calheiros (gcalheiros@stblaw.com), and, if to any Holder or Lock-up Holder, at such Holder’s Lock-up Holder’s address, email address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) calendar days after delivery of such notice as provided in this Section 7.10.

7.11         Delays or Omissions. No failure or delay of a party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

7.12         Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

7.13         Counterparts; Electronic Execution. This Agreement may be executed in multiple counterparts (including by facsimile or electronic transmission (including .pdf file, .jpeg file, Adobe Sign, or DocuSign)), all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

7.14         Aggregation of Shares. All Ordinary Shares held by affiliated Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

7.15         No Third-Party Beneficiaries. Except as expressly provided in this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to confer on any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder.

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7.16         Mutual Drafting. This Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.

7.17         Effectiveness; Entire Agreement; Restatement. This Agreement shall become effective as of the Closing and prior thereto shall be of no force or effect. If the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and be of no force or effect. Upon Closing (i) this Agreement shall constitute the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all and any prior agreements and understandings relating to such subject matter, (ii) each of the SPAC and the SPAC Holders agrees that this Agreement shall supersede and replace in its entirety the terms and conditions of the SPAC RRA and (iii) the SPAC RRA shall no longer be of any force or effect.

7.18         Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of share split, share dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF the parties have signed this Agreement as the date first set forth above.

AMBIPAR EMERGENCY RESPONSE

By:
	Name:	Thiago da Costa Silva
	Title:	Director

AMBIPAR PARTICIPAÇÕES E EMPREENDIMENTOS S.A.

By:
	Name:	Luciana Freira Barca Nascimento
	Title:	Officer

By:
	Name:	Thiago da Costa Silva
	Title:	Officer

OPPORTUNITY AGRO FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA INVESTIMENTO NO EXTERIOR, solely with respect to Sections 5 and 6 hereof

By:
	Name:	Eduardo de Britto Pereira Azevedo
	Title:	Director

By:
	Name:	Leonardo Guimarães Pinto
	Title:	Director

For and on behalf of Opportunity Private Equity Gestora de Recursos Ltda

[Signature Page to Investor Rights Agreement]

HPX CAPITAL PARTNERS LLC

By:
	Name:	Carlos Piani
	Title:	Chief Executive Officer

MARCOS PEIGO

RAFAEL SALVADOR GRISOLIA

SALETE PINHEIRO

WOLNEY EDIRLEY GONÇALVES BETIOL

[Signature Page to Investor Rights Agreement]

Schedule 1

Marcos Peigo

Rafael Salvador Grisolia

Salete Pinheiro

Wolney Edirley Gonçalves Betiol

Exhibit A

Form of Joinder Agreement

[Date]

Reference is hereby made to the Investor Rights Agreement, dated [●], 2022 (the “IRA”), by and among Ambipar Emergency Response, a Cayman Islands exempted company (the “Company”), and the Holders named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the IRA.

Pursuant to Section 7.5 of the IRA, each of the undersigned hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, it shall be deemed to be a party to the IRA as if it were an original signatory thereto and hereby expressly assumes, and agrees to perform and discharge, all of the obligations and liabilities of a party thereto as the case may be, under the IRA. All references in the IRA to “Holders”, as the case may be, shall hereafter include each of the undersigned and their respective successors, as applicable.

Each of the undersigned hereby agrees to promptly execute and deliver any and all further documents and take such further action as the Company, the Holders or any undersigned party may reasonably require to effect the purpose of this Joinder Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the date herein above set forth.

[•]

By:
Name:
Title:

Address:

AMBIPAR EMERGENCY RESPONSE

By:
Name:
Title:

[Signature Page to Joinder Agreement]

Exhibit F

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the "Plan of Merger") is made on [insert date] 2022 between Ambipar Emergency Response, an exempted company incorporated with limited liability in the Cayman Islands (the "Surviving Company"), and HPX Corp., an exempted company incorporated with limited liability in the Cayman Islands (the "Merging Company").

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the "Statute").

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the "Merger").

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement, dated as of July 5, 2022 (the "Business Combination Agreement") by and among the Surviving Company, the Merging Company, Ambipar Merger Sub, an exempted company incorporated with limited liability in the Cayman Islands, Emergência Participações S.A., a sociedade anônima organized under the laws of Brazil, and Ambipar Participações e Empreendimentos S.A., a sociedade anônima organized under the laws of Brazil. A copy of the Business Combination Agreement is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3	The registered office of the Surviving Company is CO Services Cayman Limited, P.O. Box 10008, Willow House, Cricket Square, Grand Cayman, KY1-1001, Cayman Islands, and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each and the Surviving Company will have one ordinary share issued and outstanding.

5	After the SPAC Sponsor Recapitalization and immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each with 29,107,000 issued and outstanding, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each with no such shares issued and outstanding and 5,000,000 preference shares of a par value of US$0.0001 each with no such shares issued and outstanding.

6	In accordance with section 234 of the Statute, the date on which it is intended that the Merger is to take effect (the "Effective Date") is the date specified as such in a notice to the Registrar of Companies signed by a director of each of the Surviving Company and Merging Company.

7	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Business Combination Agreement in the form annexed at Annexure 1 hereto.

8	The memorandum and articles of association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto upon the Merger.

9	The rights and restrictions attaching to the shares in the Surviving Company on the Effective Date are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13	The names and addresses of each director of the surviving company (as defined in the Statute) are:

13.1	Carlos Augusto Leone Piani of 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, United States of America;

13.2	Marcos Vinícius Bernardes Peigo of 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, United States of America;

13.3	Bernardo Vieira Hees 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, United States of America;

13.4	Maria Salete Garcia Pinheiro 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, United States of America;

13.5	Rodrigo Guedes Xavier 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, United States of America;

13.6	Wolney Edirley Gonçalves Betiol of 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, United States of America; and

13.7	Rafael Salvador Grisolia of 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, United States of America.

14	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

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15	This Plan of Merger has been authorised by the shareholder of the Surviving Company pursuant to section 233(6) of the Statute by way of unanimous written resolutions of the shareholder of the Surviving Company. This Plan of Merger has been authorised by the shareholders of the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Merging Company.

16	At any time prior to the Effective Date, this Plan of Merger may be:

16.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

16.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

17	This Plan of Merger may be executed in counterparts.

18	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by ________________________	)
Duly authorised for	)	__________________________
and on behalf of	)	Director
Ambipar Emergency Response	)

SIGNED by ________________________	)
Duly authorised for	)	__________________________
and on behalf of	)	Director
HPX Corp.	)

3

Exhibit G

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the "Plan of Merger") is made on [insert date] 2022 between Ambipar Emergency Response, an exempted company incorporated with limited liability in the Cayman Islands (the "Surviving Company") and Ambipar Merger Sub, an exempted company incorporated with limited liability in the Cayman Islands (the "Merging Company").

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the "Statute").

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the "Merger").

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement, dated as of July 5, 2022 (the "Business Combination Agreement") by and among the Surviving Company, the Merging Company, HPX Corp., an exempted company incorporated with limited liability in the Cayman Islands, Emergência Participações S.A., a sociedade anônima organized under the laws of Brazil and Ambipar Participações e Empreendimentos S.A., a sociedade anônima organized under the laws of Brazil. A copy of the Business Combination Agreement is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3	The registered office of the Surviving Company is CO Services Cayman Limited, P.O. Box 10008, Willow House, Cricket Square, Grand Cayman, KY1-1001, Cayman Islands and the registered office of the Merging Company is CO Services Cayman Limited, P.O. Box 10008, Willow House, Cricket Square, Grand Cayman, KY1-1001, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each with 29,107,000 issued and outstanding, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each with no such shares issued and outstanding and 5,000,000 preference shares of a par value of US$0.0001 each with no such shares issued and outstanding.

5	Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each and the Merging Company will have one ordinary share issued and outstanding.

6	In accordance with section 234 of the Statute, the date on which it is intended that the Merger is to take effect (the "Effective Date") is the date specified as such in a notice to the Registrar of Companies signed by a director of each of the Surviving Company and Merging Company.[1]

7	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Business Combination Agreement in the form annexed at Annexure 1 hereto.

8	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9	The Amended and Restated Memorandum and Articles of Association of the Surviving Company immediately prior to the Merger shall be its Memorandum and Articles of Association after the Merger.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13	The names and addresses of each director of the surviving company (as defined in the Statute) are:

13.1	Tércio Borlenghi Junior of Avenida Angélica, 2346, 5th floor, Higienópolis, São Paulo, SP, Brazil;

13.2	Izabel Cristina Andriotti Cruz de Oliveira of Avenida Angélica, 2346, 5th floor, Higienópolis, São Paulo, SP, Brazil;

13.3	Alessandra Bessa Alves de Melo of Avenida Angélica, 2346, 5th floor, Higienópolis, São Paulo, SP, Brazil;

13.4	Thiago da Costa Silva of Avenida Angélica, 2346, 5th floor, Higienópolis, São Paulo, SP, Brazil;

13.5	Mariana Loyola of Avenida Angélica, 2346, 5th floor, Higienópolis, São Paulo, SP, Brazil;

13.6	Carlos Augusto Leone Piani of 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, United States of America; and

13.7	[ ][2].

1 The 'Effective Date Notice' can be filed after the filing of all other documents with the Registrar of Companies. A form is set out at the end of this draft.

2 Member to be defined by Opportunity Agro Fundo de Investimento em Participações Multiestratégia Investimento no Exterior prior to the Closing

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14	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

15	This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company. This Plan of Merger has been authorised by the shareholder of the Merging Company pursuant to section 233(6) of the Statute by way of unanimous written resolutions of the shareholder of the Merging Company.

16	At any time prior to the Effective Date, this Plan of Merger may be:

16.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

16.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

17	This Plan of Merger may be executed in counterparts.

18	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by ________________________	)
Duly authorised for	)	__________________________
and on behalf of	)	Director
Ambipar Emergency Response	)

SIGNED by ________________________	)
Duly authorised for	)	__________________________
and on behalf of	)	Director
Ambipar Merger Sub.	)

3

Exhibit H

THE COMPANIES ACT (AS REVISED)

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

AMBIPAR EMERGENCY RESPONSE

(adopted by Special Resolution passed on [●], 2022)

THE COMPANIES ACT (AS REVISED)

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

AMBIPAR EMERGENCY RESPONSE

(adopted by Special Resolution passed on [●], 2022)

1.	The name of the Company is Ambipar Emergency Response.

2.	The Company is an exempted company limited by shares.

3.	The registered office of the Company shall be at the offices of CO Services Cayman Limited, P.O. Box 10008, Willow House, Cricket Square, Grand Cayman, KY1-1001, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

4.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted.

5.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Act.

6.	Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

7.	The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

8.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

9.	The share capital of the Company is US$50,000 divided into 500,000,000 shares of a nominal or par value of US$0.0001 each which, at the date on which this Memorandum becomes effective, comprise (i) 250,000,000 Class A Common Shares; (ii) 150,000,000 Class B Common Shares (which Class B Common Shares may be converted into Class A Common Shares in the manner contemplated in the Articles of Association of the Company); and (iii) 100,000,000 shares of such class or classes (howsoever designated) and having the rights as the Board may determine from time to time in accordance with Article 4 of the Articles of Association of the Company, PROVIDED THAT, subject to the Law and the Articles of Association, the Company shall have the power to issue all or any part of its capital, whether original, redeemed, increased or reduced, with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any condition or restriction whatsoever and so that, unless the conditions of issue shall otherwise expressly provide, every issue of shares, whether stated to be common, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

10.	The Company may exercise the power contained in the Law to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

11.	Capitalised terms that are not defined in this Memorandum of Association bear the meaning given in the Articles of Association of the Company.

12.	The financial year end of the Company is 31 December or such other date as the Directors may from time to time decide and annex to this Memorandum.

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THE COMPANIES ACT (AS REVISED)

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

AMBIPAR EMERGENCY RESPONSE

(adopted by Special Resolution passed on [●], 2022)

1.	Preliminary

1.1           The regulations contained in Table A in the First Schedule of the Law shall not apply to the Company and the following regulations shall be the Articles of Association of the Company.

1.2           In these Articles:

(a)           the following terms shall have the meanings set opposite if not inconsistent with the subject or context:

“Allotment” shares are taken to be allotted when a person acquires the unconditional right to be included in the Register of Members in respect of those shares;

“Affiliate” in respect of a Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and (i) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing, and (ii) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity;

“Ambipar” means Ambipar Participações e Empreendimentos S.A., a sociedade anônima organised under the laws of Brazil

“Articles” these articles of association of the Company as from time to time amended by Special Resolution;

“Audit Committee” the audit committee of the Company formed by the Board pursuant to Article 24 hereof, or any successor of the audit committee;

“Board or Board of Directors” the board of directors of the Company;

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“Business Combination” a statutory amalgamation, merger, consolidation, arrangement or other reorganization requiring the approval of the members of one or more of the participating companies as well as a short-form merger or consolidation that does not require a resolution of members;

“Business Combination Agreement” means that certain business combination agreement entered into as of July 5, 2022 (as amended, modified, supplemented or waived from time to time in accordance with its terms) among the Company, Ambipar, HPX Corp., an exempted company incorporated with limited liability in the Cayman Islands and other parties named therein.

“Chairman” the chairman of the Board of Directors appointed in accordance with Article 20.2;

“Class A Common Shares” class A common shares of a nominal or par value of US$0.0001 each in the capital of the Company having the rights provided for in these Articles;

“Class B Common Shares” class B common shares of a nominal or par value of US$0.0001 each in the capital of the Company having the rights provided for in these Articles;

“Clear days” in relation to a period of notice means that period excluding both the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“Clearing House” a clearing house recognised by the laws of the jurisdiction in which shares in the capital of the Company (or depository receipts thereof) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction;

“Common Shares” Class A Common Shares, Class B Common Shares and shares of such other classes as may from time to time be designated by the Board pursuant to these Articles as being common shares for the purposes of Article 5.2;

“Company” the above named company;

“Company’s Website” the website of the Company and/or its web-address or domain name;

“Compensation Committee” the compensation committee of the Company that may be formed by the Board pursuant to Article 24 hereof, or any successor of the compensation committee;

“Control” the ownership, directly or indirectly, of shares possessing more than fifty per cent (50%) of the voting power of the corporation, partnership or other entity (other than, in the case of a corporation, shares having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity;

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“Designated Stock Exchange” the New York Stock Exchange and any other stock exchange or interdealer quotation system listed in Schedule 4 of the Law on which shares in the capital of the Company are listed or quoted;

“Directors” the Directors for the time being of the Company or, as the case may be, those Directors assembled as a Board or as a committee of the Board;

“Dividend” includes a distribution or interim dividend or interim distribution;

“Electronic” has the same meaning as in the Electronic Transactions Act (as revised);

“Electronic Communication” a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the SEC’s website) or other electronic delivery methods as otherwise decided and approved by the Board;

“Electronic Record” has the same meaning as in the Electronic Transactions Act (as revised);

“Electronic Signature” has the same meaning as in the Electronic Transactions Act (as revised);

“Exchange Act” the Securities Exchange Act of 1934, as amended of the United States of America;

“Executed” includes any mode of execution;

“Holder” in relation to any share, the Member whose name is entered in the Register of Members as the holder of the share;

“Incentive Plan” any incentive plan or scheme established or implemented by the Company pursuant to which any Person who provides services of any kind to the Company or any of its direct or indirect subsidiaries (including, without limitation, any employee, executive, officer, director, consultant, secondee or other provider of services) may receive and/or acquire newly-issued shares of the Company or any interest therein;

“Indemnified Person” every Director, alternate Director, Secretary or other officer for the time being or from time to time of the Company;

“Independent Director” a Director who is an independent director as defined in the rules of any Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be;

“Investor Rights Agreement” means that investor rights agreement entered into as of July 5, 2022 (as amended, modified, supplemented or waived from time to time in accordance with its terms) among the Company, Ambipar, Sponsor and certain other parties named therein.

“Islands” the British Overseas Territory of the Cayman Islands;

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“Law” the Companies Act (as revised);

“Member” has the same meaning as in the Law;

“Memorandum” the memorandum of association of the Company as from time to time amended;

“Month” a calendar month;

“Nominating and Corporate Governance Committee” the nominating and corporate governance committee of the Company that may be formed by the Board pursuant to Article 24 hereof, or any successor of the nominating and corporate governance committee;

“Officer” includes a Director and any Secretary;

“Opportunity” means, collectively, (i) Opportunity Agro Fundo de Investimento em Participações Multiestratégia Investimento no Exterior, and (ii) any Affiliates of such entity;

“Opportunity Director” means a Director appointed by Opportunity pursuant to and in accordance with the provisions of the Articles;

“Ordinary Resolution” a resolution (i) of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote present in person or by proxy and voting at the meeting, or (ii) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

“Other Indemnitors” persons or entities other than the Company that may provide indemnification, advancement of expenses and/or insurance to the Indemnified Persons in connection with such Indemnified Persons’ involvement in the management of the Company;

“Paid up” paid up as to the par value of the shares and includes credited as paid up;

“Person” any individual, corporation, general or limited partnership, limited liability company, joint stock company, joint venture, estate, trust, association, organisation or any other entity or governmental entity;

“PIPE Subscription Agreement” means those certain subscription agreements (including any amendments, side letters or other supplements thereto), entered into on or prior to July 5, 2022, pursuant to which certain investors agreed to purchase Class A Common Shares;

“Register of Members” the register of Members required to be kept pursuant to the Law;

“Seal” the common seal of the Company including every duplicate seal;

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“SEC” the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

“Secretary” any person appointed by the Directors to perform any of the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

“Securities Act” the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time;

“Share” a share in the share capital of the Company, and includes stock (except where a distinction between shares and stock is expressed or implied) and includes a fraction of a share;

“Signed” includes an electronic signature or a representation of a signature affixed by mechanical means;

“Special Resolution” has the same meaning as in the Law (thus requiring a two-thirds majority of the votes cast by, or on behalf of, the Members entitled to vote present in person or by proxy and voting at the meeting) and includes a unanimous written resolution of all Members entitled to vote and expressed to be a special resolution;

“Sponsor” means, collectively, (i) HPX Capital Partners LLC, and (ii) any Affiliates of HPX Capital Partners LLC;

“Sponsor Director” means a Director appointed by the Sponsor pursuant to and in accordance with the provisions of the Articles;

“Subsidiary” a Person is a subsidiary of another Person if that other Person: (i) holds a majority of the voting rights in it; (ii) is a member of it and has the right to appoint or remove a majority of its board of directors or equivalent governing body; or (iii) is a member of it and controls alone, pursuant to an agreement with other members, a majority of the voting rights in it; or if it is a Subsidiary of a Person which is itself a Subsidiary of that other Person;

“Treasury Share” a share held in the name of the Company as a treasury share in accordance with the Law;

“U.S. Person” a Person who is a citizen or resident of the United States of America;

“Written and in Writing” includes all modes of representing or reproducing words in visible form including in the form of an electronic record.

(b)           unless the context otherwise requires, words or expressions defined in the Law shall have the same meanings herein but excluding any statutory modification thereof not in force when these Articles become binding on the Company;

(c)           unless the context otherwise requires: (i) words importing the singular number shall include the plural number and vice-versa; (ii) words importing the masculine gender only shall include the feminine gender; and (iii) words importing persons only shall include companies or associations or bodies of person whether incorporated or not, as well as any other legal or natural person;

7

(d)           the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(e)           the headings herein are for convenience only and shall not affect the construction of these Articles;

(f)            references to statutes are, unless otherwise specified, references to statutes of the Islands and, subject to paragraph (b) above, include any statutory modification or re-enactment thereof for the time being in force; and

(g)           where an Ordinary Resolution is expressed to be required for any purpose, a Special Resolution is also effective for that purpose.

2.	Formation Expenses

The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

3.	Offices of the Company

3.1           The registered office of the Company shall be at such address in the Islands as set out in the Memorandum or as the Board shall from time to time determine.

3.2           The Company, in addition to its registered office, may establish and maintain such other offices, places of business and agencies in the Islands and elsewhere as the Board may from time to time determine.

4.	Shares

4.1           (a)  Subject to the rules of any Designated Stock Exchange and to the provisions, if any, in the Memorandum and these Articles, the Board has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in the capital of the Company without the approval of Members (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the Board may determine, but so that no share shall be issued at a discount to par, except in accordance with the provisions of the Law.

8

(b)           In particular and without prejudice to the generality of paragraph (a) above, the Board is hereby empowered to authorise by resolution or resolutions from time to time and without the approval of Members:

(i)           the creation of one or more classes or series of preferred shares, to cause to be issued such preferred shares and to fix the designations, powers, preferences and relative participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting rights and powers (including full or limited or no voting rights or powers) and liquidation preferences, and to increase or decrease the number of shares comprising any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted by law. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of preferred shares may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the preferred shares of any other class or series; provided, however, that for so long as Opportunity has the right to designate a Director to the Board pursuant to Article 21.2(c), the Company shall not issue any preferred shares to a person on any terms unless it has made an offer to Opportunity to issue to Opportunity, on the same or more favourable economic terms as those terms applying to the applicable proposed issuance of preferred shares, a number of preferred shares equal to the product of (i) the number of preferred shares to be issued and (ii) a fraction (x) the numerator of which is the Class A Shares then held by Opportunity and (y) the denominator of which is all of the then issued and outstanding Class A Shares and Class B Shares as a single class; and the period during which any such offer may be accepted has expired or the Company has received notice of the acceptance or refusal by Opportunity of the offer so made; an offer made pursuant to this proviso may be made in either hard copy or by electronic communication, must state a period during which it may be accepted, the offer shall not be withdrawn before the end of that period and the period referred to must be at least 14 days beginning with the date on which the offer is deemed to be delivered in accordance with Article 36;

(ii)           to designate for issuance as Class A Common Shares or Class B Common Shares from time to time any or all of the authorised but unissued shares of the Company which have not at that time been designated by the Memorandum or by the Directors as being shares of a particular class;

(iii)           to create one or more further classes of shares which represent common shares for the purposes of Article 5.2; and

(iv)           to re-designate authorised but unissued Class B Common Shares from time to time as shares of another class;

(c)           The Company shall not issue shares or warrants to bearer.

(d)           Subject to the rules of any Designated Stock Exchange, the Board shall have general and unconditional authority to issue options, warrants or convertible securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities in the capital of the Company to such persons, on such terms and conditions and at such times as the Board may determine.

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4.2           Notwithstanding Article 4.1, at any time when there are Class A Common Shares in issue, Class B Common Shares may only be issued pursuant to:

(a)           a share-split, subdivision or similar transaction or as contemplated in Articles 5.6 or 34.1(b) below;

(b)           a Business Combination involving the issuance of Class B Common Shares as full or partial consideration; or

(c)           an issuance of Class A Common Shares, whereby holders of Class B Common Shares are entitled to purchase a number of Class B Common Shares that would allow them to maintain their proportional ownership interest in the Company pursuant to Article 4.3.

4.3           With effect from the date on which any shares of the Company are first admitted to trading on a Designated Stock Exchange, subject to Articles 4.4, 4.5 and 4.6, the Company shall not issue Class A Common Shares to a person on any terms unless:

(a)           it has made an offer to each person who holds Class B Common Shares in the Company to issue to him, on the same or more favourable economic terms as those terms applying to the applicable proposed issuance of Class A Common Shares, such number of Class B Common Shares as would ensure that the proportion in nominal value of the issued Common Shares held by him as Class B Common Shares after the issuance of such Class A Common Shares will be as nearly as practicable equal to the proportion in nominal value of the issued Common Shares held by him as Class B Common Shares before the said issuance; and

(b)           the period during which any such offer may be accepted has expired or the Company has received notice of the acceptance or refusal of every offer so made.

An offer made pursuant to this Article 4.3 may be made in either hard copy or by electronic communication, must state a period during which it may be accepted and the offer shall not be withdrawn before the end of that period. The period referred to must be at least 14 days beginning with the date on which the offer is deemed to be delivered in accordance with Article 36.

4.4           An offer shall not be regarded as being made contrary to the requirements of Article 4.3 by reason only that:

(a)           fractional entitlements are rounded or otherwise settled or sold at the discretion of the Board;

(b)           no offer of Class B Common Shares is made to a shareholder where the making of such an offer would in the view of the Board pose legal or practical problems in or under the laws or securities rules of any territory or the requirements of any regulatory body or stock exchange in each case applicable to, or binding upon, the Company such that the Board considers it is necessary or expedient in the interests of the Company to exclude such shareholder from the offer; or

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(c)           the offer is conditional upon the said issue of Class A Common Shares proceeding.

4.5           The provisions of Article 4.3 do not apply in relation to the issue of:

(a)           Class A Common Shares if these are, or are to be, wholly or partly paid up otherwise than in cash;

(b)           Class A Common Shares which would, apart from any renunciation or assignment of the right to their allotment, be held under or issued pursuant to an Incentive Plan; and

(c)           Class A Common Shares issued in furtherance of the Business Combination Agreement and of the PIPE Subscription Agreements.

4.6           Holders of Class B Common Shares may from time to time by consent in writing (in one or more counterparts) approved by the holder or holders of a majority of the Class B Common Shares in issue, referring to this Article 4.6, authorise the Board to issue Class A Common Shares for cash and, on the granting of such an authority, the Board shall have the power to issue (pursuant to that authority) Class A Common Shares for cash as if Article 4.3 above did not apply to:

(a)           one or more issuances of Class A Common Shares to be made pursuant to that authority; and/or

(b)           such issuances with such modifications as may be specified in that authority, and unless previously revoked, that authority shall expire on the date (if any) specified in the authority or, if no date is specified, 12 months after the date on which the authority is granted, but the Company may before the power expires make an offer or agreement which would or might require Class A Common Shares to be issued after it expires.

4.7           Notwithstanding Article 4.1, no non-voting Common Shares shall be issued without such issuance first being approved by an Ordinary Resolution of Members which resolution is also passed with the affirmative vote of a majority of the then outstanding Class A Common Shares.

4.8           The Company may issue fractions of a share of any class and a fraction of a share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contribution, calls or otherwise howsoever), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of that class of shares.

4.9           The Company may, in so far as the Law permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe, whether absolutely or conditionally, or procuring or agreeing to procure subscriptions (whether absolute or conditional) for any shares in the capital of the Company. Such commissions may be satisfied by the payment of cash or the allotment of fully or partly paid up shares or partly in one way and partly in the other. The Company may also, on any issue of shares, pay such brokerage fees as may be lawful.

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4.10         Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share (except only as by these Articles or by law otherwise provided) or any other rights in respect of any share except an absolute right to the entirety thereof in the holder.

4.11         (a)  If at any time the share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by these Articles or the terms of issue of the shares of that class) may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a Special Resolution passed at a separate general meeting of the holders of the shares of that class. To every such separate general meeting, the provisions of these Articles relating to general meetings shall mutatis mutandis apply, but so that the necessary quorum shall be any one or more persons holding or representing by proxy not less than one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

(b)           For the purposes of Article 4.10(a), the Directors may treat all classes of shares or any two or more classes of shares as forming one class if they consider that all such classes would be affected in the same way by the proposals under consideration.

(c)           The rights conferred upon the holders of the shares of any class shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by:

(i)           the creation or issue of further shares ranking pari passu therewith;

(ii)          by the redemption or purchase of any shares of any class by the Company;

(iii)         the cancellation of authorised but unissued shares of that class; or

(iv)         the creation or issue of shares with preferred or other rights including, without limitation, the creation of any class or issue of shares with enhanced or weighted voting rights.

(d)           The rights conferred upon holders of Class A Common Shares shall not be deemed to be varied by the creation or issue from time to time of further Class B Common Shares and the rights conferred upon holders of Class B Common Shares shall not be deemed to be varied by the creation or issue from time to time of further Class A Common Shares.

4.12         The Directors may accept contributions to the capital of the Company otherwise than in consideration of the issue of shares and the amount of any such contribution may, unless otherwise agreed at the time such contribution is made, be treated by the Company as a distributable reserve, subject to the provisions of the Law and these Articles.

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5.	Class A Common Shares and Class B Common Shares

5.1           The rights of the holders of Class A Common Shares and Class B Common Shares are identical, except with respect to voting, conversion and transfer restrictions applicable to the Class B Common Shares as set out in these Articles.

5.2           Holders of Class A Common Shares and Class B Common Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Holders of Class A Common Shares and Class B Common Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Members in general meetings. Each Class A Common Share shall entitle the holder to one (1) vote on all matters subject to a vote at general meetings of the Company, and each Class B Common Share shall entitle the holder to ten (10) votes on all matters subject to a vote at general meetings of the Company.

5.3           Without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares established pursuant to the Memorandum and/or these Articles from time to time, holders of Common Shares shall:

(a)           Be entitled to such dividends as the Board may from time to time declare;

(b)           In the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purposes of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(c)           Generally be entitled to enjoy all of the rights attaching to shares.

5.4           In no event shall Class A Common Shares be convertible into Class B Common Shares.

5.5           Class B Common Shares shall be convertible into Class A Common Shares as follows:

(a)           Right of Conversion. Class B Common Shares shall be convertible into the same number of Class A Common Shares, on a share-to-share basis, in the following manner:

(i)           a holder of Class B Common Shares has the right to call upon the Company to effect a conversion of all or any of his Class B Common Shares which right shall be exercised, at any time after issue and without payment of any additional sum, by notice in writing given to the Company at its registered office (and which conversion shall be effected by the Company promptly upon delivery of the said notice);

(ii)          the holder(s) of a majority of the then outstanding Class B Common Shares have the right to require that all outstanding Class B Common Shares be converted, which right shall be exercised, at any time after issue and without payment of any additional sum, by notice in writing (which may be in one or more counterparts) signed by each of such holders given to the Company at its registered office (and which conversion shall be effected by the Company promptly upon delivery of the said notice); and

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(iii)          a Class B Common Share shall automatically convert into a Class A Common Share immediately and without further action by the holder upon the registration of any transfer of a Class B Common Share (whether or not for value and whether or not the certificate(s) (if any) evidencing such Class B Common Share are surrendered to the Company) in the Register of Members, other than:

(1)           a transfer to the holder of Class B Common Shares and/or to heirs and successors of the holder of Class B Common Shares and/or to an Affiliate of a holder of the Class B Common Share;

(2)           a transfer to one or more trustees of a trust established for the benefit of the holder or an Affiliate of the holder of the Class B Common Share; or

(3)           a transfer to a partnership, corporation or other entity exclusively owned or controlled by the holder or an Affiliate of the holder of the Class B Common Share.

For the avoidance of doubt, the creation of any pledge, charge, encumbrance or other security interest or third-party right of whatever description on any Class B Common Shares to secure a holder’s contractual or legal obligations shall not be deemed to be a transfer unless and until any such pledge, charge, encumbrance or other third-party right is enforced and results in such third party (or its nominee) holding legal title to the related Class B Common Shares, in which case all the related Class B Common Shares shall be automatically and immediately converted into the same number of Class A Common Shares

(iv)           if at any time, the total number of the issued and outstanding Class B Common Shares is less than 10% of the total number of shares in the capital of the Company outstanding, the Class B Common Shares then in issue shall automatically and immediately convert into Class A Common Shares and no Class B Common Shares shall be issued by the Company thereafter.

(b)           Mechanics of Conversion. Before any holder of Class B Common Shares shall be entitled to convert such Class B Common Shares into Class A Common Shares pursuant to sub-paragraph (a) (1) above, the holder shall, if available, surrender the certificate or certificates therefor, duly endorsed (where applicable), at the registered office of the Company.

Upon the occurrence of one of the bases of conversion provided for in paragraph (a) above, the Company shall enter or procure the entry of the name of the relevant holder of Class B Common Shares as the holder of the relevant number of Class A Common Shares resulting from the conversion of the Class B Common Shares in, and make any other necessary and consequential changes to, the Register of Members.

Any conversion of Class B Common Shares into Class A Common Shares pursuant to this Article 5 shall be effected by any manner permitted by applicable law (including by means of: (i) the re-designation and re-classification of the relevant Class B Common Share as a Class A Common Share together with such rights and restrictions for the time being attached thereto and shall rank pari passu in all respects with the Class A Common Shares then in issue; and/or (ii) the compulsory redemption without notice of Class B Common Shares and the automatic application of the redemption proceeds in paying for such new Class A Common Shares into which the Class B Shares have been converted, on the basis that such redemption shall take place at par). For the avoidance of doubt, following the conversion to Class A Common Shares, the holder thereof shall have Class A Common Share voting rights in respect of such shares and not Class B Common Share voting rights. Such conversion shall become effective forthwith upon entries being made in the Register of Members to record the re-designation and re-classification of the relevant Class B Common Shares as Class A Common Shares.

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If the proposed conversion is in connection with an underwritten public or private offering of securities, the conversion may, at the option of any holder tendering such Class B Common Shares for conversion, be conditional upon the closing with the underwriters or other purchasers of the sale of securities pursuant to such offering, in which event any persons entitled to receive Class A Common Shares upon conversion of such Class B Common Shares shall not be deemed to have converted such Class B Common Shares until immediately prior to the closing of such sale of securities.

(c)           Effective upon and with effect from the conversion of a Class B Common Share into a Class A Common Share in accordance with this Article 5.4, the converted share shall be treated for all purposes as a Class A Common Share and shall carry the rights and be subject to the restrictions attaching to Class A Common Shares.

5.6           No subdivision of Class A Common Shares into shares of an amount smaller than the nominal or par value of such shares at the relevant time shall be effected unless Class B Common Shares are concurrently and similarly subdivided in the same proportion and the same manner, and no subdivision of Class B Common Shares into shares of an amount smaller than the nominal or par value of such shares at the relevant time shall be effected unless Class A Common Shares are concurrently and similarly subdivided in the same proportion and the same manner.

5.7           No consolidation of Class A Common Shares into shares of an amount larger than the nominal or par value of such shares at the relevant time shall be effected unless Class B Common Shares are concurrently and similarly consolidated in the same proportion and the same manner, and no consolidation of Class B Common Shares into shares of an amount larger than the nominal or par value of such shares at the relevant time may be effected unless Class A Common Shares are concurrently and similarly consolidated in the same proportion and the same manner.

5.8           In the event that a dividend or other distribution is paid by the issue of Class A Common Shares or Class B Common Shares or rights to acquire Class A Common Shares or Class B Common Shares (i) holders of Class A Common Shares shall receive Class A Common Shares or rights to acquire Class A Common Shares, as the case may be; and (ii) holders of Class B Common Shares shall receive Class B Common Shares or rights to acquire Class B Common Shares, as the case may be.

5.9           No Business Combination (whether or not the Company is the surviving entity) shall proceed unless by the terms of such transaction: (i) the holders of Class A Common Shares have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B Common Shares, and (ii) the holders of Class A Common Shares have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B Common Shares. The Directors shall not approve such a transaction unless the requirements of this Article are satisfied. For the avoidance of doubt, this Article refers to and includes only economic rights.

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5.10           No tender or exchange offer to acquire any Class A Common Shares or Class B Common Shares by any third party pursuant to an agreement to which the Company is to be a party, nor any tender or exchange offer by the Company to acquire any Class A Common Shares or Class B Common Shares shall be approved by the Company unless by the terms of such transaction: (i) the holders of Class A Common Shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B Common Shares, and (ii) the holders of Class A Common Shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B Common Shares. The Directors shall not approve such a transaction unless the requirements of this Article are satisfied. For the avoidance of doubt, this Article refers to and includes only economic rights.

5.11           Save and except for voting rights and conversion rights and as otherwise set out in in this Article 5, Class A Common Shares and the Class B Common Shares shall rank pari passu and shall have the same rights, preferences, privileges and restrictions and share ratably (including as to dividends and distributions, and upon the occurrence of any liquidation or winding up of the Company) and otherwise be identical in all respects as to all matters.

6.	Share Certificates

6.1           A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer or conversion shall be cancelled and subject to the Articles and, save as provided in Articles 6.3, 7 and 8 below and in the case of a conversion of shares pursuant to Article 5.4, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2           Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

6.3           If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of the expenses reasonably incurred by the Company in investigating evidence as the Directors may determine but otherwise free of charge, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

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7.	Lien

7.1           The Company shall have a first and paramount lien on every share (not being a share which is fully paid as to its par value and share premium) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that share (including any premium payable). The Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a share shall extend to any amount in respect of it.

7.2           The Company may sell in such manner as the Directors determine any shares on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within fourteen (14) clear days after notice has been given to the holder of the share or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the shares may be sold.

7.3           To give effect to a sale, the Directors may authorise some person to execute an instrument of transfer of the shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee to the shares shall not be affected by any irregularity or invalidity in the proceedings in reference to the sale.

7.4           The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable, and any residue shall (upon surrender to the Company for cancellation of the certificate for the shares sold, if any, and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

8.	Calls on Shares and Forfeiture

8.1           Subject to the terms of allotment, the Directors may make calls upon the Members in respect of any moneys unpaid on their shares (whether in respect of nominal value or premium) and each Member shall (subject to receiving at least fourteen (14) clear days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may, before receipt by the Company of any sum due thereunder, be revoked in whole or in part and payment of a call may be postponed in whole or in part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

8.2           A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

8.3           The joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share.

8.4           If a call remains unpaid after it has become due and payable, the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, at an annual rate of ten percent (10%), but the Directors may waive payment of the interest wholly or in part.

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8.5           An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call, and if it is not paid when due, all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

8.6           Subject to the terms of allotment, the Directors may make arrangements on the issue of shares for a difference between the holders in the amounts and times of payment of calls on their shares.

8.7           If a call remains unpaid after it has become due and payable, the Directors may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid, together with any interest which may have accrued. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

8.8           If the notice is not complied with, any share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors and the forfeiture shall include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

8.9           Subject to the provisions of the Law, a forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors determine either to the person who was before the forfeiture the holder or to any other person, and at any time before a sale, re-allotment or other disposition, the forfeiture may be cancelled on such terms as the Directors think fit. Where, for the purposes of its disposal a forfeited share is to be transferred to any person, the Directors may authorise any person to execute an instrument of transfer of the share to that person.

8.10         A person any of whose shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the shares forfeited, if any, but shall remain liable to the Company for all moneys which at the date of forfeiture were presently payable by him to the Company in respect of those shares with interest at the rate at which interest was payable on those moneys before the forfeiture or, if no interest was so payable, at an annual rate of ten percent (10%), from the date of forfeiture until payment but the Directors may waive payment wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

8.11         A statutory declaration by a Director or the Secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share and the declaration shall (subject to the execution of an instrument of transfer if necessary) constitute a good title to the share and the person to whom the share is disposed of shall not be bound to see to the application of the consideration, if any, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture or disposal of the share.

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9.	Transfer of Shares

9.1           Subject to these Articles, any Member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by any Designated Stock Exchange or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a Clearing House, by hand or by electronic signature or by such other manner of execution as the Board may approve from time to time. Without prejudice to the generality of the foregoing, title to listed shares of the Company may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the Designated Stock Exchange on which such shares are listed.

9.2           The instrument of transfer shall be executed by or on behalf of the transferor and the transferee provided that the Board may dispense with the execution of the instrument of transfer by the transferee in any case which it thinks fit in its discretion to do so. Without prejudice to Article 9.1, the Board may also resolve, either generally or in any particular case, upon request by either the transferor or transferee, to accept mechanically executed transfers including, where applicable, in accordance with the laws and rules applicable to the Designated Stock Exchange. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register of Members in respect thereof. Nothing in these Articles shall preclude the Board from recognizing a renunciation of the allotment or provisional allotment of any share by the allottee in favour of some other person.

9.3           The Board may in its absolute discretion and without giving any reason therefor, refuse to register a transfer of any share:

(a)           that is not fully paid up (as to both par value and any premium) to a person of whom it does not approve;

(b)           issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists;

(c)           to more than four joint holders; or

(d)           on which the Company has a lien.

9.4           Without limiting the generality of Article 9.3, the Board may also decline to recognise any instrument of transfer unless:

(a)           a fee of such maximum sum as any Designated Stock Exchange may determine to be payable or such lesser sum as the Board may from time to time require is paid to the Company in respect thereof;

(b)           the instrument of transfer is in respect of only one class of shares;

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(c)           the Shares are fully paid (as to both par value and any premium) and free of any lien;

(d)           the instrument of transfer is lodged at the registered office or such other place at which the Register of Members is kept in accordance with the Law accompanied by any relevant share certificate(s), if any, and/or such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and

(e)           if applicable, the instrument of transfer is duly and properly stamped.

9.5           If the Directors refuse to register a transfer of a share, they shall within two (2) months after the date on which the transfer was lodged with the Company send to the transferee notice of the refusal.

9.6           The registration of transfers of shares or of any class of shares may, after compliance with any notice requirement of any Designated Stock Exchange, be suspended and the Register of Members be closed at such times and for such periods (not exceeding in the whole thirty (30) days in any year) as the Board may determine.

9.7           The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the Directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

10.	Transmission of Shares

10.1           If a Member dies, the survivor, or survivors where he was a joint holder, and his personal representatives where he was a sole holder or the only survivor of joint holders shall be the only persons recognised by the Company as having any title to his interest; but nothing in these Articles shall release the estate of a deceased Member from any liability in respect of any share which had been jointly held by him.

10.2           A person becoming entitled to a share in consequence of the death or bankruptcy of a Member may, upon such evidence being produced as the Directors may properly require, elect either to become the holder of the share or to have some person nominated by him registered as the transferee. If he elects to become the holder he shall give notice to the Company to that effect. If he elects to have another person registered he shall execute an instrument of transfer of the share to that person. All the Articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer executed by the Member and the death or bankruptcy of the Member had not occurred.

10.3           A person becoming entitled to a share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were the holder of the share, except that he shall not, before being registered as the holder of the share, be entitled in respect of such share to attend or vote at any meeting of the Company or at any separate meeting of the holders of any class of shares in the Company.

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11.	Changes of Capital

11.1         Subject to and in so far as permitted by the provisions of the Law and these Articles, the Company may from time to time by Ordinary Resolution alter or amend the Memorandum to:

(i)           increase its share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

(ii)          consolidate and divide all or any of its share capital into shares of larger amounts than its existing shares;

(iii)         convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination;

(iv)         sub-divide its existing shares, or any of them, into shares of smaller amounts than is fixed by the Memorandum provided that in the subdivision, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; and

(v)         cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled.

11.2         Subject to and in so far as permitted by the provisions of the Law and these Articles, the Directors shall have the ability to issue shares within the authorised share capital of the Company thereby changing the issued share capital of the Company and no Ordinary Resolution shall be required for such issuances

11.3         Except so far as otherwise provided by the conditions of issue, the new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

11.4         Whenever as a result of a consolidation of shares any Members would become entitled to fractions of a share, the Directors may, on behalf of those Members, sell the shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Law, the Company) and distribute the net proceeds of sale in due proportion among those Members, and the Directors may authorise some person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

11.5         The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner and with and subject to any incident, consent, order or other matter required by law.

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12.	Redemption and Purchase of Own Shares

12.1         Subject to the provisions of the Law and these Articles, the Company may:

(a)           issue shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of shares, determine;

(b)           purchase its own shares (including any redeemable shares) in such manner and on such terms as the Directors may determine and agree with the relevant Member; and

(c)           make a payment in respect of the redemption or purchase of its own shares in any manner authorised by the Law, including out of capital.

12.2         The Directors may, when making a payment in respect of the redemption or purchase of shares, if so authorised by the terms of issue of the shares (or otherwise by agreement with the holder of such shares) make such payment in cash or in specie (or partly in one and partly in the other).

12.3         Upon the date of redemption or purchase of a share, the holder shall cease to be entitled to any rights in respect thereof (excepting always the right to receive (i) the price therefor and (ii) any dividend which had been declared in respect thereof prior to such redemption or purchase being effected) and accordingly his name shall be removed from the Register of Members with respect thereto and the share shall be cancelled.

13.	Treasury Shares

13.1         The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

13.2         The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

14.	Register of Members

14.1         The Company shall maintain or cause to be maintained an overseas or local Register of Members in accordance with the Law.

14.2         The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Law. The Directors may also determine which Register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

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15.	Closing Register of Members or Fixing Record Date

15.1         For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed thirty (30) days. If the Register shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members, the Register shall be so closed for at least ten (10) clear days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

15.2         In lieu of, or apart from, closing the Register of Members, the Directors may fix, in advance or in arrears, a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any dividend or other distribution, or in order to make a determination of Members for any other purpose, provided that such a record date shall not exceed forty (40) clear days prior to the date where the determination will be made.

15.3         If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend or other distribution, the date on which notice of the meeting is sent or posted or the date on which the resolution of the Directors resolving to pay such dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

16.	General Meetings

16.1         An annual general meeting of the Company may at the discretion of the Board be held in the year in which these Articles were adopted and shall be held in each year thereafter at such time as determined by the Board and the Company may, but shall not (unless required by the Law) be obliged to, in each year hold any other general meeting.

16.2         The agenda of the annual general meeting shall be set by the Board and shall include the presentation of the Company’s annual accounts and the report of the Directors (if any).

16.3         Annual general meetings shall be held in such place as the Directors may determine from time to time. To the extent permitted by law, annual general meetings may also be held virtually.

16.4         All general meetings other than annual general meetings shall be called extraordinary general meetings and the Company shall specify the meeting as such in the notices calling it.

16.5         The Directors may, whenever they think fit, convene an extraordinary general meeting of the Company, and they shall on a Members’ requisition in accordance with these Articles forthwith proceed to convene an extraordinary general meeting of the Company.

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16.6         A Members’ requisition is a requisition of one or more Members holding at the date of deposit of the requisition shares representing in the aggregate not less than one-third of the votes entitled to be cast at general meetings of the Company.

16.7         The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office, and may consist of several documents in like form each signed by one or more requisitionists.

16.8         If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within fourteen (14) days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further fourteen (14) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three (3) months after the expiration of the first said fourteen (14) day period.

16.9         A general meeting convened as aforesaid by requisitionists shall be convened in as close to the same manner as possible as that in which general meetings are to be convened by Directors.

16.10       Save as set out in Articles 16.1 to 16.9, the Members have no right to propose resolutions to be considered or voted upon at annual general meetings or extraordinary general meetings of the Company.

17.	Notice of General Meetings

17.1         At least ten (10) clear days’ notice specifying the place, the day and the hour of each general meeting and the general nature of such business to be transacted thereat shall be given in the manner hereinafter provided, including, but not limited to, as described in Article 36, or in such other manner (if any) as may be prescribed by Ordinary Resolution, to such persons as are entitled to vote or may otherwise be entitled under these Articles to receive such notices from the Company; provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)           in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)           in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95%, in par value of the Shares giving that right.

17.2         The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at that general meeting.

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18.	Proceedings at General Meetings

18.1         No business shall be transacted at any meeting unless a quorum is present at the time when the meeting proceeds to business. One or more Members holding not less than one-third in aggregate of the voting power of all Shares in issue and entitled to vote, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorised representative, shall represent a quorum.

18.2         If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned and shall reconvene on the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the reconvened meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

18.3         A person may participate in a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a Member in a meeting in this manner is treated as presence in person at that meeting and is counted in a quorum and entitled to vote.

18.4         The Chairman or in his absence the vice-chairman of the Board (if any) shall preside as chairman of the meeting, but if neither the Chairman nor such vice-chairman (if any) is present within fifteen (15) minutes after the time appointed for holding the meeting and willing to act, the Directors present shall elect one of their number to be chairman and, if there is only one Director present and willing to act, he shall be chairman. If no Director is willing to act as chairman, or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present in person or by proxy and entitled to vote shall choose one of their number to be chairman.

18.5         The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls. The chairman of the meeting shall announce at each such meeting the date and time of the opening and the closing of the polls for each matter upon which the Members will vote at such meeting.

18.6         A Director shall, notwithstanding that he is not a Member, be entitled to attend and speak at any general meeting and at any separate meeting of the holders of any class of shares in the Company.

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18.7         The chairman of the meeting may, with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for fourteen (14) days or more, at least seven (7) clear days’ notice shall be given in the manner herein provided, including, but not limited to, as described in Article 36, specifying the time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any such notice.

18.8         At each meeting of the Members, all corporate actions, including the election of Directors, to be taken by vote of the Members (except as otherwise required by applicable law and except as otherwise provided in these Articles) shall be authorised by Ordinary Resolution. Where a separate vote by a class or classes or series is required, save as provided in Article 4.10, the affirmative vote of the majority of Shares of such class or classes or series present in person or represented by proxy at the meeting and voting shall be the act of such class or series (unless provided otherwise in the resolutions providing for the issuance of such class or series).

18.9         At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.

18.10       A poll shall be taken in such manner as the chairman directs and he may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was taken.

18.11       In the case of equality of votes, the chairman of the meeting shall be entitled to a casting vote in addition to any other vote he may have.

18.12       If for so long as the Company has only one Member:

(a)           the sole Member may agree that any general meeting be called by shorter notice than that provided for by the Articles; and

(b)           all other provisions of the Articles apply with any necessary modification (unless the provision expressly provides otherwise).

19.	Votes of Members

19.1         Subject to any rights or restrictions attached to any shares (including without limitation the enhanced voting rights attaching to Class B Common Shares provided for in Article 5), every Member who (being an individual) is present in person or by proxy or (being a corporation) is present by a duly authorised representative (not being himself a Member entitled to vote) or by proxy, shall on a poll have one vote for every share of which he is the holder (or, in the case of a Class B Common Share, ten (10) votes for every Class B Common Share of which he is the holder).

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19.2         In the case of joint holders, the vote of the senior joint holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

19.3         A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Islands or elsewhere) in matters concerning mental disorder may vote, by his receiver, curator bonis or other person authorised in that behalf appointed by that court, and any such receiver, curator bonis or other person may vote by proxy. Evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote shall be received at the registered office of the Company, or at such other place as is specified in accordance with these Articles for the deposit or delivery of forms of appointment of a proxy, or in any other manner specified in these Articles for the appointment of a proxy, not less than forty-eight (48) hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

19.4         No Member shall, unless the Directors otherwise determine, be entitled to vote at any general meeting or at any separate meeting of the holders of any class of shares in the Company, either in person or by proxy or by a corporate representative, in respect of any share held by him unless all moneys presently payable by him in respect of that share have been paid.

19.5         No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive.

19.6         Votes may be given either personally or by proxy. Deposit or delivery of a form of appointment of a proxy does not preclude a Member from attending and voting at the meeting or at any adjournment of it, save that only the Member or his proxy may cast a vote.

19.7         A Member entitled to more than one vote need not, if he votes, use all his votes or cast all votes he uses the same way.

19.8         Subject as set out herein, an instrument appointing a proxy shall be in writing in any usual form or in any other form which the Directors may approve and shall be executed by or on behalf of the appointor save that, subject to the Law, the Directors may accept the appointment of a proxy received in an electronic communication at an address specified for such purpose, on such terms and subject to such conditions as they consider fit. The Directors may require the production of any evidence which they consider necessary to determine the validity of any appointment pursuant to this Article.

19.9         Subject to Article 19.10 below, the form of appointment of a proxy and any authority under which it is executed or a copy of such authority certified notarially or in some other way approved by the Directors may:

(a)           in the case of an instrument in writing, be left at or sent by post to the registered office of the Company or such other place within the Islands or elsewhere as is specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting at any time before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote;

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(b)           in the case of an appointment of a proxy contained in an electronic communication, where an address has been specified by or on behalf of the Company for the purpose of receiving electronic communications:

(i)           in the notice convening the meeting;

(ii)          in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)         in any invitation contained in an electronic communication to appoint a proxy issued by the Company in relation to the meeting;

be received at such address at any time before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote;

(c)           in the case of a poll taken more than forty-eight (48) hours after it is demanded, be deposited or delivered as required by paragraphs (a) or (b) of this Article after the poll has been demanded and at any time before the time appointed for the taking of the poll; or

(d)           where the poll is taken immediately but is taken not more than forty-eight (48) hours after it was demanded, be delivered at the meeting at which the poll was demanded to the chairman of the meeting or to the secretary or to any Director;

and a form of appointment of proxy which is not deposited or delivered in accordance with this Article or Article 19.10 is invalid.

19.10       Notwithstanding Article 19.9 above, the Directors may by way of note to or in any document accompanying the notice of a general meeting (or adjourned meeting) fix the latest time by which the appointment of a proxy must be communicated to or received by the Company (being not more than 48 hours before the relevant meeting).

19.11       A vote or poll demanded by proxy or by the duly authorised representative of a corporation shall be valid notwithstanding the previous determination of the authority of the person voting or demanding a poll unless notice of the determination was received by the Company at the registered office of the Company or, in the case of a proxy, any other place specified for delivery or receipt of the form of appointment of proxy or, where the appointment of a proxy was contained in an electronic communication, at the address at which the form of appointment was received, before the commencement of the meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll.

19.12       Any corporation or other non-natural person which is a Member of the Company may in accordance with its constitutional documents, or, in the absence of such provision, by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

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19.13       If a Clearing House (or its nominee(s)) or depositary (or its nominee(s)) is a Member of the Company, it may, by resolution of its directors or other governing body or by power or attorney, authorise such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any class of shareholders of the Company, provided that, if more than one Person is so authorised, the authorisation shall specify the number and class of shares in respect of which such Person is so authorised. A Person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Member holding the number and class of shares specified in such authorisation.

20.	Number of Directors and Chairman

20.1         Subject to Articles 21.2, 21.4 and 21.9, the Board shall consist of such number of Directors as a majority of the Directors then in office may determine from time to time, provided that, unless otherwise determined by the Members acting by Special Resolution, with the approval by vote or written consent of the holders of a majority of the voting power of the Class A Common Shares then outstanding voting exclusively and as a separate class, the Board shall consist of not less than five (5) Directors and not more than eleven (11) Directors.

20.2         The Board of Directors shall have a chairman of the Board of Directors elected and appointed by the Directors. The Directors may also elect a vice-chairman of the Board of Directors. The period for which the Chairman and the vice-chairman shall hold office shall also be determined by the Directors. The Chairman shall preside as chairman at every meeting of the Board of Directors at which he is present. Where the Chairman is not present at a meeting of the Board of Directors, the vice-chairman of the Board of Directors (if any) shall act as chairman, or in his absence, the attending Directors may choose one Director to be the chairman of the meeting.

21.	Appointment, Disqualification and Removal of Directors

21.1         Save as provided in Article 21.4 and subject to Articles 21.2 and 21.9, Directors shall be elected by an Ordinary Resolution of Members. Persons proposed by the Board for election at a general meeting of the Company shall be nominated only and after consultation with the Nominating and Corporate Governance Committee (if such committee is established).

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21.2         Appointment Rights

(a)           Ambipar shall be entitled to nominate a number of designees to the Board of Directors by written notice served upon the Company, as set forth below:

(i)           for so long as the aggregate voting power of Class B Common Shares held by Ambipar continues to be at least fifty percent (50%) of the total voting power of all shares, then Ambipar shall be entitled to nominate at least the majority of the Directors; provided that at least one (1) out of such Directors shall qualify as an Independent Director pursuant to Rule 10A-3 under the Exchange Act and shall also be appointed as a member of the Audit Committee; provided, further, that if more than one Director nominated by Ambipar shall be appointed as a member of the Audit Committee, such member shall also qualify as an Independent Director pursuant to Rule 10A-3 under the Exchange Act should the applicable rules and regulations so require; and

(ii)          for so long as the aggregate voting power of Class B Common Shares held by Ambipar continues to be at least twenty-five percent (25%), but less than fifty percent (50%), of the total voting power of all shares, then Ambipar shall be entitled to nominate at least one-third of the Directors to the Board of Directors.

(b)           For so long as the Sponsor is subject to the transfer restrictions with respect to its Class A Common Shares pursuant to the terms of the Investor Rights Agreement, the Sponsor shall be entitled to nominate one Director by written notice served upon the Company; provided that such Sponsor Director shall qualify as an Independent Director. The Sponsor Director shall also be appointed as a member of the Audit Committee, provided that the Sponsor Director shall be considered an Independent Director pursuant to Rule 10A-3 under the Exchange Act.

(c)           For so long as Opportunity shall hold at least fifty percent (50%) of the Class A Common Share voting power held by Opportunity immediately after Closing (as defined in the Business Combination Agreement), Opportunity shall be entitled to nominate one Director by written notice served upon the Company.

21.3         Each Director shall hold office for such term as the resolution appointing him may determine or until his vacation of office as a Director or the Director’s removal in accordance with these Articles notwithstanding any agreement between the Company and such Director. Directors are eligible for re-election.

21.4         Subject to Articles 21.2 and 21.9, any vacancies on the Board arising other than upon the removal of a Director by resolution passed at a general meeting can be filled by the remaining Director(s) (notwithstanding that the remaining Director(s) may constitute fewer than the number of Directors required by Article 20.1 or fewer than is required for a quorum pursuant to Article 28.1). Any such appointment shall be as an interim Director to fill such vacancy until the next annual general meeting of Members (and such appointment shall terminate at the commencement of the annual general meeting).

21.5         There is no age limit for Directors of the Company.

21.6         No shareholding qualification shall be required for a Director. A Director who is not a Member shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company.

21.7         While any shares of the Company are admitted to trading on a Designated Stock Exchange, the Board must at all times comply with the residency and citizenship requirements of securities laws of the United States applicable to foreign private issuers and shall at no time have a majority of Directors who are U.S. Persons. Notwithstanding any other provision in these Articles, no appointment or election of a U.S. Person as a Director shall be permitted if such appointment or election would have the effect of creating a majority of Directors who are U.S. Persons, and any such appointment or election shall be disregarded for all purposes.

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21.8         Subject to Articles 21.2 and 21.9, Directors may be removed (with or without cause) by Ordinary Resolution of Members. The notice of general meeting must contain a statement of the intention to remove the Director and must be served on the Director not less than ten (10) calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

21.9         Each of Ambipar, Sponsor and Opportunity, as applicable, shall have the exclusive right to appoint and remove the respective Director(s) appointed by it, and appoint replacement Director(s). Any such Director(s) shall be nominated, appointed and removed only by Ambipar, Sponsor or Opportunity, as the case may be, by written notice served upon the Company. Such appointment or removal by Ambipar, Sponsor or Opportunity, as applicable, shall have immediate effect when the notice is served, or take effect at such later time as may be stated in such notice.

21.10       The office of a Director shall be vacated automatically if:

(a)           he or she becomes prohibited by law from being a Director;

(b)           he or she becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)           he or she dies or is, in the opinion of all his co-Directors, incapable by reason of mental disorder of discharging his duties as Director;

(d)           he or she resigns his or her office by notice to the Company; or

(e)           he or she has for more than six (6) months been absent without permission of the Directors from meetings of Directors held during that period and the remaining Directors resolve that his or her office be vacated.

22.	Alternate Directors

22.1         Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

22.2         An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors (in place of his appointor) and generally to perform all the functions of his appointor as a Director in his absence.

22.3         An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

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22.4         Any appointment or removal of an alternate Director shall be by written notice to the Company at its registered office, signed by the Director making or revoking the appointment, or in any other manner approved by the Directors.

22.5         Subject to the provisions of these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

23.	Powers of Directors

23.1         Subject to the provisions of the Law, to the Memorandum and the Articles, to any directions given by Ordinary Resolution and to the listing rules of any Designated Stock Exchange, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Article shall not be limited by any special power given to the Directors by the Articles and a meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

23.2         The Board may exercise all the powers of the Company to raise capital or borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and, subject to the Law, to issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

24.	Delegation of Directors’ Powers

24.1         Subject to these Articles, the Directors may from time to time appoint any Person, whether or not a director of the Company, to hold such office in the Company as the Directors may think necessary for the administration of the Company, including without prejudice to the foregoing generality, the offices of chief executive officer, chief operating officer and chief financial officer, one or more vice presidents, managers or controllers, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another) and with such powers and duties as the Directors may think fit.

24.2         Without limiting the generality of Article 24.1, the Directors may appoint one or more of their body to the office of managing Director or to any other executive office under the Company, and the Company may enter into an agreement or arrangement with any Director for his/her employment, subject to applicable law and any listing rules of the SEC or any Designated Stock Exchange, or for the provision by him of any services outside the scope of the ordinary duties of a Director. Any such appointment, agreement or arrangement may be made upon such terms as the Directors determine and they may remunerate any such Director for his services as they think fit. Any appointment of a Director to an executive office shall terminate automatically if he ceases to be a Director but without prejudice to any claim to damages for breach of the contract of service between the Director and the Company.

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24.3         The Directors may, by power of attorney or otherwise, appoint any person to be the agent of the Company for such purposes and on such conditions as they determine, including authority for the agent to delegate all or any of his powers.

24.4         Subject to applicable law and the listing rules of any Designated Stock Exchange, the Directors may delegate any of their powers to any committee (including, without limitation, an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and any other such committee as the Directors may determine), consisting of one or more Directors. They may also delegate to any executive officer or committee of executive officers such of their powers as they consider desirable to be exercised by him or them. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of its own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee with two or more members shall be governed by the provisions of the Articles regulating the proceedings of Directors so far as they are capable of applying. Where a provision of the Articles refers to the exercise of a power, authority or discretion by the Directors and that power, authority or discretion has been delegated by the Directors to a committee, the provision shall be construed as permitting the exercise of the power, authority or discretion by the committee.

24.5         Without limiting the generality of Article 24.4, the Board shall establish a permanent Audit Committee and may establish a Compensation Committee and a Nominating and Corporate Governance Committee and, where such committees are established, the Board may adopt formal written charters for such committees and, if so, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles and shall have such powers as the Board may delegate pursuant to Article 24.4 and as required by the rules of the Designated Stock Exchange or applicable law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of directors as the Board shall from time to time determine (or such minimum number as may be required from time to time by any Designated Stock Exchange). For so long as any class of Shares is listed on a Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules of the Designated Stock Exchange or otherwise required by applicable law.

24.6         At least one (1) member of the Audit Committee will be an audit committee financial expert as determined by the rules adopted by the Designated Stock Exchange. Such financial expert shall have a special past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication

25.	Remuneration and Expenses of Directors

25.1         The Directors shall be entitled to such remuneration as the Board may determine and, unless otherwise determined, the remuneration shall be deemed to accrue from day to day. If established, the Compensation Committee will assist the Board in reviewing and approving compensation decisions.

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25.2         Members of the Audit Committee may be paid annual compensation in the form of a fixed salary in such amount as the Board may determine.

25.3         A Director who at the request of the Directors goes or resides outside of the Islands, makes a special journey or performs a special service on behalf of the Company may be paid such reasonable additional remuneration (whether by way of salary, percentage of profits or otherwise) and expenses as the Directors may decide.

25.4         The Directors may be paid all traveling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors or general meetings or separate meetings of the holders of any class of shares or of debentures of the Company or otherwise in connection with the discharge of their duties.

26.	Directors’ Gratuities and Pensions

The Directors may cause the Company to provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any existing Director or any Director who has held but no longer holds any executive office or employment with the Company or with any body corporate which is or has been a subsidiary of the Company or a predecessor in business of the Company or of any such subsidiary, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

27.	Directors’ Interests

27.1         Subject to the Law and listing rules of any Designated Stock Exchange, if a Director has disclosed to the other Directors the nature and extent of any direct or indirect interest which the Director has in any transaction or arrangement with the Company, a Director notwithstanding his office:

(a)           may be a party to or otherwise interested in any transaction or arrangement with the Company or in which the Company is otherwise interested;

(b)           may be a Director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is otherwise interested; and

(c)           shall not by reason of his office be accountable to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

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27.2         For the purposes of Article 27.1:

(a)           a general notice given to the Directors to the effect that (1) a Director is a member or officer of a specified company or firm and is to be regarded as having an interest in any transaction or arrangement which may after the date of the notice be made with that company or firm; or (2) a Director is to be regarded as interested in any transaction or arrangement which may after the date of the notice be made with a specified person who is connected with him or her shall be deemed to be a sufficient disclosure that the Director has an interest of the nature and extent so specified; and

(b)           an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

27.3         A Director must disclose any direct or indirect interest in any transaction or arrangement with the Company, and following a declaration being made pursuant to the Articles, subject to any separate requirement for Audit Committee approval under applicable law or the listing rules of any Designated Stock Exchange or specific policies adopted by the Board, and unless disqualified by the chairman of the relevant meeting, a Director may vote in respect of any such transaction or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

27.4         Notwithstanding the foregoing, no “Independent Director” (as defined herein) and with respect of whom the Board has determined constitutes an “Independent Director” for purposes of compliance with applicable law or the Company’s listing requirements, shall without the consent of the Audit Committee take any of the foregoing actions or any other action that would reasonably be likely to affect such Director’s status as an “Independent Director” of the Company.

28.	Proceedings of Directors

28.1         The quorum for the transaction of the business of the Directors shall be a simple majority of the Directors then in office (subject to there being a minimum of two (2) Directors present). A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum, but one such Director shall not constitute a quorum on his own.

28.2         Subject to the provisions of the Articles, the Directors may regulate their proceedings as they determine is appropriate. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman of the meeting shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

28.3         A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting and is counted in a quorum and entitled to vote.

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28.4         A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointor and in his capacity as a Director) shall be as valid and effective as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held. Unless otherwise provided by its terms, such a resolution shall be effective from the date and time of the last signature.

28.5         A Director or alternate Director may, and another officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least five (5) clear days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

28.6         Notwithstanding Article 28.5, if all Directors so agree to the meeting, a Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director may, call a meeting of the Directors on shorter notice than is provided for in Article 28.5 by notice in writing to every Director and alternate Director, which notice shall set forth the general nature of the business to be considered.

28.7         The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

28.8         All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

28.9         A Director who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by electronic mail to the Company immediately after the conclusion of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

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29.	Secretary and Other Officers

The Directors may by resolution appoint a Secretary and may by resolution also appoint such other officers as may from time to time be required upon such terms as to the duration of office, remuneration and otherwise as they may think fit PROVIDED THAT, the Directors may only appoint persons as directors of the Company in accordance with Article 21.3. Such Secretary or other officers need not be Directors and in the case of the other officers may be ascribed such titles as the Directors may decide. The Directors may by resolution remove from that position any Secretary or other officer appointed pursuant to this Article.

30.	Minutes

The Directors shall cause minutes to be made in books kept for the purposes of recording:

(a)           all appointments of officers made by the Directors; and

(b)           all resolutions and proceedings of meetings of the Company, of the holders of any class of shares in the Company and of the Directors and of committees of Directors, including the names of the Directors present at each such meeting.

31.	Seal

31.1         The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of Directors authorised by the Directors. The Directors may determine who shall sign any instrument to which the Seal is affixed, and unless otherwise so determined every such instrument shall be signed by a Director or by such other person as the Directors may authorise.

31.2         The Company may have for use in any place or places outside the Islands a duplicate Seal or Seals, each of which shall be a reproduction of the Seal of the Company and, if the Directors so determine, shall have added on its face the name of every place where it is to be used.

31.3         The Directors may by resolution determine (i) that any signature required by this Article need not be manual but may be affixed by some other method or system of reproduction or mechanical or electronic signature and/or (ii) that any document may bear a printed reproduction of the Seal in lieu of affixing the Seal thereto.

31.4         No document or deed otherwise duly executed and delivered by or on behalf of the Company shall be regarded as invalid merely because at the date of the delivery of the deed or document, the Director, Secretary or other officer or person who shall have executed the same or affixed the Seal thereto, as the case may be, for and on behalf of the Company shall have ceased to hold such office and authority on behalf of the Company.

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32.	Dividends

32.1         Subject to any rights and restrictions for the time being attached to any shares and subject to the provisions of these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor, but no dividend shall exceed the amount recommended by the Directors.

32.2         Subject to the provisions of the Law and of these Articles, the Directors may declare dividends in accordance with the respective rights of the Members and authorise payment of the same out of the funds of the Company lawfully available therefor. If at any time the share capital is divided into different classes of shares, the Directors may pay dividends on shares which confer deferred or non-preferred rights with regard to dividends as well as on shares which confer preferential rights with regard to dividends, but no dividend shall be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears. The Directors may also pay at intervals settled by them any dividend payable at a fixed rate if it appears that there are sufficient funds of the Company lawfully available for distribution to justify the payment. Provided the Directors act in good faith they shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of a dividend on any shares having deferred or non-preferred rights.

32.3         The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares in the capital of the Company) as the Directors may from time to time think fit.

32.4         Except as otherwise provided by the rights attached to shares and subject to Article 15, all dividends shall be paid in proportion to the number of shares a Member holds as of the date the dividend is declared; save that (a) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly; and (b) where the Company has shares in issue which are not fully paid up (as to par value) the Company may pay dividends in proportion to the amount paid up on each share.

32.5         The Directors may deduct from a dividend or other amounts payable to a person in respect of a share any amounts due from him to the Company on account of a call or otherwise in relation to a share.

32.6         Any Ordinary Resolution or Directors’ resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets and, where any difficulty arises in regard to such distribution, the Directors may settle the same and in particular may issue fractional certificates and fix the value for distribution of any assets and may determine that cash shall be paid to any Member upon the footing of the value so fixed in order to adjust the rights of Members and may vest any assets in trustees.

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32.7         Any dividend or other moneys payable on or in respect of a share may be paid by cheque sent by post to the registered address of the person entitled or, if two or more persons are the holders of the share or are jointly entitled to it by reason of the death or bankruptcy of the holder, to the registered address of that one of those persons who is first named in the Register of Members or to such person and to such address as the person or persons entitled may in writing direct. Subject to any applicable law or regulations, every cheque shall be made payable to the order of the person or persons entitled or to such other person as the person or persons entitled may in writing direct and payment of the cheque shall be a good discharge to the Company. Any joint holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share.

32.8         No dividend or other moneys payable in respect of a share shall bear interest against the Company unless otherwise provided by the rights attached to the share.

32.9         Any dividend which has remained unclaimed for six years from the date when it became due for payment shall, if the Directors so resolve, be forfeited and cease to remain owing by the Company.

32.10       Notwithstanding anything to the contrary herein, for the financial years set forth below, dividends and other distributions on any shares in issue (or payments of the same out of the funds of the Company) may not exceed the following rates, in each case as calculated in accordance with the International Financial Reporting Standards, as issued by the International Accounting Standards Board:

For the financial year of the Closing (as defined in the Business Combination Agreement)	25% of the Company’s net income for such financial year

For the first financial year following the Closing (as defined in the Business Combination Agreement)	50% of the Company’s net income for such financial year

For the second financial year following the Closing (as defined in the Business Combination Agreement)	50% of the Company’s net income for such financial year

33.	Financial Year, Accounting Records and Audit

33.1         Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31 December in each year and, following the year of incorporation, shall begin on 1 January each year.

33.2         The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors. The books of account shall be kept at the registered office or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

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33.3         No Member shall be entitled to require discovery of or any information with respect to any detail of the Company’s trading or any matter which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it will be inexpedient in the interests of the Members of the Company to communicate to the public.

33.4        The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books and corporate records of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by applicable law, the listing rules of any Designated Stock Exchange or authorised by the Directors.

33.5         Subject to Articles 33.4, and 33.6 a printed copy of the Directors’ report, if any, accompanied by the consolidated statements of financial position, profit or loss, comprehensive income (loss), cash flows and changes in shareholders’ equity, including every document required by the Law to be annexed thereto, made up to the end of the applicable financial year, shall be sent to the Members before the date of the general meeting and laid before the Company at the annual general meeting held in accordance with Article 16.2, provided that this Article 33.5 shall not require a copy of those documents to be sent to any person whose address the Company is not aware of or to more than one of the joint holders of any shares.

33.6        The requirement to send to a person referred to in Article 33.5 the documents referred to in that Article shall be deemed satisfied where, in accordance with all applicable laws, rules and regulations, including, without limitation, the rules of any Designated Stock Exchange, the Company publishes copies of the documents referred to in Article 33.5 on the Company’s Website, transmits it to SEC’s website or in any other permitted manner (including by sending any other form of electronic communication), and that person has agreed or is deemed by the Company to have agreed to treat the publication or receipt of such documents in such manner as discharging the Company’s obligation to send to him a copy of such documents.

33.7         Subject to applicable law and to the rules of any Designated Stock Exchange, the accounts relating to the Company’s affairs shall be audited in such manner as may be determined from time to time by the Directors.

33.8         Every auditor of the Company shall have a right of access at all times to the books and accounts of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

34.	Capitalisation of Profits

34.1        The Directors may:

(a)           subject as provided in this Article, resolve to capitalize any undivided profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of the Company’s share premium account or capital redemption reserve;

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(b)           appropriate the sum resolved to be capitalised to the Members who would have been entitled to it if it were distributed by way of dividend and in the same proportions and apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to such sum, and allot the shares or debentures credited as fully paid to those Members, or as they may direct, in those proportions, or partly in one way and partly in the other, provided that on any such capitalization holders of Class A Common Shares shall receive Class A Common Shares (or rights to acquire Class A Common Shares, as the case may be) and holders of Class B Common Shares shall receive Class B Common Shares (or rights to acquire Class B Common Shares, as the case may be);

(c)           resolve that any shares so allotted to any Member in respect of a holding by him of any partly-paid shares rank for dividend, so long as such shares remain partly paid, only to the extent that such partly paid shares rank for dividend;

(d)           make such provision by the issue of fractional certificates or by payment in cash or otherwise as they determine in the case of shares or debentures becoming distributable under this Article in fractions; and

(e)           authorise any person to enter on behalf of all the Members concerned into an agreement with the Company providing for the allotment to them respectively, credited as fully paid, of any shares or debentures to which they may be entitled upon such capitalization, any agreement made under such authority being binding on all such Members.

35.	Share Premium Account

35.1        The Directors shall in accordance with Section 34 of the Law establish a share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed as described in Article 4.12.

35.2        There shall be debited to any share premium account:

(a)           on the redemption or purchase of a share the difference between the nominal value of such share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by Section 37 of the Law, out of capital; and

(b)           any other amounts paid out of any share premium account as permitted by Section 34 of the Law.

36.	Notices

36.1         Except as otherwise provided in these Articles and subject to the rules of any Designated Stock Exchange, any notice or document may be served by the Company or by the Person entitled to give notice to any Member either personally or by posting it airmail or by air courier service in a prepaid letter addressed to such Member at his address as appearing in the Register of Members, or by electronic mail to any electronic mail address such Member may have specified in writing for the purpose of such service of notices, or by advertisement in appropriate newspapers in accordance with the requirements of any Designated Stock Exchange, or by facsimile or by placing it on the Company’s Website. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

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36.2         Notices posted to addresses outside the Cayman Islands shall be forwarded by prepaid airmail with a copy by electronic mail.

36.3         Any notice or other document, if served by:

(a)           post, shall be deemed to have been served five days after the time when the letter containing the same is posted;

(b)           facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)           recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service;

(d)           electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail; or

(e)           placing it on the Company’s Website, shall be deemed to have been served one (1) hour after the notice or document is placed on the Company’s Website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

36.4         A Member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company shall be deemed to have received notice of the meeting, and, where requisite, of the purpose for which it was called.

36.5         Any notice or document delivered or sent by post to or left at the registered address of any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

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36.6         Notice of every general meeting of the Company shall be given to:

(a)           all Members holding Shares with the right to receive notice and who have supplied to the Company an address, facsimile number or email address for the giving of notices to them; and

(b)           every Person entitled to a Share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings

37.	Winding Up

37.1         The Board shall have the power in the name and on behalf of the Company to present a petition to the court for the Company to be wound up.

37.2         If the Company is wound up, the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Law, divide among the Members in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the Members as he with the like sanction determines, but no Member shall be compelled to accept any assets upon which there is a liability.

37.3         If the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the shares held by them respectively. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.

38.	Indemnity

38.1         Every Indemnified Person for the time being and from time to time of the Company and the personal representatives of the same shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts (including reasonable attorneys’ fees and expenses and amounts paid in settlement and costs of investigation (collectively “Losses”) incurred or sustained by him otherwise than by reason of his own dishonesty, willful default or fraud in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any Losses incurred by him in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to the Company or its affairs in any court whether in the Islands or elsewhere. Such Losses incurred in defending or investigating any such proceeding shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Person to repay such amounts if it is ultimately determined by a non-appealable order of a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder with respect thereto.

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38.2         No such Indemnified Person of the Company and the personal representatives of the same shall be liable (i) for the acts, receipts, neglects, defaults or omissions of any other Director or officer or agent of the Company or (ii) by reason of his having joined in any receipt for money not received by him personally or in any other act to which he was not a direct party for conformity or (iii) for any loss on account of defect of title to any property of the Company or (iv) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (v) for any loss incurred through any bank, broker or other agent or any other party with whom any of the Company’s property may be deposited or (vi) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities or discretions of his office or in relation thereto or (vii) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Person’s part, unless he has acted dishonestly, with willful default or through fraud.

38.3        The Company hereby acknowledges that certain Indemnified Persons may have certain rights to indemnification, advancement of expenses and/or insurance from or against (other than directors’ and officers’ or similar insurance obtained or maintained by or on behalf of the Company or any of its subsidiaries, including any such insurance obtained or maintained pursuant to Article 38.4 hereof) Other Indemnitors. The Company hereby agrees that: (i) it is the indemnitor of first resort (i.e., its obligations to an Indemnified Person are primary and any obligation of any Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Person are secondary); (ii) it shall be required to advance the full amount of expenses incurred by an Indemnified Person and shall be liable for the full amount of all Losses to the extent legally permitted and as required by the terms of these Articles (or any other agreement between the Company and an Indemnified Person) without regard to any rights an Indemnified Person may have against any Other Indemnitors; and (iii) it irrevocably waives, relinquishes and releases any Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by any Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Company shall affect the foregoing, and without prejudice to Article 39 below, Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Company. For the avoidance of doubt, no Person or entity providing Directors’ or officers’ or similar insurance obtained or maintained by or on behalf of the Company or any of its subsidiaries, including any Person providing such insurance obtained or maintained pursuant to Article 38.4 hereof, shall be an Other Indemnitor.

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38.4        The Directors may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a Person who is or was (whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Article 38 or under applicable law): (a) a Director, alternate Director, Secretary or auditor of the Company or of a company which is or was a subsidiary of the Company or in which the Company has or had an interest (whether direct or indirect); or (b) the trustee of a retirement benefits scheme or other trust in which a person referred to in Article 38.1 is or has been interested, indemnifying him against any liability which may lawfully be insured against by the Company.

39.	Claims Against the Company

Notwithstanding Article 38.3, unless otherwise determined by a majority of the Board, in the event that (i) any Member (the “Claiming Party”) initiates or asserts any claim or counterclaim (“Claim”) or joins, offers substantial assistance to or has a direct financial interest in any Claim against the Company and (ii) the Claiming Party (or the third party that received substantial assistance from the Claiming Party or in whose Claim the Claiming Party had a direct financial interest) does not obtain a judgment on the merits in which the Claiming Party prevails, then each Claiming Party shall, to the fullest extent permissible by law, be obligated jointly and severally to reimburse the Company for all fees, costs and expenses (including, but not limited to, all reasonable attorneys’ fees and other litigation expenses) that the Company may incur in connection with such Claim.

40.	Untraceable Members

40.1         Without prejudice to the rights of the Company under Article 40.2, the Company may cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants have been left uncashed on two (2) consecutive occasions. However, the Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants after the first occasion on which such a cheque or warrant is returned undelivered.

40.2        The Company shall have the power to sell, in such manner as the Board thinks fit, any shares of a Member who is untraceable, but no such sale shall be made unless:

(a)           all cheques or warrants in respect of dividends of the shares in question, being not less than three (3) in total number, for any sum payable in cash to the holder of such shares in respect of them sent during the relevant period in the manner authorised by the Articles of the Company have remained uncashed;

(b)           so far as it is aware at the end of the relevant period, the Company has not at any time during the relevant period received any indication of the existence of the Member who is the holder of such shares or of a person entitled to such shares by death, bankruptcy or operation of law; and

(c)           the Company, if so required by the rules governing the listing of shares on the Designated Stock Exchange, has given notice to, and caused advertisement in newspapers to be made in accordance with the requirements of, the Designated Stock Exchange of its intention to sell such shares in the manner required by the Designated Stock Exchange, and a period of three (3) months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since the date of such advertisement.

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For the purposes of the foregoing, the “relevant period” means the period commencing twelve (12) years before the date of publication of the advertisement referred to in this Article 40.2 and ending at the expiry of the period referred to in that paragraph.

40.3         To give effect to any such sale the Board may authorise some person to transfer the said shares and an instrument of transfer signed or otherwise executed by or on behalf of such persons shall be as effective as if it had been executed by the registered holder or the person entitled by transmission to such shares, and the purchaser shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of the sale will belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former Member for an amount equal to such net proceeds. No trust shall be created in respect of such debt and no interest shall be payable in respect of it and the Company shall not be required to account for any money earned from the net proceeds which may be employed in the business of the Company or as it thinks fit. Any sale under this Article shall be valid and effective notwithstanding that the Member holding the shares sold is dead, bankruptcy or otherwise under any legal disability or incapacity.

41.	Amendment of Memorandum of Articles

41.1         Subject to the Law, the Company may by Special Resolution change its name or change the provisions of the Memorandum with respect to its objects, powers or any other matter specified therein.

41.2         Subject to the Law and as provided in these Articles (including in Article 41.3), the Company may at any time and from time to time by Special Resolution, alter or amend these Articles in whole or in part.

41.3         In addition to any rights provided by Law or otherwise set forth in these Articles, the Company shall not,

(a)           without the approval by vote or written consent of the holders of a majority of the voting power of the Class A Common Shares then outstanding, voting exclusively and as a separate class, amend these Articles in the event such amendment would adversely affect the rights of the holders of the Class A Common Shares or otherwise have an adverse effect on such rights;

(b)           for so long as Sponsor has the right to designate a Director to the Board pursuant to Article 21.2(b), without the approval by vote or written consent of the Sponsor, amend Articles 21.2(b) or 21.9 to the detriment of the Sponsor, nor amend Article 41.3(a) or this Article 41.3(b);

(c)           for so long as Opportunity has the right to designate a Director to the Board pursuant to Article 21.2(c), without the approval by vote or written consent of Opportunity, amend Articles 4.1(b)(i), 21.2(c) or 21.9 to the detriment of Opportunity, nor amend Article 41.3(a), this Article 41.3(c) or Article 41.3(d); and

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(d)           for so long as Opportunity has the right to designate a Director to the Board pursuant to Article 21.2(c), without the approval by vote or written consent of Opportunity, amend or terminate any policies with respect to related party transactions of the Company.

41.4         If the holders of the Shares vote in favour of any matter set out in Articles 41.3(a) to 41.3(d) but the requisite approvals set out in Article 41.3(a), 41.3(b), 41.3(c) and/or 41.3(d), as applicable, have not been obtained in accordance with Article 41.3(a), 41.3(b), 41.3(c) and/or 41.3(d), as applicable, the applicable holders referenced in Article 41.3(a), 41.3(b), 41.3(c) and/or 41.3(d), as applicable, shall have, in such vote, voting rights equal to the aggregate voting power of all the holders of Shares who voted in favour of such matter plus one.

42.	Transfer by Way of Continuation

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

43.	Merger and Consolidation

43.1         Subject to the Law and the rules of any Designated Stock Exchange, the Company shall, with the approval of a Special Resolution, have the power to merge or consolidate with one or more constituent companies (as defined in the Law), upon such terms as the Directors may determine.

43.2         For the avoidance of doubt: a) statutory mergers and consolidations have the specific meaning as set out in Act, b) no additional requirements are imposed by the Articles, and c) transactions which are not deemed by the Directors, in their sole discretion following due deliberations and advice, to be a merger or consolidation as set out in the Law, do not require a Special Resolution and may be carried out by the Company with the approval of Directors and shall not (unless otherwise set out in these Articles or the Law) require separate shareholder approval.

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Exhibit I

AMBIPAR PARTICIPAÇÕES E EMPREENDIMENTOS S.A.
Companhia Aberta de Capital Autorizado
CNPJ/ME n° 12.648.266/0001-24
NIRE 35300384466

FATO RELEVANTE

A Ambipar Participações e Empreendimentos S.A. (“Ambipar” ou “Companhia”) (B3: AMBP3), em cumprimento ao disposto no Artigo 157, § 4º, da Lei nº 6.404, de 15 de dezembro de 1976, conforme alterada, e na Resolução CVM nº 44, de 23 de agosto de 2021, informa a seus acionistas e ao mercado em geral, que a Emergência Participações S.A., controlada da Companhia responsável pela prestação de serviços industriais e resposta a emergências ambientais (“Emergência”), celebrou um acordo para combinação de negócios com a HPX Corp. ("HPX") (NYSE: HPX), uma sociedade de aquisição de propósito específico (special purpose acquisition company) (SPAC) ("Combinação de Negócios").

Após a conclusão da Combinação de Negócios, a Ambipar Emergency Response ("Ambipar Response"), sociedade recém-constituída de acordo com a legislação das Ilhas Cayman, deterá a totalidade das ações da Emergência Participações S.A., bem como passará a ser negociada publicamente e listada na NYSE com o ticker “AMBI”.

Desta forma, com a referida Combinação de Negócios, espera-se se que a empresa combinada tenha um Enterprise Value pro-forma de aproximadamente R$ 3,1 bilhões, o que representa um múltiplo EV/EBITDA implícito de 11,1x com base no EBITDA reportado dos últimos doze meses encerrados em 31 de março de 2022, e Equity Value pro-forma implícito de aproximadamente R$ 2,9 bilhões.

A Companhia, que, atualmente, é a única acionista da Emergência, permanecerá como acionista majoritária da Ambipar Response, na qual deterá aproximadamente, 71,8% do capital social (e, aproximadamente, 96,2% do capital votante), considerando a conclusão da Combinação de Negócios e o valor mínimo já garantido de capitalização de aproximadamente US$ 168 milhões.

Caso determinadas condições negociadas no âmbito da Combinação de Negócios sejam verificadas, o grupo Ambipar terá direito ao recebimento de um potencial earn-out, aumentando sua participação acionária na Ambipar Response. O earn-out poderá adicionar até US$ 110 milhões no valor do Enterprise Value pro-forma implícito da Ambipar Response, o que representa um múltiplo EV/EBITDA de 13,3x com base no EBITDA reportado dos últimos doze meses encerrados em 31 de março de 2022.

A Ambipar Response seguirá oferecendo uma ampla gama de serviços ambientais, industriais e emergenciais para uma base de clientes diversificada nos setores logístico, químico, de petróleo e gás, mineração, industrial, entre outros.

A Emergência, cuja totalidade de ações passará a ser detida pela Ambipar Response, registrou, nos últimos doze meses encerrados em 31 de março de 2022, receita líquida de R$ 1,0 bilhão e EBITDA de R$ 278 milhões.

A Ambipar Response possui um portfólio de mais de 10 mil clientes com relacionamentos de longa data em diversos setores e geografias, incluindo Estados Unidos, Canadá, Reino Unido, Irlanda, Países Baixos, Chile, Colômbia, Peru, Paraguai, entre outros, além do Brasil, onde conta com vasta abrangência territorial.

Visão geral da Combinação de Negócios

A Combinação de Negócios avalia a Ambipar Response a um Enterprise Value pro-forma de R$ 3,1 bilhões, com um múltiplo EV/EBITDA implícito de 11,1x com base no EBITDA reportado dos últimos doze meses encerrados em 31 de março de 2022, e Equity Value pro-forma implícito de aproximadamente R$ 2,9 bilhões.

Espera-se que a Combinação de Negócios gere uma capitalização para a Ambipar Response de, no mínimo, US$ 168 milhões, podendo chegar a até US$ 415 milhões, caso não haja resgate de ações pelos atuais acionistas da HPX. Os recursos provenientes da Combinação de Negócios serão utilizados para acelerar o crescimento orgânico e inorgânico da Ambipar Response. Investidores institucionais de primeira linha, incluindo pessoas físicas, se comprometeram (a) a aportar o montante mínimo da capitalização, no âmbito da celebração de contratos de subscrição privados (“PIPE”); ou (b) a não resgatar as ações de emissão da HPX de que são titulares. Além disso, a Companhia concordou com um lock-up de três anos para negociação com as ações de emissão da Ambipar Response e de sua titularidade e os acionistas privados da HPX concordaram com um lock-up de três anos em suas ações.

Considerando a capitalização mínima de US$ 168 milhões, espera-se que a estrutura acionária da Ambipar Response após a Combinação de Negócios seja a seguinte: 71,8% detidos pela Companhia, 24,7% detidos pelos investidores do PIPE e pelos acionistas da HPX que não resgatarem suas ações, e 3,5% do patrocinador (sponsor) da HPX.

A Ambipar Response adotará uma estrutura de duas classes de ações, de acordo com a qual a Companhia deterá todas as ações ordinárias da Classe B em circulação, as quais possuem direito de 10 votos por ação, mas são idênticas, em termos percentuais em relação ao capital social total, às ações ordinárias Classe A emitidas a todos os outros acionistas no âmbito da Combinação de Negócios. Com isso, a participação da Companhia no capital votante da Ambipar Response será de aproximadamente 96,2%, considerando somente a capitalização mínima já garantida.

Espera-se que a Combinação de Negócios, que foi aprovada pelo Conselho de Administração da Companhia e da HPX, seja concluída no segundo semestre de 2022, sujeita à aprovação dos acionistas da HPX e de outras condições habituais de fechamento.

Apresentação de investidores e Webcast

Mais informações, incluindo uma apresentação para investidores, estarão acessíveis no site de relações com investidores da Companhia (http://ri.ambipar.com) e na aba de investidores no site da HPX (http://www.hpxcorp.com).

Informações adicionais sobre a Combinação de Negócios proposta, incluindo uma cópia do contrato de Combinação de Negócios e apresentação de investidores, serão fornecidas no Formulário 8-K que conterá uma apresentação de investidores a ser apresentada pela HPX com a Comissão de Valores Mobiliários dos Estados Unidos (“SEC”) e estará disponível em www.sec.gov.

A HPX realizará uma teleconferência em 06 de julho, às 11:00 (BRT), que pode ser acessada no link: https://mzgroup.zoom.us/webinar/register/WN_7ar1JW45TmiGJzWKiMz_cg em inglês.

A Companhia realizará outra teleconferência em 06 de julho, às 09:00 (BRT), que pode ser acessada no link: https://webcastlite.mziq.com/cover.html?webcastId=442a92d0-eb36-4751-874b-3a91d8f6af62 em português e no link: https://webcastlite.mziq.com/cover.html?webcastId=2e6edf93-3ed6-4d8b-91a6-e6379bd54049 em inglês.

Assessores da transação

O Bank of America Merrill Lynch Banco Múltiplo S.A. está atuando como assessor financeiro da Ambipar Response e da Companhia, e o BofA Securities, Inc. está atuando como placement agent no contexto do PIPE.

O Simpson Thacher & Bartlett LLP está atuando como assessor jurídico da Ambipar Response e da Companhia nos Estados Unidos, e o Mattos Filho, Veiga Filho, Marrey Jr e Quiroga Advogados como assessor jurídico das duas companhias em matérias referentes ao direito brasileiro.

O Skadden, Arps, Slate, Meagher & Flom LLP está atuando como assessor jurídico da HPX nos Estados Unidos, o Greenberg Traurig, LLP atua como consultor jurídico em certos temas de diligência internacional para o HPX e BRZ Advogados como consultor jurídico em assuntos brasileiros.

Sobre a Ambipar Response

A Ambipar Response é uma das principais prestadoras de serviços industriais e resposta a emergências ambientais no Brasil com presença global e receita líquida de R$ 1,0 bilhão nos últimos doze meses encerrados no dia 31 de março de 2022. A Ambipar Response está presente em 16 países com 216 bases operacionais e 2.200 colaboradores ao fim do ano de 2021. Para mais informações, visite http://www.ambipar.com.

Sobre a HPX

A HPX (NYSE: HPX) é uma companhia de aquisição de propósito específico que, desde sua oferta pública inicial de US$ 253 milhões na NYSE em julho de 2020, tem procurado combinar seus negócios com uma empresa sediada no Brasil em um setor que se beneficiaria do crescimento de longo prazo da economia brasileira, com um plano de expansão internacional como parte de sua estratégia global de crescimento e que poderia se beneficiar da experiência da equipe de gestão da HPX em operar nos mercados globais.

O patrocinador da HPX é a HPX Capital Partners LLC, controlada por Bernardo Hees e Rodrigo Xavier, ambos co-presidentes do conselho de administração da HPX, e Carlos Piani, CEO e CFO da HPX. Para mais informações, visite http://www.hpxcorp.com.

Sobre a Companhia

A Companhia é uma holding fundada em 1995 por Tercio Borlenghi Junior e atua em duas divisões de serviços: Environment e Response. A Companhia tornou-se uma empresa de capital aberto em 2020 (B3: AMBP3).

Informações adicionais sobre a Combinação de Negócios

Nos termos da regulamentação da SEC, a HPX divulgará informações adicionais sobre a Combinação de Negócios, que estarão disponíveis no site da SEC (www.sec.gov) e no site da HPX (https://www.hpxcorp.com/).

O INVESTIMENTO EM QUAISQUER VALORES MOBILIÁRIOS AQUI DESCRITOS NÃO FOI APROVADO OU REPROVADO PELA SEC, CVM OU QUALQUER OUTRA AUTORIDADE REGULADORA, NEM QUALQUER AUTORIDADE VALIDOU O MÉRITO DA COMBINAÇÃO DE NEGÓCIOS OU QUALQUER OFERTA DE VALORES MOBILIÁRIOS OU A EXATIDÃO OU ADEQUAÇÃO DAS INFORMAÇÕES AQUI FORNECIDAS.

Este Fato Relevante tem caráter meramente informativo e não deve, em nenhuma circunstância, ser interpretado como recomendação de investimento, tampouco como uma oferta para subscrição de quaisquer valores mobiliários da Companhia, da Ambipar Response ou da HPX.

A Companhia manterá seus acionistas e o mercado em geral devidamente informados a respeito de quaisquer desdobramentos ou deliberações a respeito da Combinação de Negócios, incluindo sobre a listagem nos Estados Unidos, respeitadas as restrições constantes das normas da CVM e demais leis aplicáveis.

São Paulo, 06 de julho de 2022.
Ambipar Participações e Empreendimentos S.A.
Thiago da Costa Silva
Diretor Financeiro e de Relações com Investidores

AMBIPAR PARTICIPAÇÕES E EMPREENDIMENTOS S.A.
 Publicly-held Company with an Authorized Capital
CNPJ/ME n° 12.648.266/0001-24
NIRE 35300384466

MATERIAL FACT

Ambipar Participações e Empreendimentos S.A. ("Ambipar" or “Company”) (B3: AMBP3) in compliance with Article 157, paragraph 4, of Law 6. 404, of December 15, 1976, as amended, and CVM Resolution No. 44, of August 23, 2021, informs its shareholders and the market in general that Emergência Participações S.A., the Company's subsidiary responsible for providing industrial and environmental emergency response services ("Emergência"), entered into an agreement for business combination with HPX Corp. ("HPX") (NYSE: HPX), a special purpose acquisition company (SPAC) ("Business Combination").

Upon completion of the Business Combination, Ambipar Emergency Response ("Ambipar Response"), a company newly incorporated under the laws of the Cayman Islands, will hold all of the shares issued by Emergencia Participações S.A., as well as will become publicly traded and listed on the NYSE under the ticker symbol "AMBI".

With the mentioned Business Combination, the combined company is expected to have a pro-forma enterprise value of approximately R$3.1 billion, which represents an implied EV/EBITDA multiple of 11.1x based on reported EBITDA for the last twelve months ended March 31, 2022, and pro-forma implied equity value of approximately R$2.9 billion.

The Company, which is currently the sole shareholder of Emergência, will remain as the majority shareholder of Ambipar Response, in which it will hold approximately 71.8% of the capital stock (and approximately 96.2% of the voting capital), considering the completion of the Business Combination and the already guaranteed minimum capitalization of approximately US$ 168 million.

If certain conditions negotiated under the Business Combination are verified, Ambipar group will be entitled to receive a potential earn-out, increasing its equity interest in Ambipar Response. The earn-out could add up to US$110 million to Ambipar Response's pro-forma implied enterprise value, which represents an EV/EBITDA multiple of 13.3x based on reported EBITDA for the last twelve months ended March 31, 2022.

Ambipar Response will continue to offer a wide range of environmental, industrial and emergency services to a diversified client base in the logistics, chemical, oil and gas, mining and industrial sectors, among others.

Emergência, which will have Ambipar Response as its only shareholder, registered, in the last twelve months ended March 31st, 2022, net revenue of R$ 1.0 billion and EBITDA of R$ 278 million.

Ambipar Response has a portfolio of more than 10 thousand clients with long-term relationships in several industries and geographies, including the United States, Canada, the United Kingdom, Ireland, the Netherlands, Chile, Colombia, Peru, Paraguay, among others, in addition to Brazil, where it has a wide territorial coverage.

Business Combination Overview

The Business Combination values Ambipar Response at a pro-forma enterprise value of R$3.1 billion, with an implied EV/EBITDA multiple of 11.1x based on reported EBITDA for the last twelve months ended March 31, 2022, and pro-forma implied equity value of approximately R$2.9 billion.

The Business Combination is expected to generate a capitalization for Ambipar Response of at least US$ 168 million, which could reach up to US$ 415 million if there is no share redemption by the current shareholders of HPX. The proceeds from the Business Combination will be used to accelerate the organic and inorganic growth of Ambipar Response. Leading institutional investors, including individuals, have undertaken (a) to contribute the minimum amount of the capitalization under private subscription agreements ("PIPE"); or (b) not to redeem the shares issued by HPX and held by them. In addition, the Company has agreed to a three-year lock-up concerning the shares issued by Ambipar Response and held by it and the private shareholders of HPX have agreed to a three-year lock-up in their shares.

Assuming the minimum capitalization of $168 million, it is expected that the shareholding structure of Ambipar Response after the Business Combination will be as follows: 71.8% held by the Company, 24.7% held by PIPE investors and HPX shareholders who did not redeem their shares, and 3.5% held by the sponsor of HPX.

Ambipar Response will adopt a dual-class share structure, pursuant to which the Company will hold all of the outstanding Class B common shares, which provides 10 votes per share, but are otherwise identical, in terms of percentage in relation to total share capital, to the Class A common shares issued to all other shareholders under the Business Combination. As a result, the Company’s share in the voting capital of Ambipar Response will be approximately 96.2%, considering the minimum capitalization of US$ 168 million.

The Business Combination, which has been approved by the Board of Directors of the Company and HPX, is expected to be completed in the second half of 2022, subject to the approval of the shareholder of HPX and other customary closing conditions.

Investor Presentation and Webcast

Further information, including an investor presentation, is accessible on the Company's investor relations website (http://ri.ambipar.com) and on the investor tab on HPX's website (http://www.hpxcorp.com).

Additional information about the proposed Business Combination, including a copy of the Business Combination Agreement and investor presentation, will be provided in a Form 8-K that will contain an investor presentation to be filed by HPX with the United States Securities and Exchange Commission ("SEC") and will be available at www.sec.gov.

HPX will host a conference call on July 6, at 11:00 a.m (BRT)., which can be accessed at https://mzgroup.zoom.us/webinar/register/WN_7ar1JW45TmiGJzWKiMz_cg in English.

The Company will hold another conference call on July 6, at 09:00 am (BRT), which can be accessed through the link: https://webcastlite.mziq.com/cover.html?webcastId=442a92d0-eb36-4751-874b-3a91d8f6af62 in Portuguese and through the link: https://webcastlite.mziq.com/cover.html?webcastId=2e6edf93-3ed6-4d8b-91a6-e6379bd54049 in English.

Transaction Advisors

Bank of America Merrill Lynch Banco Múltiplo S.A. is serving as financial advisor to Ambipar Response and the Company, and BofA Securities, Inc. is acting as placement agent in connection with the PIPE.

Simpson Thacher & Bartlett LLP is serving as legal advisor to Ambipar Response and the Company in the United States, and Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados is serving as legal advisor to both companies on matters relating to Brazilian law.

Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to HPX in the United States, Greenberg Traurig, LLP is serving as legal advisor on certain international diligence matters for HPX and BRZ Advogados as legal advisor on Brazilian matters.

About Ambipar Response

Ambipar Response is a leading provider of industrial and environmental emergency response services in Brazil with a global presence and net revenues of R$1.0 billion in the last twelve months ended 31 March 2022. Ambipar Response is present in 16 countries with 216 operational bases and 2,200 employees by the end of 2021. For more information, visit http://www.ambipar.com.

About HPX

HPX (NYSE: HPX) is a special purpose acquisition company that, since its $253 million initial public offering on NYSE in July 2020, has sought to combine its business with a Brazil-based company in a sector that would benefit from the long-term growth of the Brazilian economy, with an international expansion plan as part of its global growth strategy and that could benefit from the experience of HPX's management team in operating in global markets.

HPX's sponsor is HPX Capital Partners LLC, wich is controlled by Bernardo Hees and Rodrigo Xavier, both co-chairmen of HPX's board of directors, and Carlos Piani, CEO and CFO of HPX. For more information, visit http://www.hpxcorp.com

About the Company

The Company is a holding company founded in 1995 by Tercio Borlenghi Junior and operates in two service divisions: Environment and Response. The Company became a publicly traded company in 2020 (B3: AMBP3).

Additional Information on the Business Combination

Pursuant to SEC regulations, HPX will disclose additional information about the Business Combination, which will be available on the SEC's website (www.sec.gov) and on HPX's website (https://www.hpxcorp.com/).

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, CVM OR ANY OTHER REGULATORY AUTHORITY, NOR HAS ANY AUTHORITY VALIDATED THE MERITS OF THE BUSINESS COMBINATION OR ANY SECURITIES OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION PROVIDED HEREIN.

This Material Fact is for informational purposes only and should not, under any circumstances, be construed as an investment recommendation, nor as an offer to subscribe for any securities of the Company, Ambipar Response or HPX.

The Company will keep its shareholders and the market in general duly informed about any developments or resolutions concerning the Business Combination, including the listing in the United States, in compliance with the restrictions set forth in the CVM rules and other applicable laws.

São Paulo, July 6th, 2022.

Thiago da Costa Silva

Chief Financial Officer and Investor Relations Officer

Exhibit J

Cost Sharing Agreement

This Cost Sharing Agreement (this “Agreement”), dated as of [●] (the “Effective Date”), is by and among Ambipar Participações e Empreendimentos S.A., a Brazilian corporation enrolled with the CNPJ/ME under No. 12.648.266/0001-24, with head offices at Av. Pacaembu No. 1088, room 09, Pacaembu, at the City and State of São Paulo, Zip Code 01234-000 (“Ambipar”), Emergência Participações S.A., a company organized under the laws of Brazil, with head offices at Avenida Angélica, No. 2346, 5th floor, room 04, Consolação, in the City and State of São Paulo, Brazil, Zip Code 01.228-200, enrolled with the CNPJ/ME under No. 10.645.019/0001-49 (“Emergência”) and its subsidiaries listed in Exhibit A hereto (each a “Subsidiary” and jointly with Emergência, the “Recipients”. Ambipar and the Recipients are hereinafter referred to individually as a “Party” and, collectively, as the “Parties”, and, as intervening consenting party, Ambipar Emergency Response, an exempted company incorporated with limited liability in the Cayman Islands, with registered offices at CO Services Cayman Limited, P.O. Box 10008, Willow House, Cricket Square, Grand Cayman, KY1-1001 (“New PubCo”).

WHEREAS, Ambipar is a holding company with investments in entities that perform activities related to the collection, transport, management and recovery of waste, reverse manufacturing, prevention, training, and emergency assistance;

WHEREAS, the Recipients are Controlled by Ambipar;

WHEREAS, pursuant to the terms and subject to the conditions of that certain Business Combination Agreement dated July 5, 2022 by and among New PubCo, Ambipar, Emergência, Ambipar Merger Sub and HPX Corp. by which the parties thereto have agreed on the terms of a joint investment in Emergência (“Business Combination Agreement”);

WHEREAS, the Recipients wish that Ambipar provides certain shared administrative activities to the Recipients under and pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINED TERMS

Section 1.1             Defined Terms. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the following meanings:

(a)            “Activities” means organization and corporate support activities, marketing, compliance, legal, IT, treasury, controllership, human resources, invoicing, debt collection, project assessment, accounting documentation, fleet management, quality function, labor safety, investor relations and sustainability advisory services.

(b)            “Actual Monthly Ambipar Response Expenses” means the Monthly Ambipar Response Expenses actually incurred by the Recipients in a calendar month.

(c)            “Actual Ambipar Response Expenses” means with respect to any given calendar year, the sum of all the Actual Monthly Ambipar Response Expenses incurred in each month of such calendar year.

(d)            “Additional Activities” means any additional activities not covered by the terms of this Agreement that the Parties may mutually agree in writing (by means of the execution of an amendment to this Agreement) that will be performed, managed or executed by Ambipar to support the growth and development of the Recipients.

(e)            “Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with, such Person.

(f)             “Ambipar Environmental Business” means the activities carried out by Environmental ESG Participações S.A and its subsidiaries.

(g)            “Ambipar Response Business” means the activities carried out by New Pubco and its subsidiaries.

(h)            “Ambipar Response Expenses” means the Expenses multiplied by the Expenses Participation. For the calendar year 2022, the Ambipar Response Expenses is equal to twelve million nine-hundred thousand Brazilian Reais (R$12,900,000.00).

(i)             “Ambipar Response Expenses Adjustment Amount” means the Ambipar Response Expenses minus the Actual Ambipar Response Expenses.

(j)             “Brazilian Civil Code” means Law 10,406, of January 10, 2002.

(k)            “Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in the City of São Paulo, Brazil are closed for business.

(l)             “Control” means (including with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, according to the Brazilian Corporate Law No . 6,404/76.

(m)           “Expenses” means the aggregate amount of estimated expenses to be incurred by Ambipar for the Shared Activities in any given calendar year to be provided to the Ambipar Response Business and the Ambipar Environmental Business, as of the date hereof and updated at the end of each financial year of Ambipar thereafter.

(n)            “Expenses Participation” means either the Revenue Participation or such other method to determine the allocation of Expenses between the Ambipar Environmental Business and the Ambipar Response Business as may be jointly determined by Ambipar and the Recipients in writing by its legal representatives, annually at the latest 60 (sixty) days before the end of the fiscal year, subject to the prior approval of New PubCo’s audit committee.

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(o)            “Data Protection Laws” mean any data protection or privacy Legal Requirements, whether currently in force or enacted during the Term, including from the Brazilian Federal Law No. 13,709/2018 (General Data Protection Law – LGPD), as amended, and its regulations.

(p)            “Governmental Entity” means (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

(q)            “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance, collective bargaining agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(r)            “Monthly Ambipar Response Expenses” means the Ambipar Response Expenses divided by twelve (12).

(s)            “Order” mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

(t)             “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint-stock company), firm or another enterprise, association, organization, entity or Governmental Entity.

(u)            “Personnel” of a Person means any agents, employees, contractors or subcontractors engaged or appointed by such Person.

(v)            “Representatives” means with respect to any Person, such Person’s directors, officers, managers, employees, agents, advisors and other representatives.

(w)           “Revenue Participation” means the percentage of the net revenues of Ambipar generated by Ambipar Response Business as of the date hereof and updated at the end of each financial quarter of Ambipar thereafter.

(x)            “Shared Activities” means the activities set forth in Exhibit B hereof and any Additional Activities that may be mutually agreed upon from time to time.

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(y)            “Tax” or “Taxes” means, without duplication, (a) any and all federal, state, local and non-US taxes, including, without limitation, gross receipts, income, profits, license, sales, services use, estimated, occupation, value added, ad valorem, garancias ocasionales, transfer, franchise, withholding, payroll, social security, para-fiscal contributions, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies, fees and other similar charges, in each case, imposed by a Governmental Entity (whether disputed or not), together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts; and (b) any liability for the payment of any amounts of the type described in (a) as a result of contract, transferee liability or of being a member of an affiliated, consolidated, combined, unitary or aggregate group or of any other relationship giving rise to statutory subsidiary liability (“responsabilidade tributária”), being the party legally responsible for withholding and/or collection (“responsável tributário”) and/or as tax successor (“sucessor tributário”).

(z)            “Tax Authority” means any national, federal, state, local, or municipal Governmental Entity exercising authority to charge, audit, regulate or administer the imposition of Taxes (including the Brazilian Federal Revenue Service (Secretaria da Receita Federal do Brasil) and the U.S. Internal Revenue Service).

(aa)          “Third Party” means any Person, other than Ambipar and the Recipients.

Section 1.2             Construction.

(a)            As used in this Agreement, (i) each of the words “include,” “includes” or “including” shall be deemed to be followed by the phrase “without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (ii) references to any specific Legal Requirement in this Agreement shall be deemed to refer to such as amended from time to time and to any rules or regulations and interpretations promulgated thereunder; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in electronic form; (v) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereinafter,” “hereunder” and derivative or similar words shall, unless otherwise stated, be construed to refer to this entire Agreement as a whole, including the Exhibits and Schedules hereto, and not merely to any particular provision of this Agreement; (vi) references to articles, sections, clauses, exhibits and schedules are to the articles, sections and clauses of, and exhibits and schedules to, this Agreement, unless otherwise specified; (vii) terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement and when used in any certificate or other document made or delivered pursuant hereto, except as otherwise indicated in this Agreement or unless otherwise defined therein; (viii) all references to “days” in this Agreement shall mean calendar days unless otherwise specified; (ix) words of any gender include each other gender; (x) the word “or” shall be disjunctive but not exclusive; (xi) reference to any Person includes such Person’s successors and permitted assigns; (xii) references to amounts of currency are references to Brazilian Reais unless otherwise indicated; and (xiii) all the agreements (including this Agreement), documents or instruments herein defined mean such agreements, documents or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.

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(b)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day, as calculated pursuant to Section 132 of Brazilian Civil Code.

(c)            The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
NATURE AND SCOPE OF the SHARED activities

Section 2.1             Shared Activities. Subject and pursuant to this Agreement, Ambipar will provide, or cause to be provided, to the Recipients the Shared Activities, and Ambipar will perform and provide such Shared Activities in a reasonable time, efficient and professional manner, at a level of skill and care as such as the Shared Activities were being performed, executed or managed prior to the date hereof. Additional Subsidiaries of Emergência may make use of the Shared Activities by adhering to the terms of this Agreement in writing.

Section 2.2              Review. Without prejudice to the above, but subject to the Business Combination Agreement, the Parties may, at any time during the term of this Agreement, review the Shared Activities, and any changes to the Shared Activities may be mutually agreed in writing by means of the execution of an amendment to this Agreement.

Section 2.3              Additional Recipients. At any time after the date hereof, any Subsidiary of Emergência may become a Recipient by executing a joinder to this Agreement in the form attached hereto as Exhibit C.

Section 2.4             Facilitation of Shared Activities.

(a)            Obligations of the Recipients. The Recipients shall (i) subject to the terms and conditions of ARTICLE V (Confidentiality), provide any information and documentation to Ambipar that is necessary for Ambipar to perform, execute or manage the Shared Activities (which shall include, but not be limited to, information related to budgeting, workforce planning (including information with respect to employee recruitment), human resources data-management systems and meal reimbursements); (ii) make available, as reasonably requested by Ambipar, sufficient resources, timely decisions, approvals and acceptances that are required by Ambipar so that Ambipar can accomplish its obligations hereunder in a timely manner, and (iii) provide reasonable access to Ambipar (or the Personnel who need to have such access) to premises, employees, contractors, systems and equipment of the Recipients to the extent required to enable Ambipar to provide and perform the Shared Activities.

(b)            Additional Obligations of the Recipients. If the use of a software/system is required by the Recipients or by Ambipar so that Ambipar can accomplish its obligations hereunder in a timely manner, (i) the Recipients shall directly negotiate the purchase of new software/systems licenses with vendors from time to time, provided that such vendors and licenses meet Ambipar`s criteria for its own vendors and licenses, or (ii) if Ambipar purchases such licenses directly after obtaining prior written consent of the Recipients, Ambipar shall be reimbursed by the Recipients for the purchase price for such licenses on a pro rata basis considering the portion actually used in order to accomplish obligations hereunder.

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ARTICLE III
REIMBURSEMENT AND PAYMENT

Section 3.1              Payment of Monthly Ambipar Response Expenses. Within two (2) Business Days of each calendar month, Emergência shall pay in advance, or cause each of the Recipients to pay in advance, to Ambipar, the Monthly Ambipar Response Expenses for such month in accordance with the pro-rata participation of each of the Recipients in the net revenue generated by Emergência.

Section 3.2             Report.

(a)            Within fifteen (15) days from the first day of a subsequent month, Ambipar shall send a report to the Recipients describing the Actual Monthly Ambipar Response Expenses (the “Report”).

(b)            The Recipients shall have the right to dispute any Report sent by Ambipar. Such dispute shall be made during the course of the subsequent quarter following receipt of such Report. Upon the completion of the dispute, Ambipar shall, if necessary, reissue the Report, correcting such month’s Actual Monthly Ambipar Response Expenses.

Section 3.3             Annual Expenses Reconciliation.

(a)            Within ninety (90) days from the last Business Day of Ambipar’s financial year, Ambipar shall calculate the Actual Ambipar Response Expenses for such calendar year.

(b)            If the Ambipar Response Expenses Adjustment Amount is a positive number, the Ambipar shall issue a note of credit to the Recipients in an amount equal to the Ambipar Response Expenses Adjustment Amount.

(c)            If the Ambipar Response Expenses Adjustment Amount is a negative number, Emergência shall pay, or cause each of the Recipients to pay, to Ambipar, the Ambipar Response Expenses Adjustment Amount in accordance with the pro-rata participation of each Recipient in the Actual Ambipar Response Expenses for such calendar year.

Section 3.4              Update of Ambipar Response Expense. The Ambipar Response Expense shall be updated on a quarterly basis, based on the updated Expenses Participation at the end of each financial quarter of Ambipar. The updated Ambipar Response Expense shall be used to calculate the Monthly Ambipar Response Expense for the successive three (3) calendar months.

Section 3.5             Taxes. Each Party shall be solely responsible for the payment of all Taxes for which such Party is responsible and charges, including, without limitation, those of a labor and social security nature, regarding the Personnel or Third Parties retained or employed by such Party.

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Section 3.6              Late Payment. In the event any of the Parties fails to timely comply with any payment obligation set forth in this Agreement, the unpaid amount shall accrue, cumulatively, from the date the payment should have been made until the date on which it is actually made: (i) monetary adjustment by IPCA or IGPM, whichever is greater; and (ii) default interest set at 1% (one percent) per month, calculated pro-rata die.

Section 3.7              Penalty. In addition to the provisions set forth in Section 3.3, if the Recipients fail to timely comply with their payment obligations set forth in this Agreement and such failure continues for thirty (30) days following written notice sent by Ambipar, the Recipients shall pay to Ambipar a fine equivalent to 10% (ten per cent) of all amounts incurred as costs and expenses for the provision of the Shared Activities in the prior six (6) months from the receipt of such notice.

Section 3.8              No Offset. Neither of the Parties nor their Affiliates’ payment obligations hereunder shall be subject to offset or reduction for any reason, including by reason of any alleged breach of any provision of this Agreement.

ARTICLE IV
BOOKS AND REGISTRIES

Section 4.1              Obligation to Maintain Records. The Parties agree to keep proper records and proofs of payments of the Expenses incurred under this Agreement by each Party.

Section 4.2              Separate Records. The books, accounts and records of each Party to this Agreement must be kept separately to clearly and accurately demonstrate the nature and details of each transaction carried out, including the respective accounting information to demonstrate that the reimbursements have been appropriately made as provided herein, and must be sufficiently detailed to satisfy the legal and regulatory requirements that may apply.

Section 4.3              Request to Review. The Parties agree that each Party may, at any time, request and receive a copy of any and all reasonable documents, materials, reports, books and records of any kind exclusively relating to the Shared Activities.

ARTICLE V
CONFIDENTIALITY

Section 5.1             Confidentiality. From time to time during the Term (as defined below), either Party or its Representatives (as the “Disclosing Party”) may disclose or make available to the other Party or its Representatives (as the “Receiving Party”), non-public, proprietary, or confidential information of the Disclosing Party that, if disclosed in writing or other tangible form is clearly labeled as “confidential,” or if disclosed orally, is identified as confidential when disclosed (“Confidential Information”); provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of the Receiving Party’s breach of this Section 5.1; (b) is or becomes available to the Receiving Party on a non-confidential basis from a Third-Party source (other than a Representative of a Party), provided that such Third Party is not and was not prohibited from disclosing such Confidential Information; (c) was in the Receiving Party’s possession prior to the Disclosing Party’s disclosure; or (d) was or is independently developed by the Receiving Party without using or referencing any of the Disclosing Party’s Confidential Information. The Receiving Party shall: (i) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own similar confidential information, but in no event with less than a commercially reasonable degree of care; (ii) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (iii) not disclose any such Confidential Information to any Person, except to Persons who reasonably need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. If the Receiving Party is required by applicable Law to disclose any Confidential Information, it shall, prior to making such disclosure, use commercially reasonable efforts to notify the Disclosing Party of such requirements to afford the Disclosing Party the opportunity to seek, at the Disclosing Party’s sole cost and expense, a protective order or other remedy (and the Receiving Party shall reasonably cooperate with the Disclosing Party in connection therewith).

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ARTICLE VI
COMPLIANCE WITH LAW

Section 6.1             Legal Compliance.

(a)            Compliance with Laws. Each Party shall comply with all Laws applicable to its activities and performance under and in connection with this Agreement. Without limiting the generality of the foregoing, each Party represents and warrants to the other Party hereto that, in connection with this Agreement (including the negotiation, execution, or performance thereof), each Party will not violate and it has not violated (a) the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., (b) the United Kingdom Bribery Act of 2010, (c) Brazilian Federal Law No. 12,846/2013, (d) Brazilian Federal Law No. 8,429/1992, as amended including by Law No. 14,230/2021 (e) Brazilian Federal Law No. 9,613/1998, (f) Brazilian Federal Law No. 12,813/2013, (g) Brazilian Federal Law No. 8,666/1993, (h) Brazilian Federal Law No. 14,133/2021, (i) Brazilian Decree-Law No. 2,848/1940 or (j) any other applicable anti-corruption or anti-bribery Legal Requirements (collectively, the “Anti-Corruption Laws”).

(b)            Anti-Corruption. Each Party further represents and warrants that it has not offered, paid, promised to pay, or authorized, requested or received the payment of money or anything of value to or from any director, officer, employee or agent of the other Party (“Party-Associated Persons”), or any other Person in violation of applicable Anti-Corruption Laws, in performing its activities or in connection with this Agreement. Each Party also represents that it did not, and will not, attempt to exert any undue influence over any Party-Associated Person, or any other Person in violation of applicable Anti-Corruption Laws, in in performing its activities or connection with this Agreement. Each Party undertakes and covenants to refrain from offering, paying, promising to pay, or authorizing the payment of money or anything of value to any Party-Associated Person, or any other Person in violation of applicable Anti-Corruption Laws, at any time, whether or not in relation to this Agreement.

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Section 6.2             Data Privacy and Cybersecurity. Each Party shall comply and shall ensure that its Personnel and other Representatives comply with, the provisions of any Data Protection Laws applicable to their conduct under or in connection with this Agreement. To the extent required under applicable Data Protection Laws with respect to the transfer of personal data, the Parties shall enter into (or to the extent required by such Data Protection Laws, cause their respective Affiliates to enter into) such other agreements as may be required by the applicable Data Protection Laws. Each Party shall implement adequate policies and commercially reasonable security measures regarding the integrity and availability of the information technology and software applications owned, operated, or outsourced by that Party, and the data and intellectual property thereon. In case one Party or its Affiliates experiences any of the following events, it shall, as soon as such Party is aware, use reasonable efforts to notify the other Party immediately or, justified under the Data Protection Laws, at least within forty-eight (48) hours of a confirmed data breach involving the unauthorized access to or accidental or illicit destruction, loss, change, communication, or dissemination of information related to an identified or identifiable natural person provided by the other Party or its Affiliates or intellectual property; or any order issued by a judicial or administrative authority regarding data exchanged between the Parties under this Agreement. Each Party shall use reasonable efforts to notify the other Party immediately or, justified under the Data Protection Laws, at least within forty-eight (48) hours of receiving data subject requests related to an identified or identifiable natural person provided by the other Party or its Affiliates, such as access, rectification and deletion requests; and any complaint regarding the processing of data related to an identified or identifiable natural person provided by the other Party or its Affiliates, including allegations that the processing operations violate data subject rights.

ARTICLE VII
TERM AND TERMINATION

Section 7.1             Term, Termination, and Survival.

(a)            Term. This Agreement shall commence as of the Effective Date and shall continue thereafter until the fifth (5th) anniversary of the Effective Date, unless earlier terminated pursuant to this Agreement, and shall be renewed automatically for successive one (1) year terms for so long as Ambipar owns or controls 30% or more of the total combined voting power of all classes of voting stock of New PubCo (the “Term”) provided that prior to transferring Control and terminating this Agreement, Ambipar will notify Emergência and use its commercially best efforts to assist New PubCo to transition the Shared Activities to New PubCo, Emergência, the Recipients or any third Person, at New PubCo discretion.

(b)            Termination of Agreement.

(i)            Ambipar may terminate this Agreement, with sixty (60) days prior written notice to the Recipients, at its sole discretion for as long as it Controls New PubCo;

(ii)           Any Party may terminate this Agreement, effective upon written notice to the other Party which provides or receives Shared Activities (the “Defaulting Party”) if the Defaulting Party:

(1)            materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within ninety (90) days after receipt of written notice of such breach; or

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(2)            (A) becomes insolvent or admits its inability to pay its debts generally as they become due; (B) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within ten (10) Business Days or is not dismissed or vacated within sixty (60) days after filing; (C) is dissolved or liquidated or takes any corporate action for such purpose; (D) makes a general assignment for the benefit of creditors; or (E) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(iii)          The Parties may terminate this Agreement by mutual written agreement of Ambipar and Emergência.

(iv)          Emergência may terminate this Agreement one hundred-eighty (180) days after delivery of written notice to Ambipar and the reimbursement of all reasonable and duly documented costs and expenses incurred by Ambipar until the date of the delivery of referred written notice and all reasonable and duly documented additional costs and expenses that Ambipar reasonably incurs in order to cease and terminate the provision of the Shared Activities provided to the Recipients.

(c)            Effect of Termination. Upon termination, (i) the Recipients shall remain obligated to make any outstanding payments owed to Ambiparand/or (ii) Ambipar shall remain obligated to make any outstanding payments owed to the Recipients, as applicable, under this Agreement. Notwithstanding anything to the contrary herein, upon any termination or expiration of this Agreement, this Agreement shall, upon Emergência’s written request, continue for an additional wind-down period, not to exceed three (3) months, to allow the Recipients to transition the Shared Activities then provided to a Third Party (the “Transition Period”). During the Transition Period, Ambipar shall continue to provide any ongoing Shared Activities that have not been transitioned from such Ambipar pursuant to, and on the same terms and conditions set forth in, this Agreement; provided, that the Recipients are in material compliance with this Agreement with respect thereto, mainly in relation to the payment obligations. For the avoidance of doubt, this Agreement shall terminate fully upon the completion of its transition or the end of the Transition Period, whichever is earlier. During the Transition Period, the Parties shall, at the Recipients’ cost and expense, reasonably cooperate in good faith in an effort to facilitate the transition by the Recipients from the Shared Activities hereunder.

(d)            Survival. Upon any termination or expiration of this Agreement, the following rights and obligations shall survive such expiration or termination: (a) the obligations of each Party under ARTICLE V (Confidentiality) (for one (1) year after such expiration or termination), ARTICLE VII (Term and Termination) and ARTICLE IX (Governing Law & Dispute Resolution) and (b) each Party’s right to receive payment in accordance with ARTICLE III (Fees and Payment) hereof for those Shared Activities rendered to such Party prior to, or in connection with (in accordance with the terms and conditions of this Agreement), the termination or expiration of this Agreement.

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ARTICLE VIII
FORCE MAJEURE.

Section 8.1             Force Majeure. No Party or its Representatives shall be liable or responsible to the other Party or its Representatives, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of the Recipients to make payments of Monthly Ambipar Response Expenses or Ambipar Response Expenses Adjustment Amount and any charges to Ambipar hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s (“Impacted Party”) reasonable control, including the following events (“Force Majeure Events”): (a) acts of God; (b) flood, fire, earthquake, volcano eruption, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) order of a Governmental Entity, Legal Requirement, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) epidemics and pandemics; (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; (i) shortage of adequate power or transportation facilities; (j) failure, delay or inadequacy of Third Parties in delivering or otherwise providing products, parts, components or services; and (k) other similar events beyond the reasonable control of the Impacted Party.

Section 8.2             Resumption of Performance. The Impacted Party shall give notice as soon as reasonably practicable of the Force Majeure Event to the other Party that it either provides Shared Activities to or receives Shared Activities from stating the period of time the occurrence is expected to continue. The Impacted Party shall use commercially reasonable efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized, and shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. For the avoidance of doubt, the Recipients shall not be obligated to pay Ambipar for such Shared Activities during such period when Ambipar is not itself providing or procuring such Shared Activities.

ARTICLE X
REPRESENTATIONS AND WARRANTIES.

Section 10.1           Representations and Warranties. The Parties hereto each, individually and not jointly, represent and warrant to any such other Party that it either provides Shared Activities to or receives Shared Activities from that (a) it is duly incorporated, organized or formed, validly existing, and in good standing as a corporation or other legal entity, as applicable, under the Legal Requirements of its jurisdiction of incorporation, organization or formation; (b) it has all rights, power and authority required to enter into this Agreement and to perform its obligations hereunder; (c) it has taken all requisite corporate and other action to approve and authorize the execution, delivery and performance of this Agreement; (d) such Party’s execution, delivery and performance of this Agreement will not violate any other agreement, restriction, or applicable Legal Requirement to which such Party is a party or by which such Party is bound; (e) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Legal Requirements affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; and (f) no action, consent or approval by, or filing with, any Governmental Entity, or any other Person, is required in connection with the execution, delivery or performance by either Party of this Agreement or the consummation by either Party of the transactions contemplated by this Agreement.

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Section 10.2           No Other Representations or Warranties. The Parties make no representations or warranties except for those provided in Section 10.1. All other representations and warranties, express and implied, are expressly disclaimed.

ARTICLE XI
INDEMNIFICATION.

Section 11.1           Indemnification.

(a)            Recipients’ Obligations. From and after the date of this Agreement, the Recipients shall indemnify, defend and hold harmless Ambipar and its Representatives on a pro rata basis considering the Expenses Participation from and against any and all proven losses, liabilities, claims, damages, costs (including attorneys’ fees), expenses, interests, awards, judgments, suits, disbursements, penalties (“Losses”) arising from any claim, action, suit or proceeding brought by any Third Party (“Third Party Claim”) to the extent it demonstrably relates to the Shared Activities provided to the Recipients (including the presence of Representatives of Ambipar on the property or premises of the Recipients or their Representatives in connection with the provision of Shared Activities), except if caused by Force Majeure or caused by fraud, gross negligence or willful misconduct of the Recipients. Nothing in this section shall be interpreted as to limit any right of recourse available to Recipients against such Third Party.

(b)           Ambipar’s Obligations. From and after the date of this Agreement, Ambipar shall indemnify, defend and hold harmless the Recipients and their respective Representatives on a pro rata basis considering the Expenses Participation from and against any and all proven Losses arising from any Third Party Claims to the extent it demonstrably relates to the Shared Activities provided to the Recipients or caused by fraud, gross negligence or willful misconduct of Ambipar. Nothing in this section shall be interpreted as to limit any right of recourse available to Ambipar against such Third Party.

(c)            Indemnification Procedures.

(i)            The party making a claim under this Section 11.1 is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Section is referred to as the “Indemnifying Party”. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any pending or threatened Third Party Claim that the Indemnified Party has determined, has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Third Party Claim and, to the extent known, a good faith, non-binding, estimate of the aggregate Brazilian Reais amount of Losses to which such Indemnified Party might be entitled; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 11.1 except to the extent the Indemnifying Party is actually and materially prejudiced by such failure.

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(ii)            Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 11.1(c)(i), the Indemnifying Party will be entitled to assume the defense and control of any Third Party Claim with counsel reasonably acceptable to the Indemnified Party (acting reasonably), but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with the Indemnified Party’s own counsel and at the Indemnified Party’s own expense. If the Indemnifying Party does not assume the defense and control of any Third Party Claim, it may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim. If the Indemnifying Party shall have assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim; provided that the Indemnifying Party shall (i) subject to any right of appeal, pay or cause to be paid all amounts in such settlement or judgment, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably, withheld, conditioned or delayed.

Section 11.2           Mitigation. Notwithstanding anything to the contrary contained in this Agreement, nothing in this ARTICLE XI (Indemnification), regarding indemnification rights and indemnification obligations shall be deemed to override any obligations with respect to mitigation of Losses existing under applicable Legal Requirements.

ARTICLE XII
GOVERNING LAW & DISPUTE RESOLUTION

Section 12.1           Governing Law. This Agreement and all actions contemplated hereby shall be governed by, construed, interpreted, and enforced in accordance with the laws of Brazil.

Section 12.2           Dispute Resolution. Any and all disputes and controversies arising out of or in relation to this Agreement shall be notified to the other party and both parties shall endeavor its best efforts to solve them in an amicable way by means of direct negotiations held in good faith, for a period no longer than fifteen (15) business days counting from the date of the notice receipt.

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Section 12.3           Arbitration. Any dispute arising out of or in connection with this Agreement that is not amicably settled shall be submitted to arbitration, pursuant to Law 9.307/96, to be administered by the International Court of Arbitration of the International Chamber of Commerce (“ICC”) in accordance with its arbitration rules (“Rules”).

Section 12.4           Place and Language. The arbitration shall have its seat in the city and state of São Paulo, Brazil and shall be conducted in Portuguese.

Section 12.5           Constitution of the Arbitral Tribunal. The arbitral tribunal shall be composed of three (3) arbitrators. The claimant(s) shall appoint one (1) co-arbitrator and the respondent(s) shall appoint one (1) co-arbitrator, as per the Rules. The two (2) co-arbitrators, after consultations with the parties to the arbitration, shall jointly appoint the third arbitrator, who will act as president of the arbitral tribunal. If any of the parties to the arbitration fail to appoint the respective co-arbitrator, or if the two (2) co-arbitrators fail to agree on the appointment of the president of the arbitral tribunal within the time limits established by the ICC, the ICC shall make the missing appointments, as per the Rules.

Section 12.6           Urgent Measures. Prior to the constitution of the arbitral tribunal, any request for urgent measure may be addressed to the courts or to the emergency arbitrator, as per the Rules. After the constitution of the arbitral tribunal, any request for urgent measures shall be addressed directly to the arbitral tribunal, which may grant, uphold, modify or revoke any measure previously requested to the courts or to the emergency arbitrator, as the case may be.

Section 12.7           Venue for Judicial Measures. Without prejudice to this arbitration agreement, the Courts of São Paulo, State of São Paulo, Brazil shall have exclusive jurisdiction for any judicial request related to (i) the commencement of the arbitration, as per art. 7 of Law 9.307/96; (ii) provisional or urgent measures, as per art. 22-A of Law 9.307/96; (iii) the enforcement of extrajudicial enforcement title, without prejudice to the creditor’s prerogative pursuant to art. 516, sole paragraph, of Law 13.105/2015; (iv) the enforcement of arbitral awards, without prejudice to the creditor’s prerogative pursuant to art. 516, sole paragraph, of Law 13.105/2015; and (v) the annulment of or request for a supplemental arbitral award, as per arts. 32 and 33, §4, of Law 9.307/96; and (vi) any other disputes that are not subject to arbitration pursuant to Brazilian law. The filing of any judicial request admitted by or compatible with Law 9.307/96 shall not be construed as a waiver to arbitration.

Section 12.8           Confidentiality. The parties agree that the arbitration shall be confidential and that its elements (including, without limitation, the parties allegations, the evidences, awards and any Third Parties’ pronouncements as well as any other documentation exhibited or exchanged during the arbitral procedure), shall only be revealed to the Arbitral Tribunal, to the parties, to the parties’ attorneys and to any person necessary to the development of the arbitration, exception made to the cases where the disclosure of the material is required to fulfill obligations imposed by law or by any other competent authority.

Section 12.9           Costs and Expenses. During the arbitration, the costs of the proceedings, including the administrative costs of the ICC, arbitrator’s fees and independent expert’s fees, when applicable, shall be borne by the parties to the arbitration as per the Rules. The arbitral award shall order the losing party to reimburse the winning party, according to the outcome of their respective claims and taking into account other circumstances that the arbitral tribunal may deem relevant, for the costs of the arbitration as well as other reasonable expenses incurred by the parties to the arbitration, including contractual attorney’s fees, expert’s fees and other expenses that may be necessary or useful for the arbitral proceedings. The arbitral tribunal shall not order payment of legal attorney’s fees (honorários de sucumbência).

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ARTICLE XIII
MISCELLANEOUS

Section 13.1           Entire Agreement. This Agreement, including the exhibits, annexes and schedules hereto and any other documents and instruments and agreements among the Parties or their respective Affiliates as contemplated by or referred to herein constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, except for the related provisions as set forth in the Business Combination Agreement.

Section 13.2           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered on a Business Day, otherwise on the next Business Day, if delivered by email; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

Notice to Ambipar:

Ambipar Participações e Empreendimentos S.A.

Avenida Pacaembu, nº 1088

Room 09, Pacaembu,

01234-000, São Paulo - SP Brazil

Attention: Luciana Freire Barca Nascimento;

                   Alessandra Bessa Alves de Melo

Email:         luciana.barca@tbj.com.br;

                   alessandra.bessa@ambipar.com

Notice to Recipients:

Emergência Participações S.A.

Avenida Angélica, nº 2346

5th floor, room 4, Consolação,

01228-200, São Paulo - SP Brazil

Attention: Luciana Freire Barca Nascimento;

                   Alessandra Bessa Alves de Melo

Email:         luciana.barca@tbj.com.br;

                   alessandra.bessa@ambipar.com

15

Section 13.3           Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 13.4           Amendments. Subject to the terms of the Business Combination Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

Section 13.5           Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 13.6           Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.  Subject to the first sentence of this Section 13.6, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 13.7           Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors, permitted assigns and permitted transferees.

Section 13.8           Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party nor its Affiliates shall have authority to contract for or bind the other Party or its Affiliates in any manner whatsoever.

Section 13.9           No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement, and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.10         Counterparts; Electronic Delivery. This Agreement and the consummation thereof, may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Agreement (in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

AMBIPAR PARTICIPAÇÕES E EMPREENDIMENTOS S.A.

By:
Name:
Title:

By:
Name:
Title:

EMERGÊNCIA PARTICIPAÇÕES S.A.

By:
Name:
Title:

By:
Name:
Title:

As intervening party

AMBIPAR EMERGENCY RESPONSE

By:
Name:
Title:

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Exhibit A

Ambipar Insurance Corretora de Seguros Ltda., a company organized under the laws of Brazil, with head offices at Avenida Pacaembu, n. 1088, Room 03, Pacaembu, São Paulo/SP, Zip Code: 01.234-000, enrolled with the CNPJ/ME under No. 12.696.314/0001-50.

Ambipar Response Geoweb Ltda., a company organized under the laws of Brazil, with head offices at Rua Manoel Fel Subtil, n. 60, Room 201, Enseada do Suá, Vitória/ES, Zip Code: 29.050-400, enrolled with the CNPJ/ME under No. . 27.852.561/0001-75.

Ambipar Response Control Environmental Consulting S.A., a company organized under the laws of Brazil, with head offices at Rua Manoel Fel Subtil, n. 60, Room 201, Enseada do Suá, Vitória/ES, Zip Code: 29.050-400, enrolled with the CNPJ/ME under No. 10.550.896/0001-36..

Ambipar Dracares Apoio Marítimo e Portuário S.A., a company organized under the laws of Brazil, with head offices at Rua Fernandes Dias, n. 456, Room 301, Centro, São Francisco do Sul/SC, Zip Code: 89.240-000, enrolled with the CNPJ/ME under No. 07.049.258/0001-21.

Ambipar Response ES S.A., a company organized under the laws of Brazil, with head offices at Rua Manoel Fel Subtil, n. 60, Room 201, Enseada do Suá, Vitória/ES, Zip Code: 29.050-400 , enrolled with the CNPJ/ME under No. 27.853.153/0001-38 .

Ambipar Response Flyone Servico Aereo Especializado, Comercio e Servicos S.A., a company organized under the laws of Brazil, with head offices at Avenida Ayrton Senna, n. 2541, Rua D2, Hangar 06, CTR 2017.0011, Barra da Tijuca, Rio de Janeiro/RJ, Zip Code: 22.775-002 , enrolled with the CNPJ/ME under No. 03.945.337/0001-60.

Ambipar Response Gás LTDA., a company organized under the laws of Brazil, with head offices at Rodovia Anhanguera, Km 120, Room 04, Distrito Industrial, Nova Odessa/SP, Zip Code: 13.388-220, enrolled with the CNPJ/ME under No.  28.906.435/0001-19.

Ambipar Response Geociências Ltda., a company organized under the laws of Brazil, with head offices at Rua Manoel Fel Subtil, n. 60, Room 201, Enseada do Suá, Vitória/ES, Zip Code: 29.050-400, enrolled with the CNPJ/ME under No. 17.732.383/0001-95.

Ambipar Insurance – Atendimento a Seguros Ltda., a company organized under the laws of Brazil, with head offices at Acesso Arnaldo Júlio Mauerberg, n. 1949, Portal dos Nobres, Americana/SP, Zip Code: 13.479-770, enrolled with the CNPJ/ME under No. 05.316.350/0001-85

Ambipar Response OGTEC Facilities Ltda., a company organized under the laws of Brazil, with head offices at Rua Manoel Feu Subtil, n. 60, Room 201, Enseada do Suá, Vitória/ES, Zip Code: 29.050-400, enrolled with the CNPJ/ME under No. 24.792.315/0001-87.

Ambipar Response ORBITGEO Ltda., a company organized under the laws of Brazil, with head offices at Rua Manoel Fel Subtil, n. 60, Room 201, Enseada do Suá, Vitória/ES, Zip Code: 29.050-400, enrolled with the CNPJ/ME under No. 34.350.410/0001-84.

Ambipar Response S.A., a company organized under the laws of Brazil, with head offices at Avenida Pacaembu, n. 1088, Room 01, Pacaembu, São Paulo/SP, Zip Code: 01.234-000, enrolled with the CNPJ/ME under No. 11.414.555/0001-04.

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APW Ambiental e Transportes Ltda., a company organized under the laws of Brazil, with head offices at Estrada do Contorno, n. 11553, Galpão, Xerém, Duque de Caxias/RJ, Zip Code: 25.010-000 , enrolled with the CNPJ/ME under No. 03.912.776/0001-76..

Fênix Emergências Ambientais Ltda., a company organized under the laws of Brazil, with head offices at Rua André Pinto, n. 46, Parte, Ramos, Rio de Janeiro/RJ, Zip Code: 21.031-790, enrolled with the CNPJ/ME under No. 20.487.433/0001-20.

Jm Serviços e Locações S.A., a company organized under the laws of Brazil, with head offices at Rua Dionísio Gonçalves do Nascimento, n. 102, Sede, Raia Velha, Morretes/PR, Zip Code: 83.350-000, enrolled with the CNPJ/ME under No. 21.396.339/0001-29.

Jm Serviços Integrados S.A., a company organized under the laws of Brazil, with head offices at Rua Dionísio Gonçalves do Nascimento, n. 102, Raia Velha, Morretes/PR, Zip Code: 83.350-000, enrolled with the CNPJ/ME under No. 05.120.343/0001-03.

Lacerda & Lacerda Serviços de Transportes E Emergências Ambientais Ltda., a company organized under the laws of Brazil, with head offices at Rua Professor José Renault, n. 470, Room A, Santa Lúcia, Belo Horizonte/MG, Zip Code: 30.350-342, enrolled with the CNPJ/ME under No. 03.422.588/0001-60.

Ambipar Atendimento Médico Hospitalar Ltda., a company organized under the laws of Brazil, with head offices at Rodovia Anhanguera, km 120, room 02, Distrito Industrial I, Zip Code 13.388-220, at the city of Nova Odessa, State of São Paulo, Brazil, enrolled with the CNPJ/ME under No. 41.000.384/0001-20.

Ambipar Response Waste Water Control Ltda., a company organized under the laws of Brazil, with head offices at Rua Comendador Alcides Simão Helou, No. 708, Galpão G, Civit II, at the city of Serra, State of Espírito Santo, Zip Code 29.168-090, Brazil, enrolled with the CNPJ/ME under No. 28.688.286/0001-69.

RG Consultoria Técnica Ambiental S.A., a company organized under the laws of Brazil, with head offices at Avenida Professora Edna Maria de Albuquerque AFFI (Jd. Imperial 2A 4, Lt 27, Quadra 07, Jardim Imperial, Cuiabá/MT, Zip Code 78.076-001  enrolled with the CNPJ/ME under No. 14.113.259/0001-53.

RG Consultoria Técnica Ambiental Brasil Ltda., a company organized under the laws of Brazil, with head offices at Avenida Osvaldo Pucci, n. 685, Jardim Nossa Senhora do Carmo, São Paulo/SP, Zip Code: 08.270-700, enrolled with the CNPJ/ME under No. 34.717.458/0001-88.

BIOENV Analises e Monitoramento Ambiental Ltda., a company organized under the laws of Brazil, with head offices at Rua Perobas, n. 190, Bairro Coqueiral, Aracruz/ES, Zip Code: 29.199-117, enrolled with the CNPJ/ME under No. 10.335.931/0001-02.

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Exhibit B

Accounting documentation: ensuring consolidation of financial statements; external audit support; verification of accounting closings; validation and support to external accounting; definition of accounting parameters for payment allocation.

Archive: management and safekeeping of strategic documents.

Compliance: monitoring compliance with the code of conduct and policies; conducting training; evaluating and addressing with any communications involving non-compliance with any company policy; monitoring the compliance channels; issuing reports and opinions; contributing to the improvement of corporate governance.

Controllership: responsible for managing the inflow and outflow of financial resources, contributing to managerial and strategic decision making obtained by working alongside managers from all areas in the gathering of data and information for the execution of Budget Planning.

Debt collection: monitoring liabilities and outstanding amounts; debt collection services; issuing reports; liaising with legal team in cases of default

Facilities: maintenance; cleaning services, security services (including security guards and CCTV monitoring); concierge services and access control; facilities management.

Fleet management: managing the vehicles of the group (own and rented fleet), including maintenance, replacement, and compliance with regulatory requirements. Purchase and sale of vehicles and equipment, planning and verification of the costs involved.

Human Resources: managing human capital; recruitment and hiring services; execution of payroll and benefits; mediating the needs of employees and the organization.

Investor relations: holding meetings; direct assistance to investors; guided tours; compliance with company regulation; completing regulatory filing; relationship with internal audits.

Invoicing:  processing the invoicing of all operations in compliance with applicable legislation, monitoring applicable legislation and obligations.

IT: ensures information security, creates and improves new processes in order to increase the company’s performance; prevents and solves information technology related problems; develops systems to serve internal customers; installs and manages information technology infrastructure.

Labor safety: support to customers, emergencies, and business units; document preparation; accident investigation and analysis; scheduling of periodic examinations; preparation of accident indicators (frequency and severity rate); health and safety campaigns; follow-up of expert examinations; management and application of training; documentation control (health and safety, PPE records, and work order); inspection and firefighting equipment.

20

Legal:  legal strategy; contentious and non-contentious legal support; contract management; providing training to internal clients; site visits to the business units and participating in strategic meetings.

Marketing: elaborating and carrying out internal and external campaigns; monitoring and managing social networks; carrying out market and client portfolio studies; elaborating strategies to strengthen the brand.

Organization and corporate support activities: management of internal corporate document; assisting with client registration forms; corporate assistance to directors and officers.

Project assessment: monitoring of mobilizations of new contracts and projects; improving processes and procedures; implementing existing procedures for acquired companies, including training, testing, and configurations in all areas; implementing and updating of systems (acquired and new).

Quality assurance: supplier approvals; updating procedures related to industrial activities and processes; visits to customers’ plants; legal documentation; fulfilling requirements in legal systems; full implementation of specific systems; training; integration of group companies in ERP; planning audits and certifications.

Sustainability advisory services: implementation and management of sustainability indicators; addressing sustainability queries from customers, suppliers, investors, creditors; manage and consolidate data related to the sustainability report; participation and presentation of sustainability forums; ESG training/integration; sponsorship support; integration of mergers/acquired companies in the internal culture; monitoring and development of actions for sustainability indexes in stock exchange.

Treasury: performs the budgetary and administrative control of the companies, with the objective of reaching its goals and improving the results.

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Exhibit C

Joinder Agreement

[ADDRESS]

Ladies and Gentlemen,

Reference is made to the Cost Sharing Agreement, dated as of [●], 2022 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among Ambipar Participações e Empreendimentos S.A., a Brazilian corporation enrolled with the CNPJ/ME under No. 12.648.266/0001-24, with head offices at Av. Pacaembu No. 1088, room 09, Pacaembu, at the City and State of São Paulo, Zip Code 01234-000 (“Ambipar”), Emergência Participações S.A., a company organized under the laws of Brazil, with head offices at Avenida Angélica, No. 2346, 5th floor, room 04, , Consolação, in the City and State of São Paulo, Brazil, Zip Code 01.228-200, enrolled with the CNPJ/ME under No. 10.645.019/0001-49 (“Emergência”) and its subsidiaries listed in Exhibit A to the Agreement, a copy of which is attached hereto as Annex A. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

[       ] (the “Additional Recipient”) desires to receive certain Shared Activities pursuant to the terms and conditions set forth in the Agreement.

The Additional Recipient hereby (i) acknowledges that it has received and reviewed a complete and correct copy of the Agreement and all exhibits, schedules and annexes thereto (ii) agrees that by executing this Joinder Agreement it becomes a Party to the Agreement as of the date hereof, (iii) assumes all of the obligations of a Recipient under the Agreement, and (iv) agrees that it shall be fully bound by, and subject to, all of the covenants, terms, obligations and conditions of the Agreement as if it were a Recipient.

This Joinder Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Joinder Agreement by executing a counterpart.

This Joinder Agreement shall be governed by and construed in accordance with the laws of Brazil.

ANNEX A

New PubCo Equity Plan Term Sheet

This summary provides an outline of the material terms of the equity incentive plan to be established to provide equity incentives to service providers of New PubCo and its subsidiaries (collectively, the “Company”) in connection with the Closing and subsequent Company S-8 filing. Capitalized terms not defined herein shall have the meaning set forth in the Agreement.

Provision	Terms
Type of Plan	Omnibus incentive plan, with ability of Company to grant various forms of awards, including without limitation non-qualified stock options (“Options”) and performance-based restricted stock units (“PSUs”).
Pool

Total Pool: 2% of the number of New PubCo Class A Ordinary Shares outstanding on a fully diluted basis, as determined at the Closing

Allocation of Total Pool between Options and PSUs to be determined by the New PubCo’s Board of Directors, or if constituted, the Compensation Committee.

Grants	Initial grants for Company employees shall be a combination of Options (with an exercise price at fair market value on the date of grant) and PSUs, based on the allocation to be determined by the New PubCo’s Board of Directors, or if constituted, the Compensation Committee.
Vesting

Options: Time-based vesting over three years, with 1/3 of the Option shares subject to the grant vesting on each anniversary of grant, in each case subject to continued employment on the applicable vesting date.

PSUs: Performance-based vesting based on a cumulative EBITDA target over the 3 year post-Closing period/2023 to 2025, to be determined by the New PubCo’s Board of Directors, or if constituted, the Compensation Committee. Vesting is subject to continued employment through the last day of the performance period, or as otherwise determined in the grant agreements.

Treatment on Termination of Employment	Forfeiture of unvested awards on termination of employment, or as otherwise determined in the grant agreements.
Treatment on Change in Control	No automatic acceleration of awards on a change in control.
Restrictive Covenants	Grantees must agree to customary restrictive covenants in connection with each grant. Breach of restrictive covenants shall result in forfeiture of all awards.
Governing Law	Cayman.

Annex A